Exhibit 4.1

EXECUTION VERSION

MORGAN STANLEY CAPITAL I INC.,
as Depositor

KeyBank National Association,
as Master Servicer and Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator and Trustee

and

Pentalpha Surveillance LLC,
as Operating Advisor and Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of October 1, 2021

Morgan Stanley Capital I Trust 2021-L7,
Commercial Mortgage Pass-Through Certificates
Series 2021-L7

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		6
Section 1.01	Defined Terms	6
Section 1.02	Certain Calculations	138

ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES; CREATION OF VRR INTEREST		140

Section 2.01	Conveyance of Mortgage Loans	140
Section 2.02	Acceptance by Trustee	146
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	152
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests	168
Section 2.05	Creation of the Grantor Trust	168

ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND		169

Section 3.01	The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties	169
Section 3.02	Collection of Mortgage Loan Payments	177
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	183
Section 3.04	The Collection Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Account	187
Section 3.05	Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Companion Distribution Account	194
Section 3.06	Investment of Funds in the Collection Account and the REO Account	205
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	207
Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	212
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	217
Section 3.10	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	221
Section 3.11	Servicing Compensation	222
Section 3.12	Inspections; Collection of Financial Statements	231

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Section 5.02	Form and Registration	361
Section 5.03	Registration of Transfer and Exchange of Certificates and the VRR Interest	363
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates or VRR Interest	373
Section 5.05	Persons Deemed Owners	373
Section 5.06	Access to List of Certificateholders’ and VRR Interest Owners’ Names and Addresses; Special Notices	373
Section 5.07	Maintenance of Office or Agency	375
Section 5.08	Appointment of Certificate Administrator	375
Section 5.09	[RESERVED]	376
Section 5.10	Voting Procedures	376
Section 5.11	Exchangeable Certificates	377
ARTICLE VI THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING CERTIFICATEHOLDER AND THE RISK RETENTION CONSULTATION PARTY		380
Section 6.01	Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer	380
Section 6.02	Liability of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer	386
Section 6.03	Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer	386
Section 6.04	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others	388
Section 6.05	Depositor, Master Servicer and Special Servicer Not to Resign	393
Section 6.06	Rights of the Depositor in Respect of the Master Servicer and the Special Servicer	394
Section 6.07	The Master Servicer and the Special Servicer as Certificate Owner	394
Section 6.08	The Directing Certificateholder and the Risk Retention Consultation Party	395
ARTICLE VII SERVICER TERMINATION EVENTS		399
Section 7.01	Servicer Termination Events; Master Servicer and Special Servicer Termination	399
Section 7.02	Trustee to Act; Appointment of Successor	408
Section 7.03	Notification to Certificateholders and VRR Interest Owners	410
Section 7.04	Waiver of Servicer Termination Events	411
Section 7.05	Trustee as Maker of Advances	411

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EXHIBITS
EXHIBIT A-1	Form of Certificate (other than Class V and Class R Certificates)
EXHIBIT A-2	Form of Class V Certificate
EXHIBIT A-3	Form of Class R Certificate
EXHIBIT A-4	Form of Class RR Certificate
EXHIBIT B	Mortgage Loan Schedule
EXHIBIT C	Form of Investment Representation Letter
EXHIBIT D-1	Form of Transferee Affidavit for Transfers of Class R Certificates
EXHIBIT D-2	Form of Transferor Letter for Transfers of Class R Certificates
EXHIBIT D-3	Form of Transferee Certificate for Transfers of VRR Interest
EXHIBIT D-4	Form of Transferor Certificate for Transfers of VRR Interest
EXHIBIT D-5	Form of Transferee Certificate for Transfers of HRR Certificates
EXHIBIT D-6	Form of Transferor Certificate for Transfers of HRR Certificates

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EXHIBIT D-7	Form of Request of Retaining Sponsor Consent for Release of the HRR Certificates
EXHIBIT E	Form of Request for Release
EXHIBIT F-1	Form of ERISA Representation Letter regarding ERISA Restricted Certificates
EXHIBIT F-2	Form of ERISA Representation Letter regarding Class V Certificates, Class R Certificates and the VRR Interest
EXHIBIT G	Form of Distribution Date Statement
EXHIBIT H	Form of Omnibus Assignment
EXHIBIT I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
EXHIBIT J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period
EXHIBIT L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
EXHIBIT N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
EXHIBIT O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
EXHIBIT P-1A	Form of Investor Certification for Non-Borrower Party and/or Risk Retention Consultation Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Certificateholder, the Risk Retention Consultation Party and/or a Controlling Class Certificateholder)
EXHIBIT P-1D	Form of Investor Certification for Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1E	Form of Notice of Excluded Controlling Class Holder
EXHIBIT P-1F	Form of Notice of Excluded Controlling Class Holder to Certificate Administrator
EXHIBIT P-1G	Form of Certification of Directing Certificateholder
EXHIBIT P-1H	Form of Certification of the Risk Retention Consultation Party
EXHIBIT P-2	Form of Certification for NRSROs
EXHIBIT P-3	Online Market Data Provider Certification
EXHIBIT Q-1	Initial Custodian Certification/Exception Report
EXHIBIT Q-2	Final Custodian Certification/Exception Report
EXHIBIT R-1	Form of Power of Attorney by Trustee for Master Servicer
EXHIBIT R-2	Form of Power of Attorney by Trustee for Special Servicer
EXHIBIT S	Initial Companion Holders of Serviced Companion Loans
EXHIBIT T	Form of Notice Relating to the Non-Serviced Mortgage Loans
EXHIBIT U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
EXHIBIT V	Form of Operating Advisor Annual Report
EXHIBIT W	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer
EXHIBIT X	Form of Confidentiality Agreement

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EXHIBIT Y	Form Certification to be Provided with Form 10-K
EXHIBIT Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
EXHIBIT Z-2	Form of Certification to be Provided to Depositor by Master Servicer
EXHIBIT Z-3	Form of Certification to be Provided to Depositor by Special Servicer
EXHIBIT Z-4	Form of Certification to be Provided to Depositor by Trustee
EXHIBIT Z-5	Form of Certification to be Provided to Depositor by Operating Advisor
EXHIBIT Z-6	Form of Certification to be Provided to Depositor by Custodian
EXHIBIT Z-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
EXHIBIT AA	Servicing Criteria to be Addressed in Assessment of Compliance
EXHIBIT BB	Additional Form 10-D Disclosure
EXHIBIT CC	Additional Form 10-K Disclosure
EXHIBIT DD	Form 8-K Disclosure Information
EXHIBIT EE	Additional Disclosure Notification
EXHIBIT FF	Initial Sub-Servicers
EXHIBIT GG	Servicing Function Participants
EXHIBIT HH	Form of Annual Compliance Statement
EXHIBIT II	Form of Report on Assessment of Compliance with Servicing Criteria
EXHIBIT JJ	CREFC® Payment Information
EXHIBIT KK	Form of Notice of Additional Indebtedness Notification
EXHIBIT LL	[RESERVED]
EXHIBIT MM	Additional Disclosure Notification (Accounts)
EXHIBIT NN	Form of Notice of Purchase of Controlling Class Certificate
EXHIBIT OO	Form of Asset Review Report by the Asset Representations Reviewer
EXHIBIT PP	Form of Asset Review Report Summary
EXHIBIT QQ	Asset Review Procedures
EXHIBIT RR	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
EXHIBIT SS	Form of Notice of [Additional Delinquent Mortgage Loan][Cessation of Delinquent Mortgage Loan][Cessation of Asset Review Trigger]
EXHIBIT TT-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT TT-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT UU	Form of Certificate Administrator Receipt of the [HRR Certificates][Class RR Certificates]
EXHIBIT VV	Form of Exchange Letter
SCHEDULES
SCHEDULE 1	Mortgage Loans With Additional Debt
SCHEDULE 2	Class A-SB Planned Principal Balance Schedule
SCHEDULE 3	Mortgage Loans with Specified Escrows, Reserves, Holdbacks and Letters of Credit
SCHEDULE 4	Mortgage Loans with Franchise Agreements that Require Notice

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This Pooling and Servicing Agreement is dated and effective as of October 1, 2021, between Morgan Stanley Capital I Inc., as Depositor, KeyBank National Association, as Master Servicer and Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate, together with the VRR Interest, will evidence the entire beneficial ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the entitlement to Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, and each a “Trust REMIC” as described herein).

In addition, the parties intend that the portion of the Trust Fund consisting of the Grantor Trust Designated Portions shall be classified as a trust under section 301.7701-4(c) of the Treasury Regulations, and the holders of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class V Certificates and the VRR Interest Owners shall be the beneficial owners of the trust (hereafter, the “Grantor Trust”) under section 671 of the Code. The Grantor Trust shall not be treated as part of either Trust REMIC. The Certificate Administrator shall take all actions expressly required hereunder to ensure the continuation of such tax consequences.

The Depositor intends to sell the Certificates to the Underwriters and the Initial Purchasers.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any entitlement to Excess Interest and the Excess Interest Distribution Account) and will issue the Class LA1, Class LA2, Class LA3, Class LASB, Class LA4, Class LA5, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LHRR, Class LJRR and Class LRR Uncertificated Interests and the LRI Uncertificated Interest (the “Lower-Tier Regular Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

The following table sets forth the Class designation, the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Class or Interest Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$18,400,000
Class LA2	(1)	$92,100,000
Class LA3	(1)	$68,100,000
Class LASB	(1)	$34,100,000
Class LA4	(1)	$190,000,000
Class LA5	(1)	$223,272,000
Class LAS	(1)	$52,537,000
Class LB	(1)	$43,595,000
Class LC	(1)	$46,948,000
Class LD	(1)	$29,063,000
Class LE	(1)	$24,591,000
Class LF	(1)	$10,061,000
Class LG	(1)	$14,531,000
Class LHRR	(1)	$10,060,000
Class LJRR	(1)	$36,888,512
Class LR	N/A(2)	N/A(2)
Class LRR	(1)	$21,467,837	(3)
LRI	(1)	$5,477,010	(4)

(1)	The Pass-Through Rate for each Class of Lower-Tier Regular Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)

The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

(3)

The Class LRR Uncertificated Interest (evidenced by the Class RR Certificates) will have an original principal balance equal to (a) the Vertically Retained Percentage minus the RRI Percentage, multiplied by (b) the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

(4)	The LRI Uncertificated Interest will have an original principal balance equal to the RRI Percentage multiplied by the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class H-RR and Class J-RR Certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests and (ii) the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR Certificates and the RR Interest, excluding the right to receive Excess Interest), each of which will represent a “regular interest” in the Upper-Tier REMIC (collectively, the “Upper-Tier Regular Interests”). Each of the Upper-Tier Regular Interests designated as Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class H-RR and Class J-RR will be represented by a Class of Regular Certificates with the same alphanumeric designation and Pass-Through Rate, Certificates Balance or Notional Amount and entitlements as such Class of Regular Certificates.

The Upper-Tier REMIC will also issue the uncertificated Class UR Interest, which is the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates. The Class UR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges.

THE UPPER-TIER REGULAR INTERESTS

The following table (and related paragraphs) sets forth (i) the designation, the approximate initial Pass-Through Rate and the initial Certificate Balance (the “Original Certificate Balance”) or initial Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Upper-Tier Regular Interests and (ii) the designation and the initial VRR Interest Balance (the “Original VRR Interest Balance”) for the Class RR Certificates and the RR Interest:

Designation of Upper-Tier Regular Interest	Approximate Initial Pass-Through Rate	Original Certificate Balance, Original Notional Amount or Original VRR Interest Balance
Class A-1	0.8810%	$ 18,400,000
Class A-2	2.2060%	$ 92,100,000
Class A-3	1.9780%	$ 68,100,000
Class A-SB	2.3360%	$ 34,100,000
Class A-4	1.3220%	$ 190,000,000
Class A-4-X1	0.5000%	$ 190,000,000(1)
Class A-4-X2	0.5000%	$ 190,000,000(1)
Class A-5	1.5740%	$ 223,272,000
Class A-5-X1	0.5000%	$ 223,272,000(1)
Class A-5-X2	0.5000%	$ 223,272,000(1)
Class X-A	1.2221%	$ 625,972,000(1)
Class X-B	0.5260%	$ 143,080,000(1)
Class X-D	1.0379%	$ 53,654,000(1)
Class X-F	1.0000%	$ 10,061,000(1)
Class X-G	1.0000%	$ 14,531,000(1)
Class A-S	1.7670%	$ 52,537,000
Class A-S-X1	0.5000%	$ 52,537,000(1)
Class A-S-X2	0.5000%	$ 52,537,000(1)
Class B	1.9700%	$ 43,595,000
Class B-X1	0.5000%	$ 43,595,000(1)
Class B-X2	0.5000%	$ 43,595,000(1)

Designation of Upper-Tier Regular Interest	Approximate Initial Pass-Through Rate	Original Certificate Balance, Original Notional Amount or Original VRR Interest Balance
Class C	2.3250%	$ 46,948,000
Class C-X1	0.5000%	$ 46,948,000(1)
Class C-X2	0.5000%	$ 46,948,000(1)
Class D	2.5000%	$ 29,063,000
Class E	2.5000%	$ 24,591,000
Class F	2.5379%	$ 10,061,000
Class G	2.5379%	$ 14,531,000
Class H-RR	3.5379%	$ 10,060,000
Class J-RR	3.5379%	$ 36,888,512
Class RR	(2)	$ 21,467,837
RR Interest	(3)	$ 5,477,010

(1)

No Class of the Class X-A, Class X-B, Class X-D, Class X-F or Class X-G Certificates nor any of the Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 or Class C-X2 Upper-Tier Regular Interests will have a Certificate Balance; rather, each such Class will accrue interest as provided herein on the related Notional Amount.

(2)	On any Distribution Date, the Class RR Certificates will be entitled to all amounts payable on the Class LRR Uncertificated Interest for such Distribution Date.

(3)	On any Distribution Date, the RR Interest will be entitled to all amounts payable on the LRI Uncertificated Interest for such Distribution Date.

The foregoing REMIC structure is intended to cause all of the cash from the Mortgage Loans to flow through to the Upper-Tier REMIC as cash flow on the Upper-Tier Regular Interests, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interests. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will, to the extent necessary, rectify any drafting errors or seek clarification to the structure without Certificateholder approval (but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 13.01.

THE GRANTOR TRUST

The following table sets forth each Class of Certificates that represents an undivided beneficial interest in the corresponding portion of the Grantor Trust (each such portion, a “Grantor Trust Designated Portion”).

Class of Certificates or VRR Interest	Corresponding Grantor Trust Designated Portion
Each Class of Exchangeable Certificates	The related Exchangeable Class Specific Grantor Trust Assets
Class V Certificates	Class V Specific Grantor Trust Assets
VRR Interest	VRR Interest Specific Grantor Trust Assets

As provided herein, the Certificate Administrator shall not take any actions that would (i) cause the Grantor Trust not to be classified as a grantor trust for federal income tax purposes, (ii) cause the holders of such Classes of Certificates not to be the owners of their Grantor Trust Designated Portions or (iii) cause the Grantor Trust to be treated as part of any Trust REMIC. The Class V Certificates will not have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $921,191,360.

To the fullest extent permitted by law, any inconsistencies or ambiguities in this agreement or in the administration of this agreement shall be resolved in a manner that preserves the validity and intended tax treatment of the Trust REMICs and the Grantor Trust and causes the maximum amounts to be paid with respect to the holders of the REMIC regular interests in the Lower-Tier REMIC and the Upper-Tier REMIC.

WHOLE LOANS

Whole Loan	Type	Non-Serviced PSA	Mortgage Loan	Companion Loan(s)
Helios Plaza	Servicing Shift Whole Loan	N/A(1)	Helios Plaza Mortgage Loan	Helios Plaza Pari Passu Companion Loan
Superstition Gateway	Serviced Pari Passu Whole Loan	N/A	Superstition Gateway Mortgage Loan	Superstition Gateway Serviced Pari Passu Companion Loans
One SoHo Square	Non-Serviced Whole Loan	SOHO 2021-SOHO TSA	One SoHo Square Mortgage Loan	One SoHo Square Non-Serviced Pari Passu Companion Loans and One SoHo Square Non-Serviced Subordinate Companion Loans

(1)	On and after the related Servicing Shift Securitization Date, the related Non-Serviced PSA shall be the Helios Plaza PSA.

Each of the Whole Loans listed above consists of the corresponding Mortgage Loan and Companion Loan(s) listed next to such Whole Loan. With respect to any Whole Loan, each of the Mortgage Loan and the Pari Passu Companion Loan(s) are pari passu with each other to the extent provided in the related Intercreditor Agreement, and any Subordinate Companion Loan is generally subordinate to the related Mortgage Loan and Pari Passu Companion Loan(s) to the extent provided in the related Intercreditor Agreement. Each Serviced Whole Loan will be serviced and administered in accordance with this Agreement and the related Intercreditor

Agreement. Each Non-Serviced Whole Loan will be serviced and administered in accordance with the related Non-Serviced PSA and the related Intercreditor Agreement.

The Companion Loans are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund. Amounts attributable to any Companion Loan will not be part of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.02(g).

“15Ga-1 Repurchase Request”: As defined in Section 2.02(g).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“30/360 Basis”: Interest accrual on the basis of a 360-day year consisting of twelve (12) 30-day months.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“ABS Interests”: Collectively, the Certificates (other than the Class R Certificates) and the VRR Interest.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: With respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Master Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (i) unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder (and after a Control Termination Event has occurred and is continuing, but prior to the occurrence and continuance of a Consultation Termination Event (and subject to the DCH Limitations), after non-binding consultation with the Directing Certificateholder as provided in Section 6.08 hereof) (or, with respect to a Serviced AB Whole Loan, and prior to any related Serviced AB Control Appraisal Period, with the consent of the related Serviced AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement) and (ii) with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan, after consultation with the Risk Retention Consultation Party to the extent required by Section 6.08), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, that the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the Serviced AB Whole Loan Controlling Holder prior to any Serviced AB Control Appraisal Period to the extent required under the related Intercreditor Agreement) and the Risk Retention Consultation Party will not have more than thirty (30) days to respond to the Special Servicer’s request for such consent or consultation; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow it to consult with the Directing Certificateholder, the Risk Retention Consultation Party or any applicable Serviced AB Whole Loan Controlling Holder, as applicable, it is not required to do so. Each of the Master Servicer (at its own expense) and the Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans that accrue interest on an Actual/360 Basis.

“Additional Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit EE.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Servicer”: Each Affiliate of the Master Servicer, the Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to ARTICLE XI.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Adverse REMIC Event”: As defined in Section 10.01(g).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Aggregate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced PSA and/or the related Non-Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.05(g) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicer pursuant to Section 3.17(a)) on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the Serviced Companion Noteholders) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)         all Periodic Payments paid by the Mortgagors of the Mortgage Loans that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

(ii)        all unscheduled payments of principal (including Principal Prepayments and together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans (other than any of the foregoing amounts that constitute Balloon Payments received on or prior to the related Remittance Date that constitute “Aggregate Available Funds” for the subject Distribution Date in accordance with the penultimate paragraph of Section 3.05(a));

(iii)        (A) all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xviii), inclusive, and (xxi) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)       with respect to the Actual/360 Mortgage Loans and any Distribution Date occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan immediately following the Distribution Date in the month preceding the month in which the subject Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

(v)        all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Holders of the Class V Certificates and the VRR Interest Owners, as described in Section 4.01(j));

(vi)       all Prepayment Premiums and Yield Maintenance Charges allocable to the Mortgage Loans;

(vii)      all amounts deposited in the Collection Account in error; and

(viii)     any Penalty Charges allocable to the Mortgage Loans;

(b)           if and to the extent not already included in clause (a) hereof, the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date pursuant to Section 3.14(c);

(c)           the aggregate amount of any Compensating Interest Payments made by the Master Servicer (or similar payments made by a Non-Serviced Master Servicer) in respect of the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and CREFC® Intellectual Property Royalty License Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05; and

(d)          with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(b).

Notwithstanding the investment of funds held in the Collection Account pursuant to Section 3.06, for purposes of calculating the Aggregate Available Funds, the amounts so invested shall be deemed to remain on deposit in such account.

“Aggregate Excess Prepayment Interest Shortfall”: The aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

“Aggregate Gain-on-Sale Entitlement Amount”: For each Distribution Date, the aggregate amount of (i)(x) the sum of (1) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates and Exchangeable Upper-Tier Regular Interests that would remain unpaid as of the close of business on the Distribution Date and (2) the portion of the Principal Distribution Amount that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Vertically Retained Percentage, and (ii) any Realized Losses (together with interest thereon) and VRR Interest Realized Losses (together with interest thereon) reimbursable on such Distribution Date that would remain outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds or the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Interest Available Funds, as applicable.

“Aggregate Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of the following amounts: (a) the Scheduled Principal Distribution Amount for such Distribution Date and (b) the Unscheduled Principal Distribution Amount for such Distribution Date, including, without limitation, the principal portion of any Balloon Payments received after the related Determination Date but on or prior to the related Remittance Date that constitute a portion of the “Unscheduled Principal Distribution Amount” for such Distribution Date in accordance with the penultimate paragraph of Section 3.05(a); provided that the Aggregate Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Appraisal Reduction Amount”: With respect to any Appraisal Reduction Amount, the Non-Vertically Retained Percentage of such Appraisal Reduction Amount.

“Allocated Collateral Deficiency Amount” means, with respect to any Collateral Deficiency Amount, the Non-Vertically Retained Percentage of such Collateral Deficiency Amount.

 “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Vertically Retained Percentage of such Cumulative Appraisal Reduction Amount.

 “Anticipated Repayment Date”: With respect to each ARD Loan, the anticipated maturity date set forth in the related Mortgage Note.

“Applicable Fitch Permitted Investment Rating”: With respect to any applicable entity, (A) in the case of investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch, and (B) in the case of investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable KBRA Permitted Investment Rating”: With respect to any applicable entity, (A) in the case of investments with maturities of 90 days or less, the short-term debt obligations of which are rated of at least “K3” or the long-term obligations of which are rated at least “BBB-” and (B) in the case of investments with maturities greater than 90 days but not more than one year, the short-term debt obligations of which are rated of at least “K1” or the long-term obligations of which are rated at least “A-” (in each case, if then rated by KBRA).

“Applicable S&P Permitted Investment Rating” With respect to any applicable entity, (A) in the case of investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (B) in the case of investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P).

“Applicable Laws”: As defined in Section 8.15.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal by an Independent licensed MAI appraiser having at least five (5) years of experience in appraising property of the same type as, and in the same geographic area as, the Mortgaged Property being appraised, which appraisal complies with the Uniform Standards of Professional Appraisal Practices and states the “market value” of the subject property as defined in 12 C.F.R. § 225.62.

“Appraisal Reduction Amount”: For any Distribution Date and for any Serviced Mortgage Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the Special Servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (subject to the DCH Limitations) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the Operating Advisor), as of the first Determination Date that is at least ten (10) Business Days following the later of (i) the date on which the Special Servicer receives an Appraisal (together with information requested by the Special Servicer from the Master Servicer in accordance with Section 4.05 of this Agreement reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below and (ii) the date on which the related Appraisal Reduction Event occurred, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as applicable, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined by (x) one or more Appraisals obtained by the Special Servicer with respect to such Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Master Servicer as an Advance) or (y) at the Special Servicer’s option either (i) by an Appraisal obtained by the Special Servicer (the cost of which shall be paid by the Master Servicer as a Servicing Advance) or (ii) an internal valuation performed by the Special Servicer with respect to such Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any Appraisals such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisals and any other information it deems relevant, and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation, over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate, (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Trustee, as applicable); provided, without limiting the Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the Special Servicer has not obtained any required Appraisal or performed such valuation referred to above, as applicable, within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of “Appraisal Reduction Event,” within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such Appraisal or valuation referred to above is received or performed by the Special Servicer (together with information requested by the Special Servicer from the Master Servicer in accordance with Section 4.05 hereof reasonably necessary to calculate the Appraisal Reduction Amount) and the Appraisal Reduction Amount is calculated by the Special Servicer as of the first Determination Date that is at least ten (10) Business Days after the later of (a) the date on which the Special Servicer receives such Appraisal or completes a valuation as described above and (b) the date on which the related Appraisal Reduction Event occurred.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a) hereof, the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(x) or clause (b)(i)(A)(y) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

“Appraisal Reduction Event”: With respect to any Serviced Mortgage Loan, Serviced Companion Loan, and Serviced Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan, Serviced Companion Loan or Whole Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or Companion Loan, as applicable (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or Companion Loan, as applicable, by the Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or Companion Loan, as applicable, except where a refinancing or sale is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan or Companion Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan or Companion Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clause (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Loan; provided, further, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The Special Servicer shall notify the Master Servicer, the Directing Certificateholder, and the Operating Advisor, or the Master Servicer shall notify the Special Servicer, the Operating Advisor, (and to the extent required under the related Intercreditor Agreement, the Other Master Servicer, the Other Special Servicer and the Other Trustee), as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05 hereof.

For the avoidance of doubt, with respect to clauses (i) and (ii) above, neither (A) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (B) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, or Serviced AB Whole Loan, as applicable, and with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced PSA.

“Arbitration Rules”: As defined in Section 2.03(n)(i).

“Arbitration Services Provider”: As defined in Section 2.03(n)(i).

“ARD Loan”: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date. As of the Closing Date, the Mortgage Loan secured by the Mortgaged Property identified on the Mortgage Loan Schedule as “Helios Plaza” is an ARD Loan.

 “AREF”: As defined in Section 3.18(i) hereof.

“AREF Seller Defeasance Rights and Obligations”: As defined in Section 3.18(i).

“ASR Consultation Process”: As defined in Section 3.19(d).

“Asset Representations Reviewer”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit QQ hereto.

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), holders of ABS Interests evidencing at least 5% of the aggregate Voting Rights.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit OO.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit PP.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. Except as otherwise expressly set forth in this Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: The occurrence of either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the Trust as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment” and “Assignments”: Each as defined in Section 2.01(c).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: With respect to any Mortgaged Property, an assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note(s) or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and any related Pari Passu Loan Primary Servicing Fee Rate).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a).

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“BMO”: As defined in Section 3.18(i).

“BMO Lender Successor Borrower Right”: As defined in Section 3.18(i).

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

 “Base Interest Fraction”: As defined in Section 4.01(e).

 “Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Party”: A borrower, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender or any Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to a borrower, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower-Related Party”: As defined in Section 3.31(a).

“Breach”: With respect to any Mortgage Loan, a breach of any representation or warranty with respect to such Mortgage Loan set forth in Exhibit 2 to the related Mortgage Loan Purchase Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either the Master Servicer or Special Servicer, the Corporate Trust Office of either the Certificate Administrator or the Trustee or the primary corporate office of any financial institution holding the Collection Account or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2021-L7, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent. In no event shall the VRR Interest or any portion thereof constitute a “Certificate” for purposes of this Agreement.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder. Wells Fargo Bank, National Association shall perform the certificate administrator role through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby).

“Certificate Administrator/Trustee Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement.

“Certificate Administrator/Trustee Fee Rate”: The Certificate Administrator/Trustee Fee shall accrue at a rate equal to 0.00809% per annum on the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan) or REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of the preceding Distribution Date.

“Certificate Administrator’s Website”: The Certificate Administrator’s internet website, which shall initially be located at “www.ctslink.com”.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii) and Section 5.11). Each Class of Exchangeable P&I Certificates shall have a Certificate Balance equal to its Class Percentage Interest multiplied by the Certificate Balance of the Exchangeable Upper-Tier P&I Regular Interest that is a Corresponding Exchangeable Upper-Tier Regular Interest with respect to such Class.

“Certificate Factor”: With respect to any Class of Certificates (other than the Class V and Class R Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then-related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached thereto).

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a

Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (provided that notwithstanding the foregoing, (x) any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall be deemed not to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class Certificates owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding as to the Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions shall not apply in the case of the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan contributed by such Mortgage Loan Seller; provided, further, that so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, as applicable, the Master Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of the Special Servicer’s, the Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders and the VRR Interest Owners.

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“Class”: With respect to any Certificates, all of the Certificates bearing the same alphanumeric Class designation. Each designated Lower-Tier Regular Interest (other than the

LRI Uncertificated Interest) shall be a Class. Each Exchangeable Upper-Tier Regular Interest shall be a Class.

“Class A Certificate”: Any Class A-1 Certificate, Class A-2 Certificate, Class A-3 Certificate, Class A-SB Certificate, Class A-4 Exchangeable Certificate, Class A-5 Exchangeable Certificate or Class A-S Exchangeable Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-2 Certificate”: A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-3 Certificate”: A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-4 Exchangeable Certificate”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 Certificates.

“Class A-4 Upper-Tier Regular Interest”, “Class A-4-X1 Upper-Tier Regular Interest” and “Class A-4-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-4-1 Certificate”: A Certificate designated as “Class A-4-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-4-2 Certificate”: A Certificate designated as “Class A-4-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-4-X1 Certificate”: A Certificate designated as “Class A-4-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-4-X2 Certificate”: A Certificate designated as “Class A-4-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-5 Certificate”: A Certificate designated as “Class A-5” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-5 Exchangeable Certificate”: Any of the Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1 and Class A-5-X2 Certificates.

“Class A-5 Upper-Tier Regular Interest”, “Class A-5-X1 Upper-Tier Regular Interest” and “Class A-5-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-5-1 Certificate”: A Certificate designated as “Class A-5-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-5-2 Certificate”: A Certificate designated as “Class A-5-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-5-X1 Certificate”: A Certificate designated as “Class A-5-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-5-X2 Certificate”: A Certificate designated as “Class A-5-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-S Exchangeable Certificate”: Any of the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 Certificates.

“Class A-S Upper-Tier Regular Interest”, “Class A-S-X1 Upper-Tier Regular Interest” and “Class A-S-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-S-1 Certificate”: A Certificate designated as “Class A-S-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-S-2 Certificate”: A Certificate designated as “Class A-S-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-S-X1 Certificate”: A Certificate designated as “Class A-S-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-S-X2 Certificate”: A Certificate designated as “Class A-S-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class A-SB Certificate”: A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class B Exchangeable Certificate”: Any of the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 Certificates.

“Class B Upper-Tier Regular Interest”, “Class B-X1 Upper-Tier Regular Interest” and “Class B-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class B-1 Certificate”: A Certificate designated as “Class B-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class B-2 Certificate”: A Certificate designated as “Class B-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class B-X1 Certificate”: A Certificate designated as “Class B-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class B-X2 Certificate”: A Certificate designated as “Class B-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class C Exchangeable Certificate”: Any of the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 Certificates.

“Class C Upper-Tier Regular Interest”, “Class C-X1 Upper-Tier Regular Interest” and “Class C-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class C-1 Certificate”: A Certificate designated as “Class C-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class C-2 Certificate”: A Certificate designated as “Class C-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class C-X1 Certificate”: A Certificate designated as “Class C-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class C-X2 Certificate”: A Certificate designated as “Class C-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the Code.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class G Certificate”: A Certificate designated as “Class G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class H-RR Certificate”: A Certificate designated as “Class H-RR” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class J-RR Certificate”: A Certificate designated as “Class J-RR” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class LA1 Uncertificated Interest”, “Class LA2 Uncertificated Interest”, “Class LA3 Uncertificated Interest”, “Class LASB Uncertificated Interest”, “Class LA4 Uncertificated Interest”, “Class LA5 Uncertificated Interest”, “Class LAS Uncertificated Interest”, “Class LB Uncertificated Interest”, “Class LC Uncertificated Interest”, “Class LD Uncertificated Interest”, “Class LE Uncertificated Interest”, “Class LF Uncertificated Interest”, “Class LG Uncertificated Interest”, “Class LHRR Uncertificated Interest”, “Class LJRR Uncertificated Interest”, “Class LRR Uncertificated Interest” and “LRI Uncertificated Interest”: Each, an uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class Percentage Interest”: With respect to each Class of Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, (x) the Certificate Balance (or, if such Class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class A-4 Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-4” designation), the Certificate Balance of the Class A-5 Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-5” designation), the Certificate Balance of the Class A-S Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has an “A-S” designation), the Certificate Balance of the Class B Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has a “B” designation) or the Certificate Balance of the Class C Upper-Tier Regular Interest (if such Class of Exchangeable Certificates has a “C” designation).

The initial Class Percentage Interest of each Class of Exchangeable Certificates in each of the Corresponding Exchangeable Upper-Tier Regular Interests is set forth below:

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-4 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X2 Upper-Tier Regular Interest
Class A-4 Certificates	100%	100%	100%
Class A-4-1 Certificates	0%	N/A	0%
Class A-4-2 Certificates	0%	N/A	N/A
Class A-4-X1 Certificates	N/A	0%	N/A
Class A-4-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-5 Upper-Tier Regular	Class Percentage Interest in the Class A-5-X1 Upper-Tier	Class Percentage Interest in the Class A-5-X2 Upper-Tier

	Interest	Regular Interest	Regular Interest
Class A-5 Certificates	100%	100%	100%
Class A-5-1 Certificates	0%	N/A	0%
Class A-5-2 Certificates	0%	N/A	N/A
Class A-5-X1 Certificates	N/A	0%	N/A
Class A-5-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-S Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X2 Upper-Tier Regular Interest
Class A-S Certificates	100%	100%	100%
Class A-S-1 Certificates	0%	N/A	0%
Class A-S-2 Certificates	0%	N/A	N/A
Class A-S-X1 Certificates	N/A	0%	N/A
Class A-S-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class B Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X2 Upper-Tier Regular Interest
Class B Certificates	100%	100%	100%
Class B-1 Certificates	0%	N/A	0%
Class B-2 Certificates	0%	N/A	N/A
Class B-X1 Certificates	N/A	0%	N/A
Class B-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class C Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X2 Upper-Tier Regular Interest
Class C Certificates	100%	100%	100%
Class C-1 Certificates	0%	N/A	0%
Class C-2 Certificates	0%	N/A	N/A
Class C-X1 Certificates	N/A	0%	N/A
Class C-X2 Certificates	N/A	0%	0%

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-3 hereto, and evidencing the sole class of “residual interests” in each Trust REMIC for purposes of the REMIC Provisions.

“Class RR Certificates”: A certificated interest in the Trust representing a Percentage Interest in all amounts and rights allocable to the VRR Interest under this Agreement and the right to receive (a) the Vertically Retained Percentage minus the RRI Percentage, multiplied by (b) all amounts collected on the Mortgage Loans, net of all expenses of the Trust, and distributable on each Distribution Date to Holders of Certificates (other than to the Class R Certificates) and to the VRR Interest Owners. The Class RR Certificates evidence a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and an undivided beneficial ownership of a portion of the Class VRR Interest Specific Grantor Trust Assets.

“Class RR Certificates Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be deemed to be owned by the VRR Interest Owners of the Class RR Certificates in proportions equal to their respective percentage interests in the Class RR Certificates.

“Class RR Owner”: As defined in Section 4.01(h).

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class V Certificate”: Each of the Certificates executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-2 and designated as a Class V Certificate, and evidencing undivided beneficial ownership of the Class V Specific Grantor Trust Assets.

“Class V Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of any entitlement to the Non-Vertically Retained Percentage of any Excess Interest, the Excess Interest Distribution Account and the proceeds thereof, which is beneficially owned by the Holders of the Class V Certificates.

“Class X Certificates”: The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates, as the context may require.

“Class X Pass-Through Rate”: The Class X Pass-Through Rate for any Distribution Date shall be: (i) with respect to the Class X-A Certificates, the excess, if any of (a) the Weighted Average Net Mortgage Rate for such Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests from the denominator of such weighted average calculation); (ii) with respect to the Class X-B Certificates, the excess, if any of (a) the Weighted Average Net Mortgage Rate for such Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests in the denominator of such weighted average calculation); (iii) with respect to the Class X-D Certificates, the excess, if any of (a) the Weighted Average Net Mortgage Rate for such Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class D and Class E Certificates for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances immediately prior to the Distribution Date; and (iv) with respect to any Class of Class X Certificates with one Underlying Class of Principal Balance Certificates, the excess, if any of (a) the Weighted Average Net Mortgage Rate for such Distribution Date, over (b) the Pass-Through Rate of such Underlying Class for such Distribution Date.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-F Certificate”: A Certificate designated as “Class X-F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-G Certificate”: A Certificate designated as “Class X-G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, Luxembourg or any successor thereto.

“Closing Date”: October 13, 2021.

“CMBS”: Commercial mortgage-backed securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount”: With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender (or otherwise on deposit with a party acceptable to the lender or expended for the benefit of the Mortgaged Property or the Mortgage Loan at the time the Mortgage Loan became subject of a workout and became (and as part of the modification related to) such AB Modified Loan) as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became the subject of a workout and became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.

“Collection Account”: A segregated custodial account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners, which shall be entitled “KeyBank National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Serviced Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the Collection Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust.

“Collection Period”: With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Commission”: The Securities and Exchange Commission.

“Communication Request”: As defined in Section 5.06(b)(ii).

“Companion Distribution Account”: With respect to any Serviced Companion Loan, the separate account or subaccount of the Collection Account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled “KeyBank National Association [or name of successor master servicer], as Companion Paying Agent, for the benefit of the Companion Holders of the Companion Loans, relating to the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Companion Distribution Account”. The Companion Distribution Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the Master Servicer and the Companion Paying Agent are the same entity, the

Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan”: Any Serviced Companion Loan or Non-Serviced Companion Loan.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Companion Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Compensating Interest Payments”: An aggregate amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loans (in each case other than any Specially Serviced Loan or any Mortgage Loan or related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which Servicing Fees are being paid for such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Serviced Whole Loan is serviced hereunder, the related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the Master Servicer for such Collection Period received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the VRR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y) at the request or with the consent of the Special Servicer or, subject to the DCH Limitations and so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder or

(Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments.

For the avoidance of doubt, Compensating Interest Payments attributable to a Serviced Whole Loan shall be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal balances.

“Consultation Termination Event”: At any date at which no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event shall be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Control Eligible Certificates”: Any of the Class F, Class G, Class H-RR and Class J-RR Certificates.

“Control Termination Event”: The occurrence of the Certificate Balance of the most senior class of Control Eligible Certificates (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class, provided, that a Control Termination Event shall be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance as notionally reduced by any Allocated Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Master Servicer, the

Special Servicer or the Operating Advisor may from time to time request that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable. The Trustee, Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided.

“Conveyed Assets”: As defined in Section 2.01(a).

“Corporate Trust Office”: The principal corporate trust offices of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located: (i) with respect to Certificate and VRR Interest transfers and surrenders, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55415; (ii) with respect to the Trustee, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attn: Corporate Trust Services MSC 2021-L7; and (iii) with respect to the Certificate Administrator (other than for the purposes set forth in clause (i) of this definition), at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services, MSC 2021-L7.

“Corrected Loan”: Any Specially Serviced Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no other Servicing Transfer Event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three (3) months, no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Loan) the servicing of which the Special Servicer has returned to the Master Servicer pursuant to Section 3.19(a).

“Corresponding Exchangeable Upper-Tier Regular Interests”: With respect to each Class of Exchangeable Certificates, the Exchangeable Upper-Tier Regular Interest(s) set forth next to it in the table below.

Class of Exchangeable Certificates	Corresponding Exchangeable Upper-Tier Regular Interests
Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
Class A-4-1	Class A-4, Class A-4-X2
Class A-4-2	Class A-4
Class A-4-X1	Class A-4-X1
Class A-4-X2	Class A-4-X1, Class A-4-X2
Class A-5	Class A-5, Class A-5-X1, Class A-5-X2
Class A-5-1	Class A-5, Class A-5-X2
Class A-5-2	Class A-5
Class A-5-X1	Class A-5-X1
Class A-5-X2	Class A-5-X1, Class A-5-X2
Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
Class A-S-1	Class A-S, Class A-S-X2
Class A-S-2	Class A-S

Class A-S-X1	Class A-S-X1
Class A-S-X2	Class A-S-X1, Class A-S-X2
Class B	Class B, Class B-X1, Class B-X2
Class B-1	Class B, Class B-X2
Class B-2	Class B
Class B-X1	Class B-X1
Class B-X2	Class B-X1, Class B-X2
Class C	Class C, Class C-X1, Class C-X2
Class C-1	Class C, Class C-X2
Class C-2	Class C
Class C-X1	Class C-X1
Class C-X2	Class C-X1, Class C-X2

“COVID Forbearance Fees”: As defined in Section 3.18(a).

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, the Master Servicer, the Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Serviced Mortgage Loan and successor REO Loan and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Master Servicer from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and REO Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing

Date, the CREFC® Investor Reporting Package contains eight electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File, (7) CREFC® Special Servicer Loan File and (8) CREFC® Schedule AL File) and nine surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® NOI Adjustment Worksheet, (8) CREFC® Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan, as applicable, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine templates: (1) CREFC® Appraisal Reduction Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for CMBS transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the Master Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by the Master Servicer, by the Special Servicer (if other than the Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Master Servicer (if other than the Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information called for therein with respect to the Mortgage Loans, or such other form of presentation as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally, which in any case shall include all information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for CMBS transactions and is reasonably acceptable to the Master Servicer.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates) and the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest (calculated without giving effect to the Principal Distribution Amount or allocation of Realized Losses on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to such Certificates.

“Crossed Mortgage Loan Group”: With respect to (i) any mortgage loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual mortgage loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted mortgage loans. There is no Crossed Mortgage Loan Group related to the Trust.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group. There is no Crossed Underlying Loan related to the Trust.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller) shall not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, and (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the related remaining Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan(s) removed from the Trust).

“Cumulative Appraisal Reduction Amount”: As of any date of determination, the sum of (i) with respect to any Mortgage Loan, any Appraisal Reduction Amount then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.

“Cure/Contest Period”: As defined in Section 12.01(b)(vii).

“Custodial Exception Report”: As defined in Section 2.02(b).

“Custodian”: The Certificate Administrator or any other Person who is at any time appointed by the Certificate Administrator pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian. Wells Fargo Bank, National Association will perform its duties as Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates utilized thereby).

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in October 2021, or with respect to any Mortgage Loan that has its first Due Date after October 2021, the date that would have otherwise been the related Due Date in October 2021.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS Morningstar”: DBRS, Inc., and its successors in interest. If neither DBRS nor any successor remains in existence, “DBRS Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“DCH Limitations”: As defined in Section 6.08(c).

“Default Interest”: With respect to any Mortgage Loan or Companion Loan and any Collection Period, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Serviced Mortgage Loan or a Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments or delinquent in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period will be 120 days if the related Mortgagor has provided the Master Servicer (who shall promptly deliver a copy to the Special Servicer) or the Special Servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the Special Servicer); and, in either case, such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Defect”: As defined in Section 2.02(f).

“Deficient Exchange Act Deliverable”: With respect to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under ARTICLE XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the related Mortgaged Property in an amount less than the then-outstanding principal balance of such Mortgage Loan or Serviced Whole Loan which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate or portion of the VRR Interest in definitive, fully registered form without interest coupons. Initially, the Class V Certificates, Class R Certificates and any Certificate or portion of the VRR Interest issued pursuant to Sections 5.02(c) and (d) shall be Definitive Certificates.

“Deleted Mortgage Loan”: As defined in Section 2.03(b).

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency for so long as the related borrower is complying with the terms of such Payment Accommodation.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate) or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository

Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: Morgan Stanley Capital I Inc., a Delaware corporation, or its successor in interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the next Business Day), commencing in November 2021.

“Diligence File”: With respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)          A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee); provided that any such Mortgage Note may be endorsed by the applicable Mortgage Loan Seller to the order of the Trustee in accordance with the terms of the applicable Mortgage Loan Purchase Agreement;

(ii)        the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related Assignment of Leases and of any intervening Assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the

Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(vii)      any Intercreditor Agreement relating to permitted debt of the Mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)        any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      all related environmental reports; and

(xiv)      all related environmental insurance policies;

(b)           a copy of any engineering reports or property condition reports;

(c)           other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)           for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller or an Affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related Mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of any origination settlement statement;

(r)       a copy of the Insurance Summary Report;

(s)       a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)       unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)      a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications or credit underwriting or due diligence analysis shall constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

“Directing Certificateholder”: The Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the Certificate Registrar) from time to time; provided, that (i) absent that selection, (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) will be the Directing Certificateholder; provided, that, in the case of this clause (iii), (x) if such Holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder and (y) in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of this Agreement. After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder shall only retain its consultation rights to the extent specifically provided for herein. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder. Notwithstanding anything to the contrary herein, neither the Depositor nor any Affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder, any Control Eligible Certificates held by the Depositor or any Affiliate thereof will be deemed not to be outstanding. The initial Directing Certificateholder shall be LD III Holdco II, L.P.

“Directing Certificateholder Asset Status Report Approval Process”: As defined in Section 3.19(d).

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Companion Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.11 of this Agreement or any Non-Serviced PSA.

“Disclosure Parties”: As defined in Section 3.13(f).

“Discount Rate”: As defined in Section 4.01(e).

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate or the VRR Interest is outstanding or any Person having an Ownership Interest in any Class of Certificates or the VRR Interest (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in November 2021. The initial Distribution Date shall be November 18, 2021.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under ARTICLE XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage

Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: With respect to (a) the Initial Schedule AL File, the Initial Schedule AL Additional File, the CREFC® Schedule AL File and the Schedule AL Additional File, XML format or such other format as mutually agreed to between the Depositor, Certificate Administrator and the Master Servicer and (b) any report, file or document other than those listed in clause (a) above, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long-term deposit rating or long-term unsecured debt obligations or deposits of which are rated at least “A2” by Moody’s and “BBB+” by S&P, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “P-1” from Moody’s and “A-1” from S&P (or “A-2” from S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P), if the deposits are to be held in such account for less than thirty (30) days and (B) the long-term unsecured debt obligations or deposits of which are rated at least “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more and the short-term debt obligations or deposits of which have a short-term rating of not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with Wells Fargo Bank, National Association so long as such entity’s long-term unsecured debt rating shall be at least “A2” from Moody’s, “BBB” from S&P and “A” by Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for more than thirty (30) days) or such entity’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s, “A-1” from S&P (or “A-2” from S&P so long as the long-term unsecured debt obligations or deposits of such depository institution or trust company are rated no less than “BBB” by S&P) and “F1” by Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for thirty (30) days or less); (iii) an account or accounts maintained with KeyBank National Association so long as KeyBank National Association’s long-term unsecured debt or deposit accounts are rated at least “BBB” from S&P and “A” from Fitch (if the deposits are to be held in the account for more than thirty (30) days) or KeyBank National Association’s short-term deposit account or short-term unsecured debt rating shall be at least “A-2” from S&P and “F1” from Fitch (if the deposits are to be held in the account for thirty (30) days or less), (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (iii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer; (v) any other account or accounts not listed in clauses (i) – (iii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), which account may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer; or (vi) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A2” from Moody’s (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “P-1” from Moody’s (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS Morningstar, Moody’s, Fitch, KBRA or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of DBRS Morningstar, Moody’s, Fitch, KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not affiliated (including Risk Retention Affiliated) with) a Sponsor, a Mortgage Loan Seller, an originator, the Master Servicer, the Special Servicer, the Third Party Purchaser, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective Affiliates (including Risk Retention Affiliates), (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, the VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the

Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust; (d) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Third Party Purchaser, the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Certificateholder, the Risk Retention Consultation Party, a Borrower Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates (including Risk Retention Affiliates); (e) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become the Special Servicer; (f) that (i) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five (5) years of experience in collateral analysis and loss projections and (ii) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (g) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, the VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor and, to the extent it also acts as the Asset Representations Reviewer, its role as Asset Representations Reviewer.

“Eligible VRR Interest Owner”: As defined in Section 5.03(r).

“Enforcing Party”: The person obligated to or that elects pursuant to Section 2.03 to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: The Special Servicer.

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Restricted Certificate”: Any Certificate (other than a Class V or Class R Certificate) or certificated interest that does not meet the rating requirements of Prohibited Transaction Exemption 90-24, Prohibited Transaction Exemption 2000-33 or Prohibited Transaction Exemption 2006-07 (as such exemptions may be amended from time to time) as of the date of the acquisition of such Certificate or certificated interest by a Plan. As of the Closing Date, each of the Class X-G, Class G, Class H-RR and Class J-RR Certificates is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Interest”: With respect to each ARD Loan, interest accrued on such ARD Loan after the Anticipated Repayment Date allocable to the Excess Rate, including any such interest that may have been capitalized, together with all interest accrued thereon to the extent permitted by applicable law and the related Mortgage Loan documents. The Excess Interest shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”: The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Certificate Administrator pursuant to Section 3.04(c), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class V, and the related VRR Interest Owners, Excess Interest Distribution Account”, and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class V Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Modification Fee Amount”: With respect to the Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the Special Servicer as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage

Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise. With respect to each of the Master Servicer and the Special Servicer, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

“Excess Prepayment Interest Shortfall”: For any Distribution Date, the Non-Vertically Retained Percentage of the applicable Aggregate Excess Prepayment Interest Shortfall.

 “Excess Rate”: With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate.

“Excess Servicing Fee”: With respect to each Serviced Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), that portion of the Servicing Fee that accrues in the same manner as the Servicing Fee at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to each Serviced Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Servicing Fee Rate minus the sum of (i) the Initial Sub-Servicing Fee Rate and (ii) solely with respect to each Serviced Mortgage Loan, the Retained Fee Rate; provided, that the Excess Servicing Fee Rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.05 of this Agreement (if no successor is appointed in accordance with such Section) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.05 of this Agreement as set forth in Section 3.11(a) of this Agreement.

“Excess Servicing Fee Right”: With respect to each Serviced Mortgage Loan and Serviced Companion Loan (and any successor REO Loan with respect thereto), the right to receive the related Excess Servicing Fee. In the absence of any transfer of any Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Exchange Date”: As defined in Section 5.11(d).

“Exchangeable Certificate”: Any of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Exchangeable Class Specific Grantor Trust Assets”: With respect to any Class of Exchangeable Certificates, its Class Percentage Interest in each Corresponding Exchangeable Upper-Tier Regular Interest.

“Exchangeable IO Certificates”: Any of the Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 and Class C-X2 Certificates.

“Exchangeable P&I Certificates”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1 and Class C-2 Certificates.

“Exchangeable Upper-Tier IO Regular Interest”: Each of the Class A-4-X1 Upper-Tier Regular Interest, the Class A-4-X2 Upper-Tier Regular Interest, the Class A-5-X1 Upper-Tier Regular Interest, the Class A-5-X2 Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest, the Class A-S-X2 Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest, the Class B-X2 Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest.

“Exchangeable Upper-Tier P&I Regular Interest”: Each of the Class A-4 Upper-Tier Regular Interest, the Class A-5 Upper-Tier Regular Interest, the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest.

“Exchangeable Upper-Tier Regular Interest”: Each of the Exchangeable Upper-Tier P&I Regular Interests and the Exchangeable Upper-Tier IO Regular Interests.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of the Directing Certificateholder or any Controlling Class Certificateholder becoming an “Excluded Controlling Class Holder”, such Directing Certificateholder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink

User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Whole Loan is not an Excluded Controlling Class Loan, such Mortgage Loan or Whole Loan is also not an Excluded DCH Loan. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded DCH Loan”: A Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, there are no Excluded DCH Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by a Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding a Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the Special Servicer, the Master Servicer or the Operating Advisor, as applicable, but in each case other than information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Each of the Master Servicer, the Special Servicer or the Operating Advisor shall deliver any Excluded Information that is to be posted to the Certificate Administrator’s Website to the Certificate Administrator in accordance with Section 3.32 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.26 hereof.

“Excluded Loans”: Collectively, the Excluded DCH Loans and the Excluded RRCP Loans. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded RRCP Loan”: A Mortgage Loan or Whole Loan with respect to which the Risk Retention Consultation Party, the Retaining Sponsor or the holder of the majority of the VRR Interest (by VRR Interest Balance) is a Borrower Party. As of the Closing Date, there are no Excluded RRCP Loans related to the Trust.

“Excluded Special Servicer”: With respect to any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party with respect to such Excluded Special Servicer Loan and satisfies all of the eligibility requirements applicable to the Special Servicer set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to this Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the Master Servicer or the Operating Advisor, as applicable, in each case other than information with respect to such Excluded Special Servicer Loan(s) that is aggregated with information with respect to the other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) and any Schedule AL Additional File shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Serviced Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the Special Servicer obtains knowledge that it has become a Borrower Party. There are no Excluded Special Servicer Loans related to the Trust as of the Closing Date.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the Special Servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the Special Servicer and Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the Special Servicer by the Initial Delivery Date and any Subsequent Asset Status Report that is labeled or otherwise communicated as being final, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described in Section 3.19(d).

“Final Certification”: As defined in Section 2.02(b).

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii).

“Final Recovery Determination”: A reasonable determination by the Special Servicer with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, (ii) the Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder or any mezzanine lender, in each case pursuant to Section 3.16 or (iii) the Master Servicer, Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.

“Financial Market Publishers”: Asset Reviewers, LLC, BlackRock Financial Management, Inc., Trepp, LLC, Bloomberg L.P., Thomson Reuters Corporation, CMBS.com, Inc., Intex Solutions, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, KBRA Analytics, LLC or any successor entities thereof.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”: With respect to any Serviced Mortgage Loan, the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement) over (ii) the greater of (A) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received and (B) the amount that would have been received if a payment in full of principal and all other outstanding amounts had been paid with respect to such Mortgage Loan. Gain-on-Sale Proceeds shall exclude any amounts allocated as a Yield Maintenance Charge, Prepayment Premium, recovery of any late payment charges and default interest or recovery of any assumption fees and Modification Fees pursuant to Sections 3.02(a) – 3.02(c).

“Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Vertically Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund which at all times shall be classified as a trust the beneficial owners of which are treated as the owners of the assets in the pool under the Grantor Trust Provisions.

“Grantor Trust Designated Portion”: As defined in the Preliminary Statement hereto.

“Grantor Trust Provisions”: Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Helios Plaza Controlling Pari Passu Companion Loan”: The Helios Plaza Pari Passu Companion Loan represented by the related promissory note A-1.

“Helios Plaza Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of October 12, 2021, by and between the holders of the respective promissory notes evidencing the Helios Plaza Whole Loan, setting forth the relative rights of such holders, as the same may be amended in accordance with the terms thereof.

“Helios Plaza Mortgage Loan”: With respect to the Helios Plaza Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 6 on the Mortgage

Loan Schedule), which is evidenced by the related promissory notes A-2 and A-3, and is pari passu in right of payment with the Helios Plaza Pari Passu Companion Loan to the extent set forth in the Helios Plaza Intercreditor Agreement.

“Helios Plaza Mortgaged Property”: The Mortgaged Property that secures the Helios Plaza Whole Loan.

“Helios Plaza Pari Passu Companion Loans”: With respect to the Helios Plaza Whole Loan, as of the Closing Date, the pari passu companion loans evidenced by the related promissory notes A-1, A-4 and A-5, made by the related Mortgagor and secured by the Mortgage on the Helios Plaza Mortgaged Property, which are not included in the Trust and which are pari passu in right of payment to the Helios Plaza Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Helios Plaza Intercreditor Agreement.

“Helios Plaza PSA”: Any pooling and servicing agreement that creates a trust whose assets include the Helios Plaza Controlling Pari Passu Companion Loan.

“Helios Plaza Whole Loan”: The Helios Plaza Mortgage Loan, together with the Helios Plaza Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Helios Plaza Mortgaged Property. References herein to the Helios Plaza Whole Loan shall be construed to refer to the aggregate indebtedness under the Helios Plaza Mortgage Loan and the Helios Plaza Pari Passu Companion Loans.

“Holder Repurchase Request”: As defined in Section 2.03(k)(i).

“HRR Certificates”: The Class H-RR and Class J-RR Certificates.

“HRR Certificates Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holder of the HRR Certificates.

“Impermissible Affiliate”: As defined in Section 3.35.

“Impermissible Asset Representations Reviewer Affiliate”: As defined in Section 3.35.

“Impermissible Operating Advisor Affiliate”: As defined in Section 3.35.

“Impermissible TPP Affiliate”: As defined in Section 3.35.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, any Companion Holder, the Certificate Administrator and the Master Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor and the Master Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Certification”: As defined in Section 2.02(b).

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Delivery Date”: As defined in Section 3.19(d).

“Initial Purchasers”: Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc., BMO Capital Markets Corp. and Mischler Financial Group, Inc.

“Initial Requesting Holder”: The first Certificateholder, Certificate Owner or VRR Interest Owner to deliver a Holder Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan.

“Initial Schedule AL Additional File”: The data file prepared by or on behalf of the Depositor containing additional information or schedules regarding data points in the Initial Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act and filed as Exhibit 103 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Schedule AL File”: The data file prepared by or on behalf of the Depositor containing the information required by Item 1111(h)(3) or Item 1125 of Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act and filed as Exhibit 102 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with the Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Initial Sub-Servicing Fee”: With respect to any Mortgage Loan or Serviced Companion Loan, the monthly fee payable by the Master Servicer solely from the Servicing Fee to any related Initial Sub-Servicer, which monthly fee accrues at the Initial Sub-Servicing Fee Rate.

“Initial Sub-Servicing Fee Rate”: With respect to any Mortgage Loan or Serviced Companion Loan and any related Initial Sub-Servicer, the rate per annum at which the Initial Sub-Servicing Fee is paid, as specified in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Intercreditor Agreement”: (a) Each of the Helios Plaza Intercreditor Agreement, the Superstition Gateway Intercreditor Agreement, the One SoHo Square Intercreditor Agreement and any Serviced AB Intercreditor Agreement, (b) any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents, and (c) solely with respect to a Joint Mortgage Loan treated as a Serviced Whole Loan in accordance with Section 3.30 hereof (to the extent there is no related Intercreditor Agreement governing the relationship of the promissory notes comprising such Joint Mortgage Loan) the applicable Mortgage Loan documents together with the provisions of Section 3.30 hereof.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest, the amount of interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates or Exchangeable Upper-Tier Regular Interest on the Certificate Balance or Notional Amount, as applicable, for such Class of Certificates or Exchangeable Upper-Tier Regular Interest immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis. For any Distribution Date, the Interest Accrual Amount with respect to any Class of Exchangeable Certificates will be the aggregate of the Interest Accrual Amounts with respect to each Corresponding Exchangeable Upper-Tier Regular Interest (in each case, multiplied by its Class Percentage Interest therein).

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest for any Distribution Date, an amount equal to

(A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class of Certificates or Exchangeable Upper-Tier Regular Interest on such Distribution Date. For any Distribution Date, the Interest Distribution Amount with respect to any Class of Exchangeable Certificates will be the aggregate of the Interest Distribution Amounts with respect to each Corresponding Exchangeable Upper-Tier Regular Interest (in each case, multiplied by its Class Percentage Interest therein).

For purposes of clause (B) above, the Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest in an amount equal to the product of (i) the amount of such Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Regular Certificates and Exchangeable Upper-Tier Regular Interests for such Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to an Exchangeable Upper-Tier Regular Interest shall be allocated among the Classes of Exchangeable Certificates representing an interest therein, pro rata, in accordance with their respective Class Percentage Interests.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest, the sum of (a) the portion of the Interest Distribution Amount for such Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates (other than the Exchangeable P&I Certificates) or Exchangeable Upper-Tier P&I Regular Interest, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the current Distribution Date and (ii) in the case of a Class of Class X Certificates or an Exchangeable Upper-Tier IO Regular Interest, one-month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date.

“Interested Person”: As of the date of any determination, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any Sponsor, any Borrower Party, any Independent Contractor

engaged by the Special Servicer, or any known Affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the Depositor, the Master Servicer, the Special Servicer (or any Independent Contractor engaged by such Special Servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“IntraLinks Site”: The internet website, which shall initially be “www.intralinks.com”, used by the Depositor and Mortgage Loan Sellers to accept and upload the Diligence Files.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor-Based Exemption”: Any of PTCE 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”) or a similar exemption under Similar Law.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C and Exhibit P-1D to this Agreement (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, a VRR Interest Owner, the Directing Certificateholder, the Risk Retention Consultation Party or one of the following (in each case, to the extent such Person is not a Certificateholder): a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is the Risk Retention Consultation Party or is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party (and is not the Risk Retention Consultation Party), in which case (1) if such Person is the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall only receive access to the Statements to Certificateholders prepared by the Certificate Administrator, (iii) except in the case of a Companion Holder, that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) shall be permitted to obtain from the Master Servicer or the Special Servicer, as applicable, in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded

Controlling Class Holder via the Certificate Administrator’s Website because of its Excluded Controlling Class Holder status) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan from the Certificate Administrator’s Website. The Certificate Administrator may, absent manifest error, conclusively rely upon any Investor Certification received and may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“Joint Mortgage Loan” means a Mortgage Loan for which one or more promissory notes will be contributed to this securitization by more than one Mortgage Loan Seller. As of the Closing Date, there is no Joint Mortgage Loan related to the Trust.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“KeyBank Seller Defeasance Rights and Obligations”: As defined in Section 3.18(i).

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Special Servicer, or by any Companion Holder or any mezzanine lender, in each case pursuant to Section 3.16 (and the related Intercreditor Agreement); (v) such Mortgage Loan is purchased by the Special Servicer, the Master Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Owner in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by the Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to the Special Servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the Special Servicer receives (i) a full, partial or discounted payoff from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a Mortgage Loan Seller (or as to which a Loss of Value Payment is made) (except as specified below), equal to the product of the Liquidation Fee Rate and the proceeds received in connection with the applicable event described in clause (a) or (b); provided, that the Liquidation Fee will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan or REO Property and received by the Special Servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

No Liquidation Fee shall be payable based upon, or out of, Liquidation Proceeds received in connection with:

(A)      (x) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period or (y) a Loss of Value Payment by a Mortgage Loan Seller if such Mortgage Loan Seller makes such Loss of Value Payment during the Initial Cure Period, or if applicable, prior to the expiration of the Extended Cure Period;

(B)      any event described in clause (vi) of the definition of “Liquidation Proceeds” that occurs within 90 days of the related mezzanine holder’s or Serviced Subordinate Companion Loan holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan;

(C)      the purchase or exchange of all of the Mortgage Loans and REO Properties in connection with any termination of the Trust pursuant to Section 9.01 hereof;

(D)      with respect to a Serviced Pari Passu Companion Loan, (1) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase if such repurchase occurs prior to the termination of the extended resolution period provided therein or (2) a purchase of such Serviced Pari Passu Companion Loan by any applicable party to an Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization;

(E)      the purchase of any Specially Serviced Loan by the Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Certificateholder or any Affiliate thereof; provided, that if no Control Termination Event has occurred and is continuing, and such Directing Certificateholder or Affiliate thereof purchases any Specially Serviced Loan within 90 days after the Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Loan, the Special Servicer shall not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its Affiliates); or

(F)      if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event” and Liquidation Proceeds are received within 90 days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full;

provided, that if a Liquidation Fee is not payable due to the application of any of clauses (A) through (F) above, the Special Servicer may still charge, collect and retain a liquidation fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related Mortgage Loan documents.

“Liquidation Fee Rate”: A rate equal to 1.00% with respect to any Mortgage Loan (described in Section 3.11(c)), Specially Serviced Loan (and each related Serviced Companion Loan) or REO Property; provided that if such rate would result in an aggregate Liquidation Fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate Liquidation Fee equal to $25,000; provided that in no event will the Liquidation Fee payable in respect of any Mortgage Loan, Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000.

“Liquidation Proceeds”: Cash amounts received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation (including a payment in full of the Mortgage Loan) of a Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related

Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor or guarantor; (iii) any sale of (A) a Specially Serviced Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Specially Serviced Loan or REO Property by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Serviced Subordinate Companion Loan holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(i) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(c).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests or the LRI Uncertificated Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class or the LRI Uncertificated Interest as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii), and as set forth in Section 4.01(c)).

“Lower-Tier Regular Interests”: As defined in the Preliminary Statement.

“Lower-Tier REMIC”: One of two separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Mortgage Loans (exclusive of Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan that is part of a Serviced Whole Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Collection Account (other than with respect to any Companion Loan), the related portion of the REO Account, if any, the Interest Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, the Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account, and all other properties included in the Trust Fund that are not in the Upper-Tier REMIC or the Grantor Trust, except for the Loss of Value Reserve Fund.

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders and the VRR Interest Owners, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Any of the following actions:

(i)        any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date thereof, other than a Payment Accommodation;

(iii)      following a default or an event of default with respect to a Serviced Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)      any sale of a Defaulted Loan or REO Property for less than the applicable Purchase Price;

(v)       any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials located at a Mortgaged Property or an REO Property;

(vi)      any release of material collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor;

(viii)    any property management company changes (with respect to a Serviced Mortgage Loan with a Stated Principal Balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Serviced Mortgage Loan or Serviced Whole Loan, in each case, for which lender consent or approval is required under the Mortgage Loan documents;

(ix)      releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(x)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor, guarantor or other obligor releasing a Mortgagor, guarantor or other obligor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)      any determination of an Acceptable Insurance Default;

(xii)     any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (A) the lease involves a Ground Lease or lease of an outparcel or affects an area greater than or equal to the lesser of (I) 30% of the net rentable area of the improvements at the Mortgaged Property and (II) 30,000 square feet of the improvements at the Mortgaged Property and (B) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan; provided, that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)    any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xiv)    any incurrence of additional debt by a Mortgagor or any mezzanine financing by any beneficial owner of a Mortgagor (to the extent that the lender has consent rights pursuant to the related Mortgage Loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related Mortgage Loan documents, any Mortgage Loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender shall constitute such consent rights)); or

(xv)     any determination by the Master Servicer to transfer a Mortgage Loan or Serviced Whole Loan to the Special Servicer under the circumstances described in clause (iv) of the definition of “Servicing Transfer Event”.

Notwithstanding the above, a Payment Accommodation shall not be a “Major Decision”.

“Major Decision Reporting Package”: As defined in Section 6.08.

“Majority Owned Affiliate”: A “majority-owned affiliate,” as defined in the Risk Retention Rule.

“Master Servicer”: With respect to each of the Mortgage Loans, KeyBank National Association, and its successors in interest and assigns, or any successor appointed as allowed herein.

“Material Defect”: Subject to Section 2.03(c), with respect to any Mortgage Loan, a Defect in any Mortgage File or a Breach, which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property and the interests of the Trustee, any Certificateholder or any VRR Interest Owner in such Mortgage Loan or Mortgaged Property or causes such Mortgage Loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage”.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

 “Mediation Rules”: As defined in Section 2.03(m)(i).

“Mediation Services Provider”: As defined in Section 2.03(m)(i).

“Merger Notice”: As defined in Section 6.03(b).

 “Modification Fees”: With respect to any Serviced Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, loan service transaction fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Money Term”: With respect to any Mortgage Loan or Serviced Companion Loan, the stated Maturity Date, Mortgage Rate, principal balance, amortization term or payment frequency or any provision thereof requiring the payment of a Prepayment Premium or Yield Maintenance Charge (but does not include late fee or default interest provisions).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: The mortgage documents listed below (provided, that references to the Mortgage File for any Serviced Subordinate Companion Loan shall refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such Serviced Subordinate Companion Loan):

(i)        the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the Trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, without recourse, representation or warranty” or “Pay to the order of Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Trust 2021-L7 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2021-L7 Certificateholders and the VRR Interest Owners, without recourse, representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)       the original Mortgage or a copy thereof, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)       the originals or copies of all agreements modifying a Money Term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)      an original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7” or “Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Trust 2021-L7 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2021-L7 Certificateholders and the VRR Interest Owners” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related Serviced Subordinate Companion Loan or Serviced Companion Loan));

(v)       originals or copies of all intervening assignments of Mortgage, if any, with evidence of recording thereon;

(vi)      if the related Assignment of Leases is separate from the Mortgage, the original or a copy of such Assignment of Leases with evidence of recording thereon, together with (A) an original or copy of each assignment of such Assignment of Leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such Assignment of Leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original or copy of the assignment of such Assignment of Leases, in recordable form, signed by the holder of record in favor of “Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related Serviced Subordinate Companion Loan or Serviced Companion Loan)), which assignment may be effected in the related Assignment of Mortgage;

(vii)     the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)    an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC Financing Statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)        copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the Mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)      copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)      either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the Trustee and delivered to the Custodian on behalf of the Trustee on behalf of the Trust with a copy to be held by the Master Servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and this Agreement or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the Master Servicer on behalf of the Trustee, with a copy to be held by the Custodian on behalf of the Trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and this Agreement (it being understood that each Mortgage Loan Seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within thirty (30) days (but in any event to obtain within ninety (90) days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the Master Servicer (who shall forward a copy of such acknowledgement to the Custodian and the Trustee)) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the Mortgage Loan Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit). In the case of clause (B) above, the Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as Master Servicer, and if the Master Servicer sells its rights to service the applicable Mortgage Loan or is terminated or otherwise resigns, the Master Servicer shall assign the applicable letter of credit to the Trust at the expense of the Master Servicer. Subject to Section 6.04, the Master Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

(xiii)    the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)    copies of third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)     copies of any environmental insurance policy;

(xvi)    copies of any affidavit and indemnification agreement;

(xvii)   if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable Mortgage Loan Seller in connection with such Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and, if required in order for the Trust to receive the benefits of a successor lender under the related franchise, management or similar agreement (or related comfort letter), requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners; and

(xviii)  with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by the Trustee, the Master Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the Custodian is not also the related Non-Serviced Custodian,

the preceding document delivery requirements shall be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the Mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the Trustee shall be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the Trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the Custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements shall be met by (1) the delivery by the applicable Mortgage Loan Seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable Mortgage Loan Seller shall deliver such document to the Custodian, provided, further, that (a) the Custodian represents and warrants to each other party hereto and for the benefit of the Certificateholders and the VRR Interest Owners that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the Custodian shall perform its duties under this Agreement (including, without limitation, Article II), and be liable to the other parties hereto, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the Custodian under this Agreement, (c) the Custodian shall not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party hereto, and (d) if for any reason the Custodian shall resign as Custodian hereunder or resign as the related Non-Serviced Custodian or shall otherwise no longer act as Custodian hereunder or as the related Non-Serviced Custodian or shall otherwise be required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the Custodian shall include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the related Other Securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding any contrary provision set forth above or in Section 2.01(c), in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to this Agreement until the earliest of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (2) following the related Servicing Shift Securitization Date, the Person selling the related Servicing Shift Control Note to the related Non-Serviced

Depositor, at its own expense, will be (A) entitled to direct the Trustee or Custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the Mortgage Note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the Trustee or Custodian of photocopies of the mortgage loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the Trustee (or the Custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of any of the items specified in the definition of “Mortgage File” (other than the items specified in clause (i) of the definition of “Mortgage File”) by either of the applicable Mortgage Loan Sellers shall satisfy the delivery requirements for both of the applicable Mortgage Loan Sellers.

“Mortgage Loan”: Each of the mortgage loans (which, for the avoidance of doubt, includes each Crossed Mortgage Loan Group, each of which, for the purposes of this Agreement, shall be treated as one Mortgage Loan, provided that each individual Crossed Underlying Loan within any such Crossed Mortgage Loan Group shall not be included in this definition of Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan. For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be part of a “Mortgage Loan”.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list or lists of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, as any such schedule may be amended from time to time in connection with a substitution under Section 2.03 and in accordance with the relevant Mortgage Loan Purchase Agreement, and which lists set forth the following information with respect to each Mortgage Loan so transferred:

(i)        the name of the related Mortgage Loan Seller;

(ii)        the loan identification number;

(iii)      the name of the related Mortgaged Property;

(iv)      the Cut-off Date Balance;

(v)       the street address, city and state of the related Mortgaged Property;

(vi)      the date of the related Mortgage Note;

(vii)     the Maturity Date;

(viii)    the Mortgage Rate;

(ix)       the original term to stated maturity or anticipated repayment date;

(x)        the remaining term to stated maturity or anticipated repayment date;

(xi)       the original amortization term;

(xii)     whether the Mortgage Loan is an ARD Loan;

(xiii)    the Primary Servicing Fee Rate; and

(xiv)    the Pari Passu Loan Primary Servicing Fee Rate.

“Mortgage Loan Seller”: Each of (i) KeyBank National Association, a national banking association, or its successor in interest, (ii) Starwood Mortgage Capital LLC, a Delaware limited liability company, or its successor in interest, (iii) Bank of Montreal, a Canadian chartered bank, or its successor in interest, (iv) Argentic Real Estate Finance LLC, a Delaware limited liability company, or its successor in interest, and (v) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, or its successor in interest.

“Mortgage Loan Seller Percentage Interest”: With respect to a Joint Mortgage Loan and each applicable Mortgage Loan Seller with respect thereto, a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Cut-off Date principal balance of the promissory notes contributed by such Mortgage Loan Seller to this securitization, and the denominator of which is equal to the Cut-off Date principal balance of such Joint Mortgage Loan.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement thereof.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan or related Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or related Companion Loan from time to time in accordance with the related Mortgage Note and applicable law; or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“MSMCH”: As defined in Section 3.18(i) hereof.

“MSMCH Seller Defeasance Rights and Obligations”: As defined in Section 3.18(i).

“Net Investment Earnings”: With respect to the Collection Account, the Servicing Accounts or the REO Account or Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to the Collection Account, the Servicing Accounts or the REO Account or Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates, the Weighted Average Net Mortgage Rate and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor or otherwise; provided, further, that for any Mortgage Loan that does not accrue interest on a 30/360 Basis, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan or for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month accrual period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, commencing in 2022, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), shall be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Non-Exempt Person”: Any Person other than a Person who either (i) is a U.S. person or (ii) has provided to the Certificate Administrator for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Certificate Administrator to make such payments free of any obligation or liability for withholding, provided that duly executed form(s) provided to the Certificate Administrator pursuant to Section 5.03(p), shall be sufficient to evidence that such providing Person is not a Non-Exempt Person.

“Non-Reduced Interest”: Any ABS Interest then outstanding for which (a)(1) the Original Certificate Balance of such Class of Certificates or Original VRR Interest Balance of the VRR Interest, as applicable, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of Certificates or the VRR Interest Owners, as applicable, (y) any Cumulative Appraisal Reduction Amounts allocated to such Class of Certificates or the VRR Interest, as applicable, and (z) any Realized Losses previously allocated to such Class of Certificates or VRR Interest Realized Losses previously allocated to the VRR Interest, as applicable, is equal to or greater than (b) 25% of the difference between (1) the Original Certificate Balance of such Class of Certificates or the Original VRR Interest Balance of the VRR Interest, as applicable, and (2) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of Certificates or the VRR Interest Owners, as applicable.

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class H-RR, Class J-RR, Class V or Class R Certificate.

“Non-Serviced Asset Representations Reviewer”: The “Asset Representations Reviewer” under a Non-Serviced PSA.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced PSA.

“Non-Serviced Companion Loan”: Each Non-Serviced Pari Passu Companion Loan and each Non-Serviced Subordinate Companion Loan.

“Non-Serviced Controlling Holder”: The “directing certificateholder”, “controlling class representative”, “controlling noteholder” or similarly defined party under a Non-Serviced PSA.

“Non-Serviced Custodian”: The “Custodian” under a Non-Serviced PSA.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced PSA.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA.

“Non-Serviced Indemnified Parties”: As defined in Section 6.04(i).

“Non-Serviced Intercreditor Agreement”: Each Intercreditor Agreement related to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer”: The “Master Servicer” or “Servicer” for a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Mortgage Loan”: Any Mortgage Loan other than a Serviced Mortgage Loan. The One SoHo Square Mortgage Loan is a Non-Serviced Mortgage Loan. On and after the related Servicing Shift Securitization Date, each Servicing Shift Mortgage Loan shall be a Non-Serviced Mortgage Loan.

“Non-Serviced Mortgaged Property”: The Mortgaged Property securing each Non-Serviced Whole Loan.

“Non-Serviced Operating Advisor”: The “Operating Advisor” under a Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan”: With respect to any Non-Serviced Whole Loan, any related promissory note that is pari passu in right of payment with the related Non-Serviced Mortgage Loan.

“Non-Serviced Paying Agent”: The “Paying Agent” under a Non-Serviced PSA.

“Non-Serviced PSA”: A pooling and servicing agreement or trust and servicing agreement, as applicable, under which a Non-Serviced Whole Loan is serviced. The Non-Serviced PSA related to the Trust as of the Closing Date is, with respect to the One SoHo Square

Whole Loan, the SOHO 2021-SOHO TSA. In addition, with respect to Helios Plaza Whole Loan, after the related Servicing Shift Securitization Date, the Helios Plaza PSA shall be a Non-Serviced PSA.

“Non-Serviced Special Servicer”: The “Special Servicer” for a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan”: With respect to any Non-Serviced Whole Loan, any related subordinate companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related Non-Serviced Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related Non-Serviced Mortgage Loan and the Non-Serviced Pari Passu Companion Loans to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced PSA.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced PSA.

“Non-Serviced Whole Loan”: The One SoHo Square Whole Loan. On and after the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan shall be a Non-Serviced Whole Loan.

“Non-Specially Serviced Loan”: Any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Non-Vertically Retained Percentage”: An amount equal to 100% minus the Vertically Retained Percentage.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. For the avoidance of doubt, Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Interest, Insurance and Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or successor REO Loan which the Trustee determines in its good faith business judgment, or the Master Servicer or Special Servicer determines in accordance with the Servicing Standard, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, that the Special Servicer may, at its option (prior to the occurrence of a Consultation Termination Event (and subject to the DCH Limitations), in consultation with the Directing Certificateholder), make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the Master Servicer (and with respect to a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, the Master Servicer shall deliver to the Other Master Servicer (and if required under the related Intercreditor Agreement, the Other Special Servicer), and with respect to a Non-Serviced Mortgage Loan, the Master Servicer shall deliver to the related Non-Serviced Master Servicer (and if required under the related Intercreditor Agreement, the Non-Serviced Special Servicer)), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination by the Special Servicer will be conclusive and binding upon the Master Servicer and the Trustee (but this statement will not be construed to entitle the Special Servicer to reverse the determination of the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination, that a P&I Advance would be a Nonrecoverable Advance), provided, that the Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the Master Servicer or Trustee, as applicable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, each of the Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination shall not be binding on the Master Servicer or the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer and related Non-Serviced Trustee as it relates to any proposed advance of principal or interest with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise). In making such recoverability determination, the Master Servicer, Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the Master Servicer’s, the Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and the VRR Interest Owners. The determination by the Master Servicer, the Special Servicer or the Trustee, as the case may be, that a Nonrecoverable P&I Advance has been made or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the Special Servicer or the Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) (and in the case of a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer) and the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator (and, in the case of a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, any Other Servicer). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan, Serviced Whole Loan or REO Property which the Trustee determines in its good faith business judgment, or the Master Servicer or Special Servicer determines in accordance with the Servicing Standard, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Serviced Whole Loan or REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by the Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the Master Servicer’s, Special Servicer’s or the Trustee’s determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and the VRR Interest Owners. The determination by the Master Servicer, the Special Servicer or the Trustee, as the case may be, that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either of the Special Servicer or Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) (and in the case of a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, any Other Servicer), the Operating Advisor (but only in the case of the Special Servicer) and the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, any Other Servicer); provided, that the Special Servicer may, at its option (prior to the occurrence of a Consultation Termination Event (and subject to the DCH Limitations), in consultation with the Directing Certificateholder), make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the Master Servicer (with respect to a Serviced Mortgage Loan that has a related Serviced Pari Passu Companion Loan, the Master Servicer shall deliver to the related Other Master Servicer (and if required under the related Intercreditor Agreement, the Other Special Servicer), and with respect to a Non-Serviced Mortgage Loan, the Master Servicer shall deliver to the related Non-Serviced Master Servicer (and if required under the related Intercreditor Agreement, the related Non-Serviced Special Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination by the Special Servicer will be conclusive and binding upon the Master Servicer and the Trustee (but this statement will not be construed to entitle the Special Servicer to reverse the determination of the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination, that a Servicing Advance would be a Nonrecoverable Advance), provided, however, that the Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the Master Servicer or the Trustee, as applicable. If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal with respect to the related Mortgage Loan, Serviced Companion Loan or related Mortgaged Property). The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Master Servicer make a Servicing Advance, the Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, that other than for Servicing Advances to be made on an emergency or urgent basis, the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance or property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the related Non-Serviced PSA.

“Notional Amount”: With respect to each of the following Classes of Certificates or Exchangeable Upper-Tier Regular Interests, the aggregate Certificate Balance of the Underlying Classes of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interests: Class A-4-X1 Certificates, Class A-4-X2 Certificates, Class A-4-X1 Upper-Tier Regular Interest, Class A-4-X2 Upper-Tier Regular Interest, Class A-5-X1 Certificates, Class A-5-X2 Certificates, Class A-5-X1 Upper-Tier Regular Interest, Class A-5-X2 Upper-Tier Regular Interest, Class X-A Certificates, Class X-B Certificates, Class X-D Certificates, Class X-F Certificates, Class X-G Certificates, Class A-S-X1 Certificates, Class A-S-X2 Certificates, Class A-S-X1 Upper-Tier Regular Interest, Class A-S-X2 Upper-Tier Regular Interest, Class B-X1 Certificates, Class B-X2 Certificates, Class B-X1 Upper-Tier Regular Interest, Class B-X2 Upper-Tier Regular Interest, Class C-X1 Certificates, Class C-X2 Certificates, Class C-X1 Upper-Tier Regular Interest and Class C-X2 Upper-Tier Regular Interest.

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.

“OCC”: Office of the Comptroller of the Currency.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“One SoHo Square Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of July 30, 2021, by and between the holders of the respective promissory notes evidencing the One SoHo Square Whole Loan, relating to the relative rights of such holders, as the same may be amended in accordance with the terms thereof.

“One SoHo Square Mortgage Loan”: With respect to the One SoHo Square Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 2 on the Mortgage Loan Schedule), which is evidenced by the related promissory notes A-3-C-1, A-3-C-2 and A-3-C-3, and is pari passu in right of payment with the One SoHo Square Non-Serviced Pari Passu Companion Loans and generally senior in right of payment to the One SoHo Square Non-Serviced Subordinate Companion Loans to the extent set forth in the One SoHo Square Intercreditor Agreement.

“One SoHo Square Mortgaged Property”: The Mortgaged Property that secures the One SoHo Square Whole Loan.

“One SoHo Square Non-Serviced Pari Passu Companion Loans”: With respect to the One SoHo Square Whole Loan, as of the Closing Date, the pari passu companion loans evidenced by the related promissory notes A-1-S, A-1-C-1, A-1-C-2, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7, A-1-C-8, A-2-S, A-2-C-1, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-5, A-2-C-6, A-3-S, A-3-C-1, A-3-C-2 and A-3-C-3, made by the related Mortgagor and secured by the Mortgage on the One SoHo Square Mortgaged Property, which are not included in the Trust and which are pari passu in right of payment to the One SoHo Square Mortgage Loan and generally senior in right of payment to the One SoHo Square Non-Serviced Subordinate Companion Loans to the extent set forth in the related Mortgage Loan documents and as provided in the One SoHo Square Intercreditor Agreement.

“One SoHo Square Non-Serviced Subordinate Companion Loans”: With respect to the One SoHo Square Whole Loan, as of the Closing Date, the Companion Loans evidenced by the promissory notes designated as promissory notes B-1, B-2 and B-3, made by the related Mortgagor and secured by the Mortgage on the One SoHo Square Mortgaged Property, which are not included in the Trust and which are generally subordinate in right of payment to the One SoHo Square Mortgage Loan and the One SoHo Square Non-Serviced Pari Passu Companion Loans, to the extent set forth in the related Mortgage Loan documents and as provided in the One SoHo Square Intercreditor Agreement.

“One SoHo Square Whole Loan”: The One SoHo Square Mortgage Loan, together with the One SoHo Square Non-Serviced Pari Passu Companion Loans and the One SoHo Square Non-Serviced Subordinate Companion Loans, each of which is secured by the Mortgage on the One SoHo Square Mortgaged Property. References herein to the One SoHo

Square Whole Loan shall be construed to refer to the aggregate indebtedness under the One SoHo Square Mortgage Loan, the One SoHo Square Non-Serviced Pari Passu Companion Loans and the One SoHo Square Non-Serviced Subordinate Companion Loans.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consultation Event”: The occurrence and continuance of either (i) the aggregate Certificate Balance of the Classes of Certificates that constitute the HRR Certificates (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Classes) being 25% or less of the initial aggregate Certificate Balance of such Classes or (ii) a Control Termination Event.

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount actually received from the related Mortgagor) with respect to any Serviced Mortgage Loan, payable pursuant to Section 3.05 of this Agreement; provided, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the party processing such Major Decision may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that such party shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional trust fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each successor REO Loan, the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a rate with respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any successor REO Loan equal to 0.00150% per annum with respect to each Mortgage Loan.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of and for the benefit of the Certificateholders and the VRR Interest Owners (as a collective whole as if such Certificateholders and VRR Interest Owners constituted a single lender) and not for the benefit of any particular Class of Certificateholders or VRR Interest Owner (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, any Certificateholder, the Directing Certificateholder, any VRR Interest Owner, the Risk Retention Consultation Party or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of ABS Interests having greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of the Master Servicer, the Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: With respect to (i) any Class of Principal Balance Certificates that is not a Class of Exchangeable P&I Certificates and any Exchangeable Upper-Tier P&I Regular Interest, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement, (ii) the Class A-4, Class A-5, Class A-S, Class B and Class C Certificates, the Original Certificate Balance of the Exchangeable Upper-Tier P&I Regular Interest with the same alphanumeric designation, and (iii) each Class of the Class A-4-1, Class A-4-2, Class A-5-1, Class A-5-2, Class A-S-1, Class A-S-2, Class B-1, Class B-2, Class C-1 and Class C-2 Certificates, $0.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: With respect to (i) any Class of Class X Certificates and any Exchangeable Upper-Tier IO Regular Interest, the initial aggregate notional amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement, and (ii) each Class of the Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 and Class C-X2 Certificates, $0.

“Original VRR Interest Balance”: With respect to any of the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement,

“Other Asset Representations Reviewer”: Any asset representations reviewer under an Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization that is subject to the reporting requirements of the Exchange Act, the Other Servicer, Other Trustee, Other Certificate Administrator or Other Depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D, Form ABS-EE and Form 10-K with respect to such Other Securitization, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Master Servicer”: Any master servicer under an Other Pooling and Servicing Agreement.

“Other Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include all or a portion of any Serviced Companion Loan.

“Other Securitization”: As defined in Section 11.06.

“Other Servicer”: Any Other Master Servicer or Other Special Servicer, as applicable.

“Other Special Servicer”: Any special servicer under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan or any portion of an REO Loan related to a Companion Loan), any advance made by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”: The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Loan Primary Servicing Fee” With respect to each Non-Serviced Mortgage Loan, the monthly fee payable by the applicable Non-Serviced Master Servicer to the related primary servicer (which may be the applicable Non-Serviced Master Servicer) in respect of primary servicing of such Mortgage Loan

“Pari Passu Loan Primary Servicing Fee Rate”: The “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan equal to (i) 0.00250% per annum with respect to the Helios Plaza Mortgage Loan (after the related Servicing Shift Securitization Date), and (ii) 0.00625% per annum with respect to the One SoHo Square Mortgage Loan).

“Pass-Through Rate”: For any Distribution Date: (a) with respect to any Lower-Tier Regular Interest, the Weighted Average Net Mortgage Rate for such Distribution Date; and (b) with respect to each Class of Certificates or Exchangeable Upper-Tier Regular Interest, the rate set forth next to it in the table below:

Class of Certificates or Exchangeable Upper-Tier Regular Interest	Pass-Through Rate
Class A-1 Certificates	0.8810% per annum
Class A-2 Certificates	2.2060% per annum
Class A-3 Certificates	1.9780% per annum
Class A-SB Certificates	2.3360% per annum
Class A-4 Certificates	2.3220% per annum
Class A-4-1 Certificates	1.8220% per annum
Class A-4-2 Certificates	1.3220% per annum
Class A-4-X1 Certificates	0.5000% per annum
Class A-4-X2 Certificates	1.0000% per annum
Class A-4 Upper-Tier Regular Interest	1.3220% per annum
Class A-4-X1 Upper-Tier Regular Interest	0.5000% per annum
Class A-4-X2 Upper-Tier Regular Interest	0.5000% per annum
Class A-5 Certificates	2.5740% per annum
Class A-5-1 Certificates	2.0740% per annum
Class A-5-2 Certificates	1.5740% per annum
Class A-5-X1 Certificates	0.5000% per annum
Class A-5-X2 Certificates	1.0000% per annum
Class A-5 Upper-Tier Regular Interest	1.5740% per annum
Class A-5-X1 Upper-Tier Regular Interest	0.5000% per annum
Class A-5-X2 Upper-Tier Regular Interest	0.5000% per annum
Class X-A Certificates	The related Class X Pass-Through Rate
Class X-B Certificates	The related Class X Pass-Through Rate
Class A-S Certificates	2.7670% per annum
Class A-S-1 Certificates	2.2670% per annum
Class A-S-2 Certificates	1.7670% per annum
Class A-S-X1 Certificates	0.5000% per annum
Class A-S-X2 Certificates	1.0000% per annum
Class A-S Upper-Tier Regular Interest	1.7670% per annum
Class A-S-X1 Upper-Tier Regular Interest	0.5000% per annum
Class A-S-X2 Upper-Tier Regular Interest	0.5000% per annum
Class B Certificates	The lesser of the Weighted Average Net Mortgage Rate and 2.9700% per annum
Class B-1 Certificates	The sum of the Class B Upper-Tier Regular Interest Pass-Through Rate and the Class B-X2 Upper-Tier Regular Interest Pass-Through Rate

Class of Certificates or Exchangeable Upper-Tier Regular Interest	Pass-Through Rate
Class B-2 Certificates	The Class B Upper-Tier Regular Interest Pass-Through Rate
Class B-X1 Certificates	0.5000% per annum
Class B-X2 Certificates	1.0000% per annum
Class B Upper-Tier Regular Interest	The Class B Certificates Pass-Through Rate minus 1.0000% per annum
Class B-X1 Upper-Tier Regular Interest	0.5000% per annum
Class B-X2 Upper-Tier Regular Interest	0.5000% per annum
Class C Certificates	The lesser of the Weighted Average Net Mortgage Rate and 3.3250% per annum
Class C-1 Certificates	The sum of the Class C Upper-Tier Regular Interest Pass-Through Rate and the Class C-X2 Upper-Tier Regular Interest Pass-Through Rate
Class C-2 Certificates	The Class C Upper-Tier Regular Interest Pass-Through Rate
Class C-X1 Certificates	0.5000% per annum
Class C-X2 Certificates	1.0000% per annum
Class C Upper-Tier Regular Interest	The Class C Certificates Pass-Through Rate minus 1.0000% per annum
Class C-X1 Upper-Tier Regular Interest	0.5000% per annum
Class C-X2 Upper-Tier Regular Interest	0.5000% per annum
Class X-D Certificates	The related Class X Pass-Through Rate
Class X-F Certificates	The related Class X Pass-Through Rate
Class X-G Certificates	The related Class X Pass-Through Rate
Class D Certificates	2.5000% per annum
Class E Certificates	2.5000% per annum
Class F Certificates	The Weighted Average Net Mortgage Rate minus 1.0000%
Class G Certificates	The Weighted Average Net Mortgage Rate minus 1.0000%
Class H-RR Certificates	The Weighted Average Net Mortgage Rate
Class J-RR Certificates	The Weighted Average Net Mortgage Rate

“Payment Accommodation”: For any Mortgage Loan or Serviced Whole Loan, the entering into of any temporary forbearance agreement pursuant to Section 3.18(m) as a result of the COVID-19 emergency (and qualification as a COVID-19 emergency forbearance shall be determined by the Special Servicer in its sole and absolute discretion in accordance with the Servicing Standard) relating to (i) payment obligations or operating covenants under the related

Mortgage Loan documents, (ii) the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, or (iii) such other modification, forbearance or waiver that is related or incidental to clause (i) or clause (ii), that in each case (A) defers no greater than nine (9) monthly debt service payments in the aggregate with any other Payment Accommodation and (B) requires full repayment of deferred payments and escrows within twenty-one (21) months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan. For the avoidance of doubt, a Payment Accommodation shall only be entered into by the Special Servicer on behalf of the Trust in its sole and absolute discretion in accordance with the Servicing Standard and the Master Servicer shall have no processing, consent or other rights with respect thereto. No Payment Accommodation shall be granted if the Mortgage Loan or Serviced Whole Loan is in default (and such default is known to the Special Servicer) with respect to any loan provision other than the provision(s) subject to the forbearance request.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Serviced Mortgage Loan or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan), as applicable, in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Prepayment Premium, a Yield Maintenance Charge or any Excess Interest.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class V and Class R Certificates), the Percentage Interest is equal to the Denomination as of the Closing Date of such Certificate (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificates) divided by the Original Certificate Balance or Original Notional Amount, as applicable, of the Class to which such Certificate belongs (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached thereto). With respect to a Class V Certificate or a Class R Certificate, the Percentage Interest is set forth on the face thereof.

As to the VRR Interest, the “Percentage Interest” of the related VRR Interest Owner shall be its respective percentage interest in distributions required to be made with respect to the VRR Interest and all rights of the VRR Interest hereunder, which will be equal to: (i) with respect to KeyBank National Association (and its successors in interest), 79.6733%, and (ii) with respect to BMO (and its successors in interest), 20.3267%.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or any related Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess

Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)         direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, the United States of America, Fannie Mae or Freddie Mac or any agency or instrumentality of the United States of America, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such rating agency, such class of securities) as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less;

(ii)        time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating; or, in each case, such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such Rating Agency, such class of securities) as evidenced in writing;

(iii)       repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)       debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency, so long as such lower rating is equivalent or higher than the Applicable KBRA Permitted Investment Rating); provided, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)        commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency relating to the Certificates and to any Serviced Companion Loan Securities, so long as such lower rating is equivalent or higher than the Applicable KBRA Permitted Investment Rating);

(vi)       money market funds (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep, or the Wells Fargo Money Market Funds) which seek to maintain a constant net asset value per share, rated in the highest money market fund rating categories of Fitch and KBRA (if so rated by each such Rating Agency (and if not rated by any such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Fitch, KBRA, DBRS, Moody’s and/or S&P)) and “AAAm” by S&P (or, if not rated by S&P, otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) hereof if so qualified that (a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)      any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); and

(viii)     any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; provided, further, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index, (c) any such investment must not be subject to liquidation prior to maturity, and (d) any such investment must not be purchased at a premium over par; provided, further, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; provided, further, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC as a REMIC.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates or the VRR Interest are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(m).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan or Serviced Pari Passu Companion Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any related Excess Interest), to the extent collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) and, in the case of a Non-Serviced Mortgage Loan, remitted to the Trust, that would have accrued at a rate per annum equal to (x) in the case of any Mortgage Loan other than a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of related Servicing Fees and any related Excess Interest) on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Mortgage Loan or Serviced Pari Passu Companion Loan that was subject to a Principal

Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, after the related Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any related Excess Interest), to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any Mortgage Loan other than a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of related Servicing Fees and any related Excess Interest) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any Serviced AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related Serviced Subordinate Companion Loan.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related Intercreditor Agreement).

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: With respect to each Mortgage Loan, the monthly fee payable by the Master Servicer to the related primary servicer (which may be the Master Servicer) in respect of primary servicing of such Mortgage Loan.

“Primary Servicing Fee Rate”: With respect to each Mortgage Loan, the rate set forth on the Mortgage Loan Schedule representing the rate at which the Primary Servicing Fee accrues on such Mortgage Loan; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the Primary Servicing Fee Rate with respect to such Mortgage Loan comprising a part of the related Servicing Fee Rate shall be 0% per annum (and the amount of the reduction in the “Servicing Fee Rate” will instead be paid to the related Non-Serviced Master Servicer as the Pari Passu Loan Primary Servicing Fee Rate).

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G, Class H-RR and Class J-RR Certificates and the Exchangeable P&I Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the sum of (i) the Principal Shortfall for such Distribution Date and (ii) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan or Serviced Whole Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount actually distributed to the Holders of the Principal Balance Certificates on the preceding Distribution Date in respect of such Principal Distribution Amount. The Principal Shortfall for the initial Distribution Date will be zero.

“Private Placement Memorandum”: The private placement memorandum relating to the offer and sale of the Non-Registered Certificates, dated October 1, 2021.

“Privileged Communications”: Any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the Special Servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under this Agreement, (ii) strategically sensitive information (including without limitation any such information contained within any Asset Status Report or Final Asset Status Report) that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and that is labeled or otherwise identified as Privileged Information by the Special Servicer and (iii) information subject to attorney-client privilege. The Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, based on written legal advice), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Servicer, any Person (including the Directing Certificateholder, the Risk Retention Consultation Party and any VRR Interest Owner) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, that in no event may a Borrower Party (other than a Borrower Party that is the Special Servicer or the Risk Retention Consultation Party) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by the Master Servicer, the Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if the Special Servicer becomes a Borrower Party, the Special Servicer shall nevertheless be a Privileged Person; provided that the Special Servicer (i) shall not view or otherwise retrieve any Excluded Special Servicer Information specific to the related Excluded Special Servicer Loan, (ii) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of the Special Servicer’s employees or personnel or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (iii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) and (ii) above; provided, further, that nothing in this Agreement shall be construed as an obligation of the Master Servicer or the Certificate Administrator to restrict access by the Special Servicer or any Excluded Special Servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan and in no case shall the Master Servicer or the Certificate Administrator be held liable if the Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loan; provided, further, that the Master Servicer and the Certificate Administrator shall not restrict access by the Special Servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan; provided, further, that any Excluded Controlling Class Holder or Risk Retention Consultation Party shall be permitted to obtain from the Master Servicer or the Special Servicer, as applicable, in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan or Excluded RRCP Loan with respect to which such Excluded Controlling Class Holder or Risk Retention Consultation Party is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder or Risk Retention Consultation Party via the Certificate Administrator’s Website because of its Excluded Controlling Class Holder status (or such party’s status as Risk Retention Consultation Party with respect to an Excluded RRCP Loan)). In no case shall the Master Servicer be liable for any communication to the Special Servicer, or for any disclosure of information to the Special Servicer, relating to an Excluded Special Servicer Loan (including any information delivered to the Certificate Administrator for posting on the Certificate Administrator’s Website).

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Proposed Course of Action”: As defined in Section 2.03(l)(i).

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i).

“Prospectus”: The prospectus relating to the offer and sale of the Registered Certificates, dated October 1, 2021.

“PSA Party Repurchase Request”: As defined in Section 2.03(k)(ii).

“PTCE”: Prohibited Transaction Class Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or any successor REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 5 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)         the outstanding principal balance of such Mortgage Loan (or any successor REO Loan) as of the date of purchase; plus

(ii)        all accrued and unpaid interest on the Mortgage Loan (or any related successor REO Loan), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest or Excess Interest on any

ARD Loan), to, but not including, the Due Date therefor immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)       all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related successor REO Loan), if any; plus

(iv)       if such Mortgage Loan (or successor REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, the Asset Representations Reviewer Asset Review Fee (to the extent not previously paid by the related Mortgage Loan Seller), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or successor REO Loan); provided, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(l) hereof; plus

(v)        Liquidation Fees, if any, payable with respect to such Mortgage Loan (or successor REO Loan) (which will not include any Liquidation Fees if such repurchase occurs during the Initial Cure Period, or if applicable, prior to the expiration of the Extended Cure Period).

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the successor REO Loan. With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement. With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable Mortgage Loan Sellers for its related Mortgage Note will be its respective Mortgage Loan Seller Percentage Interest as of the Closing Date of the total Purchase Price for such Mortgage Loan. Notwithstanding the foregoing, with respect to any repurchase pursuant to subclause (A) and subclause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan. Notwithstanding anything to the contrary in this definition of “Purchase Price,” the Mortgage Loan Seller shall nevertheless be obligated to pay any amounts due and owing under Section 3.08(e).

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A-” by S&P (or, if not rated by S&P, at least an equivalent rating by one other NRSRO (which may include Fitch or KBRA)) and (b) “A” by Fitch if rated by Fitch (or, if not rated by Fitch, at least “A” or an equivalent rating as “A” by one nationally recognized insurance rating organization (which may include S&P or KBRA)) and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) with a rating of at least “A-” by Fitch and at least one of the following ratings: (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-:X” by A.M. Best Company, Inc. or (d) “A(low)” by DBRS Morningstar, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.

“Qualified Mortgage Material Defect”: A Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage.”

“Qualified Replacement Special Servicer”: A replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) that is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) that is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, or (y) for the appointment of the replacement special servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iv) that is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the Operating Advisor for its appointment as replacement special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders and the VRR Interest Owners, (vi)(x) that is currently acting as a special servicer in a CMBS transaction rated by Moody’s on a transaction-level basis (as to which CMBS transaction there are outstanding commercial mortgage-backed securities rated by Moody’s) and (y) Moody’s has not publicly cited servicing concerns with respect to such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, (viii) that is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer” and (ix) that is currently acting as a special servicer in a transaction rated by KBRA and has not been cited by KBRA as having servicing concerns that were the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after deduction of the principal portion of the Periodic Payment due in the month of substitution, not in excess of the Stated Principal Balance of the removed Mortgage Loan; provided, that, to the extent that the principal balance of such Mortgage Loan is less than the Stated Principal Balance of the removed Mortgage Loan, then such differential in principal amount, together with interest thereon at the Mortgage Rate on the related Mortgage Loan from the date as to which interest was last paid through the last day of the month in which such substitution occurs, shall be paid by the party effecting such substitution to the Master Servicer for deposit into the Collection Account, and shall be treated as a Principal Prepayment hereunder; (ii) accrue interest at a rate of interest at least equal to that of the removed Mortgage Loan; (iii) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the removed Mortgage Loan (and in no event may such Mortgage Loan mature after the date that is three (3) years prior to the Rated Final Distribution Date); (iv) have an original loan-to-value ratio not higher than that of the removed Mortgage Loan and a current loan-to-value ratio (equal to the outstanding principal balance on the date of substitution divided by its current Appraised Value) not higher than the current loan-to-value ratio of the removed Mortgage Loan; (v) have an original debt service coverage ratio equal to or greater than that of the removed Mortgage Loan and a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the removed Mortgage Loan; (vi) comply with all of the representations and warranties relating to Mortgage Loans set forth in the applicable Mortgage Loan Purchase Agreement, as of the date of substitution; (vii) have an environmental assessment relating to the related Mortgaged Property in its Mortgage File that does not, in the good faith reasonable judgment of the Special Servicer, consistent with the Servicing Standard, raise material issues that have not been adequately addressed; (viii) have an engineering report relating to the related Mortgaged Property in its Mortgage File that does not, in the good faith reasonable judgment of the Special Servicer, consistent with the Servicing Standard raise material issues that have not been adequately addressed; and (ix) have been the subject of an Opinion of Counsel, delivered to the Trustee and the Certificate Administrator at the related Mortgage Loan Seller’s expense, that such Mortgage Loan is a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; provided that no substitute mortgage loan may have a Maturity Date after the date three (3) years prior to the Rated Final Distribution Date; provided, further, that no substitute mortgage loan shall be substituted for a removed Mortgage Loan unless a Rating Agency Confirmation has been obtained from each Rating Agency (at the expense of the related Mortgage Loan Seller); provided, further, that, so long as a Control Termination Event has not occurred and is not continuing and subject to the DCH Limitations, any such substitution will require the consent of the Directing Certificateholder (not to be unreasonably withheld); provided, further, that no Mortgage Loan may be replaced by more than one substituted mortgage loan.

When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

“Qualified VRR Interest Owner”: Any U.S. Tax Person that is:

(a)          an entity Controlled by, under common Control with or that Controls a VRR Interest Owner, or

(b)          the trustee on behalf of the trust certificates issued pursuant to a master trust agreement involving a collateralized debt obligation (“CDO”) comprised of, or other securitization vehicle involving, assets deposited or transferred by a VRR Interest Owner and/or one or more Affiliates (whether with assets from others or not), provided that the securities issued in connection with such CDO or other securitization vehicle are rated by each of the Rating Agencies, or

(c)          one or more of the following:

(i)         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)        an investment company, money management firm or a Qualified Institutional Buyer or an Institutional Accredited Investor, or

(iii)       a Qualified Trustee in connection with (a) a securitization of, (b) the creation of a CDO secured by, or (c) a financing through an “owner trust” of, the VRR Interest or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies (it being understood that a Rating Agency Confirmation will not be required in connection with a transfer of the VRR Interest or any interest therein to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, (a) the special servicer of such Securitization Vehicle has a rating of “CSS3” by Fitch or is otherwise acceptable to Fitch, (b) the special servicer of such Securitization Vehicle is listed on S&P’s Select Servicer List as a U.S. Commercial Special Servicer, (c) the special servicer of such Securitization Vehicle is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by KBRA prior to the date of determination, and KBRA has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans or is otherwise acceptable to KBRA, and (d) such special servicer is required to service and administer the VRR Interest or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such approved servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset

Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified VRR Interest Owner, are each a Qualified VRR Interest Owner under clauses (i), (ii), (iv) or (v) of this definition, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) a VRR Interest Owner, (B) a person that is otherwise a Qualified VRR Interest Owner, under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified VRR Interest Owners (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)        an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (c)(i), (ii), (iii), (iv)(B) or (v) of this definition, (x) such entity has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv)(B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity; or

(d)         any entity Controlled by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified VRR Interest Owner for purposes of this Agreement, or as to which the Rating Agencies have stated they would not review such entity in connection with the subject transfer.

 For purposes of this definition, “Control” means, the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. For purposes of this definition, “Qualified Trustee” means any Person that is (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and (ii) an institution whose long-term senior unsecured debt is rated at least “A” (or its equivalent) by each of the applicable Rating Agencies. For purposes of this definition, “Permitted Fund Manager” means any Person that on the date of determination is (i) any nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Quorum”: The Holders of ABS Interests evidencing at least 75% of the aggregate Voting Rights allocable to all Principal Balance Certificates and the VRR Interest on an aggregate basis (taking into account, other than with respect to the termination of the Asset Representations Reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest).

“RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates, the Distribution Date in October 2054.

“Rating Agency”: Each of KBRA, Fitch and S&P or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, and specific ratings of KBRA, Fitch and S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Communication”: With respect to any action, any written communication intended for a Rating Agency relating to such action, which shall be delivered at least ten (10) Business Days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with this Agreement).

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to this Agreement) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter. At any time during which no Certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Realized Loss”: As defined in Section 4.04(a).

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Registered Certificates”: The Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class X-B Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Regular Certificates”: Any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G, Class H-RR, Class J-RR, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.15(a).

“Regulation AB Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate, compounded annually (subject to a floor of 2.00%).

“Related Certificates”, “Related Exchangeable Upper-Tier Regular Interests” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates and Exchangeable Upper-Tier Regular Interests, the related Class of Lower-Tier Regular Interests; and for each of the following Classes of Lower-Tier Regular Interests, the related Class of Certificates or Exchangeable Upper-Tier Regular Interest set forth below:

Related Certificates or Related Exchangeable Upper-Tier Regular Interest	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-4 Upper-Tier Regular Interest	Class LA4 Uncertificated Interest
Class A-5 Upper-Tier Regular Interest	Class LA5 Uncertificated Interest
Class A-S Upper-Tier Regular Interest	Class LAS Uncertificated Interest
Class B Upper-Tier Regular Interest	Class LB Uncertificated Interest
Class C Upper-Tier Regular Interest	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest
Class H-RR Certificates	Class LHRR Uncertificated Interest
Class J-RR Certificates	Class LJRR Uncertificated Interest

The Related Lower-Tier Regular Interest with respect to the Class RR Certificates is the Class LRR Uncertificated Interest, and the Related Lower-Tier Regular Interest with respect to the RR Interest is the LRI Uncertificated Interest.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.14(b) on behalf of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “KeyBank National Association, as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners, REO Account”. Any such account or accounts shall be an Eligible Account.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, each related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan. All amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and

Servicing Fees, additional trust fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders and/or the VRR Interest Owners being reduced as a result of the first proviso in the definition of “Aggregate Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan, as applicable, will be available for amounts due to the Certificateholders or to reimburse the Trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to a Serviced Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

“REO Property”: A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders and the VRR Interest Owners (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to the Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”: A Holder Repurchase Request or a PSA Party Repurchase Request.

“Repurchase Request Recipient”: As defined in Section 2.02(g).

“Repurchased Note”: As defined in Section 3.30.

“Repurchasing Mortgage Loan Seller”: As defined in Section 3.30.

“Request for Release”: A release signed by a Servicing Officer of the Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Certificateholders”: As defined in Section 4.05(b).

“Requesting Holder”: As defined in Section 2.03(l)(iii).

“Requesting Investor”: As defined in Section 5.06(b)(ii).

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(k)(iii).

“Resolved”: With respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Defeasance Rights and Obligations”: Any of the MSMCH Seller Defeasance Rights and Obligations, the AREF Seller Defeasance Rights and Obligations, the Starwood Lender Successor Borrower Right, the BMO Lender Successor Borrower Right and the KeyBank Seller Defeasance Rights and Obligations.

“Retained Fee Rate”: A rate equal to 0.00125% per annum with respect to each Mortgage Loan.

“Retaining Parties”: KeyBank National Association, BMO and the Third-Party Purchaser, or any successor holder of interests in the VRR Interest or the HRR Certificates, as applicable.

“Retaining Sponsor”: KeyBank National Association, acting as “retaining sponsor” as such term is defined in Risk Retention Rule.

“Review Materials”: As defined in Section 12.01(b)(i).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Risk Retention Affiliate” or “Risk Retention Affiliated”: An “affiliate of” or “affiliated with”, as such terms are defined in the Risk Retention Rule.

“Risk Retention Consultation Party”: The party selected by the holder or holders of more than 50% of the VRR Interest, by VRR Interest Balance, as determined by the Certificate Registrar from time to time. KeyBank National Association shall be the initial Risk Retention Consultation Party.

“Risk Retention Rule”: The final rule that was promulgated to implement the credit risk retention requirements (which such joint final rule has been codified, inter alia, at 12 C.F.R. §43.1 et seq.), under Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (79 F.R. 77601; pages 77740-77766), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 F.R. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“RR Interest”: An uncertificated interest in the Trust representing the right to receive a Percentage Interest in all amounts and rights allocable to the VRR Interest under this Agreement and the RRI Percentage of all amounts collected on the Mortgage Loans, net of all expenses of the Trust, and distributable on each Distribution Date to Holders of Certificates

(other than to the Class R Certificates) and to the VRR Interest Owners and an undivided beneficial ownership of a portion of the Class VRR Interest Specific Grantor Trust Assets. The RR Interest evidences a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions. The parties hereto agree not to treat the RR Interest as a security under applicable law.

“RRI Percentage”: As of any date of determination, a fraction, expressed as a percentage, the numerator of which is the VRR Interest Balance of the RR Interest, and the denominator of which is the aggregate Certificate Balance of all of the Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“Rules”: As defined in Section 2.03(n)(iv).

“S&P”: S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the CREFC® Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders and VRR Interest Owners), prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the Mortgagor as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date, and (ii) with respect to a Non-Serviced Mortgage Loan, received by the Master Servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the Master Servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date.

“Secure Data Room”: The “Secure Data Room” tab, which shall initially be located within the Certificate Administrator’s Website (initially www.ctslink.com) on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”: Any Class A Certificate (other than the Class A-S Exchangeable Certificates) or Class X Certificate.

“Serviced AB Control Appraisal Period”: With respect to any Serviced AB Whole Loan, the period during which a “control appraisal event” (or analogous term) exists under the related Serviced AB Intercreditor Agreement.

“Serviced AB Intercreditor Agreement”: Any Intercreditor Agreement by and among the holder of a Serviced Subordinate Companion Loan and the holder of the related Serviced Mortgage Loan, relating to the relative rights of such holders of the related Serviced AB Whole Loan, as the same may be further amended in accordance with the terms thereof. As of the Closing Date, there is no Serviced AB Intercreditor Agreement related to the Trust.

“Serviced AB Mortgage Loan”: A senior “A note” that is part of a Serviced AB Whole Loan and which is a Serviced Mortgage Loan that is part of the Trust Fund and that is senior in right of payment to the related Serviced Subordinate Companion Loan to the extent set forth in the related Intercreditor Agreement. As of the Closing Date, there is no Serviced AB Mortgage Loan related to the Trust.

“Serviced AB Mortgaged Property”: The Mortgaged Property which secures the related Serviced AB Whole Loan. As of the Closing Date, there is no Serviced AB Mortgaged Property related to the Trust.

“Serviced AB Whole Loan”: A Whole Loan that consists of a Serviced Mortgage Loan and one or more related Serviced Subordinate Companion Loans and may also include one or more Serviced Pari Passu Companion Loans. As of the Closing Date, there is no Serviced AB Whole Loan related to the Trust.

“Serviced AB Whole Loan Controlling Holder”: The “Directing Lender” or similarly defined party identified in the related Serviced AB Intercreditor Agreement. As of the Closing Date, there is no Serviced AB Whole Loan Controlling Holder related to the Trust.

“Serviced Companion Loan”: Each of the Serviced Pari Passu Companion Loans and any Serviced Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”: Any class of securities backed, wholly or partially, by any Serviced Companion Loan.

“Serviced Companion Noteholder”: Each of the holders of the Serviced Companion Loans.

“Serviced Mortgage Loan”: A Mortgage Loan serviced and administered under this Agreement.

“Serviced Pari Passu Companion Loan”: With respect to each Serviced Whole Loan, any related promissory note that is pari passu in right of payment with the related Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”: Each of (a) the Superstition Gateway Mortgage Loan and (b) each Servicing Shift Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan”: Each of (a) the Superstition Gateway Whole Loan and (b) each Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced REO Loan”: Any REO Loan that is serviced by the Special Servicer and relates to a Serviced REO Property.

“Serviced REO Property”: Any REO Property that is serviced and administered by the Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Subordinate Companion Loan”: With respect to any Serviced AB Whole Loan, any related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related Serviced AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related Serviced AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement. As of the Closing Date, there is no Serviced Subordinate Companion Loan related to the Trust.

“Serviced Whole Loan”: Each of the Serviced Pari Passu Whole Loans and any Serviced AB Whole Loan.

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan: (a) the applicable date set forth in the related Intercreditor Agreement for remittances by the Master Servicer to the holder of such Serviced Companion Loan; or (b) if no such date described in clause (a) is set forth in the related Intercreditor Agreement, the applicable remittance date, which shall be (i) prior to contribution of such Serviced Companion Loan to an Other Securitization, the Remittance Date and (ii) following contribution of such Serviced Companion Loan to an Other Securitization, the earlier of (A) Remittance Date or (B) the Business Day immediately succeeding the “determination date” set forth in the related Other Pooling and Servicing Agreement, provided, such Serviced Whole Loan Remittance Date shall not be earlier than the sixth (6th) day of any month.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Serviced Mortgage Loan (and any related Serviced Companion Loan) in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property and the priority of a Mortgage, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”: With respect to each Mortgage Loan, Serviced Companion Loan and REO Loan, the fee payable to the Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to (i) each Mortgage Loan and related REO Loan, a per annum rate equal to the sum of a master servicing fee rate equal to 0.00250% plus the rate set forth on the Mortgage Loan Schedule under the heading “Primary Servicing Fee Rate”, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loan, and (ii) each Serviced Companion Loan (including any related portion of an REO Loan), the rate set forth on the Mortgage Loan Schedule under the heading “Primary Servicing Fee Rate”, in each case computed on the basis of the Stated Principal Balance of the related Serviced Companion Loan in the same manner in which interest is calculated in respect of such loan; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the Primary Servicing Fee Rate with respect to such Mortgage Loan comprising a part of the related Servicing Fee Rate shall be 0% per annum (and the amount of the reduction in the “Servicing Fee Rate” will instead be paid to the related Non-Serviced Master Servicer as the Pari Passu Loan Primary Servicing Fee Rate).

“Servicing File”: With respect to any Mortgage Loan, a photocopy of all items required to be included in the Mortgage File, together with, without duplication, to the extent required to be (and actually) delivered to the applicable Mortgage Loan Seller or other originator pursuant to the applicable Mortgage Loan documents, copies of the following items: the Mortgage Note, any Mortgage, the Assignment of Leases and the Assignment of Mortgage, any guaranty/indemnity agreement, any loan agreement, any insurance policies or certificates (as applicable), any property inspection reports, any financial statements on the property, any escrow analysis, any tax bills, any Appraisal, any environmental report, any engineering report, third-party management agreements, any asset summary, financial information on the Mortgagor/sponsor and any guarantors, any letters of credit, any intercreditor agreement and any environmental insurance policies.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the Certificate

Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with ARTICLE XI or (ii) the Depositor reasonably determines that a Master Servicer or the Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto. Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of the Master Servicer, the Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by the Master Servicer, the Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Shift Control Note”: With respect to any Servicing Shift Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Helios Plaza Controlling Pari Passu Companion Loan will be a Servicing Shift Control Note related to the Trust.

“Servicing Shift Mortgage Loan”: With respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Trust.

“Servicing Shift Securitization Date”: The date on which a Servicing Shift Control Note is included in a securitization trust.

“Servicing Shift Whole Loan”: Any Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by this Agreement) and on and after the related Servicing Shift Securitization Date, will become a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). As of the Closing Date, the only Servicing Shift Whole Loan related to the Trust shall be the Helios Plaza Whole Loan.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Serviced Mortgage Loan, or related Serviced Companion Loan, the occurrence of any of the following events:

(i)         with respect to a Mortgage Loan or Serviced Companion Loan that is not a Balloon Mortgage Loan, (a) a payment default shall have occurred at its original Maturity Date, or (b) if the original Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended as provided herein, a payment default shall have occurred at such extended Maturity Date; or

(ii)        with respect to each Mortgage Loan or Serviced Companion Loan that is a Balloon Mortgage Loan, the Balloon Payment is delinquent and the related Mortgagor has not provided the Master Servicer (who shall promptly forward such written evidence to the Special Servicer) or the Special Servicer, as of the related Maturity Date, written evidence from an institutional lender of such lender’s binding commitment to refinance such Mortgage Loan or a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the Master Servicer and the Special Servicer from an acceptable lender or purchaser reasonably satisfactory to the Master Servicer and the Special Servicer (and the Master Servicer or Special Servicer, as applicable, shall promptly forward such commitment or other similar refinancing documentation to the other such party), which provides that such refinancing or sale will occur within one hundred-twenty (120) days of such related Maturity Date, provided that such Mortgage Loan and any related Serviced Companion Loan, as applicable, will become a Specially Serviced Loan immediately (a) if, in the judgment of the Special Servicer in accordance with the Servicing Standard, the related Mortgagor fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale, or the related Mortgagor fails to pay any Assumed Scheduled Payment on the related Due Date (subject to any applicable Grace Period) at any time before the refinancing or sale, (b) if such refinancing or sale does not occur within one hundred twenty (120) days of the related Maturity Date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase agreement), or (c) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur; or

(iii)       any Periodic Payment (other than a Balloon Payment) is more than sixty (60) days delinquent (unless, prior to such Periodic Payment becoming more than sixty (60) days delinquent, the holders of the related Companion Loan or, in the case of a Mortgage Loan with mezzanine debt, the holders of related mezzanine debt, as applicable, cures such delinquency, subject to the terms and provisions of the related Intercreditor Agreement); or

(iv)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) makes a judgment that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Mortgagor within sixty (60) days; or

(v)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided that if such decree or order was involuntary and is discharged or stayed within sixty (60) days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within sixty (60) days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan (and any related Serviced Companion Loan, as applicable), shall no longer be a Specially Serviced Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed to the Trust Fund by the Special Servicer); or

(vi)        the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)       the related Mortgagor shall (a) admit in writing its inability to pay its debts generally as they become due, (b) file a petition to take advantage of any applicable insolvency or reorganization statute, (c) make an assignment for the benefit of its creditors, or (d) voluntarily suspend payment of its obligations; or

(viii)      a default of which the Master Servicer or the Special Servicer, as applicable, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the Master Servicer or Special Servicer (in the case of the Special Servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines in its good faith reasonable judgment may materially and adversely affect the interests of the Certificateholders and the VRR Interest Owners (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the pari passu nature of any Serviced Pari Passu Companion Loan and the subordinate nature of any Serviced Subordinate Companion Loans, as the case may be), has occurred and remained unremedied for the applicable Grace Period specified in the related Mortgage Loan or related Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no Grace Period is specified for those defaults which are capable of cure, sixty (60) days); or

(ix)        the Master Servicer or Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the related Mortgaged Property; or

(x)         the Master Servicer or Special Servicer (in the case of the Special Servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (iv) above) under a Mortgage Loan or related Serviced Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and related Serviced Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders and VRR Interest Owners (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole (taking into account the pari passu nature of any Serviced Pari Passu Companion Loan and the subordinate nature of any Serviced Subordinate Companion Loans, as the case may be), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable; provided that any determination that a Servicing Transfer Event has occurred under this clause (x) with respect to any Mortgage Loan or related Serviced Companion Loan, as applicable, solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer (with, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), the consent of the Directing Certificateholder);

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Loan shall be a Specially Serviced Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Loan. If any Serviced Companion Loan becomes a Specially Serviced Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, any related Serviced Companion Loan shall also become a Specially Serviced Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced PSA.

For the avoidance of doubt, with respect to clauses (iii), (iv), (vii)(a), (viii) and (x) above, neither (A) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (B) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

In addition, if the Special Servicer is processing a Payment Accommodation and an event described in clauses (iii), (iv), (vii)(a), (viii) and (x) above occurs, the Special Servicer shall be permitted, but not required, to make a determination to complete the Payment Accommodation, in which case no Servicing Transfer Event shall occur with respect to the applicable Mortgage Loan only if, and for so long as, the related Mortgagor is complying with the terms of such Payment Accommodation.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Distribution Date (or, with respect to any Serviced Companion Loan securitized pursuant to an Other Pooling and Servicing Agreement, the “distribution date” or other analogous term defined under such Other Pooling and Servicing Agreement) occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(m).

“SOHO 2021-SOHO TSA”: The trust and servicing agreement, dated as of July 30, 2021, between GS Mortgage Securities Corporation II, as depositor, KeyBank National Association, as servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, U.S. Bank National Association, as certificate administrator and Trustee, U.S. Bank National Association, as custodian, and Pentalpha Surveillance LLC, as operating advisor.

“Sole Owner”: Collectively, the following parties acting in unanimity: (i) any Certificate Owner of Book-Entry Certificates or Holder of Definitive Certificates (or one or more such Certificate Owners and/or Holders acting in unanimity), which Certificates represent 100% of the then-outstanding Certificates (other than the Class V and Class R Certificates), and (ii) a VRR Interest Owner (or group of VRR Interest Owners acting in unanimity) that owns 100% of the VRR Interest; provided, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests have been reduced to zero.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: With respect to (i) each of the Serviced Mortgage Loans (other than any Excluded Special Servicer Loan) and the Serviced Companion Loans, KeyBank National Association, and its successors in interest and assigns, or any successor special servicer appointed as herein provided and (ii) any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Special Servicer Decision”: Any of the following with respect to a Serviced Mortgage Loan or Serviced Whole Loan that is not otherwise a Major Decision:

(a)          approving or denying leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for all leases (other than, in each case, Ground Leases) in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property;

(b)          approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related Mortgage Loan documents) with material (more than 10%) increases in operating expenses or payments to entities actually known by the Master Servicer to be Affiliates of the related Mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

(c)          any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earn-out” or “holdback” escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans securing the Mortgaged Properties specifically identified on Schedule 3 to this Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, shall not constitute a Special Servicer Decision);

(d)          any requests for the release of collateral or the acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan other than: (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the Mortgage Loan or Serviced Whole Loan; (ii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; (iii) the acceptance of substitute or additional collateral in the form of non-callable United States Treasury obligations in connection with a defeasance; or (iv) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(e)          approving any transfer of an interest in the Mortgagor under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include lender approval or the exercise of lender discretion, including a consent to transfer or assumption to any subsidiary or affiliate of such Mortgagor or to a Person acquiring less than a majority interest in such Mortgagor and (ii) does not involve incurring new mezzanine financing or a change in control of the Mortgagor;

(f)           requests to incur additional debt in accordance with the terms of the related Mortgage Loan documents;

(g)          approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(h)          approval of easements that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the related Mortgage Loan;

(i)           agreeing to any modification, waiver, consent or amendment of a Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; and

(j)          determining whether to cure any default by a Mortgagor under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease (and in any such case, the Master Servicer will be required to provide the Special Servicer with any notice that it receives relating to a default by the Mortgagor under a Ground Lease where the collateral for the Mortgage Loan is the Ground Lease).

“Special Servicing Fee”: With respect to each Specially Serviced Loan and Serviced REO Loan, the fee payable to the Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Loan and each Serviced REO Loan on a loan-by-loan basis, either (a) 0.25% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and any related Serviced Companion Loan, as applicable, in the same manner as interest is calculated on such Specially Serviced Loan; or (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than $3,500, in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or Serviced REO Loan shall be a rate equal to such higher rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or Serviced REO Loan.

“Specially Serviced Loan”: As defined in Section 3.01(a).

“Sponsors”: The Mortgage Loan Sellers.

“Startup Day”: The day designated as such in Section 10.01(b).

“Starwood”: As defined in Section 3.18(i).

“Starwood Lender Successor Borrower Right”: As defined in Section 3.18(i).

“Starwood Loans”: As defined in Section 3.18(i).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(i)         the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the Mortgagor on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the Master Servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)        all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)       the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred after the Cut-off Date (or, in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)         the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)        the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

Notwithstanding anything herein to the contrary, if a Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then as of the first Distribution Date that relates to the first Determination Date coinciding with or following to the date of such event, and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the

Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan, as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

“Subject Loans”: As defined in Section 12.02(a).

“Subordinate Certificate”: Any Class A-S Exchangeable Certificate, Class B Exchangeable Certificate, Class C Exchangeable Certificate or Class D, Class E, Class F, Class G, Class H-RR or Class J-RR Certificate.

“Subordinate Companion Loan”: Any Serviced Subordinate Companion Loan or Non-Serviced Subordinate Companion Loan.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal

Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution.

“Successor Third-Party Purchaser”: A subsequent third party purchaser that acquires all of the HRR Certificates from the Third Party Purchaser in compliance with this Agreement, the Third Party Purchaser Agreement, an eligible subsequent third party purchaser agreement and Rule 7 of the Risk Retention Rule.

“Superstition Gateway Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of September 16, 2021, by and between the holders of the respective promissory notes evidencing the Superstition Gateway Whole Loan, relating to the relative rights of such holders of the Superstition Gateway Whole Loan, as the same may be amended in accordance with the terms thereof.

“Superstition Gateway Mortgage Loan”: With respect to the Superstition Gateway Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 4 on the Mortgage Loan Schedule), which is evidenced by the related promissory notes A-1 and A-4, and is pari passu in right of payment with the Superstition Gateway Serviced Pari Passu Companion Loans to the extent set forth in the Superstition Gateway Intercreditor Agreement.

“Superstition Gateway Mortgaged Property”: The Mortgaged Property that secures the Superstition Gateway Whole Loan.

“Superstition Gateway Serviced Pari Passu Companion Loans”: With respect to the Superstition Gateway Whole Loan, as of the Closing Date, the pari passu companion loans evidenced by the related promissory notes A-2 and A-3 made by the related Mortgagor and secured by the Mortgage on the Superstition Gateway Mortgaged Property, which are not included in the Trust and which are pari passu in right of payment to the Superstition Gateway Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Superstition Gateway Intercreditor Agreement.

“Superstition Gateway Whole Loan”: The Superstition Gateway Mortgage Loan, together with the Superstition Gateway Serviced Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Superstition Gateway Mortgaged Property. References herein to the Superstition Gateway Whole Loan shall be construed to refer to the aggregate indebtedness under the Superstition Gateway Mortgage Loan and the Superstition Gateway Serviced Pari Passu Companion Loans.

“Surviving Entity”: As defined in Section 6.03(b).

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Test”: As defined in Section 12.01(b)(iv).

“Third Party Purchaser”: LD III Holdco II, L.P., or any Person that purchases the HRR Certificates in accordance with this Agreement and applicable laws and regulations.

“Third Party Purchaser Agreement”: The Third Party Purchaser Agreement, dated and effective as of September 30, 2021, between the Third Party Purchaser, KeyBank National Association and the Depositor.

“Threshold Event Collateral”: With respect to any Serviced AB Whole Loan, any additional collateral posted by the holder of the related Serviced Subordinate Companion Loan under the related Intercreditor Agreement so as to enable such holder to remain the “Controlling Holder” (or other analogous term) under the related Intercreditor Agreement with respect to such Serviced AB Whole Loan as and to the extent provided for in the related Intercreditor Agreement.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transfer Restriction Period”: The period from the Closing Date to the earlier of: (a) the latest of (i) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33.0% of the aggregate Cut-off Date Balance of the Mortgage Loans; (ii) the date on which the sum of the total outstanding Certificate Balance of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest has been reduced to 33.0% of the sum of the total outstanding Certificate Balance of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest as of the Closing Date; and (iii) two years after the Closing Date, and (b) such time as when the Risk Retention Rule ceases to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by this Agreement, resulting from the repeal, amendment or modification of all or any applicable portion of the Risk Retention Rule. Notwithstanding any of the foregoing to the contrary, solely with respect to the HRR Certificates, the Transfer Restriction Period will end, if earlier, on the date on which all of the Mortgage Loans have been defeased in accordance with paragraph (b)(8)(i) of Rule 7 under Risk Retention Rule.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(n)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “Morgan Stanley Capital I Trust 2021-L7”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in the Collection Account (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Gain-on-Sale Reserve Account), the VRR Interest Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such VRR Interest Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor). For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be an asset of the Trust Fund.

“Trust REMIC”: As defined in the Preliminary Statement.

“Trust-Related Litigation”: As defined in Section 3.31(a).

“Trustee”: Wells Fargo Bank, National Association, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided (including, as applicable, any agents or affiliates utilized thereby). Wells Fargo Bank, National Association shall perform the trustee role through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby).

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator/Trustee Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Underlying Class(es)”: With respect to each Class of Class X Certificates, Exchangeable IO Certificates and Exchangeable IO Upper-Tier Regular Interests, the Class(es) of Principal Balance Certificates or Upper-Tier Regular Interests set forth in the table below whose Certificate Balance(s) comprise the Notional Amount of such Class of Class X Certificates, Class of Exchangeable IO Certificates or Exchangeable IO Upper-Tier Regular Interest, as applicable.

Class of Certificates or Exchangeable IO Upper-Tier Regular Interest	Underlying Class(es) of Certificates or Upper- Tier Regular Interests
Class X-A Certificates	Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and Class A-4 and Class A-5 Upper-Tier Regular Interests
Class X-B Certificates	Class A-S, Class B and Class C Upper-Tier Regular Interest
Class X-D Certificates	Class D and Class E Certificates
Class X-F Certificates	Class F Certificates
Class X-G Certificates	Class G Certificates
Class A-4-X1 Certificates	Class A-4-1 Certificates
Class A-4-X2 Certificates	Class A-4-2 Certificates
Class A-4-X1 Upper-Tier Regular Interest	Class A-4 Upper-Tier Regular Interest
Class A-4-X2 Upper-Tier Regular Interest	Class A-4 Upper-Tier Regular Interest
Class A-5-X1 Certificates	Class A-5-1 Certificates
Class A-5-X2 Certificates	Class A-5-2 Certificates
Class A-5-X1 Upper-Tier Regular Interest	Class A-5 Upper-Tier Regular Interest
Class A-5-X2 Upper-Tier Regular Interest	Class A-5 Upper-Tier Regular Interest
Class A-S-X1 Certificates	Class A-S-1 Certificates
Class A-S-X2 Certificates	Class A-S-2 Certificates
Class A-S-X1 Upper-Tier Regular Interest	Class A-S Upper-Tier Regular Interest
Class A-S-X2 Upper-Tier Regular Interest	Class A-S Upper-Tier Regular Interest
Class B-X1 Certificates	Class B-1 Certificates
Class B-X2 Certificates	Class B-2 Certificates
Class B-X1 Upper-Tier Regular Interest	Class B Upper-Tier Regular Interest
Class B-X2 Upper-Tier Regular Interest	Class B Upper-Tier Regular Interest
Class C-X1 Certificates	Class C-1 Certificates
Class C-X2 Certificates	Class C-2 Certificates
Class C-X1 Upper-Tier Regular Interest	Class C Upper-Tier Regular Interest
Class C-X2 Upper-Tier Regular Interest	Class C Upper-Tier Regular Interest

“Underwriters”: Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc., BMO Capital Markets Corp. and Mischler Financial Group, Inc.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the

Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date, the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date; (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date; and (c) the principal portion of any Balloon Payments received after the related Determination Date but on or prior to the related Remittance Date that are deemed received during the related Collection Period for such Distribution Date in accordance with the penultimate paragraph of Section 3.05(a).

“Unsolicited Information”: As defined in Section 12.01(b)(iii).

“Upper-Tier Regular Interests”: As defined in the Preliminary Statement.

“Upper-Tier REMIC”: One of the two separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners, Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Vertical Risk Retention Allocation Percentage”: An amount equal to the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

“Vertically Retained Percentage”: An amount equal to a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the sum of (i) the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and (ii) the initial VRR Interest Balance of the VRR Interest.

“Voting Rights”: The portion of the voting rights of all of the Certificates and the VRR Interest which is allocated to any Certificate or the VRR Interest. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders and VRR Interest Owners as follows: (i) 2% in the case of the Class X Certificates (allocated pro rata among the respective Classes thereof based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of any Class of Principal Balance Certificates or the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the related Certificate Balance or the VRR Interest Balance, as applicable, each determined as of the prior Determination Date, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest, each determined as of the prior Determination Date (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), such numerator and denominator shall take into account any notional reduction in the Certificate Balance and/or the VRR Interest Balance of any Class of Principal Balance Certificates or the VRR Interest for Cumulative Appraisal Reduction Amounts allocated to such Class of Certificates or the VRR Interest, as applicable). The Voting Rights of any Class of Certificates or the VRR Interest are required to be allocated among Certificateholders of such Class or the VRR Interest Owners, as applicable, in proportion to their respective Percentage Interests. None of the Exchangeable IO Certificates or the Class V or Class R Certificates will be entitled to any Voting Rights.

“VRR Interest”: Collectively, the Class RR Certificates and the RR Interest.

“VRR Interest Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date.

“VRR Interest Balance”: With respect to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, (i) on or prior to the first Distribution Date, an amount equal to the Original VRR Interest Balance thereof as specified in the Preliminary

Statement hereto and (ii) as of any date of determination after the first Distribution Date, the VRR Interest Balance thereof on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)) after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(b), (b) any VRR Interest Realized Losses allocated to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Interest Principal Distribution Amount, which recoveries are allocated to the VRR Interest, the Class RR Certificates or the RR Interest, as applicable, and added to the VRR Interest Balance thereof.

“VRR Interest Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (i) the Vertical Risk Retention Allocation Percentage and (ii) the aggregate amount of interest distributed to the Holders of the Regular Certificates pursuant to Sections 4.01(a)(i), (iv), (vii), (x), (xiii), (xvi), (xix), (xxii), (xxv) and (xxviii) on such Distribution Date.

“VRR Interest Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Vertically Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“VRR Interest Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the VRR Interest Owners, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of the VRR Interest in Morgan Stanley Capital I Trust 2021-L7, VRR Interest Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“VRR Interest Owner”: A Person who owns any portion of the VRR Interest, as identified to the Certificate Administrator in writing. KeyBank National Association and BMO are the VRR Interest Owners of their respective Percentage Interests of the VRR Interest as of the Closing Date. Until it receives notice to the contrary in the form of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(q), the Certificate Administrator shall be entitled to rely on the preceding sentence with respect to the identity of the VRR Interest Owners, and thereafter, the Certificate Administrator shall be entitled to rely on the most recent notification in the form of notice of the new owner and submission of both Exhibit D-3 and Exhibit D-4 hereto pursuant to Section 5.03(q) with respect to the identity of the VRR Interest Owners. Notwithstanding any of the foregoing to the contrary, any portion of the VRR Interest registered in the name of or beneficially owned by the Master Servicer, the Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (and the related Voting Rights shall not be taken into account in determining whether the requisite percentage of Voting

Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained) under the same circumstances as are set forth in the definition of “Certificateholder” as if such VRR Interest Owner were a “Certificateholder” and such VRR Interest were a “Certificate”.

“VRR Interest Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the VRR Interest Balance of the VRR Interest after giving effect to distributions of principal on such Distribution Date.

“VRR Interest Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of any entitlement to the Vertically Retained Percentage of any Excess Interest, the Excess Interest Distribution Account and the proceeds thereof, which is beneficially owned by the by the VRR Interest Owners.

“VRR Principal Distribution Amount”: With respect to the VRR Interest for any Distribution Date, an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of principal distributed to the Holders of the Principal Balance Certificates pursuant to Sections 4.01(a)(ii), (v), (viii), (xi), (xiv), (xvii), (xx), (xxiii), (xxvi), and (xxix) on such Distribution Date.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: Any of the Helios Plaza Whole Loan, the Superstition Gateway Whole Loan and the One SoHo Square Whole Loan.

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c) at a rate equal to the Workout Fee Rate applied to each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding any amount for which a Liquidation Fee would be paid, late payment charges, Default Interest and Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Loan for so long as it remains a Corrected Loan, pursuant to Section 3.11(c) of this Agreement; provided, that in no event shall the Workout Fee exceed $1,000,000, in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the Special Servicer of Workout Fees with respect to a Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000.

“Workout Fee Rate”: With respect to each Corrected Loan and in accordance with Section 3.11(c), a rate equal to 1.00%.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Section 1.02     Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the VRR Interest and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)         All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)        Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Special Servicer; provided, that for purposes of calculating distributions on the Certificates and the VRR Interest, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)       Any reference to the Certificate Balance of any Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or the VRR Interest Balance of the VRR Interest on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or the VRR Interest Balance of the VRR Interest on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), (b) and (c), (b) any Realized Losses allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest or any VRR Interest Realized Losses allocated to the VRR Interest, as applicable, on that Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Principal Distribution Amount or the VRR Principal Distribution Amount, as applicable, which recoveries are allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest and VRR Interest, and added to the Certificate Balance or the VRR Interest Balance, as applicable, pursuant to Section 4.04(a).

(iv)       Unless otherwise specifically provided for herein, all net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate equal to (a) for principal and interest payments on a Mortgage Loan, Serviced Companion Loan, as applicable, or sale by the Special Servicer of a Defaulted Loan, the highest of (x) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)        Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan that is part of a Serviced Whole Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust fund expenses or such Intercreditor Agreement does not prohibit the following application of trust fund expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Trust and to the related Serviced Pari Passu Companion Loans in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loans or (ii) with respect to any Serviced AB Whole Loan, first, to the related Serviced Subordinate Companion Loan and then, pro rata and pari passu, to the Trust and to the related Serviced Pari Passu Companion Loans in accordance with the respective Stated Principal Balances of the related Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF
CERTIFICATES; CREATION OF VRR INTEREST

Section 2.01     Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests) all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule; (ii) the Depositor’s rights under each Mortgage Loan Purchase Agreement that are permitted to be assigned to the Trustee pursuant to Section 14 thereof (and are so assigned hereunder); (iii) the Depositor’s rights under any Intercreditor Agreement and, if applicable, the related Non-Serviced PSA or Other Pooling and Servicing Agreement with respect to any Mortgage Loan that is part of a Whole Loan; and (iv) all other assets included or to be included in the Lower-Tier REMIC or the Grantor Trust and, with respect to the Exchangeable Certificates, each of the Exchangeable Upper-Tier Regular Interests (in each case, other than (v) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (w) prepayments of principal collected on or before the Cut-off Date; (x) with respect to those Mortgage Loans that were closed in October 2021 but have their first Due Date after October 2021, any interest amounts relating to the period prior to the Cut-off Date; and (y) any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans) (collectively, the “Conveyed Assets”). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 13.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of the Depositor’s rights under each Mortgage Loan Purchase Agreement that are permitted to be assigned to the Trustee pursuant to Section 14 thereof it is intended that the Trustee get the benefit of Sections 1, 2, 4.1 (other than clause 4.1.7 and clause 4.1.14), 5, 9, 10, 11, 12, 13, and 15 thereof, in connection with any exercise of rights under the assigned sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of such sections in connection therewith.

(b)          In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver and deposit with, or cause to be delivered to and deposited with, the Custodian, (A) on or before the Closing Date, the documents specified in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” (provided, that if any such document (other than a document specified in clause (i) of the definition of “Mortgage File”) is not available on the Closing Date, it shall be delivered to the Custodian in accordance with clause (B) below) and (B) on or before the date that is 45 days following the Closing Date (or such later date as may be provided under Sections 2.01(b) or (c) hereof with respect to any item), the remainder of the Mortgage File for each Mortgage Loan and, except in the case of a Mortgage Loan that is a Non-Serviced Whole Loan as of the Closing Date (which delivery shall be subject to the penultimate paragraph of the definition of “Mortgage File”), any other items required to be delivered or deposited by the Mortgage Loan Seller pursuant to this Section 2.01(b) or Section 2.01(c) of this Agreement (other than amounts from reserve accounts (which shall be delivered in accordance with Section 2.01(f) of this Agreement) and originals of letters of credit, which shall be transferred to the Master Servicer) for each Mortgage Loan, and to take such other actions and pay such costs with respect to the Mortgage Loans as may be contemplated to be taken or paid by the applicable Mortgage Loan Seller under Sections 2.01(b) and (c) hereof. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (v), (vi) and/or (ix) of the definition of “Mortgage File” with evidence of filing or recording thereon, solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within the forty-five (45) day period following the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian within such forty-five (45) day period, and such delivery requirements shall be deemed satisfied in full if either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred eighty (180) days of the Closing Date (or within such longer period (not to exceed eighteen (18) months) after the Closing Date as the Custodian shall consent to, which consent shall not be unreasonably withheld as long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such one hundred eighty (180) day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy). If the applicable

Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (v), (vi) and/or (ix) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date set forth herein. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iv) or clause (vi) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to the penultimate paragraph of the definition of “Mortgage File” herein. As to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iv) or clause (vi) of the definition of “Mortgage File”, and such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to the delivery of a letter of credit in the manner described in clause (A) of clause (xii) of the definition of

“Mortgage File”, the applicable Mortgage Loan Seller shall deliver the original to the Master Servicer within ten (10) Business Days following the Closing Date (which letter of credit shall be titled in the name of, or assigned to, “KeyBank National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners”), and a copy to the Custodian or, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect a reissuance, assignment or amendment of such letter of credit (changing the beneficiary thereof to the Master Servicer (in care of the Trustee, as titled above) that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents), the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering to the Custodian within ten (10) Business Days following the Closing Date with respect to any such letter(s) of credit a copy of such letter of credit, the transfer documentation and such transmittal communication to the issuing bank indicating that such document has been delivered to the issuing bank for reissuance. If a letter of credit is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver copies of the appropriate transfer or assignment documents to the Custodian promptly following receipt of written notification thereof. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any transfer fee required in order to transfer the beneficiary’s interest from such Mortgage Loan Seller to Master Servicer on behalf of the Trust as required hereunder and shall cooperate with the reasonable requests of the Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is reissued to the Master Servicer on behalf of the Trust. Regardless of the manner of delivery, the related Mortgage Loan Seller shall, pursuant to the related Mortgage Loan Purchase Agreement, indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of such Mortgage Loan Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit.

(c)          Except in the case of a Non-Serviced Mortgage Loan, and subject to the definition of “Mortgage File” in the case of a Servicing Shift Mortgage Loan, the related Mortgage Loan Seller shall, at its sole cost and expense, cause each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and each, individually, an “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement to be prepared in proper form for filing or recording, as applicable, and promptly (and in any event within one hundred twenty (120) days after the later of the Closing Date and Seller’s actual receipt of the related documents and the necessary recording and filing information) submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office. On the Closing Date, the applicable Mortgage Loan Seller may deliver one (1) omnibus assignment for all such Mortgage Loans substantially in the form of Exhibit H hereto to the Custodian as provided in Section 2.01(b). Each such Assignment submitted for recording shall reflect that it (or a certified copy thereof) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee). Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall cause (and pay the expenses for) the preparation of, and execute, replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted. Notwithstanding the fact that such Assignments of Mortgages, assignments of Assignments of Leases (to the extent separate from the Assignments of Mortgages) and assignments of UCC financing statements shall name the Trustee, on behalf of the Certificateholders, as the assignee, the parties hereto acknowledge and agree that for all purposes each Mortgage Loan shall be deemed to have been transferred from the applicable Mortgage Loan Seller to the Depositor, and all Mortgage Loans shall be deemed to have been transferred from the Depositor to the Trustee on behalf of the Certificateholders.

(d)          All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in each case, financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each related Mortgage File (to the extent not already delivered or made available to the Master Servicer) shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the Master Servicer within five (5)

Business Days after the Closing Date and shall be held by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders and the VRR Interest Owners (and as holder of the Lower-Tier Regular Interests) and, if applicable, on behalf of the related Companion Holder, provided, that with respect to the Mortgage File, if any document required to be contained therein is not available on the date that is five (5) Business Days after the Closing Date, such document shall be delivered to the Master Servicer on or before the date such document is required to be delivered to the Custodian pursuant to subsection (b) above. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File and shall include, with respect to any Whole Loan, a copy of the Mortgage Note evidencing each related Companion Loan.

(e)          In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)          The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

(g)         With respect to the Mortgage Loans secured by the Mortgaged Properties listed on Schedule 4 hereto, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders and the VRR Interest Owners or otherwise have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners, the related Mortgage Loan Seller or its designee shall provide any such required notice or make any such required request to the related franchisor (with a copy of such notice or request to the Master Servicer and the Special Servicer) within forty-five (45) days of the Closing Date (or any shorter period if required by the applicable comfort letter), and the Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter).

(h)         Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence File for each of its Mortgage Loans to the Depositor by uploading such Diligence File to the IntraLinks Site. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide to the Depositor (with a copy via e-mail to the Master

Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Directing Certificateholder, the Asset Representations Reviewer and the Operating Advisor) an officer’s certificate addressed to the Depositor and signed by an authorized officer of the applicable Mortgage Loan Seller certifying that the electronic copies of the documents uploaded to the IntraLinks Site constitute all documents required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and Mortgage Loan Seller (the “Diligence File Certification”).

(i)          Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to deliver a Mortgage Note (and any related allonge or assignment) to the Custodian shall be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party to the Custodian. With respect to a Joint Mortgage Loan, the obligations of the applicable Mortgage Loan Sellers to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the applicable Mortgage Loan Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to such Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the applicable Mortgage Loan Sellers.

(j)          Within three (3) Business Days of the Closing Date, the Depositor shall deliver the Initial Schedule AL File in both XML format and Excel compatible format, the Initial Schedule AL Additional File in both XML format and Excel compatible format and the Annex A-1 to the Prospectus in EDGAR-Compatible Format to the Master Servicer at the following e-mail address: KC_investor_reporting@keybank.com.

(k)          Notwithstanding anything else in this Agreement, the parties agree that the trust established under this Agreement will be treated as a bare trust for Canadian federal income tax purposes. For the avoidance of doubt, neither the Trustee nor the Certificate Administrator shall be responsible for any Canadian tax administration.

Section 2.02     Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or the Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or the Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files in the name of the Trust for the benefit of all present and future Certificateholders, VRR Interest Owners and Serviced Companion Noteholders, as applicable, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and VRR Interest Owners (and for the benefit of the Trustee as holder of the Lower-Tier Regular Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.

(b)          On the Closing Date in respect of the Initial Certification, and within sixty (60) days after the Closing Date in respect of the Final Certification (or with respect to a Qualified Substitute Mortgage Loan within sixty (60) days after the Due Date in the month of substitution), the Custodian, shall examine the Mortgage Files in its possession and shall deliver to the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing and subject to the DCH Limitations), the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) a certification (the “Initial Certification” and the “Final Certification”, respectively, in the respective forms set forth as Exhibit Q-1 and Exhibit Q-2 hereto), that, except as specifically identified in any exception report annexed to such writing (the applicable “Custodial Exception Report”), (i) with respect to the Initial Certification, (A) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” are in its possession, (B) the documents listed in clause (A) have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (C) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”, and (ii) with respect to the Final Certification, (A) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” required to be included in the Mortgage File (to the extent required to be delivered pursuant to this Agreement), and with respect to all documents specified in the other clauses of the definition of “Mortgage File” to the extent known by a Responsible Officer of the Custodian (on the Trustee’s behalf) to be required pursuant to this Agreement, are in its possession, (B) the documents listed in clause (A) have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, (C) based on such examination and only as to the Mortgage Note and Mortgage, the related Mortgage Rate and stated maturity date, the street address (excluding zip code) of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, and (D) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”. With respect to each Mortgage Loan listed on a Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)          The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q-2, certify in writing to each of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing) and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (x) and (xii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, (iii) based on such examination and only as to the Mortgage Note and Mortgage, the related Mortgage Rate and stated maturity date, the street address (excluding zip code) of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, and (iv) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”.

(d)          Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Material Defect in any of the documents specified in clauses (ii) through (vi) and (ix) in the definition of “Mortgage File”, which Material Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations), and the Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the Master Servicer a letter of credit in such amount, with a copy to the Custodian). Such funds or letter of credit, as applicable, shall be held by the Master Servicer (i) until the date on which the Custodian determines and notifies the Master Servicer that such Material Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time the Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller. Notwithstanding the two immediately preceding sentences, if the Master Servicer or the Special Servicer certifies to the Trustee, the Certificate Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which such Material Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 5 of the related Mortgage Loan Purchase Agreement; provided, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the Master Servicer in accordance with this Section 2.02(d), the Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into the Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in the Collection Account shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)          It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (iii), (x), (xi), (xii), (xiv), (xv) and (xvii) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing). The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC

Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)          If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File and required to be delivered or caused to be delivered by the applicable Mortgage Loan Seller (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)          If the Master Servicer or the Special Servicer (i) receives a Repurchase Request or any other request or demand from any Person for a Mortgage Loan Seller to repurchase or replace a Mortgage Loan because of an alleged Defect or Breach (together with a Repurchase Request, a “15Ga-1 Repurchase Request”) (the Master Servicer or the Special Servicer, as applicable, to the extent it receives such 15Ga-1 Repurchase Request, the “Repurchase Request Recipient” with respect to such 15Ga-1 Repurchase Request); or (ii) receives any withdrawal of a 15Ga-1 Repurchase Request by the Person making such 15Ga-1 Repurchase Request or any rejection of a 15Ga-1 Repurchase Request (or such 15Ga-1 Repurchase Request is forwarded to the Master Servicer or Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such 15Ga-1 Repurchase Request or withdrawal or rejection of a 15Ga-1 Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request), (iv) the identity of the Person making such 15Ga-1 Repurchase Request, and (v) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such 15Ga-1 Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a 15Ga-1 Repurchase Request, such party shall promptly forward or otherwise provide written notice of such 15Ga-1 Repurchase Request to the Master Servicer, if relating to a Non-Specially Serviced Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a ‘15Ga-1 Repurchase Request’ under Section 2.02 of the Pooling and Servicing Agreement relating to the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 requiring action by you as the ‘Repurchase Request Recipient’ thereunder.” Upon receipt of such 15Ga-1 Repurchase Request by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such 15Ga-1 Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such 15Ga-1 Repurchase Request. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a 15Ga-1 Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Master Servicer or the Special Servicer, then such party shall give notice of such withdrawal or rejection to the Master Servicer or the Special Servicer, as applicable. Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the Master Servicer (with respect to Non-Specially Serviced Loans) or Special Servicer (with respect to Specially Serviced Loans) shall promptly notify the Depositor of such repurchase or replacement.

The parties hereto acknowledge the obligation of each Mortgage Loan Seller pursuant to Section 2 of the related Mortgage Loan Purchase Agreement to deliver, on or prior to the fifth (5th) Business Day after the Closing Date, at its expense, to the Custodian five (5) limited powers of attorney substantially in the form attached as Exhibit 4 thereto in favor of the Custodian (on behalf of the Trustee), the Master Servicer and the Special Servicer to empower the Custodian (on behalf of the Trustee) and, in the event of the failure or incapacity of the

Custodian (on behalf of the Trustee), the Master Servicer or the Special Servicer, to sign and/or submit, or to cause the Custodian to sign and/or submit for recording, at the expense of Seller, any mortgage loan documents required to be recorded as described in Section 2.01 of this Agreement and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files (so long as original counterparts have previously been delivered to the Trustee (or the Custodian on its behalf)). Each Mortgage Loan Seller has agreed to reasonably cooperate with the Custodian, the Trustee, the Master Servicer and the Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties for purposes of such recordation. The parties hereto agree that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the second preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is one hundred eighty (180) days following the delivery of notice of such absence to the Mortgage Loan Seller, but in no event earlier than eighteen (18) months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Loan. The Custodian, the Master Servicer or the Special Servicer, as applicable, shall submit such documents for recording, at the related Mortgage Loan Seller’s expense, after the periods set forth above, provided, the Custodian, the Master Servicer or the Special Servicer, as applicable, shall not submit such assignments for recording if the related Mortgage Loan Seller produces evidence that it or a third-party on its behalf has sent any such assignment for recording and certifies that such Mortgage Loan Seller is awaiting its return from the applicable recording office.

Section 2.03     Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a) The Depositor hereby represents and warrants that:

(i)         The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)        Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)       The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

(iv)       There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

(v)        The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)        After receipt of a Repurchase Request, the Enforcing Servicer shall request in writing that the applicable Mortgage Loan Seller cure the Material Defect on or before the end of the Initial Cure Period or, if applicable, the Extended Cure Period or repurchase the Mortgage Loan within such period in the event the Material Defect cannot be cured or is not cured. The Mortgage Loan Seller is obligated under the related Mortgage Loan Purchase Agreement, (i) in the case of a Material Defect other than a Qualified Mortgage Material Defect, not later than ninety (90) days after the applicable Mortgage Loan Seller’s receipt of notice of such Material Defect from any party to this Agreement or (ii) in the case of a Qualified Mortgage Material Defect, not later than eighty-five (85) days after the earlier of (x) the discovery by the related Mortgage Loan Seller or any party to this Agreement of such Material Defect and (y) receipt of notice of such Material Defect from any party to this Agreement (such ninety (90) or eighty-five (85) day period, as applicable, the “Initial Cure Period”), (A) cure such Material Defect in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Trust reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan or successor REO Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) (provided that (x) such affected Mortgage Loan or successor REO Loan was not itself a Qualified Substitute Mortgage Loan and (y) in no event shall any such substitution occur on or after the second (2nd) anniversary of the Closing Date) and pay the Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, that except with respect to a Material Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender’s title insurance required pursuant to clause (viii) of the definition of Mortgage File by a date not later than eighteen (18) months following the Closing Date, and except with respect to a Qualified Mortgage Material Defect, if such Material Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or successor REO Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) or substitute a Qualified Substitute Mortgage Loan) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller is required to deliver a copy of an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the Master Servicer, the Special Servicer, the Operating Advisor and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder, setting forth the reason such Material Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Material Defect will be cured within the Extended Cure Period; provided, further, that, if any such Material Defect is not cured after the Initial Cure Period and any such Extended Cure Period solely due to the failure of the applicable Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect so long as such Mortgage Loan Seller certifies to the Trustee, the Master Servicer, the Special Servicer and the Certificate Administrator no less frequently than every thirty (30) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the Mortgage Loan Seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). If the affected Mortgage Loan is to be repurchased, funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller, together with the portion of the Asset Representations Reviewer Asset Review Fees attributable to the Asset Review with respect to such Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof), shall be remitted by such Mortgage Loan Seller by wire transfer to the Master Servicer for deposit into the Collection Account. In the event the Special Servicer is required to enforce the Repurchase Request related to a Non-Specially Serviced Loan under this Section 2.03(b), within five (5) days of request by the Special Servicer, the Master Servicer shall deliver a copy of the Servicing File with respect to any such Non-Specially Serviced Loan.

If a Mortgage Loan Seller, in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, agrees to a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and, prior to the occurrence of a Control Termination Event and subject to the DCH Limitations, with the consent of the Directing Certificateholder) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be remitted by wire transfer to the Special Servicer for deposit into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. In connection with any Loss of Value Payment with respect to any Non-Specially Serviced Loan, the Master Servicer shall promptly provide the Special Servicer, but in any event within the time frames and in the manner provided in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event), with the Servicing File and all information, documents and records relating to such Non-Specially Serviced Loan and any related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise reasonably available to the Master Servicer, and reasonably required by the Special Servicer to permit the Special Servicer to calculate the Loss of Value Payment, to the extent set forth in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event). The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders, VRR Interest Owners and the Trust regarding the related Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Special Servicer, as applicable, from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Qualified Mortgage Material Defect may not be cured by a Loss of Value Payment.

If any Breach that constitutes a Material Defect pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller may cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor and (ii) the amount of any fees payable pursuant to Section 12.02(b) to the extent not previously paid by the Mortgage Loan Seller to the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan; provided, that if the Breach relates to a Joint Mortgage Loan, each Mortgage Loan Seller shall be responsible for its Mortgage Loan Seller Percentage Interest of all such costs and expenses unless such Breach relates solely to the Mortgage Note contributed by such Mortgage Loan Seller. Subject to the proviso in the immediately preceding sentence, upon such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller. Periodic Payments due with respect to a Qualified Substitute Mortgage Loan after the related Due Date in the month of substitution, and Periodic Payments due with respect to the corresponding replaced Mortgage Loan (a “Deleted Mortgage Loan”) on or prior to the related Due Date in the month of substitution (but after the related Cut-off date), shall be part of the Trust Fund. Periodic Payments due with respect to a Qualified Substitute Mortgage Loan on or prior to the Due Date in the month of substitution, and Periodic Payments due with respect to the related Deleted Mortgage Loan after the related Due Date in the month of substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties securing a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not cause an Adverse REMIC Event and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Upon any substitution of a Qualified Substitute Mortgage Loan related to the repurchase or substitution of the affected Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, such Qualified Substitute Mortgage Loan will become part of the Trust Fund and be subject to the terms of the related Mortgage Loan Purchase Agreement in all respects.

The repurchase or substitution of any Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement will be on a whole-loan, servicing released basis.

(c)          Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following Defects shall be deemed to constitute a “Material Defect” to the extent the absence of the related document results from the applicable Mortgage Loan Seller’s failure to deliver such document: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage (or, with respect to any Non-Serviced Mortgage Loan, a copy thereof) that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (viii) of the definition of Mortgage File; (d) the absence from the Mortgage File of any required letter of credit; or (e) the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease, if the Mortgage Loan is secured solely by the related Ground Lease. No Defect relating to any Non-Serviced Mortgage Loan previously described in subclauses (b) through (e) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Certificateholders unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced PSA, to the custodian under the related Non-Serviced PSA. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (viii) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Material Defect with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date. Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Material Defect against a Mortgage Loan Seller pursuant to Section 5(a) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01 hereof. This Section 2.03(c) shall have no impact on any determination as to whether a Breach with respect to any Mortgage Loan constitutes a Material Defect.

(d)          In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, upon (i) deposit of the full amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for such Mortgage Loan in the account designated therefor by the Certificate Administrator on behalf of the Trustee as the assignee of Depositor (or the Master Servicer on behalf of the Trustee), (ii) if applicable, receipt by the Trustee as the assignee of Depositor (or the Custodian) of the Mortgage File for any Qualified Substitute Mortgage Loan to be substituted for a Deleted Mortgage Loan, together with any certifications and/or opinions required pursuant to Section 2.03(b) to be delivered by the related Mortgage Loan Seller, and (iii) delivery by the related Mortgage Loan Seller to each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer of a receipt executed by the related Mortgage Loan Seller evidencing such repurchase or substitution, the related Mortgage Loan Seller shall be entitled to (x) a release of the Mortgage File and any other items previously required to be delivered by the related Mortgage Loan Seller under Sections 2.01(b) and (c) for the repurchased or replaced Mortgage Loan to the related Mortgage Loan Seller or its designee, (y) the execution and delivery of such instruments of release, transfer and/or assignment, in each case without recourse, as shall be prepared by the related Mortgage Loan Seller and are reasonably necessary to vest in the related Mortgage Loan Seller or its designee the legal and beneficial ownership of such repurchased or replaced Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents, any portion of the related Servicing File and any Escrow Payments, reserve funds and any other items previously required to be delivered by the related Mortgage Loan Seller under Sections 2.01(b) and (c), held by or on behalf of the Custodian, the Master Servicer or the Special Servicer, as the case may be, with respect to the repurchased or replaced Mortgage Loan, in each case at the expense of the related Mortgage Loan Seller, and (z) the execution and delivery of notice to the affected Mortgagor of such transfer of such repurchased or replaced Mortgage Loan.

(e)         Section 5 of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, the Master Servicer or the Special Servicer, with respect to any Material Defect.

(f)          The Enforcing Servicer shall, for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in the best interests of the Certificateholders in accordance with the Servicing Standard. Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller or the Requesting Holder, be deemed to be Servicing Advances to the extent not otherwise provided for herein. The Special Servicer shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Collection Account. Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g)         If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach that constitutes a Material Defect, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust, the Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Special Servicer, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust, the Master Servicer or the Special Servicer, as applicable, allocable to such Mortgage Loan. The Special Servicer shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, that the Special Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair its collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Certificateholders pursuant to the terms of this Agreement; provided, further, that the Special Servicer may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)         If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller shall repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)          Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)          With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(h) or (i) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Master Servicer or, with respect to a Specially Serviced

Loan, the Special Servicer, on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(k)         (i) In the event an Initial Requesting Holder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Holder Repurchase Request”), such party shall promptly forward that Holder Repurchase Request to the Master Servicer and the Special Servicer, and the Enforcing Servicer shall promptly forward the Holder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement. Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to a Holder Repurchase Request.

(ii)         In the event that the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan (without implying any duty of such person to make, or to attempt to make, such a discovery), that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement and the related Mortgage Loan Seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and each of a Holder Repurchase Request or a PSA Party Repurchase Request, the “Repurchase Request”). The Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to a PSA Party Repurchase Request.

(iii)        In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller. A Resolved Repurchase Request shall not preclude the Special Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(l)          (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to this Agreement), the Enforcing Servicer shall send a notice (a

“Proposed Course of Action Notice”) to the Initial Requesting Holder, if any, to the address specified in the Initial Requesting Holder’s Repurchase Request, and to the Certificate Administrator (which shall be delivered via electronic mail to trustadministrationgroup@wellsfargo.com) who shall make such notice available to all other Certificateholders, Certificate Owners and VRR Interest Owners by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice shall include (a) a request to Certificateholders and VRR Interest Owners to indicate to the Enforcing Servicer their agreement with or dissent from such Proposed Course of Action and (b) a statement that in the event any Requesting Holder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Holders as provided below. The Certificate Administrator shall, within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and VRR Interest Owners and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Certificateholder or VRR Interest Owner agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer questions from Certificateholders or VRR Interest Owners regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Certificateholder or VRR Interest Owner responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the majority of the Voting Rights held by the responding Certificateholders and VRR Interest Owners. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or VRR Interest Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or VRR Interest Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder, Certificate Owner or VRR Interest Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder, Certificate Owner or VRR Interest Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders, Certificate Owners or VRR Interest Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of the Voting Rights held by the Certificateholders and the VRR Interest Owners.

(ii)        If neither the Initial Requesting Holder, if any, nor any other Certificateholder, Certificate Owner or VRR Interest Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder, Certificate Owner or VRR Interest Owner shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, shall be the sole party entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Certificateholder pursuant to Section 6.08.

(iii)       Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Holder, if any, or (b) any other Certificateholder, Certificate Owner or VRR Interest Owner (each of clauses (a) and (b), a “Requesting Holder”), the Enforcing Servicer shall consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)       If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action including, but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder, Certificate Owner or VRR Interest Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)        If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Holders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Holders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders shall be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party shall terminate and no Certificateholder, Certificate Owner or VRR Interest Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, that such Material Defect shall not be deemed waived with respect to a Requesting Holder, any other Certificateholder, Certificate Owner or VRR Interest Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is delivered to the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller.

(vi)       Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) shall not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)      In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)     Notwithstanding anything herein to the contrary, none of the Depositor, any Mortgage Loan Seller nor any of their respective Affiliates (other than any Controlling Class Certificateholder or any VRR Interest Owner) shall be entitled to be an Initial Requesting Holder or a Requesting Holder.

(ix)       Subject to the other provisions of this Section 2.03, the Requesting Holder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Holder shall not be entitled to then utilize the alternative method in the event that the initial method is unsuccessful.

(m)       If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)         The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller which such selection shall be made within 30 days of receipt of written notice of the Enforcing Party’s selection of such nationally recognized mediation services provider (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures (the “Mediation Rules”) promulgated by the Mediation Services Provider.

(ii)        The mediator shall be impartial, an attorney admitted to practice in the state of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)       Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)       The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(v)        The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(vi)       Out of pocket costs and expenses of the Special Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration) shall be reimbursable as a Servicing Advance.

(n)        If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)         The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller which such selection shall be made within 30 days of receipt of written notice of the Enforcing Party’s selection of such nationally recognized arbitration services provider (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by the Arbitration Services Provider.

(ii)        The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)       Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)       After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)        Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)       The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)        By selecting arbitration, the Enforcing Party is giving up the right to sue in court, including the right to a trial by jury.

(viii)       No person may bring a putative or certificated class action to arbitration.

(o)          The following provisions will apply to both mediation and third-party arbitration:

(i)           Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)          If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)         The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)         In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall contain an acknowledgment that the Enforcing Servicer on behalf of the Trust shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that a Consultation Termination Event has not occurred and is continuing) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Holder.

(v)          In the event a Requesting Holder is the Enforcing Party, the Requesting Holder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)         The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, that (A) the Certificateholders and the VRR Interest Owners shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06, (B) to the extent that the Enforcing Servicer is required under Section 2.02 to provide any 15Ga-1 Notice in connection with such Repurchase Request, the Enforcing Servicer shall be permitted to include in such 15Ga-1 Notice the information required pursuant to Section 2.02(g) and (C) the applicable Mortgage Loan Seller shall be permitted to disclose information related to the Repurchase Request to the extent necessary to comply with its obligations under Rule 15Ga-1 or Item 1104 of Regulation AB.

(vii)        For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

(viii)       In the event that the method of dispute resolution selected is unsuccessful, the Requesting Holder may not elect to then utilize the alternative method.

(ix)         Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities pursuant to this Agreement shall be reimbursable as additional trust fund expenses.

(p)          Notwithstanding anything to the contrary herein, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase or substitute with respect to a Material Defect with respect to the related Mortgage Loan shall be limited to a repurchase or substitution with respect to the Mortgage Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Mortgage Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

Section 2.04         Execution of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and Section 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest) and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor; (ii) the Trustee acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) the Trustee acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; and (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and the Exchangeable Upper-Tier Regular Interests and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing, together with the Exchangeable Upper-Tier Regular Interests, the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest); (v) the Trustee acknowledges the contribution by the Depositor of the Exchangeable Upper-Tier Regular Interests to the Grantor Trust; (vi) the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class V Certificates and the VRR Interest (to the extent it represents ownership interests in the VRR Interest Specific Grantor Trust Assets) in exchange for the related assets of the Grantor Trust and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Certificates, and the Depositor hereby acknowledges the receipt by it, or its designees, of such Certificates in authorized denominations, evidencing beneficial ownership of their respective portions of the Grantor Trust; and (vii) immediately thereafter, in exchange for the Exchangeable Upper-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Exchangeable Certificates and has caused the Certificate Administrator to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Exchangeable Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing beneficial ownership of their respective portions of the Grantor Trust.

Section 2.05         Creation of the Grantor Trust. Each Class of Exchangeable Certificates, the Class V Certificates and the VRR Interest are hereby designated as undivided beneficial interests in their corresponding Grantor Trust Designated Portions, which portions shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01         The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties. (a) Each of the Master Servicer and Special Servicer shall diligently service and administer the Serviced Mortgage Loans, any related Serviced Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, this Agreement, the Mortgage Loan documents and any related Intercreditor Agreements on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders, the VRR Interest Owners and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests), as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans, as the case may be (as determined by the Master Servicer or Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan, as the case may be. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. To the extent consistent with the foregoing, the Master Servicer and the Special Servicer shall service the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned by the Master Servicer or the Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, maximization of recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loan(s), and the best interests of the Trust and the Certificateholders and the VRR Interest Owners (as a collective whole as if such Certificateholders and the VRR Interest Owners constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders, the VRR Interest Owners and any related Companion Holder(s) (as a collective whole as if such Certificateholders, the VRR Interest Owners and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan, as the case may be), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer may have with any Mortgagor, any Mortgage Loan Seller, any other parties to this Agreement, any Sponsor, any originator of a Mortgage Loan or any Affiliate of any of the foregoing; (ii) the ownership of any Certificate, portion of the VRR Interest, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (iii) the obligation, if any, of the Master Servicer to make Advances; (iv) the right of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or a related Companion Loan that the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the Master Servicer or the Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if the Master Servicer or the Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The Master Servicer and the Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the Special Servicer shall be obligated to service and administer (i) any Serviced Mortgage Loans and any related Serviced Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Loan”) or as otherwise provided herein with respect to Non-Specially Serviced Loans in connection with any Major Decision or Special Servicer Decision and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided, further, that the Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. The Master Servicer, in its capacity as Master Servicer, shall not have any responsibility for the performance by the Special Servicer, in its capacity as Special Servicer, of its duties under this Agreement. The Special Servicer, in its capacity as Special Servicer, shall not have any responsibility for the performance by the Master Servicer, in its capacity as Master Servicer, of its duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to Section 3.19 and in accordance with the terms of this Agreement, the Master Servicer shall be obligated to service and administer any Non-Specially Serviced Loan or any related Serviced Companion Loan. The Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls and forward to the Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with Section 3.12. After notification to the Master Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Loan if efforts by the Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and the VRR Interest Owners and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans or any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders or the VRR Interest Owners in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)          Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, the Master Servicer and the Special Servicer each shall have full power and authority, acting alone or, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, as to items processed by it, in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder), the VRR Interest Owners and the Trustee or any of them, with respect to each Mortgage Loan and any related Serviced Companion Loan it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities (except as set forth below in this paragraph). The Master Servicer (with respect to Non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.10, the Trustee shall (i) no later than thirty (30) days after the Closing Date and thereafter upon request, furnish to the Master Servicer and the Special Servicer original powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the Master Servicer or the Special Servicer any powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, that the Trustee shall not be held responsible or liable for any acts of the Master Servicer or the Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer. The Master Servicer shall prepare and make all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee’s security interest in such property, including without limitation (i) continuation statements, and (ii) such other statements as may be occasioned by any transfer of any interest of the Master Servicer or the Depositor in such property. In connection herewith, the Trustee shall have all of the rights and remedies of a secured party and creditor under the Uniform Commercial Code as in force in the relevant jurisdiction. In connection herewith, the Trustee shall have all of the rights and remedies of a secured party and creditor under the Uniform Commercial Code as in force in the relevant jurisdiction. Notwithstanding anything contained herein to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Master Servicer or Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Master Servicer or the Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Master Servicer’s or Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)          To the extent the Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action which requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)          The relationship of each of the Master Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)          The Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)           Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the Master Servicer and (ii) the Closing Date, the Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on Annex A-1 to the Prospectus, that the Trust is the leasehold mortgagee, that any notices of default under such Ground Lease and required to be delivered to the leasehold mortgagee pursuant to the terms of such Ground Lease shall be delivered to the Master Servicer (who shall forward such notice to the Special Servicer) and that the Master Servicer or the Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders and the VRR Interest Owners.

With respect to letters of credit delivered in accordance with subclause (B) of clause (xii) of the definition of “Mortgage File”, (a) the related Mortgage Loan Seller shall notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within thirty (30) days (but in any event to obtain within ninety (90) days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the Master Servicer (who shall forward a copy of such acknowledgement to the Custodian and the Trustee)) or a reissued letter of credit, and (b) the Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as Master Servicer, and if the Master Servicer sells its rights to service the applicable Mortgage Loan or is terminated or otherwise resigns, the Master Servicer shall assign the applicable letter of credit to the Trust, at the expense of the Master Servicer. The related Mortgage Loan Seller shall provide such reasonable cooperation as requested by the Master Servicer, including without limitation by delivering such additional assignment or amendment documents required by the issuing bank in order to reissue a letter of credit as provided above.

If a letter of credit is required to be drawn upon earlier than the date that the letter of credit has been reissued or acknowledged as contemplated in the preceding paragraph, such Mortgage Loan Seller shall cooperate with the reasonable requests of the Master Servicer or Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the Master Servicer nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

The Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as Master Servicer, and if the Master Servicer sells its rights to service the applicable Mortgage Loan or if the Master Servicer is terminated or otherwise resigns, the Master Servicer shall assign the applicable letter of credit to the Trust at the expense of the Master Servicer. Subject to Section 6.04, the Master Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment.

(g)          Notwithstanding anything herein to the contrary, in no event shall the Master Servicer (or the Trustee, as applicable) make a Servicing Advance with respect to any

Serviced Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)          Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as is contemplated by the related Intercreditor Agreement and, to the extent consistent with the related Intercreditor Agreement, as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(i)           The Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent the Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement. The costs and expenses incurred by the Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable Intercreditor Agreement, with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan, in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan or with respect to any Serviced AB Whole Loan, first, by the related Serviced Subordinate Companion Loan and then, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loans, in accordance with the respective Stated Principal Balances of the related Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans.

(j)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicer nor the Special Servicer shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, that if, in the case of any Serviced Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by the Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by the Master Servicer hereunder.

(k)          Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced PSA. The Master Servicer (or, with respect to any Specially Serviced Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA.

(l)           The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced PSA, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the Trust Fund created by the related Non-Serviced PSA and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced PSA, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then-current ratings of any Class of Certificates then outstanding.

(m)         Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement. The Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement. In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.

(n)          In connection with the securitization of a Servicing Shift Control Note, while it is a Serviced Companion Loan, upon the request of (and at the expense of) a related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer (if such Serviced Companion Loan is a Specially Serviced Loan) and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to the applicable Other Securitization.

(o)          For the avoidance of doubt, none of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee have any obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the Master Servicer to provide information and collections and make P&I Advances to the Certificate Administrator for the benefit of the Certificateholders and the VRR Interest Owners with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Section 3.02         Collection of Mortgage Loan Payments. (a) Each of the Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related Mortgage Loan or until the outstanding principal balance of such Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full; provided, further, that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that the Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the Master Servicer or Special Servicer, as applicable, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Termination Event, the Directing

Certificateholder has consented to such additional waiver (provided that if the Master Servicer or Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the Master Servicer or Special Servicer, as applicable, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder; provided, further, that the Directing Certificateholder shall have no consent rights with respect to the foregoing waivers if it is restricted by the DCH Limitations.

(b)          (i) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents; provided, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement) or to the extent otherwise agreed to by the related Mortgagor in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds or Insurance and Condemnation Proceeds under the Mortgage Loan (in the case of each Serviced Whole Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to such Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or clause second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I

Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously allocated pursuant to clause first or clause second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder;

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC Provisions as evidenced by an Opinion of Counsel to the Trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by the REMIC Provisions; provided, further, that in the case of a Non-Serviced Mortgage Loan, the treatment of the foregoing amounts with respect to the related Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Serviced Mortgage Loan that is part of a Serviced Whole Loan, amounts collected with respect to such Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(ii)          Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to such Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or clause second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of Section 3.02(b)(i) above on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously allocated pursuant to clause first or clause second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of subsection (b)(i) above on earlier dates);

sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Serviced Mortgage Loan that is part of a Serviced Whole Loan, amounts collected with respect to such Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(iii)         Notwithstanding subsections 3.02(b)(i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)          To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)          In the event that the Master Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that the Master Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, the Master Servicer or Special Servicer, as the case may be, shall notify the Trustee and Certificate Administrator two (2) Business Days prior to the related Distribution Date. None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(e)          With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and, prior to an event of default under the applicable Mortgage Loan documents, may not apply such items to reduce the principal balance of such Mortgage Loan or Serviced Companion Loan, unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.

Section 3.03         Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) The Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and, if applicable, the Companion Loan documents. Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders and the VRR Interest Owners and the related Serviced Companion Noteholder collectively, but this shall not be construed to modify respective interests of either noteholder therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the Master Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, that in no event shall the Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)          The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Serviced Mortgage Loans and each Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Serviced Mortgage Loans and each Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Serviced Mortgage Loan and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Serviced Mortgage Loan and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other such Mortgage Loans or Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)          In accordance with the Servicing Standard and for each Serviced Mortgage Loan and each Serviced Whole Loan, as applicable, the Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, that with respect to the payment of taxes and assessments, the Master Servicer shall not be required to make such advance until the later of (i) five (5) Business Days after the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid and (ii) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which the Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Loan or REO Property; provided, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis; provided, further, that, other than for Servicing Advances to be made on an emergency or urgent basis, the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees. The Special Servicer shall have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, the Special Servicer may make a Servicing Advance in its sole discretion. Within five (5) Business Days of making such a Servicing Advance, the Special Servicer shall deliver to the Master Servicer a request for reimbursement for such Servicing Advance, along with all information and documentation in the Special Servicer’s possession regarding the subject

Servicing Advance as the Master Servicer may reasonably request, and the Master Servicer shall be obligated, out of the Master Servicer’s own funds, to reimburse the Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by the Special Servicer pursuant to the terms hereof, together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made by wire transfer of immediately available funds to an account designated in writing by the Special Servicer within five (5) Business Days of the written request therefor pursuant to the preceding sentence and any information the Master Servicer reasonably requests in order to make a recoverability determination. Upon the Master Servicer’s reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.03, the Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, the Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as the Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time the Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.03(c), the Master Servicer shall not be required to reimburse the Special Servicer out of its own funds for, or to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall instead be reimbursed to the Special Servicer pursuant to Section 3.05 of this Agreement.

Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on the Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the Special Servicer shall report to the Master Servicer if the Special Servicer determines any Servicing Advance previously made by the Master Servicer is a Nonrecoverable Servicing Advance, and such a determination shall be binding upon the Master Servicer and the Trustee. The absence of such a determination shall in no way limit the ability of the Master Servicer to make its own determination that any Advance is a Nonrecoverable Advance. If the Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by the Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan, if applicable, so permit. If the Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicer shall have no obligation to make any Servicing Advances under this Agreement.

Notwithstanding anything to the contrary contained in this Section 3.03(c), the Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Loans and REO Loans) to make a payment from amounts on deposit in the Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the Master Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interests of the Certificateholders (and, if applicable, the Companion Holders), all as a collective whole (taking into account the subordinate or pari passu nature of any related Companion Loans, as the case may be). The Master Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced PSA, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for Nonrecoverable Servicing Advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced PSA) in the manner set forth in the applicable Non-Serviced PSA and the applicable Non-Serviced Intercreditor Agreement.

(d)          In connection with its recovery of any Servicing Advance out of the Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the Special Servicer and then the Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the Master Servicer shall reimburse itself, the Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter the Master Servicer’s obligation to reimburse the Special Servicer for any outstanding Servicing Advance as provided for in this sentence. To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)          To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Mortgage Loan, the Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Mortgage Loan, the Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall report any such failure to the Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04         The Collection Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Account. (a) The Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which the Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

(i)           all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)          all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Excess Interest, Prepayment Premiums, Yield Maintenance Charges and Default Interest;

(iii)         late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust as required by Section 3.11(d);

(iv)         all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)          any amounts required to be transferred from the REO Account pursuant to Section 3.14(c);

(vi)         any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account; and

(vii)        any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Collection Account any amount that the Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts the Master Servicer or the Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by the Master Servicer in the Collection Account. If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the Master Servicer for deposit into the Collection Account, in accordance with this Section 3.04(a); provided, that to the extent any of the foregoing amounts are received after 2:00 p.m. (Eastern Time) on any given Business Day, the Special Servicer shall use commercially reasonable efforts to remit such amounts within one (1) Business Day of receipt of such amount, but, in any event, the Special Servicer shall remit such amounts to the Master Servicer within two (2) Business Days of receipt of such amount. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier. Funds in the Collection Account may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the Master Servicer shall be located at the offices of KeyBank National Association. The Master Servicer shall give written notice to the Trustee, the Special Servicer, the Certificate Administrator and the Depositor of the new location of the Collection Account prior to any change thereof.

(b)          The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account and the Interest Reserve Account in trust for the benefit of the Certificateholders (other than Holders of the Class V Certificates and the Trustee as Holder of the Lower-Tier Regular Interests) and the VRR Interest Owners, (ii) the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (other than Holders of the Class V Certificates and the Trustee as Holder of the Lower-Tier Regular Interests), (iii) the VRR Interest Gain-on-Sale Reserve Account in trust for the benefit of the VRR Interest Owners, (iv) the Upper-Tier REMIC Distribution Account for the benefit of the Certificateholders (other than the Holders of the Class V Certificates) and the VRR Interest Owners, and (iii) the Excess Interest Distribution Account for the benefit of the Holders of the Class V Certificates and the VRR Interest Owners. The Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Aggregate Available Funds attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), (c) and (d) of the definition of Aggregate Available Funds) for the related Distribution Date and (y) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii). For the avoidance of doubt, so long as Wells Fargo Bank, National Association is the Certificate Administrator, all funds held in the Distribution Account, the Interest Reserve Account and the Excess Interest Distribution Account shall remain uninvested.

With respect to each Companion Loan (excluding any Non-Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the Collection Account, for distributions to each Companion Holder, to be held for the benefit of the related Companion Holder and shall, within two (2) Business Days following receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit in the Companion Distribution Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement or the applicable Intercreditor Agreement to be deposited therein; provided, that the Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited with respect to such Serviced Companion Loan. The Master Servicer shall deliver to the Companion Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Companion Distribution Account, an aggregate amount of immediately available funds, to the extent received with respect to the related Serviced Whole Loan, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Intercreditor Agreement. Notwithstanding the preceding, the following provisions shall apply to remittances relating to the Serviced Companion Loans that have been deposited into an Other Securitization: (1) on each Serviced Whole Loan Remittance Date, the Master Servicer shall withdraw from the Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable to, such Serviced Companion Loans prior to such dates; provided, that in no event shall the Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; (2) on each Serviced Whole Loan Remittance Date, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(k), which payments and remittance shall be made, in each case, on the Serviced Whole Loan Remittance Date.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the Interest Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, the Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)           any amounts required to be deposited by the Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan, which is required to be distributed to the holder thereof by the Master Servicer) in connection with Prepayment Interest Shortfalls;

(ii)          any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03;

(iii)         any Liquidation Proceeds paid by the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Collection Account pursuant to Section 9.01);

(iv)         any Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)          any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a) hereof), the Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(c) and Section 4.01(e), respectively.

Funds on deposit in the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, or the Lower-Tier REMIC Distribution Account shall not be invested for so long as Wells Fargo Bank, National Association is the Certificate Administrator; provided, that such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator (but only if the Certificate Administrator is not Wells Fargo Bank, National Association) in Permitted Investments selected by the party hereunder that maintains such account which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments to be administered by the Certificate Administrator, shall be made in the name of “Wells Fargo Bank, National Association [or name of successor certificate administrator], as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee for the Holders of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners as their interests may appear. None of the Trust, the Depositor, the Mortgagors, the Master Servicer or the Special Servicer shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, the Master Servicer and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account prior to any change thereof.

For the avoidance of doubt, the Collection Account (other than (i) any portion holding Excess Interest and (ii) the Companion Distribution Account, if it is a sub-account of the Collection Account), the Lower-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, any Servicing Account, the REO Account, and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Excess Interest Distribution Account (and any portion of the Collection Account holding Excess Interest) (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Grantor Trust for the benefit of the Holders of the Class V Certificates and the VRR Interest Owners; the Companion Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders; and the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)          Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.02(d), the Certificate Administrator, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in its own name on behalf of the Trustee in trust for the benefit of the Holders of the Class V Certificates and the VRR Interest Owners. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Collection Period.

(d)          Following the distribution of Excess Interest to Holders of the Class V Certificates and the VRR Interest Owners on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)          The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain (i) the Gain-on-Sale Reserve Account for the benefit of the Certificateholders and (ii) the VRR Interest Gain-on-Sale Reserve Account for the benefit of the VRR Interest Owners. Each of the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan in connection with such sale and remit (i) the Non-Vertically Retained Percentage of such funds to the Master Servicer along with a notation of the amount of Gain-on-Sale Proceeds in the CREFC® Liquidation Report, which shall remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account and (ii) the Vertically Retained Percentage of such funds to the Master Servicer, which shall remit such funds to the Certificate Administrator for deposit into the VRR Interest Gain-on-Sale Reserve Account. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

(f)           Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA shall be remitted to the Certificate Administrator for deposit into the following accounts: (i) the Non-Vertically Retained Percentage of such funds shall be deposited into the Gain-on-Sale Reserve Account and (ii) the Vertically Retained Percentage of such funds shall be deposited into the VRR Interest Gain-on-Sale Reserve Account.

(g)          [Reserved].

(h)          [Reserved].

(i)           If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(g) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders and the VRR Interest Owners, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, within two (2) Business Days of receipt of properly identified and available Loss of Value Payments, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as paid to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller shall be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05         Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Companion Distribution Account. (a) The Master Servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account exclusive of the Companion Distribution Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)           (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)          (A) to pay itself (or, with respect to any Excess Servicing Fee Rights, to pay KeyBank National Association if KeyBank National Association is no longer the Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Serviced Companion Loan, Specially Serviced Loan, and REO Loan, as applicable, the Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Specially Serviced Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as a recovery of interest thereon, (B) to pay the Special Servicer any unpaid Special Servicing

Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, as applicable, and then, from the Serviced AB Mortgage Loan and related Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances) and then out of general collections on the Mortgage Loans and REO Properties, (C) to pay the Operating Advisor any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as a recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee and (subject to Section 12.02(b)) Asset Representations Reviewer Asset Review Fee, if any, payable in connection with any Asset Review performed as a result of an Affirmative Asset Review Vote;

(iii)         to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (unless otherwise provided in the related Intercreditor Agreement) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)         to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the Master Servicer’s, the Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Serviced Mortgage Loan or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, as applicable, and then, from the Serviced AB Mortgage Loan and related Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan; provided, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)          to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, as applicable, and then, from the Serviced AB Mortgage

Loan and related Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances; provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account; provided, further, that with respect to a Serviced Pari Passu Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Pari Passu Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any Serviced Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Pari Passu Mortgage Loan and Serviced Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(vi)         at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself, the Special Servicer and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and 3.11(d) (with respect to a Serviced AB Whole Loan, first, from the funds collected on related Serviced Subordinate Companion Loan (if any) and then from funds collected on the Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.11(d) and Section 3.17(c) and any related Intercreditor Agreement; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Pari Passu Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Pari Passu Companion Loan (unless otherwise provided in the related Intercreditor Agreement);

(vii)        to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in the performance of its duties under Section 2.02 or Section 2.03 of this Agreement, as applicable, in respect of any Material Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the Mortgage Loan Seller under Section 4 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)       in accordance with Section 2.03(f), to reimburse itself or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in the performance of its duties under Section 2.02 or Section 2.03 of this Agreement, as applicable, in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 4 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, and then, from the Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances, in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)         to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties; provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, and then, from the Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal

Balances, in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)         to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Collection Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Pari Passu Companion Loan is a Specially Serviced Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)         to recoup any amounts deposited in the Collection Account in error;

(xii)        to pay itself, the Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, and then, from the Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances, in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiii)       to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i) and Section 10.01(g) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Sections 13.01(a) or 13.01(c) in connection with an amendment to this

Agreement requested by the Trustee or the Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective Stated Principal Balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related Serviced Subordinate Companion Loan, and then, from the Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loans pro rata and pari passu, in accordance with their respective Stated Principal Balances, in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)       to pay out of general collections on the Mortgage Loans and the REO Properties any and all federal, state and local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(h);

(xv)        to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(c);

(xvi)       to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan, all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)      to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xviii)     to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xix)       to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xx)        to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxi)       to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the Trust’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the Master Servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the Master Servicer (with respect to Serviced Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties) shall use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Certificate Administrator, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-Serviced PSA by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.

The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from the Collection Account.

The Master Servicer shall pay to the Special Servicer, the Trustee or the Certificate Administrator from the Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which the Special Servicer, the Trustee or the Certificate Administrator is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan, on a loan-by-loan and, when appropriate, on a property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall use commercially reasonable efforts to remit to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date for a

Collection Period any Balloon Payments received during the period that begins two (2) Business Days immediately preceding such Remittance Date and ends on such Remittance Date. If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and Balloon Payments are subsequently received by the Master Servicer and will be remitted by the Master Servicer to the Certificate Administrator for deposit in the Distribution Account on the related Remittance Date as described in the preceding sentence for potential inclusion as part of the Available Funds for such Distribution Date, then the Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator shall use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence. For purposes of the definitions of “Aggregate Available Funds,” “Aggregate Principal Distribution Amount” and “Unscheduled Principal Distribution Amount,” any Balloon Payments that are received on or prior to the Remittance Date in any Collection Period but are includable in the distributions on the Distribution Date in such Collection Period as provided above shall each be deemed to have been collected in the prior Collection Period.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, as applicable.

(b)          The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)           to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(c) and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(e) in the Upper-Tier REMIC Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(c);

(ii)          to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)         to pay the Certificate Administrator, the Certificate Administrator/Trustee Fee, as applicable, as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

(iv)         to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02(ii) to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 10.01(g) or Section 10.01(m) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)          to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(h);

(vi)         to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)        to pay to the Master Servicer any amounts deposited by the Master Servicer in the Distribution Accounts not required to be deposited therein; and

(viii)       to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)          The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(j).

(d)          The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)           to make distributions to the Holders of the Regular Certificates and the Exchangeable Certificates (and to the Holders of the Class R Certificates in respect of the Class UR Interest) and the VRR Interest Owners in respect of the VRR Interest on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable; and

(ii)          to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)          [Reserved].

(f)           Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in

Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator/Trustee Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Certificate Administrator/Trustee Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator/Trustee Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (a)(iv), (a)(v) and (a)(vi), then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the Special Servicer, third to the Master Servicer and then to the Operating Advisor.

(g)          If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five (5) Business Days’ prior notice of such final Distribution Date), promptly transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)           to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)          to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)         to offset any portion of Realized Losses or VRR Interest Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)         following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)          On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses or VRR Interest Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional trust fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(h)          Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (g)(i)-(g)(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (g)(iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (g)(i)–(g)(iv) of the prior paragraph.

(i)           The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(k).

Section 3.06         Investment of Funds in the Collection Account and the REO Account. (a) The Master Servicer may direct any depository institution maintaining the Collection Account, the Companion Distribution Account or any other Servicing Account, escrow account or reserve account held by the Master Servicer (for purposes of this Section 3.06, an “Investment Account”), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders and the VRR Interest Owners. The Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any other Servicing Account, escrow account or reserve account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in the Collection Account, the Companion Distribution Account, the Servicing Accounts, the REO Account or any other escrow accounts or reserve accounts, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), the Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any other Servicing Account, escrow account or reserve account maintained by or for the Master Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:

(i)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)          demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)          Interest and investment income realized on funds deposited in the Collection Account, the Companion Distribution Account or any other Servicing Account, escrow account or reserve account maintained by or for the Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the Master Servicer or Special Servicer, as applicable, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the Master Servicer or Special Servicer, as applicable, and on deposit in any of the Collection Account, the Companion Distribution Account, the Servicing Account or the REO Account, the Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any other Servicing Account, escrow account or reserve account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)          Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07         Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) The Master Servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain, and the Special Servicer (with respect to REO Properties related to Serviced Mortgage Loans) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the Master Servicer or Special Servicer, as applicable). If any Mortgage Loan documents permit the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Master Servicer or, with respect to REO Property, the Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that the Master Servicer will be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default as determined by the Special Servicer with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) and only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer or the Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates. The Master Servicer and Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the Master Servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loans) or the Special Servicer (with respect to REO Properties related to Serviced Mortgage Loans), as the case may be, shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer or the Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates, as determined in accordance with the Servicing Standard. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the Special Servicer shall consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder pursuant to Section 6.08 in connection with any such determination of an Acceptable Insurance Default (without regard to the occurrence of a Consultation Termination Event); provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan. All Insurance Policies maintained by the Master Servicer or the Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (and any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Master Servicer or Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by the Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders and the VRR Interest Owners, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, the Master Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Serviced Mortgage Loan and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, the Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions; provided that the Master Servicer and the Special Servicer shall be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by the Master Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, it shall notify the Master Servicer and the Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained. The Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. The Master Servicer shall be entitled to rely on insurance consultants (at the expense of the Master Servicer) in determining whether Additional Exclusions exist. Furthermore, the Special Servicer shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the Master Servicer or Special Servicer, as applicable, is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder and/or, upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the Master Servicer nor the Special Servicer will be liable for any loss related to the failure to require the Mortgagor to maintain (or its failure to maintain) such insurance and will not be in default of its obligations as a result of such failure, and the Master Servicer will not be required to maintain such insurance or cause such insurance to be maintained.

(b)          (i) If the Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced

Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Certificateholders and the VRR Interest Owners, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standard, may maintain earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)          If the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming the Master Servicer or the Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)          Each of the Master Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an “errors and omissions” Insurance Policy with a Qualified Insurer covering losses that may be sustained as a result of the Master Servicer’s and the Special Servicer’s, as applicable, officers’ and employees’ misappropriation of funds or errors or omissions in connection with its activities under the Agreement. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The Special Servicer and the Master Servicer shall furnish upon request to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)          At the time the Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property securing a Serviced Mortgage Loan is in a federally designated special flood hazard area (and such flood insurance has been made available), the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent such insurance is available at commercially reasonable rates (as determined by the Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Serviced Mortgage Loan or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, the Master Servicer shall promptly make a Servicing Advance for such costs (or pay such amounts from the Collection Account if it determines such Advance would be a Nonrecoverable Advance).

(e)          During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) and, with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the sum of (i) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended and (ii) such additional amounts as are sufficient to provide coverage for the value of improvements related to the Mortgaged Property that are located within a federally designated special flood hazard area. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the Master Servicer as a Servicing Advance (or from the Collection Account if it determines such Advance would be a Nonrecoverable Advance).

(f)           Notwithstanding the foregoing, so long as the long-term debt obligations or the deposit account or claims-paying ability of the Master Servicer (or its immediate or remote parent) or the Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A-” by S&P and “A-” by Fitch, the Master Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to any of its obligations under this Section 3.07.

(g)          Each of the Operating Advisor and Asset Representations Reviewer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

Section 3.08         Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Serviced Mortgage Loan and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)           provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)          provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement and subject to the processing and consent procedures specified in Section 3.34, the Special Servicer shall determine (with respect to any Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan) in a manner consistent with the Servicing Standard (or, in the case of any Non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the Master Servicer shall determine in a manner consistent with the Servicing Standard), on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan (x) to accelerate the payments thereon or (y) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that, (A) with respect to such consent or waiver of rights that is a Major Decision, the Special Servicer shall, subject to the DCH Limitations, obtain the prior written consent (or deemed consent) of, or consult with, the Directing Certificateholder, and, if such Mortgage Loan is not an Excluded RRCP Loan and only upon request, shall have consulted with the Risk Retention Consultation Party, in each case if, as and to the extent required under Section 6.08, and (B) with respect to any Mortgage Loan (I) with a Stated Principal Balance greater than or equal to $35,000,000, (II) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding or (III) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten largest Mortgage Loans or Crossed Mortgage Loan Groups outstanding (by Stated Principal Balance), the Master Servicer or the Special Servicer, as the case may be, prior to consenting to such action, shall obtain a Rating Agency Confirmation from each Rating Agency (provided, that no such Rating Agency Confirmation will be required if such Mortgage Loan has a Stated Principal Balance of $10,000,000 or less or if the related Mortgage Loan does not meet the criteria set forth in subclause (I), (II) or (III); provided, that a Rating Agency Communication will be required in all cases) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of Serviced Companion Loan Securities (if any); provided, that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25. Notwithstanding anything herein to the contrary, with respect to any Excluded DCH Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.08(a), the party processing the related servicing action shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (who shall post such Review Package on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) or, with respect to any Serviced Companion Loan Securities, the 17g-5 information provider under the related Other Securitization, in each case in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance, such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.

If any Serviced Mortgage Loan or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee; provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this

Agreement, the Special Servicer, with respect to all Specially Serviced Loans (other than a Non-Serviced Mortgage Loan), related Serviced Companion Loans, on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied, or, with respect to any Non-Specially Serviced Loan which does not allow the mortgagee discretion in approving a transfer or assumption or does not allow for discretion in determining whether conditions to a transfer or assumption have been satisfied, the Master Servicer, on behalf of the Trustee as mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.

(b)          As to each Serviced Mortgage Loan and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)           provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)          requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement and subject to the processing and consent procedures specified in Section 3.34, the Special Servicer shall determine (with respect to any Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan) in a manner consistent with the Servicing Standard (or, in the case of any Non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the Master Servicer shall determine in a manner consistent with the Servicing Standard), on behalf of the Trustee as the mortgagee of record, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan (x) to accelerate the payments thereon or (y) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that, (A) with respect to such consent or waiver of rights that is a Major Decision, the Special Servicer shall, subject to the DCH Limitations, obtain the prior written consent (or deemed consent) of, or consult with, the Directing Certificateholder, and, if such Mortgage Loan is not an Excluded RRCP Loan, shall have consulted with the Risk Retention Consultation Party, in each case if, as and to the extent required under Section 6.08, and (B) with respect to any Mortgage Loan (I) with a Stated Principal Balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (II) that has a combined loan-to-value ratio greater than 85% (based upon any and all existing and proposed debt), (III) that has a combined debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate debt service on the related Mortgage Loan and any related Companion Loan, if any, and the debt service on the proposed additional lien), (IV) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten largest Mortgage

Loans or Crossed Mortgage Loan Groups outstanding (by Stated Principal Balance), or (V) with a Stated Principal Balance greater than or equal to $35,000,000, the Master Servicer or the Special Servicer, as the case may be, prior to consenting to any action, shall obtain a Rating Agency Confirmation from each Rating Agency (provided, that no such Rating Agency Confirmation will be required if such Mortgage Loan has a Stated Principal Balance of $10,000,000 or less or if the related Mortgage Loan does not meet the criteria set forth in subclause (I), (II), (III), (IV) or (V); provided, that a Rating Agency Communication will be required in all cases) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of Serviced Companion Loan Securities (if any); provided, that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for Rating Agency Confirmation from a Rating Agency pursuant to this Section 3.08(b), the Master Servicer or the Special Servicer, as applicable, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (who shall post such Review Package on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) or, with respect to any Serviced Companion Loan Securities, the 17g-5 information provider under the related Other Securitization, in each case in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied and there is no lender discretion with respect to the satisfaction of such conditions, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Specially Serviced Loans (other than a Non-Serviced Mortgage Loan), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied, or, with respect to all Non-Specially Serviced Loans which do not allow the mortgagee discretion in determining whether conditions are satisfied, the Master Servicer, on behalf of the Trustee as the mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.

(c)          Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)          Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The Master Servicer and the Special Servicer, as applicable, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (who shall post such documents on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)          Pursuant to each Mortgage Loan Purchase Agreement, if there is a breach of the representations and warranties set forth in paragraph 30 or paragraph 32 in Exhibit 2 thereto, and as a result the payments, by a Mortgagor, of reasonable costs and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due-on-sale” or “due-on-encumbrance” clause or the defeasance of a Mortgage Loan are insufficient such that the Trust incurs an additional trust fund expense in an amount equal to such reasonable costs and expenses not paid by such Mortgagor, the related Mortgage Loan Seller shall reimburse the Trust within ninety (90) days of the receipt of notice of such breach in an amount sufficient to avoid such additional trust fund expense (and, if applicable, to pay the amount of any fees and expenses of the Asset Representations Reviewer related to the Asset Review of such Mortgage Loan not previously paid by the related Mortgage Loan Seller).

(f)           Notwithstanding any other provision of this Agreement, the Master Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause without the consent of the Special Servicer and the Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Non-Specially Serviced Loan or relating to any Specially Serviced Loan without (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) the consent of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event (and subject to the DCH Limitations), upon consultation with the Directing Certificateholder pursuant to Section 6.08 hereof). The Directing Certificateholder shall have ten (10) Business Days after receipt of notice along with the Master Servicer’s or Special Servicer’s recommendation and analysis with respect to such proposed waiver or proposed granting of consent and any additional information the Directing Certificateholder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due on sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing

Certificateholder in writing within such period, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver or consent).

(g)          Notwithstanding the foregoing provisions of this Section 3.08, if the Master Servicer or Special Servicer, as applicable, makes a determination under Sections 3.08(a) or 3.08(b) hereof that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09         Realization Upon Defaulted Loans and Companion Loans. (a) Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the Special Servicer. The Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, subject to Section 3.24 and subject to the Directing Certificateholder’s rights pursuant to Section 6.08, the Risk Retention Consultation Party’s rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Serviced Mortgage Loan and related Companion Loan, if any, as come into and continue in default as to which such Serviced Mortgage Loan is a Specially Serviced Loan and as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Master Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders and the VRR Interest Owners after reimbursement to the Master Servicer or the Special Servicer, as applicable, for such Servicing Advance, and the Master Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require the Master Servicer or the Special Servicer, on behalf of the Trust, to make an offer on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special

Servicer or the Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of making an offer at foreclosure or otherwise, the Special Servicer or the Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by the Master Servicer as a Servicing Advance.

(b)          The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

(i)           such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)          the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) with the owner of such personal property for federal income tax purposes to be designated at such time).

(c)          Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the Master Servicer nor the Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, the VRR Interest Owners and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)           such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the Master Servicer from the Collection Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Loans, the Master Servicer and, with respect to Specially Serviced Loans, the Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders, the VRR Interest Owners and the Trustee (as holder of the Lower-Tier Regular Interests).

(d)          If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and any related Serviced Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 4 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized (prior to the occurrence and continuance of a Control Termination Event (or with respect to any Serviced AB Mortgage Loan, after the occurrence and during the continuation of a Serviced AB Control Appraisal Period, but prior to the occurrence and continuance of a Control Termination Event) and subject to the DCH Limitations), with the consent of the Directing Certificateholder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate

Administrator, the Master Servicer and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of Certificates and VRR Interest Owners entitled to a majority of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of such parties). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)          The Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder (subject to the DCH Limitations) and the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Loan), the Master Servicer and the 17g-5 Information Provider monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)           The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and the Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)          The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)          The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any

REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder (subject to the DCH Limitations) and the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Loan) and the Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10         Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Serviced Mortgage Loan, or the receipt by the Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or Special Servicer, as the case may be, will promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) or remitted to the Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the Master Servicer or the Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the Master Servicer or Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

(b)          From time to time as is appropriate for servicing or foreclosure of any Serviced Mortgage Loan (and any related Companion Loan), the Master Servicer or the Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the Master Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account (including amounts related to the related Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)          Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any

Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

(d)          If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11         Servicing Compensation. (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan and Serviced Companion Loan (and any successor REO Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA). As to each such Mortgage Loan, Serviced Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Serviced Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Serviced Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any such Mortgage Loan, Serviced Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each such Mortgage Loan, Serviced Companion Loan and REO Revenues allocable as interest on each such REO Loan, and as otherwise provided by Section 3.05(a). The Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any such Mortgage Loan, Serviced Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).

Except as set forth in the following sentence, the fourth paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof or as provided in the following paragraph with respect to the Excess Servicing Fee). With respect to each Serviced Companion Loan, the Servicing Fee shall be payable to the Master Servicer from amounts payable in respect of such Serviced Companion Loan, subject to the terms of the related Intercreditor Agreement.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided, that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form of Exhibit TT-1 attached hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form of Exhibit TT-2 attached hereto. None of the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Asset Representations Reviewer or the Certificate Registrar shall have any obligation to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Initial Purchasers, the Certificate Administrator, the Custodian, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan, Serviced Companion Loan or any successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of the Servicing Fee paid to the Master Servicer with respect to such Mortgage Loan, Serviced Companion Loan or any successor REO Loan, as the case may be, the related Excess Servicing Fee to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Custodian, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

The Master Servicer shall be entitled to retain, and shall not be required to deposit in the Collection Account pursuant to Section 3.04(a), with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, additional servicing compensation in the form of the following amounts to the extent collected from the related Mortgagor:

(i) 100% of any defeasance fees actually collected during the related Collection Period in connection with the defeasance of a Serviced Mortgage Loan or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement);

(ii) (x) 50% of Excess Modification Fees actually collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer and (y) 100% of Excess Modification Fees actually collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision; provided that the Master Servicer shall not be entitled to any COVID Forbearance Fees with respect to a Payment Accommodation;

(iii) (x) 100% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer;

(iv) 100% of assumption application fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related

Serviced Companion Loan) for which the Master Servicer is processing the underlying assumption transaction (whether or not the consent of the Special Servicer is required);

(v) (x) 100% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer;

 (vi) any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loan;

(vii) 100% of charges for beneficiary statements or demands actually paid by the Mortgagors relating to the accounts held by the Master Servicer pursuant to this Agreement or the Mortgage Loan documents;

(viii) the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the Master Servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Companion Loans; and

(ix) Penalty Charges paid by the Mortgagors and accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loans were not Specially Serviced Loans to the extent provided in Section 3.11(d).

In addition, the Master Servicer shall be entitled to charge any Mortgagor for, and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) 100% of charges for beneficiary statements or demands and other customary charges, amounts collected by the Master Servicer for checks returned for insufficient funds and reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by or on behalf of the related Mortgagor and shall not be required to deposit such amounts in the Collection Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. Subject to Section 3.11(d), the Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) interest or other income earned on deposits relating to the Trust Fund in the Collection Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date), (ii) interest or other income earned on deposits in the Servicing Accounts which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iii) the difference, if positive, between Prepayment Interest Excesses (to the extent not payable by the Master Servicer as a Compensating Interest Payment) and Prepayment Interest Shortfalls collected on the Serviced Mortgage Loans and any Serviced Pari Passu Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments. The Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Collection Account and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the Master Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the Master Servicer nor the Special Servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the Special Servicer decides not to charge any fee, the Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Master Servicer would have been entitled if the Special Servicer had charged a fee and the Special Servicer will not be entitled to any of such fee charged by the Master Servicer.

Notwithstanding anything herein to the contrary, KeyBank National Association, may, at its option, assign or pledge to any third party or retain for itself the Excess Servicing Fee Rights; provided, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Excess Servicing Fee Rights may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Excess Servicing Fee Rights shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The Master Servicer shall pay the Excess Servicing Fee to the holder of the Excess Servicing Fee Rights at such time and to the extent the Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of KeyBank National Association, as Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

(b)          As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and Serviced REO Loan. As to each Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. The Special Servicer shall not be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)          The Special Servicer shall be entitled to additional servicing compensation in the form of:

(i) 100% of Excess Modification Fees actually collected during the related Collection Period with respect to (x) any Specially Serviced Loans (or any successor REO Loan), (y) if the modification, waiver or amendment is a Special Servicer Decision (other than under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and (z) 100% of COVID Forbearance Fees related to any Payment Accommodation;

(ii) 50% of Excess Modification Fees collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer;

(iii) (x) 100% of assumption fees, waiver fees, loan service transaction fees and other similar items collected during the related Collection Period with respect to (I) Specially Serviced Loans and (II) if the related consent, approval or other action is a Special Servicer Decision (other than under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan), and (y) 50% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer;

(iv) 100% of assumption application fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan, if applicable) for which the Special Servicer is processing the underlying assumption transaction;

(v) (x) 100% of consent fees on (I) Specially Serviced Loans and (II) if the related consent is a Special Servicer Decision (other than under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan), and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that (I) is a Major Decision or an item under clause (e) or clauses (i)(i) or (ii) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (II) is a Special Servicer Decision processed by the Master Servicer;

(vi) 100% of charges for beneficiary statements or demands actually paid by the Mortgagors relating to the accounts held by the Special Servicer pursuant to this Agreement or the Mortgage Loan documents; and

(vii) Penalty Charges paid by the Mortgagors and accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loans were Specially Serviced Loans to the extent provided in Section 3.11(d).

Subject to Section 3.11(d), the Special Servicer shall also be entitled to additional servicing compensation in the form of interest or other income earned on deposits relating to the Trust Fund in the REO Account and the Loss of Value Reserve Fund in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date). In addition, the Special Servicer shall be entitled to charge any Mortgagor for, and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by or on behalf of the related Mortgagor. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, that after receipt by the Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount received by the Special Servicer; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The Workout Fee shall be reduced (but not below zero) with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to the Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan (together with any related Serviced Companion Loan) again becomes a Corrected Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If the Special

Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Serviced Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer will not be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable with respect to (a) each Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds and (b) each Mortgage Loan repurchased by a Mortgage Loan Seller (or for which a Loss of Value Payment was made), in each case, subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the Master Servicer and the Special Servicer are entitled to receive a portion thereof, the Master Servicer and the Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the Master Servicer nor the Special Servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Master Servicer or the

Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the Master Servicer decides not to charge any fee, the Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Master Servicer had charged a fee and the Master Servicer will not be entitled to any of such fee charged by the Special Servicer.

(d)          In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Serviced Mortgage Loan and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the Master Servicer, the Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the Servicing Advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on Servicing Advances reimbursed by such trust to any party under the applicable Non-Serviced PSA, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan (or, if provided under the related Intercreditor Agreement, any related Serviced Pari Passu Companion Loan). Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced PSA) remaining thereafter shall be distributed to the Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Loan, and to the Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicer and the Special Servicer shall be distributed between the Master Servicer and the Special Servicer, on a pro rata basis, based on the Master Servicer’s and the Special Servicer’s respective entitlements to such compensation described in the previous sentence. Notwithstanding the foregoing, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

(e)          With respect to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer within two (2) Business Days following the Determination Date, and the Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the related Remittance Date, an electronic report (which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)          Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicer in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. The Master Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in the Collection Account.

(h)          If a Servicing Shift Mortgage Loan becomes a Specially Serviced Loan prior to the related Servicing Shift Securitization Date, the Special Servicer shall service and administer the related Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or REO Property and shall be entitled to all rights and compensation earned with respect to such Servicing Shift Whole Loan during the period for which it acts as Special Servicer of such Servicing Shift Whole Loan. With respect to each Servicing Shift Mortgage Loan, prior to the related Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the related Servicing Shift Securitization Date, the related Non-Serviced Special Servicer and the Special Servicer shall be entitled to compensation with respect to the related Servicing Shift Whole Loan as if the Special Servicer were being terminated as Special Servicer and the related Non-Serviced Special Servicer were replacing it as the successor special servicer. Upon receipt of notice of its termination as Special Servicer with respect to a Servicing Shift Whole Loan, the Special Servicer shall reasonably cooperate with the related Non-Serviced Special Servicer in connection with the servicing transition of the related Servicing Shift Whole Loan on and after the related Servicing Shift Securitization Date.

Section 3.12        Inspections; Collection of Financial Statements. (a)  The Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months, and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2023; provided, that if a physical inspection has been performed by the Special Servicer in the previous twelve (12) months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform, or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The cost of such inspection by the Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement, first, from the related Serviced Subordinate Companion Loan, if any, and then, pro rata and pari passu, from the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loans, in accordance with their respective Stated Principal Balances, in each case, prior to being payable out of general collections. The Special Servicer or the Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy at the Mortgaged Property that the preparer of such report has knowledge of and the Master Servicer or Special Servicer, as applicable, deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the Master Servicer or Special Servicer, as applicable, deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The Special Servicer and the Master Servicer shall promptly following preparation deliver or make available a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, respectively, to the other party, to the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations). Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the Special Servicer or the Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by NRSROs that are Privileged Persons. In respect of any Mortgage Loan that is a Specially Serviced Loan, prior to the occurrence of a Consultation Termination Event (and subject to the DCH Limitations), the Master Servicer shall deliver or make available a copy of each such report to the Directing Certificateholder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice).

(b)          The Special Servicer, in the case of any Specially Serviced Loan, and the Master Servicer, in the case of any Non-Specially Serviced Loan, shall use efforts consistent with the Servicing Standard to collect promptly and review from each related Mortgagor quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents. The Master Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the Master Servicer within five (5) Business Days of receipt, and the Master Servicer shall make available on its website copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing in 2022. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the Master Servicer shall deliver electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website. The Master Servicer or Special Servicer, as applicable, upon request of any Rating Agency, shall deliver copies of all or any portion of the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.13(c).

Furthermore, with respect to any Mortgage Loan (and each Serviced Companion Loan), if the related Mortgage Loan documents provide for the annual or quarterly testing of financial conditions of the related Mortgagor and/or Mortgaged Property (e.g., debt yield tests, debt service coverage ratio tests and/or loan-to-value ratio tests) in connection with cash management triggers or the commencement of additional required Escrow Payments, the Master Servicer (only to the extent the related information required for such testing is to be delivered to the Master Servicer pursuant to the related Mortgage Loan documents and is actually delivered to the Master Servicer), shall use reasonable efforts to conduct such financial testing within the timeframes contemplated by such Mortgage Loan documents. Furthermore, in accordance with this Section 3.12(b), with respect to any Serviced Mortgage Loan (or Serviced Whole Loan), the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to collect financial statements from the related Mortgagor for the periods set forth in the related Mortgage Loan Documents.

In addition, the Master Servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the Special Servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, shall prepare with respect to each related Mortgaged Property or such REO Property, as applicable:

(i)           within forty-five (45) days after receipt of a quarterly operating statement, if any, commencing with the quarter ending March 31, 2022, a CREFC® Operating Statement Analysis Report prepared in the aggregate for all Mortgaged Properties with respect to any Mortgage Loan that is in a portfolio (but only to the extent the related

Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to each Serviced Mortgage Loan, provided that with respect to Specially Serviced Loans and REO Properties, the Special Servicer shall first deliver the related CREFC® Operating Statement Analysis Report and operating statements to the Master Servicer) shall deliver or make available copies (in electronic format) of each CREFC® Operating Statement Analysis Report and, upon request, the related operating statements (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and the Special Servicer.

(ii)          within forty-five (45) days after receipt of an annual operating statement or rent roll (if and to the extent any such information is in the form of normalized year-end financial statements that have been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for each calendar year commencing within forty-five (45) days of receipt of such annual operating statement for the calendar year ending December 31, 2021, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CREFC® Comparative Financial Status Report. The Master Servicer (with respect to each Serviced Mortgage Loan, provided that with respect to Specially Serviced Loans and REO Properties, the Special Servicer shall first deliver the related CREFC® NOI Adjustment Worksheet and the operating statements or rent rolls to the Master Servicer) shall deliver or make available copies (in electronic format) of each CREFC® NOI Adjustment Worksheet and, upon request, the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and the Special Servicer.

Notwithstanding the foregoing, any documentation delivered pursuant to clause (i) or (ii) above shall be delivered, upon the request of any Rating Agency, to the 17g-5 Information Provider.

(c)           At or before 2:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the

CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Loans (excluding, for the Directing Certificateholder, any Excluded DCH Loans) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the Special Servicer in an electronic format, reasonably acceptable to the Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls submitted by the Mortgagor.

(d)          Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning November 2021, the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files: (A) to the extent the Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (only with respect to the first Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the Special Servicer and Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning November 2021, the Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the Special Servicer. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning November 2021, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and, to the extent received by the Master Servicer, the CREFC® Appraisal Reduction Template if provided for such Distribution Date. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the Master Servicer, or any payments or collections not received by the Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

(e)          Not later than 5:00 p.m. (New York City time) two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a Business Day, then the immediately succeeding Business Day), the Master Servicer shall deliver to the Certificate Administrator the CREFC® Schedule AL File in EDGAR-Compatible Format; provided, that the Master Servicer shall have no obligation to prepare or deliver any such

CREFC® Schedule AL File or Schedule AL Additional File unless the Depositor has delivered the items required by Section 2.01(j). If the CREFC® Schedule AL File is not received by the Certificate Administrator by 5:00 p.m. (New York City time) two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a Business Day, then the immediately succeeding Business Day), the Certificate Administrator shall request such CREFC® Schedule AL File from the Master Servicer via email at KC_investor_reporting@keybank.com with a copy to the Depositor at cmbs_notices@morganstanley.com. In preparing the CREFC® Schedule AL File and any Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness, accuracy and compliance with any applicable requirements of Items 1111(h) and 1125 of Regulation AB and Item 601(b) of Regulation S-K under the Securities Act as in effect on the Closing Date of the Initial Schedule AL File, Initial Schedule AL Additional File and the Annex A-1 to the Prospectus. The Master Servicer may concurrently with the delivery of the related CREFC® Schedule AL File, deliver any related Schedule AL Additional File in EDGAR-Compatible Format to the Certificate Administrator. The CREFC® Schedule AL File and the Schedule AL Additional File shall each be a single file. Neither the Certificate Administrator nor the Master Servicer shall be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files, unless, solely with respect to the Master Servicer, multiple Sub-Servicers prepare and submit such CREFC® Schedule AL Files or Schedule AL Additional Files to the Master Servicer. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or any Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or any Schedule AL Additional File solely by virtue of its receipt thereof.

In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(f)           The Special Servicer shall deliver to the Master Servicer the reports and information required of the Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and the Master Servicer shall deliver or make available to the Certificate Administrator the reports and data files set forth in Section 3.12(d). The Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the Master Servicer shall have no obligation to provide such information or reports to the Certificate

Administrator until it has received the requisite information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.

(g)          Notwithstanding the foregoing, however, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent the Master Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. The Master Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(h)          Unless otherwise specifically stated herein, if the Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Master Servicer’s website (with respect to items delivered by the Master Servicer) or the Certificate Administrator’s Website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, the Master Servicer and the Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the Master Servicer or the Special Servicer, as the case may be. The Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13        Access to Certain Information. (a)  Each of the Master Servicer and the Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder or VRR Interest Owner that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder or VRR Interest Owner and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the Master Servicer, the Special Servicer or the

Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders and VRR Interest Owners, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of the Master Servicer or Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, the Master Servicer and Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s or Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, the Master Servicer or Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Notwithstanding the limitation set forth in the next succeeding paragraph but subject to the last sentence of the immediately preceding paragraph, upon the reasonable request of any Certificateholder or VRR Interest Owner (or with respect to any Serviced Subordinate Companion Loan, the holder of such Serviced Subordinate Companion Loan) that has delivered an Investor Certification to the Master Servicer or the Special Servicer (with respect to Specially Serviced Loans), the Master Servicer or the Special Servicer, as applicable, may provide (or make available electronically) at the expense of such Certificateholder, VRR Interest Owner or holder of such Serviced Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls and financial statements (in each case, solely relating to the related Serviced Whole Loan or Serviced AB Whole Loan, if requested by the holder of a

Serviced Subordinate Companion Loan, as the case may be) obtained by the Master Servicer or the Special Servicer, as the case may be; provided that, in connection with such request, the Master Servicer or the Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder, VRR Interest Owner or holder of such Serviced Subordinate Companion Loan, as applicable, may have under this Agreement.

Notwithstanding anything to the contrary herein (other than as permitted in the preceding paragraph with respect to any Certificateholder or as specifically provided for herein with respect to the Directing Certificateholder), unless required by applicable law or court order, no Certificateholder, Certificate Owner or VRR Interest Owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)          The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)           The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)       the Prospectus and any other disclosure document relating to the Registered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)        this Agreement and any amendments and exhibits hereto;

(C)        any Sub-Servicing Agreements delivered to the Certificate Administrator on or after the Closing Date;

(D)        the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(E)         the CREFC® Loan Setup File provided by the Master Servicer to the Certificate Administrator;

(ii)     the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)        any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)      The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)       all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02; and

(B)        the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the Master Servicer pursuant to this Agreement from time to time;

(iv)     The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)       summaries of Final Asset Status Reports or, prior to a Serviced AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)        all property inspection reports and environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(a);

(C)        any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19;

(D)        the CREFC® Appraisal Reduction Template; and

(E)         any Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator;

(v)     The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)        any notice with respect to a release pursuant to Section 3.09(d);

(B)         any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.18(g);

(C)         any notice of final payment on the Certificates or the VRR Interest delivered to the Certificate Administrator pursuant to Section 4.01(h);

(D)         any notice of the occurrence of any Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(E)          any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders or the VRR Interest Owners pursuant to Section 12.01;

(F)          any Asset Review Report Summary received by the Certificate Administrator;

(G)         any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)         any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)           any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)           any notice of resignation or termination of the Master Servicer or Special Servicer pursuant to Section 7.03;

(K)          any notice of termination pursuant to Section 9.01;

(L)           any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26 or Section 12.03, respectively;

(M)         any notice of any request by requisite percentage of Certificateholders and/or VRR Interest Owners for a vote to terminate the Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)          any notice of recommendation of termination of the Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)          any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

(P)           any notice that an Operating Advisor Consultation Event has occurred or is terminated;

(Q)          any notice of the occurrence of an Operating Advisor Termination Event;

(R)          any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(S)          any assessments of compliance delivered to the Certificate Administrator; and

(T)          any attestation reports delivered to the Certificate Administrator;

(U)          any “special notices” requested by a Certificateholder or VRR Interest Owner to be posted on the Certificate Administrator’s website pursuant to Section 5.06;

(V)          any Proposed Course of Action Notice; and

(W)        any notices or documents provided to the Certificate Administrator by the Depositor or the Master Servicer for posting to the “Special Notices” tab;

(vi)         the “Investor Q&A Forum” pursuant to Section 4.07(a);

(vii)       solely to Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b); and

(viii)       the “US Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Parties with the hedging, transfer, financing and other restrictions under the Risk Retention Rule;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded DCH Loan, the Certificate Administrator shall only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded DCH Loan.

The Certificate Administrator shall, in addition to posting the applicable notices on the “US Risk Retention Special Notices” tab described in clause (viii) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “US Risk Retention Special Notices” tab.

The Certificate Administrator shall, in addition to posting the applicable notices on the “US Risk Retention Special Notices” tab described in clause (viii) above, include a fixed statement in the Distribution Date Statement that risk retention notices, if any, can be found on the “US Risk Retention Special Notices” tab.

In the event that the Retaining Sponsor determines that the Third Party Purchaser or any other Retaining Party no longer complies with the provisions of the Risk Retention Rule related to, as applicable, (a) number of third-party purchasers, (b) source of funds, (c) third-party review, (d) affiliation and control rights and (e) hedging, transfer and pledging, it shall send a written notice of such non-compliance to the Certificate Administrator, who upon receipt shall post such notice on the Certificate Administrator’s Website under the US Risk Retention Special Notices tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information shall be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form (or, solely with respect to the Master Servicer, in electronic form) of an investor certification substantially in the forms of Exhibit P-1D and Exhibit P-1B and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Certificateholder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit P-1B hereto, such Directing Certificateholder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee may each require and rely on (i) an investor certification in the form of Exhibit P-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit P-1D hereto from the

Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit P-1D to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the Master Servicer, the Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible at a later time, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder, the Risk Retention Consultation Party or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan or Excluded RRCP Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party on the Certificate Administrator’s Website because of such party’s Excluded Controlling Class Holder status (or such party’s status as Risk Retention Consultation Party with respect to an Excluded RRCP Loan), such party shall be permitted to obtain such information from the Master Servicer or Special Servicer in accordance with Section 4.02(f) of this Agreement. The provisions in this Section 3.13(b) shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

Notwithstanding anything herein to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, has received a notice substantially in the form of Exhibit P-1E from the Directing Certificateholder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder that is an Excluded

Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator, as applicable, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.32.

Each of the Master Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder of an investor certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Certificateholder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Certificateholder or Controlling Class Certificateholder or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

To the extent the Risk Retention Consultation Party, the Retaining Sponsor or a VRR Interest Owner receives access pursuant to this Agreement to any information solely related to an Excluded RRCP Loan (which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof) and inspection reports related to Specially Serviced Loans conducted by the Special Servicer, and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding the Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the Master Servicer or the Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), on the Certificate Administrator’s Website or otherwise receives access to such information, such receiving party shall be deemed to have agreed that it (i) will not directly or indirectly provide any such information to (A) any related Borrower Party, (B) any employees or personnel of such receiving party or any of its Affiliates involved in the management of any investment in any related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in any related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such applicable Excluded RRCP

Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)            The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “MSC 2021-L7” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)             any notices of waivers under Section 3.08(d);

(ii)            any Final Asset Status Report delivered by the Special Servicer under Section 3.19(d);

(iii)           any notice of final payment on the Certificates or VRR Interest;

(iv)           any environmental reports delivered by the Special Servicer under Section 3.09(e);

(v)            any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)           any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or 11.10;

(vii)          any annual independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)         any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)            copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)             any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)            any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)           any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)          any notice of a Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(xiv)          any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)           any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(viii);

(xvi)          any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)         any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(g);

(xviii)        any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17(c), Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)           any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m., New York City time, or, if received after 2:00 p.m., New York City time, on the next Business Day by 12:00 p.m., New York City time; provided, further, that any information delivered pursuant to Section 3.13(e) shall be posted in accordance with Section 3.13(e). The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m., New York City time, on such Business Day or, if received after 2:00 p.m., New York City time, on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com (specifically referencing “MSC 2021-L7” in the subject line).

Upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor (the “Pre-Closing 17g-5 Information”), the 17g-5 Information Provider shall make such Pre-Closing 17g-5 Information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant this Section 3.13(c). The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Closing 17g-5 Information or any other information on the 17g-5 Information Provider’s Website to any designee or other third party.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall notify any party that delivers any information, report, notice or document to the 17g-5 Information Provider under this Agreement that such information, report, notice or document was received and that it has been posted. Except as provided in Section 3.13(e), the Master Servicer or Special Servicer, as applicable, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency following the earlier of (a) receipt of notification from the 17g-5 Information Provider that such information, report or other document has been posted to the 17g-5 Information Provider’s Website and (b) after 2:00 p.m. (New York City time) on the first Business Day following the date the Master Servicer or the Special Servicer, as applicable, has provided such information, report, notice or other document to the 17g-5 Information Provider (other than in accordance with Section 3.13(e)). The 17g-5 Information Provider shall notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the email notice. The 17g-5 Information Provider shall send such notice to such Person’s email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit P-2 hereto.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “MSC 2021-L7” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)          The Depositor hereby authorizes the Certificate Administrator to make available to the Financial Market Publishers or such other vendor chosen by the Depositor upon delivery by such vendor to the Certificate Administrator of a certification in the form of Exhibit P-3 hereto (which certification may be submitted electronically via the Certificate Administrator’s Website), all the Distribution Date Statements, CREFC® Reports and supplemental notices with respect to such Distribution Date Statements and CREFC® Reports to Privileged Persons.

(e)           The Master Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, provide bulk information that relates to two or more transactions to the 17g-5 Information Provider. Provided such information is specifically designated by the Master Servicer or Special Servicer as a bulk delivery, such specifically labeled bulk information shall be posted by the 17g-5 Information Provider, and the 17g-5 Information Provider may, but shall not be obligated to, post such bulk information in accordance with the timeframe provided in Section 3.13(c).

(f)           The Master Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties

(other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (in the case of deliveries to a Rating Agency, subject to the conditions set forth in the penultimate paragraph of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. The Master Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s website, and (B) acknowledge that the Master Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Master Servicer’s website, the Master Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(f) to current or prospective Certificateholders or VRR Interest Owners the form of confidentiality agreement used by the Master Servicer shall be: (i) in the case of a Certificateholder or VRR Interest Owner, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates or a VRR Interest Owner and will keep such information confidential (except that such Certificateholder or VRR Interest Owner may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or the VRR Interest or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or the VRR Interest or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate, the VRR Interest or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates or the VRR Interest and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder or VRR Interest Owner may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder or VRR Interest Owner, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder or VRR Interest Owner.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the Master Servicer or Special Servicer, as applicable.

(g)          The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(h)          The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor and the Risk Retention Consultation Party such reports, notices and other information produced or otherwise available to the Directing Certificateholder (other than, prior to the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Reports that are not Final Asset Status Reports and any Major Decision Reporting Package with respect to a Non-Specially Serviced Loan), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement or requested by the Risk Retention Consultation Party in electronic format and that are not available on the Certificate Administrator’s Website or included in any reports distributed by the Certificate Administrator.

(i)            None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the Special Servicer’s, as applicable, servicing operations in general; provided that the Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates (and the party providing such information to a Rating Agency shall, upon request, certify to the Depositor that it received the confirmation described in this clause (z) or provide the Depositor with a copy of such confirmation from the applicable Rating Agency); provided, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available

(unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(i).

(j)           The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14        Title to REO Property; REO Account. (a)  If title to any Mortgaged Property is acquired (directly or through a single member limited liability company established for that purpose) and thus becomes REO Property, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and the VRR Interest Owners and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. The Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies for a qualifying extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then-applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event. If the Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Collection Account pursuant to Section 3.05(a).

(b)          The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and the VRR Interest Owners and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within two (2) Business Days after receipt of properly identified and available funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)          The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or, with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall withdraw from the REO Account and remit to the Master Servicer which shall deposit into the Collection Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to the day the Special Servicer remits funds as provided in this Section 3.14(c), the Special Servicer shall provide the Master Servicer with a written accounting of amounts remitted to the Master Servicer for deposit in the Collection Account, as applicable, on such date. The Master Servicer shall apply all such amounts received by the Master Servicer as of the Determination Date as instructed by the Special Servicer (or with respect to an REO Loan that is a successor to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)          The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15        Management of REO Property. (a)  If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders, the VRR Interest Owners and the related Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders and the VRR Interest Owners (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests) all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as the case may be) (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that the net-after tax benefit to Certificateholders and the VRR Interest Owners and, if applicable, any related Companion Holder(s), as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than two (2) Business Days following receipt of such properly identified and available funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)             all insurance premiums due and payable in respect of such REO Property;

(ii)            all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)           any ground rents in respect of such REO Property, if applicable; and

(iv)           all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the Special Servicer, the Depositor, the Certificate Administrator and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)            Without limiting the generality of the foregoing, the Special Servicer shall not:

(i)             permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)            permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)           authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)           Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)            The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)             the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)            the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)           any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

(iv)           none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)            the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)            When and as necessary, the Special Servicer shall send to the Trustee, the Certificate Administrator and the Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b).

Section 3.16        Sale of Defaulted Loans and REO Properties. (a) (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Loan, the Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard including, without limitation, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy; provided that the Special Servicer shall promptly notify the Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)           If any Mortgage Loan or Serviced Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the Special Servicer (with respect to a Specially Serviced Loan) or the Master Servicer (with respect to a Non-Specially Serviced Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)          If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement, has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the VRR Interest Owners and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price, if and when the Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and, if applicable, the related Companion Holder. In the case of the Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the Special Servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and subject to the DCH Limitations) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the VRR Interest Owners and, subject to the terms of the related Intercreditor Agreement, the Special Servicer shall be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. The Special Servicer is required to give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor, the Directing Certificateholder (subject to the DCH Limitations) and the Risk Retention Consultation Party not less than ten (10) days’ prior written notice of its intention to sell any Defaulted Loan. In the absence of a cash offer at least equal to the Purchase Price, the Special Servicer may purchase the Defaulted Loan for the Purchase Price or may accept the highest cash offer received from any Person that constitutes a fair price for the Defaulted Loan.

(iv)          (A)  In the case of a Specially Serviced Loan which is a continuing Defaulted Loan, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the Special Servicer for such price), the Special Servicer may solicit offers and, subject to subclause (B) below, accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Specially Serviced Loan, if the offeror is a Person other than an Interested Person. In determining whether any highest offer from a Person other than an Interested Person constitutes a fair price for any Defaulted Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. If the highest offeror is an Interested Person, the Trustee shall determine whether the offer constitutes a fair price unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) at least one other offer is (or, if required by a related Intercreditor Agreement, two other offers are) received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the Master Servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Interested

Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable by, the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Loan.

(B)           The Special Servicer will not be obligated to accept the first or highest offer if the Special Servicer determines (subject to the DCH Limitations, in consultation with the Directing Certificateholder (unless a Consultation Termination Event shall have occurred and be continuing) and, upon request, the Risk Retention Consultation Party (subject to limitations on the consultation in accordance with Section 6.08) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Certificates and the VRR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders, VRR Interest Owners and, if applicable, the related Companion Holder constituted a single lender and, with respect to a Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). In addition, the Special Servicer may accept a lower offer from any Person other than the Special Servicer or an Affiliate if it determines, in accordance with the Servicing Standard, that the acceptance of such offer would be in the best interests of the Holders of Certificates, the VRR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders, the VRR Interest Owners and, if applicable, the related Companion Holder constituted a single lender and, with respect to a Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special

Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(v)          Unless and until any Specially Serviced Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)           (i)  (A)  The Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. The Special Servicer shall give the Trustee, the Master Servicer, each Companion Holder, the Certificate Administrator, the Directing Certificateholder (subject to the DCH Limitations, and prior to the occurrence of a Consultation Termination Event), and the Risk Retention Consultation Party, not less than ten (10) days’ prior written notice of its intention to (i) purchase any REO Property at the Purchase Price (which Purchase Price will be stated in the related notice) therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the Master Servicer, an Affiliate of the Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(B)           In the absence of any such offer as set forth in subclause (A) above, the Special Servicer shall, subject to subclause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by the Special Servicer, if the highest offeror is a Person other than an Interested Person, or (2) by the Trustee, if the highest offeror is an Interested Person unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received; provided, that absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(C)           The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists and subject to the DCH Limitations)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the pari passu or subordinate nature of any Serviced Companion Loans). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the pari passu or subordinate nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer.

(D)          In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(ii)           Subject to the Servicing Standard, the Special Servicer shall act on behalf of the Trust and the related Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator,

the Operating Advisor, the Asset Representations Reviewer or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Trustee shall have any liability to the Trust or any Certificateholder, VRR Interest Owner or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(c)           Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)          With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if such Serviced Whole Loan becomes a Defaulted Loan, and if the Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the Special Servicer shall sell each related Serviced Pari Passu Companion Loan (and, if required by the related Intercreditor Agreement, each related Serviced Subordinate Companion Loan) together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to the Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for a Serviced Whole Loan, such determination shall be made by the Special Servicer unless the offeror is an Interested Person and by the Trustee if the offeror is an Interested Person. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Pari Passu Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan that are material to the sale price of the Serviced Pari Passu Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale. The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the Master Servicer as a Servicing Advance but the Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.

(e)           (i)  Notwithstanding anything in this Section 3.16 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the holder of the related Serviced Subordinate Companion Loan for each applicable Serviced Whole Loan will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of the holder of the Serviced Subordinate Companion Loan shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement. If the related Mortgage Loan or related REO Property is purchased by the holder of such Serviced Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Serviced Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)           Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)            Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)           In the event the Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither the Master Servicer nor the Special Servicer shall exercise such right.

(h)           Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund and any related Companion Loan holders any personal property pursuant to this Section 3.16 unless either:

(i)            such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund and the related Companion Loan holders; or

(ii)           the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause an Adverse REMIC Event at any time that any Certificate is outstanding.

Section 3.17        Additional Obligations of Master Servicer and Special Servicer. (a)  The Master Servicer shall deliver all Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan, which is required to be distributed to the holder thereof by the Master Servicer) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each P&I Advance Date, without any right of reimbursement therefor. The Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)           The Master Servicer or the Special Servicer, as applicable, shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to defer such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, subject to the DCH Limitations, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer, the Special Servicer or the Trustee to defer the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the Master Servicer, the Special Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of a particular Nonrecoverable Advance or portion thereof; provided, that if, at any time the Master Servicer, the Special Servicer or the Trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or in respect of Mortgage Loans deposited in the Collection Account for such Distribution Date, then the Master Servicer, the Special Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, which shall mean that (i) the Master Servicer, the Special Servicer or the Trustee, as the case may be, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (ii) changed circumstances or new or different information becomes known to the Master Servicer, the Special Servicer or the Trustee, as the case may be, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (i) above, or (iii) the Master Servicer, the Special Servicer or the Trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (i), (ii) or (iii) of the foregoing sentence apply, the Master Servicer or Trustee, as applicable, shall give the 17g-5 Information Provider a notice for posting of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give notice as required by the preceding or second preceding sentence shall in no way affect the Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer such reimbursement or right to obtain such reimbursement as described in this Section 3.17(c). Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Collection Account pursuant to Section 3.05(a)(v). The Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by this Section 3.17(c).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders or VRR Interest Owners to the detriment of other classes or other VRR Interest Owners shall not, with respect to the Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the Master Servicer, the Special Servicer or the Trustee, as applicable, determines, in its sole discretion, to fully recover the Nonrecoverable Advances immediately instead of deferring such reimbursement, then the Master Servicer, the Special Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer’s, the Special Servicer’s or the Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and VRR Interest Owners and shall not be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee, as applicable, or a right of the Certificateholders or the VRR Interest Owners. Nothing herein shall be deemed to create in the Certificateholders or the VRR Interest Owners a right to prior payment of distributions over the Master Servicer’s, the Special Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the Master Servicer, the Special Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders, VRR Interest Owners or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. Neither the Master Servicer, the Special Servicer nor the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Section 3.17(c).

No determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, to exercise its sole option to defer the reimbursement of Advances and/or interest thereon under this section shall be construed as an agreement by the Master Servicer, the Special Servicer or the Trustee, as applicable, to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan (to the extent received), the Master Servicer or the Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)          With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the Master Servicer or Special Servicer, as applicable, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

(e)          Within one (1) Business Day after the execution of any amendment or modification of any Intercreditor Agreement, the Master Servicer or the Special Servicer, as applicable, shall provide to the Certificate Administrator a copy of any such modification or amendment of any Intercreditor Agreement, and such amendment or modification shall be a Reportable Event.

Section 3.18        Modifications, Waivers, Amendments and Consents. (a)  Modifications, waivers, amendments and consents with respect to the Mortgage Loans shall be processed and consented to by the parties specified in, and subject to the procedures specified in, Section 3.34.

Notwithstanding anything to the contrary herein, with respect to any relevant modification, waiver or amendment, the Special Servicer shall use its reasonable efforts to the extent reasonably possible to cause each modified Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date. The Special Servicer shall not agree to any modification, waiver or amendment that (1) extends the Maturity Date beyond the earlier of (i) five (5) years prior to the Rated Final Distribution Date and (ii) if the related Mortgage Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty (20) years (or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease and (a) with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations), and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder, ten (10) years) prior to the expiration of such leasehold estate plus any options to extend exercisable unilaterally by the Mortgagor; or (2) provides for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If a modification, waiver or amendment of any term of a Mortgage Loan or related Companion Loan would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the Master Servicer (if such modification, waiver or amendment is processed by the Master Servicer) or the Special Servicer (if such modification, waiver or amendment is processed by the Special Servicer) shall (1) provide the Trustee, the Certificate Administrator, the Master Servicer (if such modification, waiver or amendment is processed by the Special Servicer), the Special Servicer (if such modification, waiver or amendment is processed by the Master Servicer), the Operating Advisor, each related Other Master Servicer, each related Other Trustee and (prior to the occurrence and during the continuance of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder, and the Risk Retention Consultation Party (other than with respect to an Excluded RRCP Loan) with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, (A) prior to the occurrence and during the continuance of a Control Termination Event (subject to the DCH Limitations) obtain the consent of the Directing Certificateholder; (B) after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event (subject to the DCH Limitations) consult with the Directing Certificateholder pursuant to Section 6.08 hereof; and (C) unless an Excluded RRCP Loan is involved, consult with the Risk Retention Consultation Party pursuant to Section 6.08.

Any fees or other charges charged by the Special Servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan), in each case as a result of the COVID-19 emergency, may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (“COVID Forbearance Fees”) (excluding attorneys’ fees and third party expenses) and may only be borne by the Mortgagor, not the Trust.

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the Master Servicer or the Special Servicer, as applicable, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder, and the Risk Retention Consultation Party, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the Master Servicer or Special Servicer, as applicable, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage

Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio as so calculated is greater than 125%, the Master Servicer or Special Servicer, as applicable, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

(b)          If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of a Serviced Mortgage Loan and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan (with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of the Special Servicer)) is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Loan, subject to (x) the provisions of Section 3.18(a), this Section 3.18(b) and Section 3.18(c), (y) with respect to any Major Decision (a) prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event (and subject to the DCH Limitations), upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder); provided, that with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related Serviced AB Control Appraisal Period, the approval of the holder of the related Serviced Subordinate Companion Loan will be required to the extent set forth in the related Intercreditor Agreement and the Directing Certificateholder shall have no consent or consultation rights regarding the matter; and (z)  the rights of any related Serviced Companion Noteholder or any related mezzanine lender, to advise or consult with the Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable; provided that in the case of any release or substitution of collateral (other than a defeasance), the Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event. Notwithstanding anything herein to the contrary, with respect to any Excluded DCH Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

Neither the Master Servicer nor the Special Servicer shall enter into (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such Master Servicer or Special Servicer in a higher priority than the allocation and payment priorities set forth in Section 3.02(b) or in the related Intercreditor Agreement.

(c)          Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)          To the extent consistent with this Agreement (including, without limitation, Section 3.18(a) and Section 6.08), the Master Servicer (as provided in Section 3.01(a), Section 3.08(a), Section 3.08(b) and Section 3.18 and subject to the Special Servicer’s processing and consent procedures specified in Section 3.34) or the Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause an Adverse REMIC Event. In making this determination, the Master Servicer or Special Servicer may obtain and rely upon (and shall provide to the Trustee and the Certificate Administrator if obtained) an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a); provided that the Master Servicer or Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer may waive the payment of any Prepayment Premium or Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

(e)           Subject to Section 3.18(c), the Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)           All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).

(g)          With respect to any modification, waiver or amendment that it is responsible for processing pursuant to Section 3.34, the Special Servicer or the Master Servicer, as applicable, shall notify the Special Servicer (if such action is processed by the Master Servicer), the Master Servicer (if such action is processed by the Special Servicer), the Trustee, the Certificate Administrator, the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event and subject to the DCH Limitations), the applicable Companion Holder (unless, with respect to a holder of a Serviced Subordinate Companion Loan, a Serviced AB Control Appraisal Period has occurred, if applicable), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Loan) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. The party that is responsible for processing such action shall deliver to the Custodian with a copy to the Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof and, if required by the related Intercreditor Agreement, with a copy to the applicable Companion Holder, if any. Following receipt of the Master Servicer’s or the Special Servicer’s, as applicable, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than the Class R Certificates) and each VRR Interest Owner. With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring Additional Debt or mezzanine debt, the Special Servicer (if the Special Servicer processes such modification, waiver or consent pursuant to Section 3.34) or the Master Servicer (if the Master Servicer processes such modification, waiver or consent pursuant to Section 3.34) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the Master Servicer or Special Servicer, as applicable, obtaining actual knowledge of the incurrence of such Additional Debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to cts.sec.notifications@wellsfargo.com and an Additional Disclosure Notification in the form attached hereto as Exhibit EE. The notice contemplated in the preceding sentence shall set forth, to the extent the Special Servicer or Master Servicer, as applicable, has the requisite information or can reasonably obtain such information, (1) the amount of Additional Debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and Additional Debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and Additional Debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the Master Servicer, Special Servicer and Certificate Administrator, as applicable, and the Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder. From time to time, the Master Servicer, Special Servicer and Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)          Subject to the processing and consent procedures specified in Section 3.34 with respect to Major Decisions and Special Servicer Decisions, the Master Servicer shall process all defeasances of Serviced Mortgage Loans and Serviced Companion Loans in accordance with the terms of the related Mortgage Loan documents, and shall be entitled to any defeasance fees paid relating thereto; provided, that any such defeasance fee shall not include any Modification Fees or waiver fees in connection with a defeasance that the Special Servicer is entitled to under this Agreement. Notwithstanding the foregoing, the Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and the Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided, further, that no such confirmation from any Rating Agency shall be required to the extent that the Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Balance less than $35,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)            Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the Master Servicer (subject to the Special Servicer’s processing and/or consent rights pursuant to Section 3.34) reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC; provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; provided, further, that such securities are backed by the full faith and credit of the United States government, or the Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans originated or acquired by Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”) and subject to defeasance, MSMCH has retained the right of the lender under the Mortgage Loan documents to (i) receive a percentage of the economic benefit associated with the ownership of the successor borrower, (ii) designate and establish the successor borrower and (iii) purchase (or cause the purchase on behalf of the related borrower of) the related defeasance collateral (“MSMCH Seller Defeasance Rights and Obligations”). If the Master Servicer receives notice of a defeasance request with respect to a Serviced Mortgage Loan originated or acquired by MSMCH and subject to defeasance, the Master Servicer shall not take any action with respect to such MSMCH Seller Defeasance Rights and Obligations and shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to MSMCH or its assignee. Until such time as MSMCH provides written notice to the contrary, notice of a defeasance of a Serviced Mortgage Loan with MSMCH Seller Defeasance Rights and Obligations shall be delivered to MSMCH pursuant to the notice provisions of this Agreement. In addition, to the extent that the Master Servicer receives any amount in respect of MSMCH Seller Defeasance Rights and Obligations that is required to be remitted to MSMCH pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to MSMCH pursuant to the terms of the defeasance documents.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans originated or acquired by Argentic Real Estate Finance LLC (“AREF”) and subject to defeasance, AREF has retained the right of the lender under the Mortgage Loan documents to (i) receive a percentage of the economic benefit associated with the ownership of the successor borrower, (ii) establish, designate or approve the successor borrower and (iii) purchase (or cause the purchase on behalf of the related borrower of) the related defeasance collateral (“AREF Seller Defeasance Rights and Obligations”). If the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan originated or acquired by AREF and subject to defeasance, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to AREF or its assignee. Until such time as AREF provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with AREF Seller Defeasance Rights and Obligations shall be delivered to AREF pursuant to the notice provisions of this Agreement. In addition, to the extent that the Master Servicer receives any amount in respect of a AREF Seller Defeasance Rights and Obligations that is required to be remitted to AREF pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to AREF pursuant to the terms of the defeasance documents.

Notwithstanding the foregoing, Starwood Mortgage Capital LLC (“Starwood”) has transferred to a third party or has retained the right of the lender under the Mortgage Loan documents with respect to all Serviced Mortgage Loans contributed by Starwood (the “Starwood Loans”) that are subject to defeasance, to receive a percentage of the economic benefit associated with the ownership of the successor borrower, and the right to designate and establish the successor borrower and to purchase (or cause the purchase on behalf of the related borrower) of the related defeasance collateral, in each case if there is a defeasance of any such Starwood Loan (such a right, a “Starwood Lender Successor Borrower Right”). If the Master Servicer receives notice of a defeasance request with respect to a Starwood Loan subject to defeasance, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to Starwood or its assignee. Until such time as Starwood provides written notice to the contrary, notice of a defeasance of a Starwood Loan with a Starwood Lender Successor Borrower Right shall be delivered to Starwood pursuant to the notice provisions of this Agreement. In addition, to the extent that the Master Servicer receives any amount in respect of a Starwood Lender Successor Borrower Right that is required to be remitted to Starwood pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to Starwood pursuant to the terms of the defeasance documents.

Notwithstanding the foregoing, with respect to the Mortgage Loan identified as “Cabela’s KC” on the Mortgage Loan Schedule, Bank of Montreal (“BMO”) has transferred to a third party or has retained any right that the lender has under the Mortgage Loan documents to (i) receive a percentage of the economic benefit associated with the ownership of the successor borrower, (ii) establish, designate and/or approve the successor borrower and (iii) purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral, if there is a defeasance of such Mortgage Loan (“BMO Lender Successor Borrower Right”). If the Master Servicer receives notice of a defeasance request with respect to such Mortgage Loan subject to defeasance, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to BMO or its assignee. Until such time as BMO provides written notice to the contrary, notice of a defeasance of such Mortgage Loan with a BMO Lender Successor Borrower Right shall be delivered to BMO pursuant to the notice provisions of this Agreement. In addition, to the extent that the Master Servicer receives any amount in respect of a BMO Lender Successor Borrower Right that is required to be remitted to BMO pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to BMO pursuant to the terms of the defeasance documents.

Notwithstanding the foregoing, with respect to the Mortgage Loans originated or acquired by KeyBank National Association and subject to defeasance, KeyBank National Association has retained the right to (i) receive a percentage of the economic benefit associated with the ownership of the successor borrower, (ii) establish or designate the successor borrower and (iii) purchase (or cause the purchase on behalf of the related borrower of) the related defeasance collateral (“KeyBank Seller Defeasance Rights and Obligations”). If the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan originated or acquired by KeyBank National Association and subject to defeasance, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to KeyBank National Association or its assignee. Until such time as KeyBank National Association provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with KeyBank Seller Defeasance Rights and Obligations shall be delivered to KeyBank National Association pursuant to the notice provisions of this Agreement. In addition, to the extent that the Master Servicer receives any amount in respect of a KeyBank Seller Defeasance Rights and Obligations that is required to be remitted to KeyBank National Association pursuant to the related defeasance documents, the Master Servicer shall remit such amounts to KeyBank National Association pursuant to the terms of the defeasance documents.

(j)            If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by the Master Servicer in “government securities,”

within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(k)          Notwithstanding anything to the contrary in this Agreement, neither the Master Servicer nor the Special Servicer, as applicable, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then-aggregate principal balance of all Mortgage Loans or $35,000,000.

(l)            Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment constituting a Major Decision or Special Servicer Decision, in connection with any release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral, the Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel addressed to the Special Servicer and the Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event to the extent the Special Servicer determines in its reasonable good faith judgment consistent with the Servicing Standard that such Opinion of Counsel is reasonably necessary.

(m)         In addition to the foregoing, the Special Servicer shall be allowed to grant a forbearance if (i) prior to September 30, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12)), does not exceed six (6) months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of Revenue Procedure 2020-26 and such forbearance is covered by Revenue Procedure 2020-26 (in each case, as extended by Revenue Procedure 2021-12)), (ii) such forbearance is permitted under another provision of this Agreement and the requirements under such provision are satisfied, or (iii) an

Opinion of Counsel is delivered to the effect that such forbearance will not result in an Adverse REMIC Event.

Section 3.19        Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report. (a)  Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan or Serviced Companion Loan, the Master Servicer or the Special Servicer, as applicable, shall promptly give notice to the Master Servicer or the Special Servicer, as applicable, the Operating Advisor and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder thereof, and the Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The Master Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the Special Servicer of such Servicing Transfer Event when the Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder, a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer, or by the Special Servicer to the Master Servicer, pursuant to this Section 3.19. Prior to the occurrence of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Loan (other than an REO Loan) has become current and has remained current for three consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless, with respect to a Serviced Subordinate Companion Loan, a Serviced AB Control Appraisal Period has occurred) and (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder and shall return the related Mortgage File and Servicing File to the Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the Master Servicer, the

Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)          In servicing any Specially Serviced Loans and Serviced Companion Loans, the Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the Master Servicer), and provide the Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)           Notwithstanding the provisions of Section 3.12(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require the Master Servicer to produce any additional reports.

(d)          No later than sixty (60) days after a Servicing Transfer Event for a Serviced Mortgage Loan and, if applicable, the related Companion Loan (the “Initial Delivery Date”), the Special Servicer shall deliver a report in electronic format (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations). Subsequent to the issuance of a Final Asset Status Report, to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are determined by the Special Servicer to be necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard, the Special Servicer shall amend, update or create a new Asset Status Report with respect to such Specially Serviced Loan (each such report a “Subsequent Asset Status Report”). The Special Servicer shall deliver each Final Asset Status Report in electronic form to: (i) the Master Servicer, (ii) the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations), (iii) the Operating Advisor and (iv) the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the related Companion Holder or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold; the Special Servicer shall also deliver a summary of each Final Asset Status Report to the Certificate Administrator and the Certificate Administrator shall post the summary of the Final Asset Status Report to the Certificate Administrator’s Website. In no event shall the Master Servicer post any Asset Status Report or Final Asset Status Report to its website. None of the parties to this Agreement shall provide any Asset Status Report or any Final Asset Status Report to the Certificate Administrator. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)             a summary of the status of such Specially Serviced Loan and any negotiations with the related Mortgagor;

(ii)             a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)            the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)            (A) the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(v)             the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)            a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)           the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)          an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)            the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the Special Servicer together with an explanation of those adjustments; and

(x)              such other information as the Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder (subject to the DCH Limitations) does not disapprove such Asset Status Report in writing or if the Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Certificateholder (communicated to the Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders and the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Serviced Mortgage Loan (prior to the occurrence and continuance of any Control Termination Event and subject to the DCH Limitations), the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the affirmative determination described above, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Master Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence of a Consultation Termination Event and during a Serviced AB Control Appraisal Period with respect to the related Serviced Subordinate Companion Loan), the Operating Advisor (but only after the occurrence and during the continuance of an Operating Advisor Consultation Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Serviced Mortgage Loan, prior to the occurrence and continuance of any Control Termination Event and subject to the DCH Limitations, the Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard; provided, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. The procedures described in this paragraph are collectively referred to herein as the “Directing Certificateholder Asset Status Report Approval Process”. Prior to an Operating Advisor Consultation Event, the Special Servicer shall deliver each Final Asset Status Report to the Operating Advisor at the conclusion of the Directing Certificateholder Asset Status Report Approval Process.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d). Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an Excluded Loan which includes a Major Decision and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

Notwithstanding anything to the contrary contained herein, no direction or disapproval of the Directing Certificateholder hereunder or under a related Intercreditor Agreement or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the Special Servicer, shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.

If an Operating Advisor Consultation Event has occurred and is continuing, the Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the Risk Retention Consultation Party. The Operating Advisor shall provide comments to the Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interests of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates) and the VRR Interest Owners, as a collective whole. The Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and, subject to the DCH Limitations, if a Control Termination Event exists, but so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the Special Servicer’s preparation of any Asset Status Report. The Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received in response from the Operating Advisor or the Directing Certificateholder, to the extent the Special Servicer determines that the Operating Advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interests of the Certificateholders and the VRR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the VRR Interest Owners and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Certificateholder, the Special Servicer shall revise the Asset Status Report, if applicable, and deliver to the Operating Advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. If an Operating Advisor Consultation Event (based solely on clause (i) of the definition thereof) exists and a Control

Termination Event does not exist, then the Directing Certificateholder Asset Status Report Approval Process and the ASR Consultation Process shall both be in effect.

After the occurrence and during the continuance of a Control Termination Event (and at any time that the Directing Certificateholder is restricted by the DCH Limitations), the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.19. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (subject to the DCH Limitations) shall be entitled to, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall, consult with the Special Servicer (electronically or telephonically) and may propose alternative courses of action and provide such other feedback as the Directing Certificateholder or the Operating Advisor, as applicable, determines in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event (and at any time if the Directing Certificateholder is restricted by the DCH Limitations), the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be responsible for consulting with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder or to revise the Asset Status Report based on any input or comments from the Operating Advisor or the Directing Certificateholder or to take or refrain from taking any action, comment or recommendation by the Operating Advisor or the Directing Certificateholder.

Notwithstanding the foregoing, prior to the occurrence and continuance of a Serviced AB Control Appraisal Period with respect to a Serviced Subordinate Companion Loan, the Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, within 60 days of it becoming a Specially Serviced Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

In the case of an Asset Status Report relating to a Servicing Shift Whole Loan, (i) the holder of the related Servicing Shift Control Note shall have all of the rights that the Directing Certificateholder has prior to a Control Termination Event with respect to other Serviced Mortgage Loans, and (ii) the Special Servicer shall be required to obtain the consent of the holder of the related Servicing Shift Control Note to the same extent as it is required to obtain the consent of the Directing Certificateholder prior to a Control Termination Event with respect to other Serviced Mortgage Loans.

(e)       (i) Upon receiving notice of the occurrence of the events described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special

Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)       After the occurrence and during the continuance of an Operating Advisor Consultation Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the Special Servicer pursuant to clause (i) above.

(f)       Prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Loan, the Special Servicer shall deliver in electronic format to the Directing Certificateholder a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Final Asset Status Report with respect to a Serviced AB Mortgage Loan prior to the occurrence and continuance of a Serviced AB Control Appraisal Period (to the extent approved by the related Serviced AB Whole Loan Controlling Holder), to the Directing Certificateholder). Prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations, if, within five (5) Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of such draft summary, then the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, that if the Directing Certificateholder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, that if at any time the Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders and the VRR Interest Owners pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of a Serviced Subordinate Companion Loan is not subject to a Serviced AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related Serviced Subordinate Companion Loan in accordance with the related Intercreditor Agreement

(to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such Final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)       No provision of this Section 3.19 shall require the Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

Section 3.20 Sub-Servicing Agreements.    (a) The Master Servicer and, subject to the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH Limitations)), the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Master Servicer or Special Servicer, as applicable, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.20(g) hereof); (iii) provides that the Trustee (for the benefit of the Certificateholders, the VRR Interest Owners and the related Companion Holder (if applicable) and the Trustee (as holder of the Lower-Tier Regular Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer or Special Servicer, as applicable (other than the Master Servicer or Special Servicer that enters into such Sub-Servicing Agreement), any successor master servicer or special servicer or any Certificateholder or VRR Interest Owner (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) hereof and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust except through the Master Servicer or Special Servicer, as the case may be, if and only to the extent provided pursuant to Section 6.04; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan or make any other servicing decision unless and to the extent the Master Servicer or Special Servicer, as applicable, is permitted hereunder to modify such Mortgage Loan or make such servicing decision; (vii) does not permit the Sub-Servicer to take any action constituting a Major Decision or Special Servicer Decision unless the Master Servicer and Special Servicer mutually agree that the Master Servicer shall process any such Major Decision or Special Servicer Decision subject to the consent of the Special Servicer (which consent may be obtained by the related Sub-Servicer through the Master Servicer); (viii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-

Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party; (ix) shall be terminable if at any time the related Sub-Servicer is a Risk Retention Affiliate of the Third Party Purchaser or Successor Third-Party Purchaser and such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB; and (x) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable Grace Period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer, the Certificate Administrator or the Depositor under ARTICLE XI or under the Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under ARTICLE XI or under the Exchange Act reporting items required under any other pooling and servicing agreement to which the Depositor is a party.

Any successor master servicer or special servicer, as applicable, hereunder shall, upon becoming successor master servicer or special servicer, as applicable, be assigned and may assume any Sub-Servicing Agreements from the predecessor Master Servicer or Special Servicer, as applicable (subject to Section 3.20(g) hereof). In addition, each Sub-Servicing Agreement entered into by the Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Loans and continue to collect its Initial Sub-Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The Master Servicer or Special Servicer, as applicable, shall deliver to the Trustee copies of all Sub-Servicing Agreements (and, with respect to any Sub-Servicing Agreement entered into with a cashiering sub-servicer, any amendments thereto and modifications thereof), entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the Master Servicer hereunder to make Advances shall be deemed to have been advanced by the Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The

Master Servicer or Special Servicer, as applicable, shall notify the Master Servicer or the Special Servicer, as applicable, the Trustee and the Depositor (and the Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that the Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

Except with respect to the Special Servicer, no party shall enter into a Sub-Servicing Agreement with a Sub-Servicer that is a Risk Retention Affiliate of the Third Party Purchaser or Successor Third-Party Purchaser if such Sub-Servicer would be a servicer as contemplated by Item 1108(a)(2) of Regulation AB. Notwithstanding the preceding sentence, the parties to this Agreement, absent actual knowledge to the contrary, may conclusively rely upon a representation of any Initial Sub-Servicer that such Sub-Servicer is not, to its actual knowledge, a Risk Retention Affiliate of the Third Party Purchaser or Successor Third-Party Purchaser. If at any time a party to this transaction obtains actual knowledge that such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB and is a Risk Retention Affiliate of the Third Party Purchaser or Successor Third-Party Purchaser, such party shall terminate such Sub-Servicer in accordance with the related Sub-Servicing Agreement.

(b)       Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the Master Servicer’s obligations under this Agreement.

(c)       As part of its servicing activities hereunder, the Master Servicer and the Special Servicer for the benefit of the Trustee and the Certificateholders and the VRR Interest Owners, shall (at no expense to the Trustee, the Certificateholders, the VRR Interest Owners or the Trust) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement, except that the Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of ARTICLE XI hereof. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. Each of the Master Servicer and the Special Servicer shall have the right to remove a Sub-Servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement.

(d)       In the event the Trustee or its designee becomes successor master servicer and assumes the rights and obligations of the Master Servicer under any Sub-Servicing Agreement, the Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)       Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in ARTICLE XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the Master Servicer shall remain obligated and responsible to the Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder, the Certificateholders and the VRR Interest Owners for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)       The Trustee, upon the request of the Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)       Except as provided below, each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions prior to the termination of the Master Servicer; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement (including the termination provisions thereof) without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)       With respect to Mortgage Loans subject to a Sub-Servicing Agreement with the Master Servicer, the Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the Master Servicer pursuant to the terms hereof.

(i)        Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) the consent of the Directing Certificateholder, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Section 3.21 Interest Reserve Account.

(a)       On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of each Actual/360 Mortgage Loan, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited pursuant to clause (ii) and in any consecutive February and January pursuant to clause (i), “Withheld Amounts”).

(b)       On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22 Directing Certificateholder and Operating Advisor Contact with Master Servicer and Special Servicer. Within a reasonable time upon request from the Directing Certificateholder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) (prior to the occurrence of a Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder and (b) after an Operating Advisor Consultation Event has occurred and is continuing, the Operating Advisor (with respect to the Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.23 Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Master Servicer, the Certificate Administrator, the Special Servicer and the Operating Advisor of the transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit NN attached hereto, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it (or its Affiliate) is also the Special Servicer, it shall be the Directing Certificateholder.

On the Closing Date, the initial Directing Certificateholder shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Directing Certificateholder, any successor directing certificateholder shall also deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Directing Certificateholder.

(b)       Once a Directing Certificateholder has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) and the VRR Interest Owners shall be entitled to rely on any written notice of such selection unless the Controlling Class Certificateholders entitled to appoint the Directing Certificateholder, by Certificate Balance, or such Directing Certificateholder shall have notified the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. In the event that (i) the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Directing Certificateholder is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Directing Certificateholder pursuant to the proviso of the definition of “Directing Certificateholder”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee and the Operating Advisor that it is the new Directing Certificateholder; provided that the Master Servicer, the Certificate Administrator, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class.

(c)       Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

(d)       In the event that no Directing Certificateholder has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Master Servicer or the Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the Master Servicer or the Special Servicer, as applicable, the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

(e)       Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, the Special Servicer, the Operating Advisor, the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Registrar, including names and addresses (or Certificate Owners of the Controlling Class, if applicable, at the expense of the requesting party). In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer. Notwithstanding the foregoing, LD III Holdco II, L.P. shall be the initial Directing Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder.

(f)        If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)       Each Certificateholder and VRR Interest Owner acknowledges and agrees, by its acceptance of its Certificates or portion of the VRR Interest, as applicable, that the Directing Certificateholder: (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates or the VRR Interest Owners; (ii) may act solely in the interests of the Holders of the Controlling Class; (iii) does not have any liability or duties to the Holders of any Class of Certificates (other than the Controlling Class) or to the VRR Interest Owners; (iv) may take actions that favor interests of the Holders of one or more Classes including the Controlling Class over the interests of the Holders of one or more other Classes of Certificates and over the interests of the VRR Interest Owners; and (v) shall have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

(h)       All requirements of the Master Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Mortgage Loan or a Serviced Whole Loan, as applicable; provided, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i)        Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder, and any Serviced AB Whole Loan Controlling Holder.

(j)        With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)       The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Operating Advisor, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

(l)        [Reserved].

(m)       Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicer, the Special Servicer and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor, the Master Servicer and the Special Servicer within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event, (ii) any Consultation Termination Event or (iii) any Operating Advisor Consultation Event. Additionally, upon the Certificate Administrator’s determination that a Control Termination Event, a Consultation Termination Event or an Operating Advisor Consultation Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred due to a reduction of the Certificate Balance of the Class F Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) to less than 25% of the Original Certificate Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class F Certificates to less than 25% of the Original Certificate Balance thereof.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

(n)       Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event”, “Consultation Termination Event” and “Operating Advisor Consultation Event”, a Control Termination Event, a Consultation Termination Event and an Operating Advisor Consultation Event shall be deemed to have occurred with respect to an Excluded DCH Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder shall have any consent or consultation rights with respect to the servicing of such Excluded DCH Loan.

Section 3.24 Intercreditor Agreements. (a) Each of the Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicer and Special Servicer agrees not to take any action with respect to a Serviced Whole Loan, or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each of the Master Servicer and Special Servicer acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein. Each of the Master Servicer and the Special Servicer further acknowledges and agrees that any Serviced AB Whole Loan Controlling Holder will have the right to replace the Special Servicer solely with respect to the related Serviced AB Whole Loan, to the extent provided for herein and in the related Intercreditor Agreement.

(b)       Neither the Master Servicer nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Master Servicer or the Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither the Master Servicer nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the Master Servicer or Special Servicer for its own account without reimbursement. In no event shall the Master Servicer or the Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement. In no event shall the Master Servicer or the Special Servicer, as applicable, be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder or consult with a new Risk Retention Consultation Party unless the Certificate Administrator has delivered notice to the Master Servicer or the Special Servicer, as applicable, as required under Section 3.23(e) or Section 3.33(b), as applicable, or the Master Servicer or Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Certificateholder, a new Controlling Class Certificateholder or a new Risk Retention Consultation Party, as applicable.

(c)       No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the Master Servicer or Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the Special Servicer’s, Trustee’s, the Certificate Administrator’s or the Master Servicer’s responsibilities under this Agreement.

(d)       With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor, the Directing Certificateholder or the Risk Retention Consultation Party hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder or the Risk Retention Consultation Party shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder or the Risk Retention Consultation Party is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)       Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, the Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders, the VRR Interest Owners and the related Companion Holder. In no event shall the Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)        In addition to the consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically, in the discretion of the Master Servicer or Special Servicer, as applicable) annual meetings with the Master Servicer or the Special Servicer at the offices of the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)       With respect to any Serviced Whole Loan, the Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the Master Servicer of the related Periodic Payment without the consent of the Master Servicer.

(h)       To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Whole Loan are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

Section 3.25 Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply for such matter at such time (as if such requirement did not exist) with respect to such Rating Agency and the Master Servicer or the Special Servicer, as the case may be, may then take such action if the Master Servicer or the Special Servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed not to apply for such matter at such time (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply for such matter at such time (as if such requirement did not exist), the Master Servicer or Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)       Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the Master Servicer or Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply for such matter at such time (as if such requirement did not exist).

(c)       For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

Section 3.26 The Operating Advisor. (a) The Operating Advisor shall review (i) the actions of the Special Servicer with respect to any Specially Serviced Loan and, if an Operating Advisor Consultation Event exists, any Major Decisions with respect to any Non-Specially Serviced Loan, (ii) all reports by the Special Servicer made available to Privileged Persons on the Certificate Administrator’s Website or otherwise provided to the Operating Advisor pursuant to this Agreement and (iii) each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report delivered to the Operating Advisor by the Special Servicer. If an Operating Advisor Consultation Event exists, the Operating Advisor shall consult on a non-binding basis with the Special Servicer regarding (i) Asset Status Reports as contemplated by Section 3.19 and Section 6.08 and (ii) Major Decisions processed by the Special Servicer as contemplated by Section 6.08. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

(b)       [Reserved].

(c)       (i) Based on the Operating Advisor’s review of (i) any assessment of compliance and any attestation report delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s Website, any attestation report delivered to the Operating Advisor, any Final Asset Status Report and other information (other than any communications between the related Directing Certificateholder, any Risk Retention Consultation Party or any related Companion Loan holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor shall ((i) if any Serviced Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) deliver to the Certificate Administrator and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) within one hundred twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, that in no event shall the information or any other content included in the Operating Advisor Annual

Report contravene any provision of this Agreement), setting forth the Operating Advisor’s assessment, in its sole discretion exercised in good faith, as to whether the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under this Agreement with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Non-Specially Serviced Loans) during the prior calendar year on the basis described in the following paragraph and identifying (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply with and (2) any material deviations from the Servicing Standard or from the Special Servicer’s obligations hereunder with respect to any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) and, after the occurrence and continuance of an Operating Advisor Consultation Event, Non-Specially Serviced Loans (solely with respect to Major Decisions with respect thereto); provided, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the special servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report; provided, further, that the Operating Advisor shall prepare a separate Operating Advisor Annual Report relating to each Excluded Special Servicer and any Excluded Special Servicer Loan(s) serviced by such Excluded Special Servicer. In preparing any Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to such annual report’s delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

The Operating Advisor Annual Report shall be prepared on the basis of the Special Servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Non-Specially Serviced Loans) under this Agreement, taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any assessment of compliance, attestation report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the Operating Advisor by the Special Servicer (other than any communications between the Directing Certificateholder and the Special Servicer that would be Privileged Information) or made available to the Operating Advisor on the Certificate Administrator’s Website, in each case, pursuant to this Agreement.

(ii)       In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any reliance thereon. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor may, to the extent the Operating Advisor deems relevant, set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)       [Reserved].

(e)       (i) With respect to any Mortgage Loan or Serviced Whole Loan, after the subject calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the Special Servicer) of any of the calculations related to (i) Appraisal Reduction Amounts or Collateral Deficiency Amounts or (ii) net present value in accordance with Section 1.02(iv), in either case, calculated by the Special Servicer, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations (provided that if an Operating Advisor Consultation Event has occurred and is continuing, such delivery must occur prior to the utilization of the subject calculation by the Special Servicer), and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)       In connection with this Section 3.26(e), if the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount or Collateral Deficiency Amount (as calculated by the Special Servicer), or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. If the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement, and the Certificate Administrator shall examine the calculations and supporting materials provided by the Special Servicer and the Operating Advisor and shall determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer).

(f)        Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor’s review shall be limited to an after-the-action review of any calculations, assessment of compliance, attestation report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the Special Servicer may perform under this Agreement and will have no obligations at any time with respect to any Non-Serviced Whole Loan or any related REO Properties. In addition, with respect to the Operating Advisor’s review of net present value calculations as required in Section 3.26(e) above, the Operating Advisor’s recalculation shall not take into account the reasonableness of Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

(g)       The Operating Advisor and its Affiliates shall keep confidential any information labeled as Privileged Information received from the Special Servicer or the Directing Certificateholder or the Risk Retention Consultation Party in connection with the Directing Certificateholder’s or the Risk Retention Consultation Party’s exercise of any rights under this Agreement (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, and shall not disclose such labeled Privileged Information to any Person (including Certificateholders (other than the Directing Certificateholder) and VRR Interest Owners), other than (1) to the extent expressly required by this Agreement, to the other parties hereto with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions regarding deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any other Person without the prior written consent of the Special Servicer and, unless a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder (with respect to any Serviced Mortgage Loan (subject to the DCH Limitations)) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder. In addition and for the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the Operating Advisor gained from performing operating advisor functions for such other securitizations shall not be imputed to the Operating Advisor in this securitization.

(h)       Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)       As compensation for its activities hereunder, the Operating Advisor shall be paid a fee of $10,000 on the Closing Date and be entitled to receive the Operating Advisor Fee on each Remittance Date with respect to each Mortgage Loan and each successor REO Loan. As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed. The Operating Advisor Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.04(a) and/or 6.04(b) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a). Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the party processing such Major Decision shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.

Notwithstanding anything herein to the contrary, the Operating Advisor shall have no obligations or consultation rights in its capacity as operating advisor with respect to any Non-Serviced Whole Loan or any related REO Property and shall not be entitled to the Operating Advisor Fee or an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan.

(j)        After the occurrence and during the continuance of a Consultation Termination Event, upon (i) the written direction of holders of ABS Interests representing at least 15% of the Voting Rights allocable to Non-Reduced Interests requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such holders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee of a Rating Agency Confirmation, the Certificate Administrator shall promptly provide written notice to all Certificateholders and VRR Interest Owners of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of holders of ABS Interests representing more than 50% of the Voting Rights allocable to Non-Reduced Interests that exercise their right to vote, provided that the holders of ABS Interests representing at least 50% of the Voting Rights allocable to Non-Reduced Interests have exercised their right to vote, the Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.

(k)       After the occurrence of an Operating Advisor Termination Event, the Trustee may terminate, and upon the written direction of holders of ABS Interests representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest), the Trustee shall promptly terminate, the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights arising out of events occurring prior to such termination. The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Directing Certificateholder (subject to the DCH Limitations, and only if no Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party, the VRR Interest Owners, any Companion Loan holder and the Certificateholders. Notwithstanding the foregoing, if the Trustee is unable to find a successor operating advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor operating advisor so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor operating advisor and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(l)        The holders of ABS Interests representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)      [Reserved].

(n)       The Operating Advisor may resign from its obligations and duties hereby imposed on it upon thirty (30) days prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Risk Retention Consultation Party and the Directing Certificateholder, if applicable, if the Operating Advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning Operating Advisor shall pay all reasonable costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)       [Reserved].

(p)       In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)       The parties hereto agree, and the Certificateholders and the VRR Interest Owners by their acceptance of their respective Certificates or portions of the VRR Interest shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder or VRR Interest Owner for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty or liability except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular Certificateholders or particular VRR Interest Owner, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Exchange Act.

(r)        [Reserved].

(s)        Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates or the VRR Interest.

(t)        The Operating Advisor shall at all times be an Eligible Operating Advisor and if the Operating Advisor ceases to be an Eligible Operating Advisor, the Operating Advisor shall immediately resign under Section 3.26(n) of this Agreement and the Trustee shall appoint a successor operating advisor subject to and in accordance with this Section 3.26.

(u)       The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Agreement related to the Operating Advisor’s duties and obligations; provided that no agent or subcontractor may (i) be an Impermissible Operating Advisor Affiliate or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, an Initial Purchaser, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for its obligations hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agent or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement. The Operating Advisor shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Operating Advisor by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(v)       With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor and the Special Servicer are entitled to rely solely on their receipt from the Certificate Administrator of notice thereof pursuant to this Agreement, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor shall have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

Section 3.27 Companion Paying Agent. (a) With respect to each of the Serviced Companion Loans, the Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)       No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)       In the case of each of the Serviced Companion Loans, upon the resignation or removal of the Master Servicer pursuant to ARTICLE VII of this Agreement, the Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)       This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28 Companion Register. The Companion Paying Agent shall maintain a register (the “Companion Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder. The initial Companion Holders with respect to Serviced Mortgage Loans, along with their respective name and address, are listed on Exhibit S hereto. In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Companion Holder with respect to a Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Pooling and Servicing Agreement.

Section 3.29 Certain Matters Relating to the Non-Serviced Mortgage Loans and the Serviced Pari Passu Companion Loans. (a) In the event that any of the applicable

Non-Serviced Trustee, the applicable Non-Serviced Certificate Administrator, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced PSA, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Certificate Administrator, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)       If any of the Trustee, the Certificate Administrator or the Master Servicer receives notice from a Rating Agency that the Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)       In connection with the securitization of each Serviced Pari Passu Companion Loan, (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)       Prior to the related Servicing Shift Securitization Date, the Custodian shall hold the Mortgage File with respect to each Servicing Shift Whole Loan. On the Servicing Shift Securitization Date for any Servicing Shift Whole Loan (i) the Custodian shall, upon receipt of a Request for Release, transfer the related Mortgage File (other than the promissory note evidencing the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for such Servicing Shift Whole Loan to the related Non-Serviced Trustee and (ii) the Master Servicer shall, upon written request, if the Master Servicer is not the related Non-Serviced Master Servicer, transfer the Servicing File for such Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

(e)       In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Certificateholder for its consent, if such consent is required. The Special Servicer may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.

(f)       With respect to any Non-Serviced Mortgage Loan, the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the Special Servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, shall be entitled to exercise any control or consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-

Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement or as a “Serviced Companion Noteholder” (or similar term defined in the related Non-Serviced PSA) under the related Non-Serviced PSA. Prior to the occurrence and continuance of a Control Termination Event, each of the Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall (to the extent it is not evident that the Directing Certificateholder has been copied directly on such notice) forward to the Directing Certificateholder any notices it receives addressed to the Trust as the “Non-Controlling Note Holder” (or similar term).

(g)       With respect to the servicing of each Non-Serviced Mortgage Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.

(h)       With respect to each Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such Asset Review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be.

(i)       For the avoidance of doubt, with respect to any Serviced Whole Loan, upon reasonable request, the Master Servicer and the Special Servicer shall provide to each Other Servicer that is servicing a related Serviced Companion Loan such information in its possession as is necessary to enable each such Other Servicer to perform its servicing duties under the related Other Pooling and Servicing Agreement.

(j)       If an expense under this Agreement relates, in the reasonable judgment of the Master Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as applicable, primarily to the administration of the Trust or any REMIC or grantor trust formed hereunder or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or provisions relating to the grantor trust or the actual payment of any REMIC tax or expense or grantor trust tax or expense with respect to any REMIC or grantor trust formed hereunder, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against the holder of any Serviced Pari Passu Companion Loan or Serviced Subordinate Companion Loan and such holder shall not suffer any adverse consequences as a result of the payment of such expense.

(k)       (i) Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan, and (ii) promptly following the Certificate Administrator’s receipt of notice of the related Servicing Shift Securitization Date (which notice shall contain the related Non-Serviced Master Servicer’s address), in the case of each Servicing Shift Whole Loan, the Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related

Non-Serviced Master Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trust is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and the related Non-Serviced PSA. The Master Servicer shall forward, deliver or otherwise make available to the Special Servicer and/or Directing Certificateholder any reports, statements, documents, communications or other information received from a Non-Serviced Master Servicer as contemplated in the prior sentence to the same extent that the Master Servicer would be obligated to forward, deliver or otherwise make available to the Special Servicer and/or the Directing Certificateholder any such item for a Serviced Mortgage Loan under the terms hereof. The Master Servicer shall, within two (2) Business Days of receipt of properly identified and available funds, deposit into the Collection Account all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.30 Certain Matters with Respect to Joint Mortgage Loans.

(a)       If a Mortgage Loan Seller with respect to a Joint Mortgage Loan (a “Repurchasing Mortgage Loan Seller”) repurchases, or substitutes for, the Mortgage Note(s) (as such term is defined in this Section 3.30(a)) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Mortgage Loan Seller with respect to such Joint Mortgage Loan does not repurchase, or substitute for, the Mortgage Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 3.30 shall apply prior to the adoption, pursuant to Section 13.01(n), of any amendment to this Agreement that provides otherwise. Each Mortgage Loan Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 3.30 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Mortgage Notes related to such Joint Mortgage Loan has been repurchased or, by way of substitution, otherwise removed from the Trust and at least one other Mortgage Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Mortgage Notes related to such Joint Mortgage Loan are no longer included in the Trust. For purposes of this Section 3.30, Section 13.01(n) and Section 13.08(a) only, “Mortgage Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note that collectively represents the Mortgage Note (as defined in Article I) with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes. For the avoidance of doubt, clauses (b) through (j) below apply only to a Joint Mortgage Loan that is a Serviced Mortgage Loan.

(b)       Custody of and record title under the Mortgage Loan documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Custodian as provided under this Agreement, except that the Repurchasing Mortgage Loan Seller shall hold and retain title to its original Repurchased Note(s) and any related endorsements thereof.

(i)        All of the Mortgage Notes with respect to any Joint Mortgage Loan shall be of equal priority, and no portion of any Mortgage Note shall have priority or preference over any other portion of the other Mortgage Notes or security therefor. Payments from the related Mortgagor (including, without limitation, any Penalty Charges) or any other amounts received with respect to each Mortgage Note shall be collected as provided in this Agreement by the Master Servicer and shall be applied upon receipt by the Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the applicable Repurchasing Mortgage Loan Seller and remitted (net of its pro rata share of amounts payable at the Administrative Cost Rate and any other amounts due to the Master Servicer or Special Servicer) to the applicable Repurchasing Mortgage Loan Seller or its designee by the Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Mortgage Loan Seller and deposited and applied in accordance with this Agreement, subject to Section 3.30(b)(ii). If any Joint Mortgage Loan to which this Section 3.30 applies becomes an REO Loan, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Any Appraisal Reduction Amounts calculated with respect to any Joint Mortgage Loan subject to this Section 3.30 shall be allocated to each related Mortgage Note pro rata based upon the respective unpaid principal balances thereof.

(ii)        If the Master Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such Joint Mortgage Loan at any particular time, the applicable Repurchasing Mortgage Loan Seller shall receive from the Master Servicer an amount equal to its Mortgage Loan Seller Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Servicing Advances, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Mortgage Notes), shall be allocated between the holders of the related Mortgage Notes pro rata based upon the respective unpaid principal balances thereof. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Mortgage Loan Seller.

(iii)       A Joint Mortgage Loan to which this Section 3.30 applies shall be serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller and the Certificateholders pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Serviced Whole Loan (and, if such Joint Mortgage Loan is part of a Serviced Whole Loan, such Joint Mortgage Loan shall continue to be serviced and administered under the applicable Intercreditor Agreement), (B) the related Mortgage Note(s) not repurchased were (1) a Serviced Pari Passu Mortgage Loan and (2) the only

Mortgage Loan that is part of such Joint Mortgage Loan (or related Serviced Whole Loan), and (C) the related Repurchased Note were a Serviced Pari Passu Companion Loan. No Repurchasing Mortgage Loan Seller shall be permitted to terminate the Master Servicer, the Special Servicer or the Operating Advisor as servicer, special servicer or operating advisor, respectively, of the related Repurchased Note. All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the Master Servicer or the Special Servicer, as applicable, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Mortgage Loan Seller in accordance with this Agreement.

(iv)      The related Repurchasing Mortgage Loan Seller shall be treated hereunder as if it were a Serviced Pari Passu Companion Loan holder on a pari passu basis. Funds collected by the Master Servicer or the Special Servicer, as applicable, and applied to the applicable Mortgage Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of promissory notes comprising Serviced Whole Loans that are pari passu in right of payment. Compensation shall be paid to the Master Servicer, the Special Servicer and the Operating Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Repurchased Note were a Serviced Pari Passu Companion Loan. None of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Mortgage Note is part of the Trust, a Servicing Advance with respect to any Repurchased Note. Except as otherwise specified herein, the Master Servicer and the Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Mortgage Loan Seller any document as is required to be delivered to a holder of a Serviced Pari Passu Companion Loan hereunder.

(c)       If any non-repurchased Mortgage Note relating to a Joint Mortgage Loan to which this Section 3.30 applies is a Specially Serviced Loan, then any related Repurchased Note shall also be a Specially Serviced Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to the Special Servicer under this Agreement as with respect to a Serviced Pari Passu Companion Loan.

(d)       If (A) the Master Servicer shall pay any amount to any Repurchasing Mortgage Loan Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with any or all of the applicable Mortgage Notes and (B) such related payment is not received or collected by the Master Servicer, then the applicable Repurchasing Mortgage Loan Seller shall promptly on demand by the Master Servicer return such amount to the Master Servicer. If the Master Servicer determines at any time that any amount received or collected by the Master Servicer in respect of any Joint Mortgage Loan to which this Section 3.30 applies must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Mortgage Loan Seller, and such Repurchasing Mortgage Loan Seller shall promptly on demand by the Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that the Master Servicer shall have distributed to such Repurchasing Mortgage Loan Seller, together with interest thereon at such rate, if any, as the Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

(e)       Subject to this Agreement (including, without limitation, the consent and consultation rights of the Directing Certificateholder and any consultation rights of the Operating Advisor), the Master Servicer or the Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Mortgage Loan documents as provided hereunder. Without limiting the generality of the preceding sentence, the Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 3.30, without the consent of the related Repurchasing Mortgage Loan Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Pari Passu Companion Loan.

(f)       In taking or refraining from taking any action permitted hereunder, the Master Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loans to which this Section 3.30 applies as is consistent with this Agreement and shall be liable to any Repurchasing Mortgage Loan Seller only to the same extent as set forth herein with respect to any holder of a Serviced Pari Passu Companion Loan.

(g)       If the Trustee, the Master Servicer or the Special Servicer has made a Servicing Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Mortgage Loan Seller shall reimburse the Trust in an amount equal to such Repurchasing Mortgage Loan Seller’s Mortgage Loan Seller Percentage Interest of such Nonrecoverable Advance with interest thereon. Notwithstanding the foregoing, the applicable Repurchasing Mortgage Loan Seller shall not be obligated to reimburse the Trustee, the Master Servicer or the Special Servicer (and amounts due to the applicable Repurchasing Mortgage Loan Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note. To the extent that the applicable Repurchasing Mortgage Loan Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Mortgage Loan Seller shall receive a reimbursement from such recovery based on its Mortgage Loan Seller Percentage Interest of such recovery. This reimbursement right shall not limit the Trustee’s, the Master Servicer’s or the Special Servicer’s rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Mortgage Loan Seller shall not exceed an amount equal to its Mortgage Loan Seller Percentage Interest of the amount to be reimbursed.

(h)       Each Repurchasing Mortgage Loan Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)        The Master Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of each Repurchasing Mortgage Loan Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. Each Repurchasing Mortgage Loan Seller agrees to furnish, or cause to be furnished, to the Master Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint Mortgage Loan; provided that such Repurchasing Mortgage Loan Seller shall not be liable, and shall be indemnified by the Master Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer, as the case may be; and further provided that the Master Servicer or the Special Servicer, without the written consent of the applicable Repurchasing Mortgage Loan Seller, shall not initiate any action in the name of such Repurchasing Mortgage Loan Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Mortgage Loan Seller to be registered to do business in any state.

(j)        Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Mortgage Loan Seller is required to deliver to the Master Servicer or the Special Servicer, as applicable, the Mortgage Loan documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Mortgage Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

Section 3.31 Litigation Control.

(a)       With respect to any Serviced Mortgage Loan (other than any Excluded Loan), any Serviced Companion Loan or any related REO Loan or related REO Property, the Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor, guarantor, other obligor on the related Mortgage Note or any Affiliates thereof (each a “Borrower-Related Party”) against the Trust, the Master Servicer and/or the Special Servicer or any predecessor master servicer or special servicer, and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the Mortgagor or other Borrower-Related Party under the related Mortgage Loan documents, or with respect to the related Mortgaged Property or other collateral securing such Mortgage Loan (or related Whole Loan), or otherwise with respect to the enforcement of the obligations of a Borrower-Related Party under the related Mortgage Loan documents (“Trust-Related Litigation”). In the event that the Master Servicer is named in any Trust-Related Litigation but the Special Servicer is not named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), the Master Servicer shall notify the Special Servicer of such litigation as soon as reasonably practicable but in any event no later than within ten (10) Business Days of the Master Servicer receiving service of such Trust-Related Litigation.

(b)       With respect to any Non-Specially Serviced Loan and to the extent the Master Servicer is named in the Trust-Related Litigation, and neither the Trust nor the Special Servicer is named, in order to effectuate the role of the Special Servicer as contemplated by Section 3.31(a) above, the Master Servicer shall (i) provide quarterly (unless requested in writing from time to time on a more frequent basis) status reports to the Special Servicer regarding such Trust-Related Litigation; (ii) use reasonable efforts to have the Trust replace the Master Servicer as the appropriate party to the lawsuit; and (iii) so long as the Master Servicer remains a party to such lawsuit, consult with, and take direction from, the Special Servicer with respect to material decisions and material monetary settlements related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that the Master Servicer shall have the right to engage separate counsel relating to claims or counter-claims against the Master Servicer to the extent set forth in Section 3.31(e); provided, further, that if there are claims or counter-claims against the Master Servicer and the Master Servicer has not determined that separate counsel is required for such claims or counter-claims, such counsel shall be reasonably acceptable to the Master Servicer. If and/or once the Trust and/or the Special Servicer are named, the Special Servicer shall assume control of the Trust-Related Litigation as provided in Section 3.31(a) above, the Master Servicer shall no longer have the reporting obligations set forth above and the Special Servicer’s selection of counsel shall be subject to the consent of the Master Servicer which consent shall not be unreasonably withheld. Further, if there are claims against the Master Servicer, the Trust, and the Special Servicer, each party at the request of the other shall enter into a joint defense agreement in accordance with Section 3.31(h) below.

(c)       The Special Servicer shall not (i) undertake (or direct the Master Servicer to undertake) any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until (A) it has notified in writing the Directing Certificateholder (prior to a Control Termination Event and subject to the DCH Limitations) (to the extent the identity of the Directing Certificateholder is actually known to the Special Servicer; provided that the Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Certificateholder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to the Special Servicer) and (B) the Directing Certificateholder (prior to a Control Termination Event and subject to the DCH Limitations) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer within such 5 Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action); provided that, if the Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and any related Serviced Companion Loan holders, the Special Servicer may take such action without waiting for the Directing Certificateholder’s response.

(d)       Notwithstanding Section 3.31(c) above, neither the Special Servicer nor the Master Servicer shall follow any advice, direction or consultation provided by the Directing Certificateholder (or any other party to this Agreement) that would require or cause the Special Servicer or the Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer or the Master Servicer, as applicable, to violate provisions of this Agreement, require or cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any Trust REMIC created under this Agreement to fail to qualify as a REMIC or any Grantor Trust created hereunder to fail to qualify as a grantor trust for federal income tax purposes or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of the Special Servicer’s or the Master Servicer’s, as applicable, responsibilities under this Agreement.

(e)       Notwithstanding the right of the Special Servicer provided under this Section 3.31 to represent the interests of the Trust in Trust-Related Litigation, the Master Servicer shall retain the right at all times to make determinations in the Master Servicer’s sole discretion, relating to claims or counterclaims against or on behalf of the Master Servicer where a settlement by the Special Servicer has not otherwise been resolved pursuant to the terms of clause (g) below, including but not limited to the right to engage separate counsel, to make settlement decisions and to appear in any proceeding on its own behalf. The cost related to or incurred in connection with exercising such rights shall be subject to indemnification as and to the extent provided in this Agreement.

(f)        Further, nothing in this Section 3.31 shall require the Master Servicer or the Special Servicer to take or fail to take any action which, in the Master Servicer’s or the Special Servicer’s reasonable judgment, may (i) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the Code, or otherwise result in a violation of the REMIC Provisions, (ii) cause the Master Servicer or the Special Servicer to violate the Servicing Standard, (iii) result in a violation of applicable law or the Mortgage Loan documents or (iv) subject the Master Servicer or the Special Servicer to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s obligations under this Agreement.

(g)       In the event where the Master Servicer or Special Servicer is a named party neither the Special Servicer nor the Master Servicer shall settle on behalf of the Master Servicer or Special Servicer, as applicable, any Trust-Related Litigation without such party’s consent unless: (i) such settlement does not contain or require any admission of liability, wrongdoing or consent to injunctive relief on the part of the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer are each fully released, (ii) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and payment of such cost or judgment is provided for in this Agreement, (iii) each of the Master Servicer and the Special Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses incurred in defending and settling the Trust-Related Litigation and for any judgment, (iv) any such action taken by the Master Servicer at the direction of the Special Servicer shall be deemed (as to the Master Servicer) to be in compliance with the Servicing Standard and (v) the Master Servicer or the Special Servicer, as applicable, provides the Special Servicer or the Master Servicer, as applicable, with assurance reasonably satisfactory to the Special Servicer or the Master Servicer, as applicable, as to the items in clauses (i), (ii), (iii) and (iv).

(h)       In the event both the Master Servicer and the Special Servicer or the Trust are named in Trust-Related Litigation, to the extent that the Master Servicer and the Special Servicer deem it appropriate, the Master Servicer and the Special Servicer shall (i) use reasonable efforts to enter into a joint defense agreement and (ii) otherwise cooperate with each other to afford the Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.31.

(i)        This Section 3.31 shall not apply in the event the Special Servicer authorizes the Master Servicer, and the Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

(j)        Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, in its individual capacity, or in the event that any judgment is rendered against the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, in its individual capacity, the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or mortgaged properties, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Certificate Administrator, the Trustee or the Custodian, as applicable, (A) initiate an action, suit, litigation or proceeding in the name of the Certificate Administrator, the Trustee or the Custodian, as applicable, whether in such capacity or individually, (B) engage counsel to represent the Certificate Administrator, the Trustee or the Custodian, as applicable, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Certificate Administrator, the Trustee or the Custodian, as applicable, to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate Administrator, the Trustee or the Custodian, as applicable, to grant such consent); and (iii) in the event that any court finds that the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor or the Asset Representations Reviewer, as applicable, or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, that nothing in this subsection shall be interpreted to preclude the Special Servicer (with respect to any material Trust-Related Litigation, with the consent or consultation of the Directing Certificateholder (prior to a Control Termination Event or Consultation Termination Event, respectively, and in any event subject to the DCH Limitations), to the extent required in Section 3.31(c)) from initiating any action, suit, litigation or proceeding in its name as representative of the Trustee of the Trust. References to Mortgage Loans (including references to Mortgagors, guarantors, obligors and Mortgaged Properties) in this Section 3.31 shall mean Serviced Mortgage Loans.

(k)        Notwithstanding the foregoing or anything to the contrary in this Section, this Section shall not apply to any Trust-Related Litigation and shall have no force and effect with respect thereto, in the event that either (i) at the time such Trust-Related Litigation is commenced or at any time during the continuance of such Trust-Related Litigation, KeyBank National Association is no longer the Special Servicer with respect to the related Mortgage Loan or related Whole Loan or has received notice of its replacement as Special Servicer with respect to the related Mortgage Loan or related Whole Loan whether or not such replacement is effective or (ii) the Depositor, any Sponsor, any Mortgage Loan Seller, any Initial Purchaser, any Underwriter, or any of their respective affiliates is an adverse party (with respect to the Trust or the Special Servicer) in such Trust-Related Litigation or holds any interest which is adverse to the Trust or the Special Servicer in the related Mortgage Loan or related Whole Loan (or any portion thereof) or the related Mortgaged Property to which Trust-Related Litigation relates, unless otherwise agreed to in writing by the Depositor, Sponsor, Mortgage Loan Seller, Initial Purchaser, Underwriter, or Affiliate that is such a party or holds such interest. In each case under clauses (i) and (ii) above, the applicable party listed above shall use reasonable efforts to provide notice of such occurrence to the Master Servicer and the Special Servicer pursuant to this Agreement. For the avoidance of doubt, the rights and obligations of the Master Servicer and the Special Servicer relating to any Trust-Related Litigation shall be limited solely to the representation of the Trust and itself, separate and apart from the interests of any other party thereto. For the further avoidance of doubt, in such circumstance described in this paragraph, the rights and obligations of the Master Servicer and the Special Servicer relating to litigation shall be as otherwise set forth with respect to servicing in this Agreement. In addition, nothing in this Section 3.31 shall be construed to alter, modify, limit or expand the Operating Advisor’s duties, rights and obligations in this Agreement, and the Operating Advisor shall not be required to review the actions of the Special Servicer with respect to the Special Servicer’s Litigation Control unless such review is otherwise related to the performance of the Operating Advisor’s duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report and/or a Major Decision.

Section 3.32 Delivery of Excluded Information to the Certificate Administrator.

Any Excluded Information that the Master Servicer, the Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to cmbsexcludedinformation@wellsfargo.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.32 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.32 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). None of the Master Servicer, the Special Servicer or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.32 until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such party on the Certificate Administrator’s Website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(f) of this Agreement, and each of the Master Servicer and the Special Servicer may require and rely on such certifications and other reasonable information prior to releasing such information.

Section 3.33 Risk Retention Consultation Party; Certain Rights and Powers of Risk Retention Consultation Party.

(a)       Upon the resignation or removal of the existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party.

(b)       Within five (5) Business Days of receiving notice of the selection of a new Risk Retention Consultation Party, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer. Notwithstanding the foregoing, KeyBank National Association shall be the initial Risk Retention Consultation Party and shall remain so until a successor is appointed pursuant to the terms of this Agreement. Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating

Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Risk Retention Consultation Party.

(c)       Each Certificateholder and VRR Interest Owner acknowledges and agrees, by its acceptance of its Certificates or portion of the VRR Interest, as applicable, that the Risk Retention Consultation Party: (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) may act solely in the interests of the Retaining Sponsor or of the VRR Interest Owners; (iii) does not have any liability or duties to the Certificateholders; (iv) may take actions that favor the interests of the VRR Interest Owners over the interests of the Holders of one or more Classes of Certificates; and (v) shall have no liability whatsoever (other than to a VRR Interest Owner) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

(d)       Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Risk Retention Consultation Party. If no Risk Retention Consultation Party has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, then until such time as a new Risk Retention Consultation Party has been identified in accordance with clause (a) above, the Master Servicer and the Special Servicer shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Risk Retention Consultation Party.

(e)       The Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be an Excluded RRCP Loan.

Section 3.34 Processing and Consent. (a)(i) The Master Servicer shall process the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (A) Special Servicer Decisions (but only with respect to clauses (i)(i) and (i)(ii) of the definition of such term) and (B) any servicing action that is not a Major Decision or Special Servicer Decision.

(ii) The Special Servicer shall process all servicing actions in respect of (A) Specially Serviced Loans and (B) the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (x) Special Servicer Decisions (other than with respect to clauses (i)(i) and (i)(ii) of the definition of such term) and (y) Major Decisions. Upon receiving a request for any action described in the preceding sentence, the Master Servicer shall forward such request to the Special Servicer and unless, subject to clause (a)(iii) and subsection (b) below, the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such request, and the Master Servicer shall have no further obligation with respect to such request except to cooperate with the Special Servicer and to deliver to the Special Servicer any additional information requested by the Special Servicer that is in the

Master Servicer’s possession related to such request; however, regardless of whether the Master Servicer or the Special Servicer is required to process any request, any Special Servicer Decision or Major Decision shall require the consent or approval of the Special Servicer.

(iii) Notwithstanding the foregoing, with respect to any action in respect of a Serviced Mortgage Loan (and any related Serviced Companion Loan) that is not a Specially Serviced Loan that the Special Servicer is responsible for processing as described in clause (ii) above, the Master Servicer and the Special Servicer may mutually agree that the Master Servicer shall process such action, subject to the Special Servicer’s consent (pursuant to clause (b) below).

(b)(i)        The Master Servicer shall not agree to any modification, waiver, amendment, consent or other action that constitutes a Major Decision or Special Servicer Decision (or make a determination not to take action with respect thereto) that it is processing unless the Master Servicer has obtained the consent of the Special Servicer, which consent shall be deemed given (unless earlier objected to by the Special Servicer) ten (10) Business Days after the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendation and analysis with respect to such action and all information reasonably requested by the Special Servicer and in the possession of the Master Servicer in order to grant or withhold consent with respect to such action; provided, that, in any event the consent of the Directing Certificateholder (to the extent provided under Section 6.08) and any applicable Companion Loan holder (to the extent provided under the related Intercreditor Agreement) shall be required in respect of a Major Decision. Upon receipt by the Special Servicer of the Master Servicer’s written recommendation and analysis, the Special Servicer shall promptly provide such information to the Directing Certificateholder for its review, to the extent it relates to an action that constitutes a Major Decision.

(ii)            The Special Servicer shall be responsible for promptly seeking any required consent of the Directing Certificateholder (and, if consultation is required, shall be responsible for promptly consulting with the Directing Certificateholder and the Risk Retention Consultation Party) as and to the extent required under Section 6.08. In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the Special Servicer shall be obligated to consult with the Operating Advisor with respect to any Major Decision. In addition, with respect to any Major Decision in respect of a Servicing Shift Whole Loan or a Serviced AB Whole Loan, the Special Servicer shall be responsible for seeking any required consent of the holder of the related Servicing Shift Control Note or Serviced Subordinate Companion Loan, as applicable (and, if consultation is required, will be responsible for consulting with such party) as and to the extent required under the related Intercreditor Agreement. With respect to any party in this clause (ii) whose consent is sought, a response by such party that it is reviewing the relevant action shall not preclude it from providing its consent at a later time, but shall preclude a determination that it has been deemed to consent to the relevant action.

(iii)       With respect to any Mortgagor request or other action in respect of a Non-Specially Serviced Loan that is not a Special Servicer Decision or a Major Decision, the Master Servicer shall process such request or action and shall not be required to obtain the consent of, or consult with, any party, including the Special Servicer, the Directing Certificateholder, the Operating Advisor and the Risk Retention Consultation Party.

Section 3.35      Resignation Upon Prohibited Risk Retention Affiliation.

As long as the applicable prohibition under the Risk Retention Rule or the Securities Act exists, upon the occurrence of (i) a Servicing Officer of the Master Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become a Risk Retention Affiliate of the Third Party Purchaser or any Successor Third-Party Purchaser (an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to this Agreement, the Third Party Purchaser, a Successor Third-Party Purchaser, any Sponsor or any Underwriter or Initial Purchaser that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, (iii) an officer or manager of the Operating Advisor that is responsible for performing the duties of the Operating Advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any Successor Third-Party Purchaser, any Sponsor or any party to this Agreement other than itself or the Asset Representations Reviewer (an “Impermissible Operating Advisor Affiliate”) or (iv) an officer or manager of the Asset Representations Reviewer that is responsible for performing the duties of the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any Successor Third-Party Purchaser or an affiliate of any Sponsor, any party to this Agreement other than itself or the Operating Advisor or any affiliate of the foregoing (an “Impermissible Asset Representations Reviewer Affiliate”; and any of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Affiliate”), such Impermissible Affiliate shall promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 3.26, Section 6.05, Section 7.03, Section 8.07 or Section 12.03, as applicable. The resigning Impermissible Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, that if the affiliation causing an Impermissible Affiliate is the result of the Third Party Purchaser or any Successor Third-Party Purchaser acquiring an interest in such Impermissible Affiliate or an affiliate of such Impermissible Affiliate, then such costs and expenses will be an expense of the Trust.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS AND VRR INTEREST OWNERS

Section 4.01 Distributions.

(a) On each Distribution Date, to the extent of the Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(c) with respect to each Class of Lower-Tier Regular Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)             first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class X-F Certificates and the Class X-G Certificates and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest, the Class A-4-X1 Upper-Tier Regular Interest, the Class A-4-X2 Upper-Tier Regular Interest, the Class A-5 Upper-Tier Regular Interest, the Class A-5-X1 Upper-Tier Regular Interest and the Class A-5-X2 Upper-Tier Regular Interest, pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests for such Distribution Date;

(ii)            second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates and the Class A-SB Certificates and the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclause (1) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1) and (2) above have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2) and (3) above have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3) and (4) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 Upper-Tier Regular Interest has been reduced to zero; (6) sixth, to the Grantor Trust in respect of the Class A-5 Upper-Tier Regular Interest in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3), (4) and (5) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-5 Upper-Tier Regular Interest has been reduced to zero; and (7) seventh, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3), (4), (5) and (6) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero; and (II) on or after the Cross-Over Date, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates and the Class A-SB Certificates and the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, pro rata (based on their respective Certificate Balances) in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-SB Certificates, the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest has been reduced to zero;

(iii)           third, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates and the Class A-SB Certificates, and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, first, up to an amount equal to, and pro rata based upon, the unreimbursed Realized Losses previously allocated to each such Class, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)           fourth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest and the Class A-S-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(v)            fifth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class A-S Upper-Tier Regular Interest has been reduced to zero;

(vi)          sixth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(vii)          seventh, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest and the Class B-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(viii)        eighth, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class B Upper-Tier Regular Interest has been reduced to zero;

(ix)           ninth, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(x)            tenth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier Regular Interests for such Distribution Date;

(xi)           eleventh, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class C Upper-Tier Regular Interest has been reduced to zero;

(xii)          twelfth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest;

(xiii)         thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)         fourteenth, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)          fifteenth, to the Holders of the Class D Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)         sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)        seventeenth, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)       eighteenth, to the Holders of the Class E Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)         nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)          twentieth, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)         twenty-first, to the Holders of the Class F Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)        twenty-second, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)       twenty-third, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)       twenty-fourth, to the Holders of the Class G Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxv)        twenty-fifth, to the Holders of the Class H-RR Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxvi)       twenty-sixth, to the Holders of the Class H-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class H-RR Certificates has been reduced to zero;

(xxvii)      twenty-seventh, to the Holders of the Class H-RR Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxviii)     twenty-eighth, to the Holders of the Class J-RR Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxix)        twenty-ninth, to the Holders of the Class J-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (reduced by any prior distributions thereof hereunder), until the outstanding Certificate Balance of the Class J-RR Certificates has been reduced to zero;

(xxx)         thirtieth, to the Holders of the Class J-RR Certificates, first, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

(xxxi)        thirty-first, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

Amounts distributable or otherwise allocable to any Exchangeable Upper-Tier Regular Interest set forth above will be distributed to the corresponding Classes of Exchangeable Certificates in accordance with their Class Percentage Interests therein pursuant to Section 5.11.

(b)           Distributions of VRR Interest Available Funds. On each Distribution Date, to the extent of the VRR Interest Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(c) with respect to the Class LRR Uncertificated Interest and the LRI Uncertificated Interest, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)             first, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

(ii)            second, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance of the VRR Interest has been reduced to zero; and

(iii)           third, to the VRR Interest Owners of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the holders of the Principal Balance Certificates pursuant to clauses (iii), (vi), (ix), (xii), (xv), (xviii), (xxi), (xxiv), (xxvii) and (xxx) of Section 4.01(a), and in the same manner of priority as specified therein;

provided, that to the extent any VRR Interest Available Funds remain in the Upper-Tier REMIC Distribution Account after applying amounts as set forth in clauses (i) - (iii) above, any such amounts so remaining shall be disbursed to the Holders of the Class R Certificates.

(c)            On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement (with interest) of Realized Losses or VRR Interest Realized Losses, as applicable, in an amount equal to the amount of principal or reimbursement (with interest) of Realized Losses or VRR Interest Realized Losses, as applicable, actually distributable to the Holders of the respective Class of Related Certificates or the Grantor Trust in respect of the Related Exchangeable Upper-Tier Regular Interest or the VRR Interest Owners as provided in Sections 4.01(a), 4.01(b), 4.01(d), 4.01(f) and 4.01(i) such that at all times the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Class of Related Certificates or the Related Exchangeable Upper-Tier Regular Interest or the VRR Interest Balance of the VRR Interest, as applicable. On each Distribution Date, (A) each Lower-Tier Regular Interest (other than the Class LRR Uncertificated Interest and the LRI Uncertificated Interest) shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of the Class of Related Certificates or the Related Exchangeable Upper-Tier Regular Interest plus (x) a pro rata portion (or, with respect to each of clause (iv) and clause (v) below, the entire portion) of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LA2, Class LA3, Class LASB, Class LA4 and Class LA5 Uncertificated Interests, the Class X-A Certificates, (ii) in the case of the Class LAS, Class LB and Class LC Uncertificated Interests, the Class X-B Certificates, (iii) in the case of the Class LD and LE Uncertificated Interests, the Class X-D Certificates, (iv) in the case of the Class LF Uncertificated Interest, the Class X-F Certificates, and (v) in the case of the Class LG Uncertificated Interest, the Class X-G Certificates, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Class of Related Certificates or the Related Exchangeable Upper-Tier Regular Interest and a notional amount equal to its related Lower-Tier Principal Amount, and (y) the Interest Distribution Amount in respect of (i) in the case of the Class LA4 Uncertificated Interest, each of the Class A-4-X1 Upper-Tier Regular Interest and the Class A-4-X2 Upper-Tier Regular Interest, (ii) in the case of the Class LA5 Uncertificated Interest, each of the Class A-5-X1 Upper-Tier Regular Interest and the Class A-5-X2 Upper-Tier Regular Interest, (iii) in the case of the Class LAS Uncertificated Interest, each of the Class A-S-X1 Upper-Tier Regular Interest and the Class A-S-X2 Upper-Tier Regular Interest, (iv) in the case of the Class LB Uncertificated Interest, each of the Class B-X1 Upper-Tier Regular Interest and the Class B-X2 Upper-Tier Regular Interest, and (v) in the case of the Class LC Uncertificated Interest, each of the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest, in each case of clause (x) and clause (y) to the extent actually distributable thereon as provided in Section 4.01(a), and (B) the Class LRR Uncertificated Interest and the LRI Uncertificated Interest shall be deemed to receive distributions in respect of interest in an amount equal to its related Percentage Interest of the VRR Interest Distribution Amount in respect of the VRR Interest, in each case to the extent actually distributable thereon as provided in Section 4.01(b). Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Certificate Balance of the Class of Related Certificates or the Related Exchangeable Upper-Tier Regular Interest with respect thereto or, in the case of the Class LRR Uncertificated Interest and the LRI Uncertificated Interest, its related Percentage Interest of the VRR Interest Balance of the VRR Interest, as adjusted for the allocation of Realized Losses or VRR Interest Realized Losses, as applicable, as provided in Sections 4.04(b) and 4.04(c). The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Lower-Tier Regular Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges pursuant to Section 4.01(e) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Aggregate Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(d)           After the Certificate Balance of any Class of Certificates or the VRR Interest Balance of the VRR Interest has been reduced to zero, such Class or the VRR Interest, as applicable, shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable, and other amounts provided for in this Section 4.01.

(e)            Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges received by the Trust with respect to any Mortgage Loan or REO Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay that Yield Maintenance Charge or Prepayment Premium (net of Liquidation Fees or Workout Fees payable therefrom) in the following manner:

(i)             to each Class of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1, Class C-2, Class D and Class E Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) the related Base Interest Fraction for such Class of Certificates and the applicable principal prepayment, and (3) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date;

(ii)            to the Class A-4-X1 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-1 Certificates and the applicable principal prepayment;

(iii)           to the Class A-4-X2 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-2 Certificates and the applicable principal prepayment;

(iv)           to the Class A-5-X1 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S

Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-1 Certificates and the applicable principal prepayment;

(v)            to the Class A-5-X2 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-2 Certificates and the applicable principal prepayment;

(vi)           to the Class A-S-X1 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 Certificates and the applicable principal prepayment;

(vii)         to the Class A-S-X2 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 Certificates and the applicable principal prepayment;

(viii)        to the Class B-X1 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-1 Certificates and the applicable principal prepayment;

(ix)           to the Class B-X2 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-2 Certificates and the applicable principal prepayment;

(x)            to the Class C-X1 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class C Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-1 Certificates and the applicable principal prepayment;

(xi)           to the Class C-X2 Certificates, the product of (1) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (2) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (3) the difference between (i) the Base Interest Fraction for the Class C Certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-2 Certificates and the applicable principal prepayment;

(xii)          to the Class X-A Certificates, the excess, if any, of (1) the product of (i) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, over (2) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates, as described above;

(xiii)         to the Class X-B Certificates, the excess, if any, of (1) the product of (i) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, over (2) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates, as described above; and

(xiv)         to the Class X-D Certificates, any remaining portion of the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) not distributed as described above in this clause (e).

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, and any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the Certificate Administrator shall pay to the Holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom), and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

On each Distribution Date, the Certificate Administrator shall pay to the VRR Interest Owners the Vertically Retained Percentage of any such Yield Maintenance Charge or Prepayment Premium collected during the related Collection Period (net of any Liquidation Fees payable therefrom).

For purposes of the first this Section 4.01(e), the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to both the Mortgage Rate on such Mortgage Loan and the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related stated Maturity Date (in the case of a Mortgage Loan that is not related to an ARD Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan that is related to an ARD Loan), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

No Yield Maintenance Charge or Prepayment Premium shall be distributed to the Holders of the Class V or Class R Certificates.

All distributions of Yield Maintenance Charges and Prepayment Premiums made in respect of the respective Classes of Regular Certificates and Exchangeable Certificates or the VRR Interest on each Distribution Date pursuant to Section 4.01(e) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Lower-Tier Regular Interests for such Distribution Date pursuant to Section 4.01(c) above. The entitlement of each Exchangeable Upper-Tier Regular Interest to Yield Maintenance Charges and Prepayment Premiums shall be equal to the sum of the entitlements to Yield Maintenance Charges and Prepayment Premiums of the corresponding Classes of Exchangeable Certificates that represent interests therein (in the case of each such corresponding Class, to the extent of its interest in such Exchangeable Upper-Tier Regular Interest).

(f)            On each Distribution Date, the Certificate Administrator shall (i) withdraw amounts from the Gain-on-Sale Reserve Account up to an amount equal to the Gain-on-Sale Remittance Amount for such Distribution Date and shall deposit such amounts in the Distribution Account for distribution to the Holders of the Regular Certificates and the Grantor Trust in respect of the Exchangeable Upper-Tier Regular Interests (and correspondingly, the Exchangeable Certificates) as part of the Available Funds for such Distribution Date (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests); and (ii) withdraw amounts from the VRR Interest Gain-on-Sale Reserve Account up to the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date and shall deposit such amounts in the Distribution Account for distribution to the VRR Interest Owners as part of the VRR Interest Available Funds for such Distribution Date (first deeming such amounts to be distributed with respect to the Class LRR Uncertificated Interest and the LRI Uncertificated Interest). Any amounts remaining in the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Account after such distributions shall be applied to offset future Realized Losses and future shortfalls in distributions of interest and principal with respect to the Regular Certificates and the Exchangeable Upper-Tier Regular Interests (and correspondingly, the Exchangeable Certificates), and future VRR Interest Realized Losses and future shortfalls in distributions of interest and principal with respect to the VRR Interest. Upon termination of the Trust, any amounts remaining in the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest.

(g)           All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. All distributions made with respect to the VRR Interest shall be allocated pro rata among the VRR Interest Owners based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(h), 4.01(i) and 9.01, all such distributions with respect to each Class and the VRR Interest on each Distribution Date shall be made to the Certificateholders of the respective Class of record, and the VRR Interest Owners of the VRR Interest previously identified to the Certificate Administrator, in each case at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder or VRR Interest

Owner at a bank or other entity having appropriate facilities therefor, if such Certificateholder or VRR Interest Owner, as applicable, shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register (or, in the case of a VRR Interest Owner, at such address provided by it to the Certificate Administrator). The final distribution on each Certificate or any portion of the VRR Interest (determined without regard to any possible future reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable, previously allocated to such Certificate or such portion of the VRR Interest, as applicable) will be made in like manner, but only upon presentation and surrender of such Certificate or such portion of the VRR Interest at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders and VRR Interest Owners of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicer, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(h)           Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Losses previously allocated to such Class of Certificates) or the VRR Interest (determined without regard to any possible future reimbursement of any amount of VRR Interest Realized Losses previously allocated to the VRR Interest) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)            the Certificate Administrator expects that the final distribution with respect to such Class of Certificates or the VRR Interest will be made on such Distribution Date but only upon presentation and surrender of such Certificates or the Class RR Certificates (with respect to the portion of the VRR Interest that corresponds to the Class RR Certificates) at the offices of the Certificate Registrar or such other location therein specified; and

(ii)           no interest shall accrue on such Certificates or the VRR Interest from and after such Distribution Date.

The VRR Interest Owner with respect to the RR Interest shall have no presentation or surrender obligations in order to receive its final distribution as described above. The VRR Interest Owner with respect to the Class RR Certificates (the “Class RR Owner”) shall be required to present and surrender the Class RR Certificates in the same manner as Certificateholders in order to receive its final distribution as described above.

Any funds not distributed to a Holder of Certificates of a Class or the Class RR Owner on such Distribution Date because of the failure of such party to tender its Certificates or the Class RR Certificates, as applicable, shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering party. If any Certificates or Class RR Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders or Class RR Owner to surrender their Certificates or Class RR Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates or Class RR Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders or Class RR Owner concerning the surrender of their Certificates or Class RR Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders or Class RR Owner following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders or Class RR Owner shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder or Class RR Owner on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s or Class RR Owner’s failure to surrender its Certificate(s) or Class RR Certificates for final payment thereof in accordance with this Section 4.01(h).

(i)             Distributions in reimbursement of Realized Losses or VRR Interest Realized Losses, as applicable, previously allocated to the Regular Certificates and the Exchangeable Upper-Tier Regular Interests (and correspondingly, the Exchangeable Certificates) or the VRR Interest shall be made in the amounts and manner specified in Section 4.01(a), Section 4.01(b) or Section 4.01(g), as applicable, to the Holders of the respective Class or the VRR Interest Owners otherwise entitled to distributions of interest and principal on such Class or the VRR Interest on the relevant Distribution Date; provided that all distributions in reimbursement of Realized Losses previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

(j)             On each Distribution Date, any Excess Interest received during the related Collection Period with respect to the Mortgage Loans shall be distributed solely (i) to the

Holders of the Class V Certificates in an amount equal to the Non-Vertically Retained Percentage of such Excess Interest and (ii) to the VRR Interest Owners, pro rata based on the VRR Interest Balances of the RR Interest and the Class RR Certificates, in an aggregate amount equal to the Vertically Retained Percentage of such Excess Interest, in each case, from the Excess Interest Distribution Account. Excess Interest will not be available to pay any other amounts except for distributions on Class V Certificates and the VRR Interest as set forth in the prior sentence.

(k)           On the Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)            to pay to the Master Servicer any amounts deposited by the Master Servicer in the Companion Distribution Account not required to be deposited therein;

(ii)           to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(iii)          to pay all amounts remaining in the Companion Distribution Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)          to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on the Serviced Whole Loan Remittance Date to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Companion Register). Any such account shall be located at a commercial bank in the United States.

Any Late Collections received by the Master Servicer from the related Mortgagor that are allocable to a Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, reimbursable to the Other Master Servicer or Other Trustee under the related Other Pooling and Servicing Agreement) shall be remitted by the Master Servicer to the holder thereof (or such Other Master Servicer or Other Trustee) within one (1) Business Day of receipt of properly identified and available funds; provided, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such Late Collections to such party within one (1) Business Day of receipt of properly identified and available funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified and available funds.

On the final Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Remittance Date.

Section 4.02 Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney. (a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)            the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof and to the VRR Interest in reduction of the VRR Interest Balance;

(ii)           the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iii)          the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the Master Servicer and the Special Servicer, compensation paid to the Operating Advisor, compensation paid to the Asset Representations Reviewer and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to the Master Servicer and the Special Servicer;

(iv)          the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)           the aggregate amount of unscheduled payments received;

(vi)          the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)         the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 120 days, (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)        the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)           the Available Funds and VRR Interest Available Funds for such Distribution Date;

(x)            the Interest Distribution Amount (and the amount thereof actually distributed) in respect of each Class of Certificates for such Distribution Date, separately identifying any Interest Accrual Amount for such Distribution Date allocated to such Class of Certificates, and the VRR Interest Distribution Amount for such Distribution Date;

(xi)           the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates and the VRR Interest Owners allocable to (A) Prepayment Premiums and Yield Maintenance Charges, and (B) in the case of the Class V Certificates and the VRR Interest, Excess Interest;

(xii)          the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiii)         the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans;

(xiv)         the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates and the VRR Interest Balance of the VRR Interest, in each case, immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Loss or VRR Interest Realized Loss, as applicable, on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses or VRR Interest Realized Loss, as applicable, in respect of the Principal Balance Certificates and the VRR Interest, as applicable, to date;

(xv)          the Certificate Factor for each Class of Certificates (other than the Class V and Class R Certificates) immediately following such Distribution Date;

(xvi)         the amount of any Cumulative Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis and the total Cumulative Appraisal Reduction Amount effected in connection with such Distribution Date;

(xvii)        the current Controlling Class;

(xviii)       the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)         a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)          a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)         all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxii)        in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), 4.01(b), 4.01(c) and 4.01(f);

(xxiii)       the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates or the VRR Interest Owners in reimbursement of previously allocated Realized Loss or VRR Interest Realized Loss, as applicable;

(xxiv)       the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)       with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in connection with such Liquidation Event and (D) the amount of any VRR Interest Realized Losses allocated to the VRR Interest in connection with such Liquidation Event;

(xxvi)       with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in respect of the related REO Loan in connection with that determination, and (D) the amount of any VRR Interest Realized Loss allocated to the VRR Interest in respect of the related REO Loan in connection with that determination;

(xxvii)      the aggregate amount of interest on P&I Advances paid to the Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)    exchanges of Exchangeable Certificates that took place since the last Distribution Date and the designations of the applicable Classes that were exchanged or, if applicable, that no such exchanges have occurred;

(xxix)       the then-current credit support levels for each Class of Certificates;

(xxx)        the aggregate amount of Prepayment Premiums and Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxi)       a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxii)      a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(xxxiii)     an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, which information will be provided to the Certificate Administrator by the Master Servicer; and

(xxxiv)     the amount of any Excess Interest actually received.

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv) and (xxxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s website.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate or a VRR Interest Owner, a statement containing the information set forth in clauses (i) and (x) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which person was a Certificateholder or VRR Interest Owner, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or VRR Interest Owner reasonably requests, to enable Certificateholders, Certificate Owners and VRR Interest Owners to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)           The Master Servicer shall make the CREFC® Investor Reporting Package (except the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of any note representing an interest in a Serviced Companion Loan, to the related Serviced Companion Noteholder on each Distribution Date; and (ii) following the securitization of any note representing an interest in a Serviced Companion Loan to the related Other Master Servicer (A) not later than two Business Days after the Determination Date or (B) if required under the terms of the related Intercreditor Agreement, the earlier of (x) the Remittance Date and (y) the Business Day following the “determination date” (or analogous term) under the applicable Other Pooling and Servicing Agreement; provided that the date of delivery is required under this clause (ii)(B) is at least one Business Day after the scheduled monthly payment date under the related loan agreement.

(c)            Each of the Master Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information the Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder, any VRR Interest Owner or any prospective Certificateholder or VRR Interest Owner that has provided the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 hereof (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the Master Servicer’s website, the Master Servicer shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. The Master Servicer or the Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, and neither the Master Servicer nor the Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.13 and 4.02(b), other than information produced by the Master Servicer or Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator. None of the Certificate Administrator, the Trustee or the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and VRR Interest Owners in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a), allocating Realized Losses to the Certificates in accordance with Section 4.04 and allocating VRR Interest Realized Losses to the VRR Interest in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent the Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)           Upon the written request of a Certificateholder, any beneficial owner of a Certificate, or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such or a VRR Interest Owner and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or the VRR Interest or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)            The information to which any Certificateholder or VRR Interest Owner is entitled is limited to the information gathered and provided to the Certificateholder or VRR

Interest Owner by the parties hereto pursuant to this Agreement and by acceptance of any Certificate or an interest in the VRR Interest, as applicable, each Certificateholder and VRR Interest Owner agrees that except as specifically provided herein, no Certificateholder or VRR Interest Owner shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)            Upon the reasonable request of the Directing Certificateholder or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Loan identified to the Master Servicer’s (in the case of a Non-Specially Serviced Loan) or the Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder) and if such information is in the Master Servicer’s or Special Servicer’s possession, as applicable, the Master Servicer or Special Servicer shall provide or make available (or forward electronically) to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Loan) relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the Master Servicer or Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is the Directing Certificateholder or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which the Master Servicer or Special Servicer may conclusively rely. In addition, the Master Servicer or Special Servicer shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1D that such Directing Certificateholder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03 P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the Master Servicer shall (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account, for future distribution to Certificateholders and the VRR Interest Owners in subsequent months in discharge of any such obligation to make P&I Advances or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date. In the event that the Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date. If the Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan, then it shall provide to the related Other Master Servicer or Non-Serviced Master Servicer, as applicable, and Other Trustee or Non-Serviced Trustee, as applicable, (and, to the extent required under the related Intercreditor Agreement, the related Other Special Servicer or Non-Serviced Special Servicer, as applicable) under the Other Pooling and Servicing Agreement or Non-Serviced PSA, as applicable written notice of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

(b)       Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date, and each Mortgage Loan, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees, any related Excess Interest (if applicable) and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Pari Passu Loan Primary Servicing Fee Rate) other than Balloon Payments, that were due on the Mortgage Loan (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and were not received as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any successor REO Loan as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan (or any REO Loan that is a successor to such Companion Loan). For the avoidance of doubt, the Master Servicer shall make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation.

(c)       Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Non-Serviced Mortgage Loan, the Master Servicer shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that it has made a P&I Advance on such Non-Serviced Mortgage Loan that is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, under the applicable Non-Serviced PSA in respect of the related Non-Serviced Companion Loan. If the Master Servicer or Special Servicer determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan or Serviced Mortgage Loan that is part of a Whole Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan or Serviced Mortgage Loan that is part of a Whole Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Trustee (and if required by the related Intercreditor Agreement, the related Non-Serviced Special Servicer) or applicable Other Master Servicer and Other Trustee (and if required by the related Intercreditor Agreement, the related Other Special Servicer), as the case may be, written notice of such determination within two (2) Business Days of the date of such determination. If the Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined in accordance with the applicable Non-Serviced PSA with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced PSA that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced PSA that is similar to a P&I Advance is, a nonrecoverable advance, then the Special Servicer, the Master Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan, will be a Nonrecoverable P&I Advance. Thereafter, in either case, the Master Servicer shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until the Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the Special Servicer, the Master Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)       In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, that no interest will accrue on any P&I Advance (i) if the related Periodic Payment is received on or before the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

(e)       Notwithstanding the foregoing, (i) neither the Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, Prepayment Premiums, or Balloon Payments or make any P&I Advance with respect to any Companion Loan (or portion of any REO Loan allocable to a Companion Loan) and (ii) if an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an “appraisal reduction amount” has been made in accordance with the related Non-Serviced PSA and the Master Servicer has notice of such appraisal reduction amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this clause (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of a Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)       In no event shall either the Master Servicer or the Trustee be required to advance on behalf of any Serviced Subordinate Companion Loan holder any cure payment that such Serviced Subordinate Companion Loan holder is entitled to make.

Section 4.04 Allocation of Realized Losses. (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate (i) the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any successor REO Loans immediately following such Distribution Date, is less than (B) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on such Distribution Date (any such deficit, the “Realized Loss”) and (ii) the VRR Interest Realized Loss for such Distribution Date.

Any allocation of Realized Losses to a Class of Principal Balance Certificates or an Exchangeable Upper-Tier P&I Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses so allocated to a Class of Principal Balance Certificates shall be allocated among the respective Certificates of such Class of Certificates in proportion to the Percentage Interests evidenced thereby. Any allocation of VRR Realized Losses to the VRR Interest shall be made by reducing the VRR Interest Balance thereof by the amount so allocated. Any VRR Realized Losses so allocated to the VRR Interest shall be allocated between the Class RR Certificates and the RR Interest in proportion to their respective Percentage Interests. The allocation of Realized Losses or VRR Interest Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses or VRR Interest Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest (or VRR Interest Balance of the VRR Interest) in respect of which any such reimbursement is made. With respect to any Class of Principal Balance Certificates (other than any Exchangeable Certificates) and Exchangeable Upper-Tier P&I Regular Interests, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class(es) of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest(s) that previously were allocated Realized Losses, in sequential order, according to the priority of payments for such Principal Balance Certificates and Exchangeable Upper-Tier P&I Regular Interests (and with respect to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 Upper-Tier Regular Interest or the Class A-5 Upper-Tier Regular Interest, as applicable), on a pro rata basis according to the amount of unreimbursed Realized Losses on such Classes), in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier Regular Interests. With respect to the VRR Interest, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the Vertically Retained Percentage of the amount of such recovery will be added to the VRR Interest Balance of the VRR Interest, up to the amount of the unreimbursed VRR Interest Realized Losses allocated to the VRR Interest.

(b)       (i) On each Distribution Date, the Certificate Balances of the Principal Balance Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests will be reduced without distribution, as a write-off to the extent of any Realized Losses, if any, allocable to such Certificates or Exchangeable Upper-Tier P&I Regular Interests with respect to such Distribution Date. Any such write off shall be allocated first, to the Class J-RR, Class H-RR, Class G, Class F, Class E and Class D Certificates, and the Class C, Class B and Class A-S Upper-Tier Regular Interests, in that order, and second, pro rata (based on their respective Certificate Balances), to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests, in each case until the remaining Certificate Balances of such Classes of Certificates or Upper-Tier Regular Interests have been reduced to zero. Any Realized Losses applied to any Exchangeable Upper-Tier P&I Regular Interest as set forth above shall be allocated to the corresponding Classes of Exchangeable P&I Certificates that represent an interest therein pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

(ii)       On each Distribution Date, the VRR Interest Balance of the VRR Interest (and, correspondingly, the VRR Interest Balances of the Class RR Certificates and the RR Interest, pro rata in accordance with their Percentage Interests) will be reduced without distribution, as a write-off to the extent of any VRR Interest Realized Losses, if any, allocable to the VRR Interest with respect to such Distribution Date.

(c)       With respect to any Distribution Date, any Realized Losses allocated to a Class of Principal Balance Certificates (other than any Exchangeable Certificates) or an Exchangeable Upper-Tier P&I Regular Interest and any VRR Interest Realized Losses allocated to the Class RR Certificates or RR Interest pursuant to Section 4.04(a) or Section 4.04(b), respectively, with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05 Appraisal Reduction Amounts; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Controlling Class and whether a Control Termination Event or an Operating Advisor Consultation Event has occurred and is continuing and (y) determining the Voting Rights of the related Classes and the VRR Interest for purposes of removal of the Special Servicer or the Operating Advisor, (A) Allocated Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) will be allocated to the respective Classes of Principal Balance Certificates (other than any Exchangeable Certificates) and Exchangeable Upper-Tier P&I Regular Interests in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class has been reduced to zero (i.e., first, to the Class J-RR, Class H-RR, Class G, Class F, Class E and Class D Certificates and the Class C, Class B and Class A-S Upper-Tier Regular Interests, in that order, and finally, pro rata based on their Certificate Balances, to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests) , (B) the Vertical Risk Retention Allocation Percentage of Allocated Appraisal Reduction Amounts allocated to the Certificates pursuant to clause (A) will be allocated to the VRR Interest to notionally reduce the related VRR Interest Balance of the VRR Interest (and, correspondingly, the VRR Interest Balances of the Class RR Certificates and the RR Interest, pro rata in accordance with their Percentage Interests) until the VRR Interest Balance has been reduced to zero, (C) Allocated Collateral Deficiency Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class has been reduced to zero (i.e., to the Class J-RR, Class H-RR, Class G and Class F Certificates, in that order), and (D) the Vertical Risk Retention Allocation Percentage of Allocated Collateral Deficiency Amounts allocated to the Certificates pursuant to clause (C) will be allocated to the VRR Interest to notionally reduce the related VRR Interest Balance of the VRR Interest (and, correspondingly, the VRR Interest Balances of the Class RR Certificates and the RR Interest, pro rata in accordance with their Percentage Interests) until the VRR Interest Balance has been reduced to zero. Appraisal Reduction Amounts allocated to any Exchangeable Upper-Tier P&I Regular Interest as set forth above will be allocated to the Classes of Exchangeable P&I Certificates representing interests therein pro rata in accordance with their respective Class Percentage Interests in such Exchangeable Upper-Tier P&I Regular Interest.

As of the first Determination Date after a Serviced Mortgage Loan becomes an AB Modified Loan, the Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the Special Servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the Special Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the Special Servicer thereof. Upon reasonable prior written request, the Master Servicer shall provide the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

The Special Servicer shall promptly notify the Master Servicer and the Certificate Administrator of the amount of any Appraisal Reduction Amount and any Collateral Deficiency Amount with respect to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan (which notification to the Certificate Administrator may be satisfied through delivery of such information included in the CREFC® Loan Periodic Update File or the CREFC® Appraisal Reduction Template included in the CREFC® Investor Reporting Package or such other report or reports mutually agreed upon between the Master Servicer and the Certificate Administrator at such times required by, and otherwise in accordance with, Section 3.12(d)). Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. The Certificate Administrator shall provide notice of the identity of the Controlling Class as set forth in Section 3.23(m) and shall promptly post notice of any Appraisal Reduction Amount and/or Collateral Deficiency Amount, as applicable, to the Certificate Administrator’s Website. With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, calculated for purposes of (x) determining the Controlling Class and whether a Control Termination Event, Consultation Termination Event or Operating Advisor Consultation Event has occurred and is continuing and (y) determining the Voting Rights of the related Classes and the VRR Interest for purposes of removal of the Special Servicer or the Operating Advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

The Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount, with respect to a Serviced Mortgage Loan, or Collateral Deficiency Amount, with respect to any Mortgage Loan. The Master Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, calculation of any Appraisal Reduction Amount with respect to a Non-Serviced Mortgage Loan.

(b)       (i) The Holders of the majority by Certificate Balance of any Class of Control Eligible Certificates that is determined at any time of determination to no longer be the Controlling Class (any such Class, an “Appraised-Out Class”) as a result of an Allocated Appraisal Reduction Amount or Allocated Collateral Deficiency Amount in respect of such Class shall have the right, at their sole expense, to require the Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Certificateholders”). With respect to any Serviced Mortgage Loan, the Special Servicer shall use its reasonable best efforts to ensure that such Appraisal is delivered within thirty (30) days from receipt of the Requesting Certificateholders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Certificateholders are requesting the Special Servicer to obtain an additional Appraisal). With respect to any Non-Serviced Mortgage Loan, the Master Servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the Special Servicer.

(ii)       Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the Special Servicer (for Collateral Deficiency Amounts on Serviced Mortgage Loans and Non-Serviced Mortgage Loans and for Appraisal Reduction Amounts on Serviced Mortgage Loans) shall determine, in accordance with the related servicing standard under the applicable Non-Serviced PSA or the Servicing Standard, as applicable, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted, and if so warranted, the Special Servicer shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and any information received from the Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Holders of an Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as the Class is reinstated as the Controlling Class (such period beginning upon receipt by the Master Servicer or Special Servicer, as applicable, of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Master Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) the Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Class during each Appraisal Review Period shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

(c)       The Special Servicer shall use reasonable efforts to order an Appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the tenth business day following the later of (i) the date on which the Special Servicer receives the related Appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred, the Special Servicer shall calculate and report to the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such Appraisal or valuation and receipt of information requested by the Special Servicer from the Master Servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report shall be forwarded by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Companion Loan.

With respect to each Serviced Mortgage Loan and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the Special Servicer shall (1) within thirty (30) days of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and (prior to the occurrence of any Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the Special Servicer from the Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in the Master Servicer’s possession or reasonably obtainable by the Master Servicer, the Special Servicer shall determine or redetermine, as applicable, and report to the Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and (prior to the occurrence of any Consultation Termination Event and subject to the DCH Limitations) the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount with respect to such Serviced Mortgage Loan or Serviced Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, that the Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Master Servicer to provide sufficient information to the Special Servicer to comply with such duties or failure by the Master Servicer to otherwise comply with its obligations hereunder. Such report shall also be promptly forwarded by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer and the Other Trustee of such Other Securitization into which such Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the Master Servicer (or the Special Servicer if the related Mortgage Loan is a Specially Serviced Loan). If the Special Servicer is required to redetermine the Appraisal Reduction Amount, such redetermined Appraisal Reduction Amount, shall replace the prior Appraisal Reduction Amount with respect to such Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of the Appraisal Reduction Event. Instead, the Special Servicer may use the prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The Master Servicer shall deliver by electronic mail to the Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the Special Servicer’s reasonable request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the later of (i) the date on which the Special Servicer receives the related Appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred); provided, the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to use reasonable efforts to provide such information to the Special Servicer within four (4) Business Days following the Special Servicer’s reasonable request. The Master Servicer shall not calculate Appraisal Reduction Amounts or Collateral Deficiency Amounts.

(d)        Any Serviced Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan previously subject to an Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

(e)         Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata, between the related Serviced AB Mortgage Loan and the related Serviced Pari Passu Companion Loan (if any), based upon their respective outstanding principal balances. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata, between the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan, based upon their respective outstanding principal balances.

Section 4.06        Grantor Trust Reporting. (a) The parties intend that the portion of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subtitle A, chapter 1, subchapter J, part I, subpart E of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Class V Certificates or the Exchangeable Certificates or the VRR Interest Owners in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1041 (or, if the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause, (B) furnish, or cause to be furnished, to the Holders of the Class V Certificates and the VRR Interest Owners their allocable share of income and expense with respect to the Excess Interest and Excess Interest Distribution Account, in the time or times and in the manner required by the Code and (C) furnish, or cause to be furnished, to the Holders of the Exchangeable Certificates, their allocable share of income and expense with respect to the Exchangeable Upper-Tier Regular Interests, in the time or times and in the manner required by the Code.

(b)         If the Certificate Administrator receives notice that any Class V Certificate or an Exchangeable Certificate or portion of the VRR Interest is held through a nominee, then the Grantor Trust will be treated as a WHFIT that is a WHMT. In such event, the Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator shall be entitled to rely on its receipt of a notice as contemplated in the first sentence of this Section 4.06(b) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that such notice is incorrect. As of the Closing Date, the Class V Certificates and the VRR Interest [will not] be held through a nominee.

(c)         The Certificate Administrator shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(d)         The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each Holder of a Class V Certificate or an Exchangeable Certificate and VRR Interest Owner, by acceptance of its interest in such class of securities or portion of the VRR Interest, as applicable, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of a Class V Certificate or an Exchangeable Certificate or portion of the VRR Interest, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(e)         To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP for the Class V Certificates or the Exchangeable Certificates and the VRR Interest. The CUSIP so published will represent the Institutional Accredited Investor CUSIP. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent such CUSIP has been received. Absent the receipt of such CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.07        Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool. (a)  The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by that party being made available pursuant to Sections 3.13(b) and (d), the Serviced Mortgage Loans or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Master Servicer, the Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust, the Certificateholders and/or the VRR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception, (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that the Master Servicer, the Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust, the Certificateholders and/or the VRR Interest Owners, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that the Master Servicer, the Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders or VRR Interest Owners for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders or VRR Interest Owners that they are otherwise not entitled to receive under the terms of this Agreement.

(b)         The Certificate Administrator shall make available to any Certificateholder, Certificate Owner or VRR Interest Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder, Certificate Owner or VRR Interest Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder, Certificate Owner or VRR Interest Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder, Certificate Owner or VRR Interest Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate

Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)         The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5

Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08        Secure Data Room. (a)  The Certificate Administrator shall create a Secure Data Room on the Closing Date. Upon receipt of a Mortgage Loan Seller’s Diligence File Certification, the Depositor shall promptly deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by such Mortgage Loan Seller to the IntraLinks Site. On the 120th day after the Closing Date, to the extent not previously delivered to the Certificate Administrator, the Depositor shall deliver to the Certificate Administrator an electronic copy of the Diligence File for each Mortgage Loan that has been uploaded to the IntraLinks Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit RR hereto (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)         The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)         Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence

Files to a successor certificate administrator designated in writing by the Depositor or the Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

ARTICLE V

THE CERTIFICATES; VRR INTEREST

Section 5.01        The Certificates; VRR Interest. (a)  The Certificates and the Class RR Certificates will be substantially in the respective forms annexed hereto as Exhibit A-1 through and including Exhibit A-4, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates or the Class RR Certificates, as evidenced by their execution thereof. The RR Interest issued under this Agreement will not be a certificated interest. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Registered Certificates (other than the Class X-A Certificates and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-D, Class X-F, Class X-G, Class V and Class R Certificates) and the VRR Interest will be issuable in minimum Denominations of authorized initial Certificate Balance or VRR Interest Balance, as applicable, of not less than $100,000, and in integral multiples of $1.00 (or, with respect to the VRR Interest, $0.01) in excess thereof. If the Original Certificate Balance or Original Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or Original Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class V and Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 5% of such Class V or Class R Certificates and in integral multiples of 1% in excess thereof.

(b)         One authorized signatory shall sign the Certificates and the Class RR Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate or Class RR Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate or Class RR Certificate, the Certificate or Class RR Certificate shall be valid nevertheless. A Certificate or Class RR Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate or Class RR Certificate, as applicable. The signature shall be conclusive evidence that the Certificate or Class RR Certificate, as applicable, has been executed and countersigned under this Agreement.

(c)         A Class of Regular Certificates or Exchangeable Certificates or the VRR Interest will be considered outstanding until its Certificate Balance, Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance, as applicable, to zero, reimbursements of any previously allocated Realized Losses or VRR Interest Realized Losses, as applicable, are required thereafter to be made to a Class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in Section 4.01.

(d)         During the Transfer Restriction Period, the HRR Certificates shall only be held as one or more Definitive Certificates in the HRR Certificates Safekeeping Account by the Certificate Administrator (and the Holder of the HRR Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. The Certificate Administrator shall hold the HRR Certificates in safekeeping and shall release the same only upon receipt of written instructions in accordance with this Agreement from the Holder of the HRR Certificates and the Retaining Sponsor’s consent, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator. In connection with the transfer or release, as applicable, of any Definitive Certificate evidencing an HRR Certificate, the Certificate Administrator shall deliver such Definitive Certificate to (or at the direction of) the Holder thereof, via overnight delivery, by any nationally recognized courier, to the location designated by such Holder. After the transfer or release, as applicable, of any such Definitive Certificate, the Certificate Administrator shall have no liability with respect to the safekeeping of such Definitive Certificate. The Certificate Administrator shall be indemnified and held harmless for any such transfer or release in accordance with Section 8.05(b) hereof. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “HRR Certificates Safekeeping Account” and into which the HRR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the HRR Certificates Safekeeping Account for the Holder of the HRR Certificates. The HRR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the HRR Certificates shall be remitted to the HRR Certificates Safekeeping Account, but shall be remitted directly to the Holder of the HRR Certificates in accordance with written instructions (which shall be in the form of Exhibit C to this Agreement) provided separately by the Holder of the HRR Certificates to the Certificate Administrator. Under no circumstances by virtue of safekeeping the HRR Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any person on behalf of the Holder of the HRR Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Third Party Purchaser

Agreement. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this HRR Certificates Safekeeping Account and shall have no liability in connection therewith, other than with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the HRR Certificates. The Certificate Administrator shall hold the Definitive Certificates representing the HRR Certificates at the below location, or any other location; provided, the Certificate Administrator has given notice to the Holder of the HRR Certificates of such new location:

Wells Fargo Bank, National Association
Attention: Security Control and Transfer (SCAT)
MAC: N9345-010
425 E. Hennepin Avenue
Minneapolis, Minnesota 55414

On the Closing Date and upon any transfer of the HRR Certificates pursuant to Section 5.03(p), the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Third Party Purchaser substantially in the form of Exhibit UU to this Agreement evidencing its receipt of the HRR Certificates.

The Certificate Administrator shall make available to the Holder of the HRR Certificates its account information as mutually agreed upon by the Certificate Administrator and the Holder of the HRR Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the HRR Certificates shall be subject to Article V of this Agreement.

(e)         In the event the Third Party Purchaser seeks to cause the release of any HRR Certificates from the HRR Certificates Safekeeping Account, the Third Party Purchaser shall deliver to the Certificate Administrator (i) a written request for such release and (ii) a written request for release substantially in the form attached hereto as Exhibit D-7 executed by the Third Party Purchaser and the Retaining Sponsor. The Certificate Administrator may not consent to, or otherwise permit, any such release without obtaining the Retaining Sponsor’s countersigned request for consent. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.03.

(f)          Notwithstanding anything to the contrary herein, this Section 5.01(d) shall only apply while the Certificate Administrator holds Definitive Certificates evidencing HRR Certificates in the HRR Certificates Safekeeping Account.

(g)         During the Transfer Restriction Period, the Class RR Certificates shall only be held as Definitive Certificates in the VRR Interest Safekeeping Account by the Certificate Administrator (and the related VRR Interest Owners shall be registered on a registry maintained by the Certificate Registrar), unless otherwise consented to by the Retaining Sponsor. The Certificate Administrator shall hold the Class RR Certificates in safekeeping and shall release a Definitive Certificate representing a portion of the Class RR Certificates only upon receipt of written instructions in accordance with this Agreement from the applicable VRR Interest Owner and the Retaining Sponsor’s consent, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator. After the transfer or release, as applicable, of any such Definitive Certificate, the Certificate Administrator shall have no liability with respect to the safekeeping of such Definitive Certificate. The Certificate Administrator shall be indemnified and held harmless for any such transfer or release in accordance with Section 8.05(b) hereof. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Class RR Certificates Safekeeping Account” and into which the Class RR Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Class RR Certificates Safekeeping Account for the related VRR Interest Owners. The Definitive Certificates evidencing the Class RR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Class RR Certificates shall be remitted to the Class RR Certificates Safekeeping Account, but shall be remitted directly to the related VRR Interest Owners in accordance with written instructions (which shall be in the form of Exhibit C to this Agreement) provided separately by such VRR Interest Owners to the Certificate Administrator. Under no circumstances by virtue of safekeeping the Class RR Certificates shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any person on behalf of a VRR Interest Owner. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this Class RR Certificates Safekeeping Account and shall have no liability in connection therewith, other than with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Class RR Certificates. The Certificate Administrator shall hold the Definitive Certificates representing the Class RR Certificates at the below location, or any other location; provided, the Certificate Administrator has given notice to the related VRR Interest Owners of such new location:

Wells Fargo Bank, National Association
Attention: Security Control and Transfer (SCAT)
MAC: N9345-010
425 E. Hennepin Avenue
Minneapolis, Minnesota 55414

On the Closing Date and upon any transfer of the Class RR Certificates pursuant to Section 5.03(r), the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the related VRR Interest Owners substantially in the form of Exhibit UU to this Agreement evidencing its receipt of the Definitive Certificates evidencing the Class RR Certificates.

The Certificate Administrator shall make available to the related VRR Interest Owners a statement of Class RR Certificates Safekeeping Account as mutually agreed upon by the Certificate Administrator and such VRR Interest Owners, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Class RR Certificates shall be subject to Article V of this Agreement.

Notwithstanding anything to the contrary herein, this Section 5.01(g) shall only apply while the Certificate Administrator holds Definitive Certificates evidencing the Class RR Certificates in the Class RR Certificates Safekeeping Account.

Section 5.02        Form and Registration. No transfer of any Non-Registered Certificate or any portion of the VRR Interest shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or to the Initial Purchasers or by the Initial Purchasers to LD III Holdco II, L.P.) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

(a)         Each Class of the Non-Registered Certificates (other than the Class V and Class R Certificates) sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If

Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)         Certificates of each Class of Non-Registered Certificates (other than the HRR Certificates (during the Transfer Restriction Period) and the Class V and Class R Certificates) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)         Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, and the Class RR Certificates shall be in the form of Definitive Certificates, in each case, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates and the Class RR Certificates to the respective beneficial owners or owners. For the avoidance of doubt, the HRR Certificates (during the Transfer Restriction Period) and the Class V and Class R Certificates shall only be in the form of Definitive Certificates.

(d)         Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of

Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

Section 5.03        Registration of Transfer and Exchange of Certificates and the VRR Interest. (a)  The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and the VRR Interest and of transfers and exchanges of Certificates and the VRR Interest as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer, (ii) maintaining a record of the aggregate holdings of the VRR Interest and the HRR Certificates and the related holders of the VRR Interest and HRR Certificates and (iii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders and the VRR Interest Owners. No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of Transfer or exchange of any Certificate (other than Definitive Certificates) referred to in this Section 5.03.

(b)        Subject to the restrictions on transfer set forth in this ARTICLE V, upon surrender for registration of transfer of any Certificate or Class RR Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class (or a new certificate evidencing an interest in the applicable portion of the VRR Interest).

(c)         Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)         Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the

Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)         Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)         Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)         Non-Book Entry Certificate to Book-Entry Certificate. If a holder of a Non-Book Entry Certificate (other than an HRR Certificate (during the Transfer Restriction Period) or a Class V or Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by email to cts.cmbs.bond.admin@wellsfargo.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)         Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)          Other Exchanges. Definitive Certificates may be transferred and/or exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above and subsection (p) below with respect to the HRR Certificates (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)          Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(k)         If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)          All Certificates and Class RR Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)        With respect to the ERISA Restricted Certificates, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers) of any such Certificate shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (within the meaning of the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, would not result in a non-exempt violation of Similar Law) or (ii) if such Certificate which may be held only by a person not described in clauses (A) or (B) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Underwriters, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor or the Trust. Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not a Person specified in clauses (i)(A) or (i)(B) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(n)         No Class V or Class R Certificate or VRR Interest may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (within the meaning of the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class V or Class R Certificate or the VRR Interest. Each prospective transferee of a Class V or Class R Certificate or the VRR Interest shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as

modified by Section 3(42) of ERISA). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates or the VRR Interest.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)          Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)         No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)        Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, that such Persons shall in no event be excused from furnishing such information.

(o)        The Class V Certificates and the VRR Interest may only be transferred to and owned by Institutional Accredited Investors or Qualified Institutional Buyers. The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers. Each prospective transferee of a Class R or Class V Certificate shall deliver to the transferor, the Depositor and the Certificate Registrar an Investment Representation Letter in the form of Exhibit C attached hereto.

(p)         Until the expiration of the Transfer Restriction Period, no Person shall be permitted to own, directly or indirectly, any interest in the HRR Certificates other than (i) the Retaining Sponsor or one of its Majority Owned Affiliates that is not a Non-Exempt Person or (ii) the Third Party Purchaser or one of its Majority Owned Affiliates (or on or after the fifth anniversary of the Closing Date, a Successor Third-Party Purchaser) as further provided in the Third Party Purchaser Agreement. After the expiration of the Transfer Restriction Period, the HRR Certificates or any portion thereof may be transferred to Institutional Accredited Investors and Qualified Institutional Buyers. At all times that the HRR Certificates are held in the HRR Certificates Safekeeping Account, if a transfer of the HRR Certificates (other than the initial transfer from the Initial Purchasers to LD III Holdco II, L.P. which shall be a deemed transfer on the Closing Date) is to be made, then the transferor and transferee shall provide the Certificate Administrator with the following documentation in order for it to facilitate such transfer (and the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) the following documentation: (i) a certification executed by such

Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit D-5, which such certification must be countersigned by the Retaining Sponsor, (ii) a certification executed by the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit D-6, which such certification must be countersigned by the Retaining Sponsor, (iii) an IRS Form W-9 completed by the prospective transferee and (iv) wire instructions and contact information of the prospective transferee. After the termination of the Transfer Restriction Period, if a transfer of the HRR Certificates is to be made and the HRR Certificates are in the HRR Certificates Safekeeping Account, the Certificate Registrar shall not register a transfer of any HRR Certificate unless it is so instructed by the Certificate Administrator and upon receipt of certificates substantially in the forms of Exhibit D-5 and Exhibit D-6 along with the IRS form W-9 completed by the prospective transferee and wiring instructions and contact information of the prospective transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.01(c) and Section 5.03, reflect the assignment of the HRR Certificates in the name of the prospective transferee. For the avoidance of doubt, in no event shall the HRR Certificates be held as a Book-Entry Certificate during the Transfer Restriction Period. If the HRR Certificates are no longer held in the HRR Certificates Safekeeping Account, the Certificate Registrar shall refuse to register and transfer an HRR Certificate unless it receives (and upon receipt may conclusively rely upon) certificates substantially in the forms of Exhibit D-5 and Exhibit D-6 hereto.

(q)         Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and the VRR Interest Owners and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders, the VRR Interest Owners or payees shall not be required for such withholding, and each Certificateholder and VRR Interest Owner shall be deemed by the acceptance of its Certificate or interest in the VRR Interest to agree to provide the Certificate Administrator information relating to such Certificateholder or VRR Interest Owner solely to the extent necessary for the Certificate Administrator to determine any required withholding amounts. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or VRR Interest Owner or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

(r)          Until the expiration of the Transfer Restriction Period, no Person shall be permitted to own, directly or indirectly, any interest in the VRR Interest other than (i) a Sponsor (other than Starwood, AREF and MSMCH) (each, an “Eligible VRR Interest Owner”) or one of its Majority Owned Affiliates that is not a Non-Exempt Person or (ii) a Person that provides financing permitted under the Risk Retention Rule to an Eligible VRR Interest Owner or such Majority Owned Affiliate. A VRR Interest Owner, if it wishes to transfer its interest in the VRR Interest, shall notify the Certificate Administrator in writing of such transfer and identify the new VRR Interest Owner. After the expiration of the Transfer Restriction Period, the VRR Interest or any portion thereof may be transferred to a Qualified VRR Interest Owner. The Certificate Administrator shall register the ownership of the VRR Interest on a registry of ownership maintained by the Certificate Administrator, except that the Certificate Administrator shall not record the initial ownership of the VRR Interest by KeyBank National Association or BMO or

any subsequent transfer of the VRR Interest to a Majority Owned Affiliate of any such Sponsor. Any transfer of an interest in the VRR Interest (including to a Majority Owned Affiliate of an Eligible VRR Interest Owner) shall be null and void ab initio to the extent permitted under applicable law unless all of the following is provided to the Certificate Administrator: (i) a certification in the form of Exhibit D-4 hereto from the transferor, (ii) a certification in the form of Exhibit D-3 hereto from the transferee, together with wiring instructions and contact information for such transferee, (iii) an IRS Form W-9 completed by the prospective transferee and (iv) wire instructions and contact information of the prospective transferee. Notwithstanding anything else in this Agreement to the contrary, no Person shall have any rights hereunder with respect to the VRR Interest unless (x) in the case of an Eligible VRR Interest Owner or its Majority Owned Affiliate, such Person is identified in writing to the Certificate Administrator as being a VRR Interest Owner or (y) in the case of any subsequent transferee, such Person is identified as being a VRR Interest Owner on the ownership registry. The Certificate Administrator, the other parties to this Agreement and the Certificateholders shall be entitled to treat each VRR Interest Owner (in the case of any subsequent VRR Interest Owner, as recorded on such ownership registry) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the VRR Interest on the part of any other Person. Any transfer of an interest in the VRR Interest that is not in compliance with Section 5.03(o) or this Section 5.03(r) shall be null and void ab initio to the extent permitted under applicable law.

(s)         Each Eligible VRR Interest Owner and any subsequent VRR Interest Owner shall be deemed by virtue of its acceptance of the VRR Interest to represent to the Trust and the Certificate Administrator (for the benefit of the borrowers) that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, each VRR Interest Owner shall deliver to the Certificate Administrator evidence satisfactory to the Certificate Administrator substantiating that it is not a Non-Exempt Person and that the Certificate Administrator is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loans or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if a VRR Interest Owner is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-9 and (b) if a VRR Interest Owner is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, such VRR Interest Owner shall satisfy the requirements of the preceding sentence by furnishing to the Certificate Administrator an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments), Form W-8BEN or Form W-8BEN-E, or successor forms, as may be required from time to time, duly executed by such VRR Interest Owner, as evidence of such VRR Interest Owner’s exemption from the withholding of United States tax with respect thereto. The Certificate Administrator shall not be obligated to make any payment hereunder to a VRR Interest Owner in respect of the VRR Interest or otherwise until such VRR Interest Owner shall have furnished to the Certificate Administrator the forms, certificates, statements or documents required by this Section 5.03(s).

Section 5.04        Mutilated, Destroyed, Lost or Stolen Certificates or Class RR Certificates. If (a) any mutilated Certificate or Class RR Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate or Class RR Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate or Class RR Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate or Class RR Certificate, a new Certificate or certificate evidencing the applicable portion of the VRR Interest of like tenor and interest in the Trust. In connection with the issuance of any new Certificate or Class RR Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate or Class RR Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate or Class RR Certificate shall be found at any time.

Section 5.05        Persons Deemed Owners. The Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate or the VRR Interest is registered as the owner of such Certificate or the VRR Interest for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders or the VRR Interest Owners has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information as would be provided to a Certificateholder or VRR Interest Owner.

Section 5.06        Access to List of Certificateholders’ and VRR Interest Owners’ Names and Addresses; Special Notices. (a)  The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders and VRR Interest Owners. If any Certificateholder or VRR Interest Owner that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders and VRR Interest Owners, (ii) states that such Certificateholder or VRR Interest Owner desires to communicate with other Certificateholders or VRR Interest Owners with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder or VRR Interest Owner proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, furnish such Certificateholder or VRR Interest Owner (at such Certificateholder’s or VRR Interest Owner’s sole cost and expense) access during normal business hours to the most recent list of the Certificateholders and VRR Interest Owners. Every Certificateholder and VRR Interest Owner, by receiving and holding a

Certificate or interest in the VRR Interest, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders and VRR Interest Owners hereunder, regardless of the source from which information was derived. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders and VRR Interest Owners from time to time upon request therefor.

(b)         (i)  The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder, Certificate Owner or VRR Interest Owner to communicate with other Certificateholders, Certificate Owners or VRR Interest Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following: (a) the name of the party making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such party is interested in communicating with other Certificateholders, Certificate Owners or VRR Interest Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders, Certificate Owners or VRR Interest Owners may use to contact the requesting party. Disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence:

On [date], the Certificate Administrator received from [name], a Certificateholder, Certificate Owner or VRR Interest Owner, a request to communicate with other Certificateholders, Certificate Owners and VRR Interest Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder, Certificate Owner or VRR Interest Owner is interested in communicating with other Certificateholders, Certificate Owners and VRR Interest Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders, Certificate Owners and VRR Interest Owners may contact the requesting party at [telephone number], [email address] and/or [mailing address].

(ii)         Any Certificateholder, Certificate Owner or VRR Interest Owner wishing to communicate with other Certificateholders, Certificate Owners and VRR Interest Owners regarding the exercise of its rights under the terms of this Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Administration Group – MSC 2021-L7 (with a copy to: trustadministrationgroup@wellsfargo.com). Any Communication Request must contain the name of the Requesting Investor and the method that should be used to contact the Requesting Investor.

(iii)        In verifying the identity of any Certificateholder, Certificate Owner or VRR Interest Owner in connection with any request to communicate, (i) if the Certificateholder, Certificate Owner or VRR Interest Owner is the holder of record with respect to any Certificate or the VRR Interest, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder, Certificate Owner or VRR Interest Owner is not the holder of record with respect to any Certificate or the VRR Interest, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder, Certificate Owner or VRR Interest Owner that it is the beneficial owner of a Certificate or an interest in the VRR Interest and (y) one of the following documents confirming ownership of such Certificate or VRR Interest: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the requesting investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder, Certificate Owner or VRR Interest Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.07        Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates and the VRR Interest may be surrendered (with respect to any portion of the VRR Interest, if such portion is in certificated form) for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and the VRR Interest and this Agreement may be served. The Certificate Registrar initially designates its office at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55415 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders, the VRR Interest Owners and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08        Appointment of Certificate Administrator. (a)  Wells Fargo Bank, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement (including, as applicable, any agents or affiliates utilized thereby). If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)        The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)         The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury

Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)         The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)         The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys; provided, that the appointment of such agents, affiliates or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder.

(f)          The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicer, the Special Servicer or the Depositor.

Section 5.09        [RESERVED].

Section 5.10        Voting Procedures. With respect to any matters submitted to Certificateholders and the VRR Interest Owners for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders and the VRR Interest Owners by mail with respect to Definitive Certificates and the VRR Interest. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)         Any matter submitted to Certificateholders and VRR Interest Owners for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which, unless otherwise expressly provided herein, shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates and the VRR Interest Owners. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Certificateholders and VRR Interest Owners regardless of whether any such Person actually receives the notice and ballot.

(b)         In connection with any vote administered pursuant to this Agreement, voting Certificateholders and VRR Interest Owners shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Certificateholders and VRR Interest Owners may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates or the VRR Interest shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero and the VRR Interest (if it has a VRR Interest Balance greater than zero) as of the record date of the vote shall be permitted to vote. Once a Certificateholder or VRR Interest

Owner has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder or VRR Interest Owner, as applicable, to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Certificateholder or VRR Interest Owner unless such Person wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that such Person, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Certificateholder or VRR Interest Owner. Transferees or purchasers of any Class of Certificates or the VRR Interest are subject to and shall be bound by all votes of Certificateholders and/or VRR Interest Owners initiated or conducted prior to its acquisition of such Certificate or applicable portion of the VRR Interest.

(c)         The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders and/or VRR Interest Owners. The notice shall be distributed in accordance with the methods described in Section 5.10(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)         Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise any party about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)         If any party to this Agreement believes a vote of Certificateholders and/or VRR Interest Owners is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require ABS Interests evidencing a majority of the Voting Rights in order to carry a proposition.

Section 5.11        Exchangeable Certificates.(a) On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest. All amounts allocated to an Exchangeable Upper-Tier Regular Interest hereunder, including principal and interest payable thereon and reimbursement of previously allocated Realized Losses (with interest), shall be allocated to the Classes of Exchangeable Certificates representing an interest therein, in proportion to their Class Percentage Interests therein; provided, that the Exchangeable Certificates will be entitled to Prepayment Premiums and Yield Maintenance Charges as described in Section 4.01(e).

(b)         Certificates of each Class of Exchangeable Certificates (each such Class, in connection with any exchange, an applicable “Surrendered Class”) may be exchanged on the books of DTC for Certificates of the corresponding Classes of Exchangeable Certificates set forth next to such Class in the table below (each, an applicable “Received Class”), and vice versa. The Denomination of each of the Received Classes of Certificates must be equal to the Denomination of each of the Surrendered Classes of Certificates. No fee shall be required with respect to any exchange of Exchangeable Certificates. Following any exchange of Certificates of one or more Surrendered Classes for Certificates of one or more Received Classes, the Class Percentage Interests in the Corresponding Exchangeable Upper-Tier Regular Interests that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) shall be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) shall be increased. The Certificate Administrator or Certificate Registrar, as applicable, shall (i) make the appropriate notation of such exchange on the Certificate Register and on the Book-Entry Certificate for each Class of Exchangeable Certificates involved in such exchange to reflect such reductions and increases and (ii) give appropriate instructions to the Depository to reflect such reductions and increases.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-5	Class A-5-1, Class A-5-X1
Class A-5	Class A-5-2, Class A-5-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

For example, a Certificateholder holding Class A-S Certificates with a Denomination of $52,537,000 may surrender Class A-S Certificates with a Denomination of $26,268,500 (the Certificates of the applicable Surrendered Class) and receive in exchange Class A-S-1 Certificates with a Denomination of $26,268,500 and Class A-S-X1 Certificates with a Denomination of $26,268,500 (collectively, the Certificates of the applicable Received Classes). In such event, (i) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 100% to 50%, (ii) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% to 50%, and (iii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be increased from 0% to 50%.

Similarly a Certificateholder holding Class A-S-1 Certificates with a Denomination of $26,268,500 that seeks to surrender all such Certificates in exchange for Class A-S Certificates will be required to surrender all such Certificates, as well as Class A-S-X1 Certificates with a Denomination of $26,268,500 in order to accomplish such exchange. In such event, (i) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 50% to 0%, (ii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be reduced from 50% to 0%, and (iii) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% (assuming no other Class A-S Certificates are then outstanding) to 50%.

(c)         The maximum Certificate Balance or Notional Amount of each Class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates or Class C Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class A-4, Class A-5, Class A-S, Class B or Class C Upper-Tier Regular Interest, respectively.

(d)         In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall deliver a notice substantially in the form of Exhibit VV to the Certificate Administrator by e-mail to cts.cmbs.bond.admin@wellsfargo.com (with a subject line referencing “MSC 2021-L7” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. The notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: (x) the CUSIP number, outstanding Certificate Balance or Notional Amount and Original Certificate Balance or Original Notional Amount of each proposed Surrendered Class and of each proposed Received Class; (y) the Certificateholder’s DTC participant number; and (z) the proposed Exchange Date. A notice shall become irrevocable on the second Business Day before the proposed Exchange Date.

(e)         Upon the satisfaction of the conditions to an exchange described in this Section 5.11, the Certificate Administrator shall deliver Certificates of the applicable Received Classes to the requesting Certificateholder. The Certificate Administrator shall reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the Certificate Register. The Certificateholder and the Certificate Administrator shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange.

(f)          The Certificate Administrator shall make the first distribution on Certificates of any Received Classes related to an exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificates and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on Certificates of any Surrendered Classes shall be so made to the Certificateholders of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability in the market of the applicable Certificates to accomplish any exchange.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING CERTIFICATEHOLDER AND THE RISK RETENTION CONSULTATION PARTY

Section 6.01        Representations, Warranties and Covenants of the Master Servicer, Special Servicer, the Operating Advisor and the Asset Representations Reviewer. (a)  The Master Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, the Risk Retention Consultation Party, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)          The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(iii)        The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and

(B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vi)        No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)       The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(viii)      No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement; and

(ix)        To the actual knowledge of the Master Servicer, the Master Servicer is not a Risk Retention Affiliate of the Third Party Purchaser.

(b)         The Special Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, the Risk Retention Consultation Party, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)          The Special Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(iii)        The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vi)        No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)       The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)         The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and the Risk Retention Consultation Party, as of the Closing Date, that:

(i)          The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)        The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(vi)        The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(vii)       No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(ix)        The Operating Advisor is an Eligible Operating Advisor.

(d)         The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the VRR Interest Owners and to the Depositor, the Master Servicer, the Special Servicer, the Risk Retention Consultation Party and the Certificate Administrator, as of the Closing Date, that:

(i)          The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C) above, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(iii)        The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vi)        No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)       The Asset Representations Reviewer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)        The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)         The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon written notice or actual knowledge by any party to this Agreement (or upon written notice thereof from any Certificateholder, any VRR Interest Owner or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section 6.01 which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, the VRR Interest Owner and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

Section 6.02        Liability of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer. The Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer and the Asset Representations Reviewer herein.

Section 6.03        Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Operating Advisor, the Special Servicer or the Asset Representations Reviewer. (a)  Subject to subsection (b) below, the Depositor, the Master Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates, the VRR Interest or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)         The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, shall be the successor of the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor (such Person, in the case of the Master Servicer or the Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.25); provided, further, that if the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor enters into a merger and the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, is the surviving entity under applicable law, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Serviced Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer, the Asset Representations Reviewer or Operating Advisor may remain the Master Servicer, Special Servicer, the Asset Representations Reviewer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer, the Special Servicer, the Asset Representations Reviewer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify the Master Servicer or the Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the third preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

(i)          The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii)         Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, that (x) such Person is an Eligible Asset Representations Reviewer and (y) the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person if the Asset Representations Reviewer is not the successor or surviving Person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated shall not be affected by such merger, consolidation or succession, and the Asset Representations Reviewer shall bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with such merger, consolidation or succession.

Section 6.04        Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and Others. (a)  None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and their respective Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders, the VRR Interest Owners or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, that (i) this provision shall not protect the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made by it herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties or by reason of negligent disregard of such party’s obligations and duties hereunder. The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, and any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor and their respective Affiliates and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans, the REO Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. Each of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)         None of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, that each of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the VRR Interest Owners (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the VRR Interest Owners and the holders of the related Serviced Companion Loans (as a collective whole) taking into account the subordinate or pari passu nature of any related Serviced Companion Loan, as the case may be); provided, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)         Each of the Master Servicer and the Special Servicer, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (including in its capacity as Companion Paying Agent) (in the case of the Special Servicer), the Special Servicer (in the case of the Master Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by the Master Servicer or the Special Servicer, as applicable. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Master Servicer’s or the Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

(d)         Subject to Section 8.02, each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein. The Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)         The Depositor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent) or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)          The Operating Advisor agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)         Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder or VRR Interest Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)         The Asset Representations Reviewer agrees to indemnify the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein. The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)          The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Operating Advisor, Non-Serviced Asset Representations Reviewer, Non-Serviced Depositor, Non-Serviced Trustee, Non-Serviced Certificate Administrator, Non-Serviced Paying Agent and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non-Serviced Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs (including reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non-Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced PSA (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced PSA).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

(j)          For purposes of this Section 6.04 and Section 11.12, the Master Servicer or Special Servicer, as the case may be, will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of their respective obligations and duties hereunder or acted in negligent disregard of such obligations and duties if the Master Servicer or Special Servicer, as applicable, fails to follow any terms of any Mortgage Loan documents because the Master Servicer or Special Servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with such terms would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the Trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination the Master Servicer and Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional expense of the Trust).

Section 6.05        Depositor, Master Servicer and Special Servicer Not to Resign. Subject to the provisions of Section 6.03, neither the Master Servicer nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that fulfillment of such party’s duties hereunder is no longer permissible under applicable law or (b) in the case of the Master Servicer or the Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor (which may be appointed by the resigning Master Servicer or Special Servicer, as applicable), and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). Any such determination permitting the resignation of the Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder. Unless applicable law requires the resignation of the Master Servicer or the Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation by the Master Servicer or the Special Servicer under clause (a) above shall become effective until the Trustee or a successor master servicer or successor special servicer, as applicable, shall have assumed the Master Servicer’s or Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by the Master Servicer or the Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of the Master Servicer or the Special Servicer, pursuant to this Section 6.05, the Master Servicer or the Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld. The resigning party shall pay all costs and expenses (including out-of-pocket costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05. Except as provided in Section 7.01(c), in no event shall the Master Servicer or the Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06        Rights of the Depositor in Respect of the Master Servicer and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer and the Special Servicer hereunder or exercise the rights of the Master Servicer or Special Servicer, as applicable, hereunder; provided, that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicer, the Operating Advisor or the Special Servicer under this Agreement or otherwise.

Section 6.07        The Master Servicer and the Special Servicer as Certificate Owner. The Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof.

Section 6.08   The Directing Certificateholder and the Risk Retention Consultation Party. (a) Other than with respect to any Serviced AB Whole Loan for which the related holder of a Serviced Subordinate Companion Loan is not subject to a Serviced AB Control Appraisal Period, (i) for so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder shall be entitled to advise the Special Servicer with respect to matters relating to a Major Decision, and the Special Servicer shall not be permitted to take or consent to the Master Servicer’s taking any action that constitutes a Major Decision as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to an action that constitutes a Major Decision under clause (xi) of the definition of “Major Decision”) after the receipt of a written report by the Special Servicer describing in reasonable detail (x) the background and circumstances requiring action of the Special Servicer, (y) the proposed course of action recommended and (z) all information reasonably requested by the Directing Certificateholder and in the Special Servicer’s possession in order to grant or withhold such consent, which report may (in the sole discretion of the Special Servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day (or thirty (30) day) period, then the Directing Certificateholder shall be deemed to have approved such action) and (ii) to the extent the Master Servicer is responsible for processing the subject action pursuant to Section 3.34, the Master Servicer shall not be permitted to take any action constituting a Major Decision unless it has obtained the consent or deemed consent of the Special Servicer pursuant to the consent process set forth in Section 3.34(b).

In addition, with respect to any Mortgage Loan (for so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations), the Directing Certificateholder (subject to any rights, if any, of the related Companion Holder to advise the Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement), may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the preceding paragraph or this paragraph, may require or cause the Master Servicer or Special Servicer to violate any provision of any Mortgage Loan or related Intercreditor Agreement or mezzanine intercreditor agreement, applicable law, this Agreement, or the REMIC Provisions, including without limitation the obligation of the Master Servicer and the Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, or materially expand the scope of the responsibilities of the Master Servicer or the Special Servicer, as applicable, hereunder or cause the Master Servicer or the Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer, as applicable, is not in the best interests of the Certificateholders and the VRR Interest Owners.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder, the Risk Retention Consultation Party or a Companion Holder or any advice from the Directing Certificateholder, the Risk Retention Consultation Party or a Companion Holder would cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, any Intercreditor Agreement, applicable law, this Agreement, including without limitation, the Servicing Standard, or the REMIC Provisions, expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, materially expand the scope of responsibilities of the Master Servicer or the Special Servicer, as applicable, under this Agreement or cause the Master Servicer or the Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer, as applicable, is not in the best interests of the Certificateholders, then the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Risk Retention Consultation Party or Companion Holder, as applicable, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder or Companion Holder that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

With respect to any Major Decision related to any Serviced Mortgage Loan that is not an Excluded RRCP Loan, upon request of the Risk Retention Consultation Party, the party processing the Major Decision as specified under Section 3.34 shall consult on a non-binding basis with the Risk Retention Consultation Party, in each case within the same time period as such party would be required to consult with the Directing Certificateholder with respect to such Major Decision (assuming the Directing Certificateholder had such right with respect to such Mortgage Loan); provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan. In the event the Master Servicer or the Special Servicer, as applicable, receives no response from the Risk Retention Consultation Party within ten (10) days following the later of (i) the Master Servicer’s or the Special Servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation (and in the possession of the Master Servicer or Special Servicer, as applicable), the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan.

The Special Servicer is not required to obtain the consent of the Directing Certificateholder for any Major Decision after the occurrence and during the continuance of a Control Termination Event; provided, that, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event (and subject to the DCH Limitations), the Special Servicer shall consult on a non-binding basis with the Directing Certificateholder in connection with any Major Decision and consider alternative actions recommended by the Directing Certificateholder in respect thereof. In the event the Special Servicer receives no response from the Directing Certificateholder within ten (10) Business Days following its written request for input on any required consultation, the Special

Servicer shall not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond shall not relieve the Special Servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

Notwithstanding the foregoing, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of or consultation with the Directing Certificateholder, the Risk Retention Consultation Party, the Operating Advisor or a Companion Holder, is necessary to protect the interests of the Certificateholders and the VRR Interest Owners (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders, the VRR Interest Owners and the holder(s) of the related Serviced Companion Loan(s)) (as a collective whole (taking into account the subordinate or pari passu nature of any related Serviced Companion Loan, as the case may be)), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the Special Servicer’s (in the case of the Master Servicer), the Directing Certificateholder’s or the Companion Holder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party, the Operating Advisor or the Companion Holder, as the case may be), provided that the Special Servicer or Master Servicer, as applicable, provides the Special Servicer (in the case of the Master Servicer) or the Directing Certificateholder (or the Risk Retention Consultation Party, the Operating Advisor or the Companion Holder, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor.

The Directing Certificateholder shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

The Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor (a) prior to the occurrence of an Operating Advisor Consultation Event and only with respect to a Specially Serviced Loan, promptly after the Special Servicer receives the Directing Certificateholder’s approval or deemed approval with respect to the related Major Decision, and (b) following the occurrence of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder (or at the time such Major Decision Reporting Package would otherwise be required to be so provided without regard to the occurrence of a Control Termination Event or a Consultation Termination Event and otherwise assuming that the Directing Certificateholder is entitled to receive such documentation). With respect to any Non-Specially Serviced Loan no Major Decision Reporting Package shall be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the Special Servicer to the Operating Advisor, the Special Servicer shall make available to the Operating Advisor a Servicing Officer with relevant knowledge regarding any

Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report. In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the Special Servicer shall consult with the Operating Advisor (telephonically or electronically) in connection with any proposed Major Decision (and such other matters that are subject to consultation rights of the Operating Advisor pursuant to this Agreement) and to consider alternative actions recommended by the Operating Advisor in respect of such Major Decision (or such other matters), provided that such consultation is on a non-binding basis. In the event that the Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer shall not be responsible for consulting with the Operating Advisor on the specific matter; provided, that (x) a Major Decision Reporting Package shall be included in the Special Servicer’s initial request and (y) the failure of the Operating Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any Excluded DCH Loan (regardless of whether an Operating Advisor Consultation Event has otherwise occurred and is continuing), the Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

The Risk Retention Consultation Party shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Risk Retention Consultation Party shall not be protected against any liability to the Retaining Sponsor or a VRR Interest Owner that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to the VRR Interest Owners or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners.

Any Non-Serviced Controlling Holder with respect to a Non-Serviced Whole Loan shall have no liability to the Trust, the Certificateholders or VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate or portion of the VRR Interest, as applicable, each Certificateholder and VRR Interest Owner acknowledges and agrees that any such Non-Serviced Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of other parties over the Certificates and the VRR Interest, and that such Non-Serviced Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or the VRR Interest Owners, that such Non-Serviced Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in its own interests, that such Non-Serviced Controlling Holder shall not be liable to any Certificateholder or VRR Interest Owner by reason of its having acted solely in its own interests, and that such Non-Serviced Controlling Holder shall have no liability whatsoever for having so acted, and no Certificateholder or VRR Interest

Owner may take any action whatsoever against such Non-Serviced Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)          Notwithstanding anything to the contrary contained herein, (i) after the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) subject to the DCH Limitations, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Special Servicer and any other applicable party shall consult with the Directing Certificateholder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event, the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

(c)          Notwithstanding anything herein to the contrary, the Directing Certificateholder shall not have the appointment, termination, consent, consultation or notice rights described in this Agreement with respect to (i) a Serviced Mortgage Loan that is an Excluded DCH Loan, (ii) a Servicing Shift Mortgage Loan (provided, that prior to a Control Termination Event, the Directing Certificateholder will be entitled to exercise all rights of, and receive all notices to be provided to, the “Non-Controlling Note Holder” under the related Intercreditor Agreement) or (iii) a Serviced AB Whole Loan (prior to the occurrence and continuance of a “control appraisal event” (or similar term) under the related Intercreditor Agreement with respect thereto (unless otherwise provided in the related Intercreditor Agreement)) (collectively, the “DCH Limitations”).

ARTICLE VII

SERVICER TERMINATION EVENTS

Section 7.01   Servicer Termination Events; Master Servicer and Special Servicer Termination. (a) “Servicer Termination Event,” wherever used herein, means with respect to the Master Servicer or the Special Servicer, as the case may be, any one of the following events:

(i)           (A) any failure by the Master Servicer to make any deposit required to be made by the Master Servicer to the Collection Account, or remit to the Companion Paying Agent for deposit into the related Companion Distribution Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)          any failure by the Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)         any failure on the part of the Master Servicer or the Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of the Master Servicer’s or Special Servicer’s obligations, as applicable, contemplated by ARTICLE XI, (B) fifteen (15) days in the case of the Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of ABS Interests representing not less than 25% of all Voting Rights or, solely as it relates to the servicing of a Serviced Whole Loan if affected by that failure, by the related Serviced Companion Noteholder; provided, if such failure is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)         any breach on the part of the Master Servicer or the Special Servicer, as the case may be, of any representation or warranty contained in Section 6.01(a) or Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) or the VRR Interest Owners and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of ABS Interests representing not less than 25% of all Voting Rights or, as it relates to the servicing of a Serviced Whole Loan if affected by such breach, by the related Serviced Companion Noteholder; provided, that if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)         the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer, as applicable, or of or relating to all or substantially all of its property; or

(vii)        the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)       the Master Servicer or the Special Servicer, as the case may be, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days; or

(ix)          KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (B) placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by KBRA within sixty (60) days of such event) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; or

(x)           the Master Servicer or the Special Servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such Master Servicer or Special Servicer is not reinstated to at least that rating within sixty (60) days of the delisting.

(b)          If any Servicer Termination Event with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee or the Depositor may, and at the written direction of (A) the Directing Certificateholder (solely with respect to the Special Servicer and, in any event, (i) prior to the occurrence and continuance of a Control Termination Event, (ii) subject to the DCH Limitations and (iii) other than with respect to a Servicing Shift Whole Loan (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement)) or the Risk Retention Consultation Party (solely with respect to the Special Servicer and other than with respect to an applicable Excluded RRCP Loan and each Servicing Shift Whole Loan), (B) the related Servicing Shift Control Note holder (to the extent set forth in the related Intercreditor

Agreement and solely with respect to a Servicing Shift Whole Loan and the Special Servicer with respect thereto), (C) the holder of the related Serviced Subordinate Companion Loan (prior to the occurrence of a Serviced AB Control Appraisal Period with respect to the related Whole Loan and solely with respect to the Special Servicer with respect to such Whole Loan) or (D) the holders of ABS Interests entitled to at least 25% of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate the Master Servicer or the Special Servicer, as applicable, upon five Business Days’ written notice if there is a Servicer Termination Event under clause (iii)(A) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a holder of ABS Interests or Companion Holder, if applicable); provided, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this ARTICLE VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate), the VRR Interest (other than as a VRR Interest Owner) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of the Master Servicer or the Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s or the Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer’s or the Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Collection Account or any Servicing Account (if it is the Affected Party), by the Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to the Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination). If replaced as a result of a Servicer Termination Event, the Master Servicer or Special Servicer, as the case may be, shall be responsible for the costs and expenses associated with the transfer of its duties.

(c)          If the Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii), (ix) or (x), the Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.03 and Section 7.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period the Master Servicer may continue to serve as Master Servicer hereunder. In the event that the Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of the Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of the Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the Special Servicer with respect to the related Serviced Whole Loan. A replacement Special Servicer shall be selected by the Trustee or, prior to a Control Termination Event, by the Directing Certificateholder (subject to the DCH Limitations). Any Special Servicer appointed to replace the Special Servicer with respect to the related Serviced Whole Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the applicable rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(d)          At any time prior to the occurrence and continuance of a Control Termination Event, subject to the rights of the holder of a related Serviced Subordinate Companion Loan pursuant to the related Intercreditor Agreement and subject to the DCH Limitations, the Directing Certificateholder shall be entitled to terminate, with or without cause, the rights (subject to Section 3.11 and Section 6.04) and obligations of the Special Servicer under this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer (which must be a Qualified Replacement Special Servicer) meeting the requirements of this Section 7.01(d). Upon a termination of such Special Servicer, the Directing Certificateholder (subject to the DCH Limitations) shall appoint a successor special servicer; provided, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) the Trustee has provided each Rating Agency with a Rating Agency Communication and (iii) no replacement of the Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. The recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the Directing Certificateholder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of holders of ABS Interests evidencing not less than 25% of the Voting Rights allocable to the Principal Balance Certificates and the VRR Interest, as applicable (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances and the VRR Interest Balance, as applicable, pursuant to Section 4.05 hereof) requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction to assume the duties of the Special Servicer hereunder, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such holders to each Rating Agency (with a copy to the Certificate Administrator and Trustee) of a Rating Agency Communication (which Rating Agency Communication shall be provided at the expense of such holders), the Certificate Administrator shall promptly post notice to all Certificateholders and VRR Interest Owners of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, and conduct the solicitation of votes of all applicable holders of ABS Interests in such regard, which vote shall occur within one hundred-eighty (180) days of the posting of such notice. Upon the written direction of Holders of Certificates and the VRR Interest evidencing at least 75% of the Voting Rights that constitute a minimum Quorum, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of such Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders and VRR Interest Owners. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and VRR Interest Owner may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholder’s or VRR Interest Owner’s direction to remove the Special Servicer shall not apply to (i) any Serviced AB Whole Loan for which the holder of the related Serviced Subordinate Companion Loan is not subject to a Serviced AB Control Appraisal Period or (ii) any Servicing Shift Whole Loan.

With respect to any Serviced Whole Loan, notwithstanding any contrary provision in the related Intercreditor Agreement, the Directing Certificateholder shall only be permitted to terminate the Special Servicer under the circumstances set forth above.

A Serviced AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and continuance of a Serviced AB Control Appraisal Period and to the extent provided under the related Intercreditor Agreement, to replace the Special Servicer solely with respect to the related Serviced AB Whole Loan, so long as (A) each Rating Agency delivers a

Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to any Serviced AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any Serviced AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced PSA remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, acting at the direction of the Special Servicer)) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of a special servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to a consultation termination event under the related Non-Serviced PSA, by the related Non-Serviced Controlling Holder; provided, that any successor special servicer appointed to replace the special servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

Each Servicing Shift Control Note holder shall have the right, to the extent provided under the related Intercreditor Agreement, to replace the Special Servicer solely with respect to the related Servicing Shift Whole Loan, as applicable, so long as: (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to the related Servicing Shift Whole Loan, pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to related Servicing Shift Whole Loan, and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

If at any time the Operating Advisor, in its sole discretion exercised in good faith determines that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the Special Servicer would be in the best interests of the Certificateholders and the VRR Interest Owners as a collective whole, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written report, substantially in the form of Exhibit W attached hereto, setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement Special Servicer (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer to assume the duties of such Special Servicer, which shall be a Qualified Replacement Special Servicer. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders and VRR Interest Owners of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 3.13(b), and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the receipt of an affirmative vote of holders of ABS Interests representing a majority of the aggregate outstanding principal balance of all ABS Interests whose holders voted on the matter (provided that the ABS Interest holders that so voted on the matter (A) hold ABS Interests representing at least 20% of the outstanding principal balance of all ABS Interests on an aggregate basis and (B) include at least three Certificateholders, Certificate Owners and/or VRR Interest Owners that are not affiliated or Risk Retention Affiliated with each other) within 180 days of posting of the Operating Advisor’s recommendation to replace the Special Servicer to the Certificate Administrator’s Website and (ii) the delivery of a Rating Agency Communication to each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer approved by the Certificateholders and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Trustee does not receive at least a majority of the requested votes, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. If the Special Servicer is terminated pursuant to this Section 7.01(d), the Directing Certificateholder may not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. Notwithstanding the foregoing, the Operating Advisor’s recommendation to remove the Special Servicer as described above shall not apply to (i) any Serviced AB Whole Loan for which the holder of the related Serviced Subordinate Companion Loan is not subject to a Serviced AB Control Appraisal Period or (ii) any Servicing Shift Whole Loan.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of the Special Servicer), or the result of the vote of the Certificateholders (regarding removal of the Special Servicer).

(e)          The Master Servicer and Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii), (ix) and (x) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii), (ix) or (x).

(f)          Notwithstanding the foregoing, if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

(g)          Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded DCH Loan, the Directing Certificateholder shall be entitled to select (and may remove and replace with or without cause) an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement. After the occurrence and during the continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within thirty (30) days of notice of such resignation, the resigning Special Servicer shall use reasonable efforts to select the related Excluded Special Servicer. The resigning Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and shall, absent negligence, willful misconduct or bad faith, be indemnified by the Trust pursuant to Section 6.04(a) for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating

Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the Certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of Serviced Companion Loan Securities (provided, that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation with respect to the Certificates pursuant to Section 3.25 hereof), (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor and Other Certificate Administrator the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) the Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan (provided that the Special Servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

The applicable Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan.

If a Servicing Officer of the Master Servicer, a related Excluded Special Servicer, or the Special Servicer, as applicable, has actual knowledge that a Mortgage Loan is no longer an Excluded DCH Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the Master Servicer, the related Excluded Special Servicer or Special Servicer, as applicable, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02   Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to the Master Servicer or the Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as Master Servicer or Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to the Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or Special Servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of the Master Servicer or the Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as the Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer or the Special Servicer, as applicable, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder (solely with respect to the Special Servicer) ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) subject to the DCH Limitations) or the Holders of ABS Interests entitled to more than 50% of the Voting Rights (or the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof)) so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to the Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), (iii) such appointment (solely with respect to the Special Servicer) has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Certificateholder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to the Master Servicer or Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable out-of-pocket costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating the Master Servicer or Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate the Master Servicer or Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03   Notification to Certificateholders and VRR Interest Owners. (a) Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.05, any termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders and the VRR Interest Owners at their respective addresses appearing in the Certificate Register (in the case of the Certificateholders) or, in the case of the VRR Interest Owners, as identified to the Certificate Administrator.

(b)          Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders and VRR Interest Owners (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04   Waiver of Servicer Termination Events. The holders of ABS Interests representing at least 66-2/3% of the Voting Rights allocated to the ABS Interests affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (i), (ii), (viii), (ix) or (x) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes and the affected VRR Interest Owners, and a Servicer Termination Event under clause (iii) of Section 7.01(a) (with respect to obligations under ARTICLE XI) may be waived only with the consent of the Depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders and/or the VRR Interest Owners, the Trustee and the Certificate Administrator shall be entitled to recover from the Trust all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates or the VRR Interest registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates or the VRR Interest.

Section 7.05   Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by the Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a

Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01   Duties of the Trustee and the Certificate Administrator. (a) The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)          The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of ARTICLE II, the Diligence Files, any CREFC® reports and any information delivered for posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)          No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, that:

(i)           Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)          Neither the Trustee nor the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)         Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of ABS Interests evidencing not less than 25% (i) of the Percentage Interests of each affected Class and, if affected, the VRR Interest, or (ii) if each Class and the VRR Interest is affected, of the aggregate Voting Rights of the ABS Interests, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)         The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the Certificate Administrator has made available to Certificateholders and the VRR Interest Owners under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02   Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)           The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)          The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)         Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or the VRR Interest or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders and/or the VRR Interest Owners, pursuant to the provisions of this Agreement, unless such Certificateholders and/or the VRR Interest Owners shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)         Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)          Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of ABS Interests entitled to more than 50% of the Voting Rights; provided, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require indemnity reasonably satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)         The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys; provided, that the appointment of such agents, affiliates or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)        For all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be deemed to have actual knowledge or notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach, as applicable, which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates, the VRR Interest or this Agreement;

(viii)       Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as Master Servicer or Special Servicer) or of the Depositor, the Operating Advisor or the Asset Representations Reviewer;

(ix)         Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(x)          In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(xi)         Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, that the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions and vice versa;

(xii)        Other than in the case of actual fraud (as determined by a non-appealable final court order), in no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Trustee or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xiii)       In connection with any vote or any other exercise by Certificateholders of their rights hereunder, neither the Trustee nor the Certificate Administrator is under any obligation to advise or consult with Certificateholders about the matter that is the subject of such vote or exercise of rights other than process-related questions regarding the administration of any vote; and

(xiv)       Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03   Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Sections 2.02 and 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall not be taken as the statements of the Trustee or the Certificate Administrator, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate or the VRR Interest (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or the VRR Interest issued to it or of the proceeds of such Certificates or VRR Interest, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for and may rely upon the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04   Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer, the Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05   Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator. (a) As compensation for the performance of its duties hereunder, the Certificate Administrator will be paid the Certificate

Administrator/Trustee Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator/Trustee Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Certificate Administrator/Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator/Trustee Fee, which Certificate Administrator/Trustee Fee shall accrue from time to time at the Certificate Administrator/Trustee Fee Rate and the Certificate Administrator/Trustee Fee shall be computed in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall be payable by the Certificate Administrator to the Trustee from the Certificate Administrator/Trustee Fee and shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator/Trustee Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator/Trustee Fee shall be payable with respect to any Companion Loan.

(b)          The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Collection Account or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments, and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder, and reasonable legal fees and expenses relating to the enforcement of such indemnity) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers, rights and duties of the Trustee or the Certificate Administrator, respectively (including in any capacities in which they serve, such as paying agent, REMIC Administrator, Authenticating Agent, Custodian, Certificate Registrar, and 17g-5 Information Provider) hereunder; provided, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in

Section 8.12 or the Certificate Administrator specified in Section 8.14, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in all of its capacities hereunder, including Custodian, Certificate Registrar and Authenticating Agent.

(c)          The Certificate Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06   Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) in the case of the Trustee, an institution whose long-term senior unsecured debt is rated at least “A” by Fitch (or short-term rating of “F1” by Fitch), “BBB” by S&P and, if rated by KBRA, “BBB- by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Fitch and/or S&P), or as is otherwise acceptable to the Rating Agencies as evidenced by the receipt of a Rating Agency Confirmation), and (iii) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or the Grantor Trust or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) or a grantor trust, the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs or the Grantor Trust, as applicable, from a state and local jurisdiction that does not impose such a tax.

Section 8.07   Resignation and Removal of the Trustee and Certificate Administrator. (a) The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders and the VRR Interest Owners. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or successor certificate administrator acceptable to the Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the Certificateholders, the VRR Interest Owners and the Trustee or Certificate Administrator, as applicable, by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor. The Trustee or the Certificate Administrator, as applicable, shall bear all reasonable out of pocket costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

(b)          If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the

Certificateholders and the VRR Interest Owners by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)          The holders of ABS Interests representing at least 75% of the Voting Rights may, upon thirty (30) days’ prior written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the Master Servicer. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)          Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Further, the resigning Trustee or Certificate Administrator, as the case may be, shall pay all reasonable costs and expenses associated with the transfer of its duties.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)          Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of Morgan Stanley Capital I Trust 2021-L7,

Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the related VRR Interest Owners or in blank; provided, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Loan document is assigned to such successor trustee; and (d) in any case, such successor trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)           Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08   Successor Trustee or Certificate Administrator. (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)          No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)          Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor, the Certificateholders and the VRR Interest Owners. If the Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the Master Servicer.

Section 8.09   Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10   Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates or the VRR Interest Owners of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

(b)          In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)          Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this ARTICLE VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)          Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)          The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11   Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12   Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders and the VRR Interest Owners, as of the Closing Date, that:

(i)           The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)          The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)         The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)         No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement;

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder; and

(viii)       To its actual knowledge, the Trustee is not a Risk Retention Affiliate of the Third Party Purchaser.

Section 8.13   Provision of Information to Certificate Administrator, Master Servicer and Special Servicer. The Master Servicer shall promptly, upon request, provide the Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, Master Servicer and Special Servicer may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, Master Servicer and Special Servicer, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, Master Servicer or Special Servicer, as applicable.

Section 8.14   Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders and the VRR Interest Owners, as of the Closing Date, that:

(i)           The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)          The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)         The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the

Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement;

(vi)         No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement;

(vii)        No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder; and

(viii)       To its actual knowledge, the Certificate Administrator is not a Risk Retention Affiliate of the Third Party Purchaser.

Section 8.15   Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as applicable, arising out of the Trust or this Agreement. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer to comply with Applicable Laws.

ARTICLE IX

TERMINATION

Section 9.01   Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders and the VRR Interest Owners as hereafter set forth), the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders and the VRR Interest Owners of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected by the Special Servicer and approved by the Master Servicer and the Controlling Class), (3) the reasonable out-of-pocket expenses of the Master Servicer and the Special Servicer with respect to such termination, unless the Master Servicer or the Special Servicer, as applicable, is the purchaser of such Mortgage Loans and (4) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, minus (b) solely in the case where the Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees, remaining outstanding and payable solely to the Master Servicer or Non-Serviced Master Servicer (which items shall be deemed to have been paid or reimbursed to the Master Servicer or Non-Serviced Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding, the voluntary exchange by the Sole Owner of all the outstanding Certificates (other than the Class V and Class R Certificates) and the VRR Interest for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph; provided, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof. The Certificate Administrator shall notify the Trustee upon the termination of the Trust pursuant to this Section 9.01.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V and Class R Certificates) that also owns, or is acting in unanimity with the holder(s) of, 100% of the VRR Interest), the Sole Owner shall have the right, to exchange all of its Certificates (other than the Class V and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Owner elects to exchange all of its Certificates (other than the Class V and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Owner, not later than the Distribution Date on which the final distribution on the Certificates and the VRR Interest is to occur, (i) shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Collection Account and (ii) if the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is equal to or greater than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement, shall pay to the Master Servicer an amount equal to (x) the product of (I) the Prime Rate, (II) the aggregate of the Certificate Balances of the then-outstanding Principal Balance Certificates and the VRR Interest Balance of the VRR Interest as of the date of such exchange and (III) three, divided by (y) 360, and, if the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement, shall pay the reasonable out-of-pocket expenses of the Master Servicer and the Special Servicer related to such exchange. In addition, the Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates and the VRR Interest is to occur from the Collection Account pursuant to the first paragraph of Section 3.04(b) (provided, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class V and Class R Certificates) and the Class RR Certificates on the applicable Distribution Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Owner or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Owner as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Owner shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the aggregate of the remaining Certificate Balance of the Principal Balance Certificates (other than any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests and the remaining VRR Interest Balance of the VRR Interest, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates, VRR Interest, Exchangeable Upper-Tier P&I Regular Interests and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Serviced Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement. This purchase shall terminate the Trust and retire the then-outstanding Certificates and the VRR Interest. In the event that the Master Servicer or the Special Servicer purchases, or the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates and the VRR Interest is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders and VRR Interest Owners pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account). In addition, the Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as

applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans as assets of the Trust and REO Properties remaining in the Trust Fund.

For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Upper-Tier REMIC and Lower-Tier REMIC, then the Special Servicer, then the Master Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, the VRR Interest Owners, each Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans is an asset of the Trust) and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates and the VRR Interest, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates and the VRR Interest will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates and the Class RR Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable to the Regular Certificates and the Exchangeable Certificates and the VRR Interest pursuant to Section 4.01(e) to the Upper-Tier REMIC Distribution Account, in each case pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders and the Class RR Certificates by the applicable VRR Interest Owners on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates, each VRR Interest Owner presenting and surrendering its portion of the Class RR Certificates and each VRR Interest Owner with respect to the RR Interest (i) such Certificateholder’s or VRR Interest Owner’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Certificates or the Class RR Certificates so presented or the RR Interest, (ii) to Holders of the Class V Certificates so presented, each VRR Interest Owner presenting and surrendering Class RR Certificates and each VRR Interest Owner with respect to the RR Interest, any amounts remaining on deposit in the Excess Interest Distribution Account, and (iii) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier

REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(b), 4.01(c), 4.01(e) and 4.01(f). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates and VRR Interest Owners not presenting and surrendering Class RR Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(h).

Section 9.02   Additional Termination Requirements. (a) In the event the Master Servicer or the Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, as applicable, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)           the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)          during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates and the VRR Interest, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)         within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests and the Certificates and the VRR Interest, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC), in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

ARTICLE X

ADDITIONAL REMIC PROVISIONS

Section 10.01 REMIC Administration. (a) The Certificate Administrator shall prepare or cause to be prepared, and file or cause to be filed with the IRS, on behalf of each Trust REMIC an application for a taxpayer identification number for such REMIC on IRS Form SS-4 or obtain such number by other permissible means. The Certificate Administrator shall make elections or cause elections to be made to treat each Trust REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Lower-Tier Regular Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, the Upper-Tier Regular Interests shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. None of the Special Servicer, the Master Servicer or the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the foregoing interests.

Any Threshold Event Collateral posted by a Serviced Subordinate Companion Loan holder shall be held by or at the direction of the Master Servicer in an outside reserve fund which shall not be an asset of any REMIC, and the party that posted such Threshold Event Collateral shall be the owner of such outside reserve fund, all within the meaning of Treasury Regulations Section 1.860G-2(h). Any such Threshold Event Collateral shall be applied in the same manner as collections on the related Serviced AB Whole Loan, as and to the extent provided for in the related Intercreditor Agreement, including without limitation by means of the Trustee, the Master Servicer or the Special Servicer drawing on any letter of credit delivered as Threshold Event Collateral as and to the extent provided for in the related Intercreditor Agreement.

(b)          The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)          The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Collection Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence.

(d)          By acceptance thereof, the Holders of the Class R Certificates hereby agree to the irrevocable designation of the Certificate Administrator as the “partnership representative” of each Trust REMIC within the meaning of Section 6223 of the Code.

(e)          The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor.

(f)           The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders and the VRR Interest Owners such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) Form 8811 to the Internal Revenue Service within thirty (30) days after the Closing Date.

(g)          The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. Neither the Master Servicer nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders and the VRR Interest Owners, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust, any Trust REMIC created hereunder, endanger such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(h)          In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates and the VRR Interest Owners, except as provided in the last sentence of this Section 10.01(h); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the Master Servicer such reserved amounts as the Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the Master Servicer shall withdraw from the Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses or VRR Interest Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(c) and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates and the VRR Interest Owners in the manner specified in Section 4.01(a) and Section 4.01(b), to the extent they are fully reimbursed for any Realized Losses or VRR Interest Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest. None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(i)           The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(j)           Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event.

(k)          Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(l)           Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates or Exchangeable Upper-Tier Regular Interest, the VRR Interest Balance of the VRR Interest and by which the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero is the date that is the Rated Final Distribution Date.

(m)         None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to ARTICLE IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to ARTICLE II or ARTICLE III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the Collection Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(n)          The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Class R Certificateholder, past or present. Each Class R Certificateholder agrees, by acquiring such Certificate, to any such elections.

(o)          The Exchangeable Upper-Tier Regular Interests shall be held in the Grantor Trust and have been placed in the Grantor Trust through the efforts of the Underwriters. The Exchangeable Upper-Tier Regular Interests shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Exchangeable Certificates, which Exchangeable Certificates, in the aggregate, will evidence 100% beneficial ownership of such assets from and after the Closing Date. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest.

Section 10.02 Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this ARTICLE X through its Corporate Trust Office (including, as applicable, any agents or affiliates utilized thereby). The Trustee may execute any of its obligations and duties under this ARTICLE X either directly or by or through agents, affiliates or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this ARTICLE X by virtue of the appointment of any such agents, affiliates or attorneys.

(b)          The Certificate Administrator may execute any of its obligations and duties under this ARTICLE X either directly or by or through agents, affiliates or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this ARTICLE X by virtue of the appointment of any such agents, affiliates or attorneys.

Section 10.03 Depositor, Master Servicer and Special Servicer to Cooperate with Certificate Administrator. (a) The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates and the VRR Interest, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates and the VRR Interest.

(b)          The Master Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates, the VRR Interest or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04 Appointment of REMIC Administrators. (a) The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)          Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)          Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicer, the Special Servicer and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicer, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders and the VRR Interest Owners; provided, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

ARTICLE XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01 Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of ARTICLE XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, and any Other Depositor, Other Trustee and Other Certificate Administrator of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, and any such Other Depositor, Other Trustee or Other Certificate Administrator, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor or such Other Depositor, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans (and the related Serviced Companion Loan, if applicable), reasonably believed by the Depositor or the related Other Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor to satisfy any related filing requirements. For purposes of this ARTICLE XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02 Succession; Subcontractors. (a) As a condition to the succession to the Master Servicer and Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a Servicing Function Participant and a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer or succession to the Certificate Administrator under this Agreement by any Person (i) into which the Master Servicer and Special Servicer, such Sub-Servicer or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and Special Servicer or to any such Sub-Servicer or Certificate Administrator, the person removing and replacing the Master Servicer and Special Servicer or Certificate Administrator shall provide to the Depositor, the Master Servicer and Special Servicer and the Certificate Administrator, as applicable, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicer, the Special Servicer, any Additional Servicer or the Certificate Administrator, as the case may be, shall submit such disclosure to the Depositor no later than the first Business Day after the effective date of such succession or appointment.

(b)          Each of the Master Servicer, the Special Servicer, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller (and, subject to the reimbursement of any applicable expenses under Section 11.15, any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) a written description (in form and substance satisfactory to the Depositor, such Mortgage Loan Seller or such Other Trustee, Other Certificate Administrator or Other Depositor, as applicable)

of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee (and, subject to the reimbursement of any applicable expenses under Section 11.15, any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)          Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)          In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the

Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)          Notwithstanding anything to the contrary contained in this ARTICLE XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)          Any information furnished pursuant to this Section 11.02 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03 Filing Obligations. (a) The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D, ABS-EE and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) System) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)          In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D, ABS-EE or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator will promptly notify the Depositor. In the case of Forms 10-D, ABS-EE and 10-K, the Depositor, the Master Servicer, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D, Form ABS-EE or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form ABS-EE/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15 of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D, Form ABS-EE or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04 Form 10-D and Form ABS-EE Filings. (a) Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 8: Other Information” on Exhibit BB shall be reported by the Special Servicer to the Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit MM; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit MM hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com (or such other e-mail address as the Certificate Administrator may instruct) or by facsimile to (410) 715-2380,

Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) to the extent such information is provided to the Certificate Administrator by the Master Servicer in the form of Exhibit MM hereto for inclusion therein within the time period described in this Section 11.04, the balances of the REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in this Section 11.04) and the Collection Account as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. Such Form 10-D shall also incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE shall be filed on or prior to the filing of such Form 10-D). The Depositor and the Mortgage Loan Sellers, in accordance with Section 5(f) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days. The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the applicable Servicer) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the Master Servicer or the Special Servicer, as applicable, substantially in the form of Exhibit KK (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form 10-D for each reporting period: Name: Amy Kim, Telephone: (212) 762-5079. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with Section 11.04 for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)          To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received (a “Special Notice”) disclosure regarding the request to communicate, and such disclosure is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. Disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence:

On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].

(c)          After preparing the Forms 10-D and ABS-EE, the Certificate Administrator shall forward electronically copies of the Forms 10-D and ABS-EE to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copies, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Forms 10-D and ABS-EE, respectively, and, a duly authorized officer of the Depositor shall sign the Forms 10-D and ABS-EE and return an electronic or fax copy of such signed Forms 10-D and ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D and each Form ABS-EE, as applicable, in which case the Certificate Administrator shall sign such Forms 10-D and ABS-EE, as applicable, as attorney in fact for the Depositor. As provided in Section 11.04(d), the Certificate Administrator shall file such Form ABS-EE, upon receipt of the Depositor’s signature thereof, prior to the filing of the related Form 10-D. If a Form 10-D or Form ABS-EE cannot be filed on time or if a previously filed Form 10-D or Form ABS-EE needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D and Form ABS-EE filed by the Certificate Administrator. The signing party at the Depositor for any Form 10-D or Form ABS-EE can be contacted at the address identified in Section 13.05. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(c) related to the timely preparation and filing of Form 10-D and Form ABS-EE, as applicable, is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(c). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D and Form ABS-EE, respectively, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D or such Form ABS-EE, respectively, not resulting from its own negligence, bad faith or willful misconduct.

(d)          Prior to the filing of each Form 10-D by the Certificate Administrator pursuant to Section 11.04(a), the Certificate Administrator shall prepare and file on behalf of the Trust any Form ABS-EE in form and substance as required by the Exchange Act and the rules and regulations of the Commission thereunder; provided that the foregoing shall not apply to any Form ABS-EE required to be filed with the Commission and incorporated by reference in either the preliminary Prospectus or the final Prospectus. The Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.12(d) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.12(d), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. After preparing the Form ABS-EE, the Certificate Administrator shall forward electronically a copy of such Form ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) concurrently with the related Form 10-D to the Depositor for review and approval. Any questions for the Master Servicer related to the filing shall be directed to KeyBank National Association at the email address provided with the submission of the CREFC® Schedule AL File and Schedule AL Additional File (or such other email address or phone number provided to the Certificate Administrator and Depositor by written notice from the Master Servicer). The Master Servicer shall reasonably cooperate with the Depositor to answer any reasonable questions that the Depositor may pose to the Master Servicer regarding the data or information contained in any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding data that is in the Initial Schedule AL File, Initial Schedule AL Additional File or the Annex A-1 to the Prospectus) as of the time the Master Servicer delivered such CREFC® Schedule AL File or Schedule AL Additional File, as applicable, to the Certificate Administrator. The Certificate Administrator, the Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File in a timely manner.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form ABS-EE for each reporting period: Name: Amy Kim, Telephone: (212) 762-5079. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

(e)          Any notice and/or information furnished pursuant to this Section 11.04 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.04.

Section 11.05 Form 10-K Filings. (a) Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2022, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)           an annual compliance statement for the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and each Additional Servicer, as described under Section 11.09, including disclosure regarding any material instance of noncompliance and the nature and status thereof;

(ii)          (A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)      if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such material instance of noncompliance (including whether the identified instance was determined to have involved the servicing of the Mortgage Loans and any steps taken to remedy such material instance of noncompliance), or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii) (A) the registered public accounting firm attestation report for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)      if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv) a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications.

As set forth on Exhibit CC hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2022, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days. The Depositor shall notify the Certificate Administrator in writing, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)          After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at the address identified in Section 13.05. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the

Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)          Upon written request from any Mortgage Loan Seller, Other Depositor, the Master Servicer or the Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Other Depositor, Master Servicer or Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller or Other Depositor, the Master Servicer or the Special Servicer, if known to the Certificate Administrator, the identity of the new party.

(d)          Any notice and/or information furnished pursuant to this Section 11.05 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.05.

Section 11.06 Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust or the trust for any Other Securitization is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and the Operating Advisor shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the Master Servicer or the Special Servicer, as applicable, that is a Servicing Function Participant use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to each Person who signs the Sarbanes-Oxley Certification for the Trust or, subject to the reimbursement of any applicable expenses under Section 11.15, any Other Securitization that includes a Serviced Companion Loan (individually and collectively, the “Certifying Person”), on or before March 1st of each year commencing in March 2022, a certification in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5, Z-6 or Z-7 (each, a “Performance Certification”), as applicable, on which each Certifying Person, the entity for which such Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In addition, in the event that any Serviced Companion Loan is deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to such Other Securitization, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to each affected Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a “significant obligor”, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at the address identified in Section 13.05. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such

Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall promptly notify (and the Master Servicer and the Special Servicer, as applicable, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Any notice and/or information furnished pursuant to this Section 11.07 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.07.

Section 11.08 Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, Section 11.10 and Section 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D, ABS-EE and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this ARTICLE XI shall recommence.

Section 11.09  Annual Compliance Statements.   The Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (but only if an advance was made by the Trustee in the related calendar year) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer that is also a Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 1st of each year, commencing in March 2022, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. None of the Master Servicer, Special Servicer or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

In the event the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Any certificate, statement, report, notice and/or information furnished pursuant to this Section 11.09 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.09.

Section 11.10  Annual Reports on Assessment of Compliance with Servicing Criteria.   (a) On or before March 1st of each year, commencing in March 2022, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, that the Trustee shall be required to deliver an assessment of compliance only if an Advance was made by the Trustee in such calendar year), the Custodian, the Operating Advisor, the Certificate Administrator and each Additional Servicer, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Operating Advisor, Custodian, or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause (or, in the case of a Sub-Servicer that is also a Servicing Function Participant that a Mortgage Loan Seller requires the Master Servicer to retain, use commercially reasonable efforts to cause) such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicer, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. If the party’s assessment compliance or the related attestation report identifies any material instance of noncompliance with the Relevant Servicing Criteria, such party shall also provide a discussion of (1) whether the identified instance was determined to have involved the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance of non-compliance to the extent related to its activities with respect to asset-backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the Certificates. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)           The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicer, Special Servicer, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)           No later than ten (10) Business Days after the end of each fiscal year for the Trust, the Master Servicer and the Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)           Each of the Operating Advisor, the Master Servicer and the Special Servicer may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event, Consultation Termination Event or Operating Advisor Consultation Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor, the Master Servicer or Special Servicer, as applicable, within fifteen (15) days of such request.

(e)           Any certificate, statement, report, assessment, attestation, notice and/or information furnished pursuant to this Section 11.10 shall also be provided, and subject to the reimbursement of any applicable expenses under Section 11.15, to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.10.

Section 11.11  Annual Independent Public Accountants’ Attestation Report.   On or before March 1st of each year, commencing in March 2022, the Master Servicer, the Special Servicer, the Trustee (provided, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator (who will promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)) and the Depositor, the 17g-5 Information Provider and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the

Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Section 11.12  Indemnification.   Each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this ARTICLE XI, (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Trustee, the Asset Representations Reviewer, the Operating Advisor, the Custodian or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable by, or on behalf of, such party.

The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the

Depositor as necessary for the Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s filing of such report, the Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by the Master Servicer, the Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor informed of its progress with the Commission or its staff and copy the Depositor on all correspondence with the Commission or its staff and provide the Depositor with the opportunity to participate (at the Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or Other Depositor, as applicable) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or Other Depositor’s expense, as applicable, as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or Other Depositor, as applicable. Each of the Master Servicer, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement. Upon resolution with the Commission, and subject to the reimbursement of any applicable expenses under Section 11.15, the Affected Reporting Party shall promptly provide, to each Other Depositor the appropriate revised reports, updated or revised information contained in any report filed by the Other Depositor under the Reporting Requirements, or any updated or revised material communications in connection with the response and/or resolution with the Commission or its staff, if and to the extent such reports, information and/or communications relate to information that was previously provided to the Other Depositor and would reasonably be expected to be contained in a report filed by the Other Depositor under the Reporting Requirements of an Other Pooling and Servicing Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

Section 11.13  Amendments.   This ARTICLE XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, without a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Section 11.14  Regulation AB Notices.   Any notice, report or certificate required to be delivered by any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this ARTICLE XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to both cts.sec.notifications@wellsfargo.com and cmbs_notices@morganstanley.com.

Section 11.15  Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans.   (a) Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(3), (c)(4) and (c)(5) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related Certificates harmless for any costs, liabilities, fees and expenses (including any reasonable legal fees and expenses relating to the enforcement of such indemnity) incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), the Master Servicer (where such information pertains to the Master Servicer individually and not to any specific aspect of the Master Servicer’s duties or obligations under this Agreement) and the Special Servicer (where such information pertains to the Special Servicer individually and not to any specific aspect of the Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller

(or permitted transferee) as required by this Section 11.15(a) and (ii) deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the Master Servicer or the Special Servicer, Trustee and Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator the Master Servicer or the Special Servicer, as applicable, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator the Master Servicer or Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in ARTICLE XI that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)           Each of the Trustee, the Certificate Administrator, the Master Servicer and, other than in respect of Form ABS-EE, the Special Servicer shall (and the Master Servicer and, other than in respect of Form ABS-EE, the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to), upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D, Form ABS-EE and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer (and Master Servicer shall consult with any sub-servicer appointed by it with respect to the related Serviced Whole Loan), and the Trustee, the

Certificate Administrator, such Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D and Form ABS-EE reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in ARTICLE XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)           Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide the trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in ARTICLE XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)           On or before March 1st of each year (commencing in March 2022) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in ARTICLE XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)           On or before March 1st of each year (commencing in March 2022) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the trustee or certificate administrator under the such Regulation AB Companion Loan Securitization, upon request or notice from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in ARTICLE XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)            Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses (including any reasonable legal fees and expenses relating to the enforcement of such indemnity) incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the Master Servicer or Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the Master Servicer or Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the Master Servicer or Special Servicer, as applicable, no later than two Business Days prior to the date on which the Master Servicer or Special Servicer, as applicable, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)           There is no “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) related to the Trust. With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the Master Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the Master Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Master Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, the financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Master Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements.

If the Master Servicer does not receive such financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.

The Master Servicer shall (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Such financial information shall be collected (if applicable), prepared and/or calculated by the party responsible for such collection, preparation and/or calculation set forth in Section 3.12 and delivered as set forth in Section 3.12(b).

(h)           If any Other Securitization includes a Serviced Companion Loan and is subject to the reporting requirements of the Exchange Act, then the obligations of the parties hereto set forth in this ARTICLE XI with respect such Other Securitization shall remain in full force and effect notwithstanding that the Trust may cease to be subject to the reporting requirements of the Exchange Act.

Section 11.16 [RESERVED].

Section 11.17 Impact of Cure Period.   For the avoidance of doubt, neither the Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under  this ARTICLE XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this ARTICLE XI; provided that if any such party fails to comply with the delivery requirements of this ARTICLE XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event. Neither the Master Servicer nor the Special Servicer shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this ARTICLE XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this ARTICLE XI by the time required hereunder with respect to any reporting period for which the Trust (or any trust in a related Other Securitization) is not required to file Exchange Act reports.

ARTICLE XII

THE ASSET REPRESENTATIONS REVIEWER

Section 12.01  Asset Review.

(a)           On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders, the VRR Interest Owners and each other party to this Agreement. Any notice required to be delivered to the Certificateholders and the VRR Interest Owners pursuant to this ARTICLE XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates and by mailing such notice to the VRR Interest Owners’ address (appearing, in the case of a VRR Interest Owner other than a Sponsor or its Majority Owned Affiliate, in the Certificate Administrator’s registry of ownership for the VRR Interest). The Certificate Administrator shall include in the Distribution Report in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.”. On each Distribution Date occurring after providing such notice to Certificateholders, the VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer or the Special Servicer, as applicable, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit SS within two (2) Business Days to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If holders of ABS Interests evidencing not less than 5% of the Voting Rights evidencing deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders and VRR Interest Owners and the Asset Representations Reviewer and conduct a solicitation of votes in accordance with Section 5.10 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by holders of ABS Interests evidencing both (i) a majority of the Voting Rights allocable to those holders of ABS Interests who cast votes and (ii) a majority of the Voting Rights that constitute a minimum Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Certificateholder, the Risk Retention

Consultation Party, the other Certificateholders and the VRR Interest Owners (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit RR (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder or VRR Interest Owner may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder or VRR Interest Owner may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote shall be paid by the related Mortgage Loan Seller; provided, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written request by the Certificate Administrator, such amount shall be paid by the Trust following delivery by the Certificate Administrator of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such amount by the Trust to the Certificate Administrator, such amount shall remain an obligation of the related Mortgage Loan Seller, and the Enforcing Servicer shall determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders to pursue and, if it so determines, shall pursue remedies against such Mortgage Loan Seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such Mortgage Loan Seller. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)           (i) Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1) - (5) below for all Mortgage Loans), the Master Servicer (with respect to clauses (6) and (7) below for all Non-Specially Serviced Loans) and the Special Servicer (with respect to clauses (6) and (7) below for Specially Serviced Loans), in each case to the extent in such party’s possession, shall promptly, but in no event later than ten (10) Business Days (except with respect to clause (7) below) after receipt of such notice from the Certificate Administrator, provide the following materials to the extent in their possession to the Asset Representations Reviewer (collectively, with the Diligence Files, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)          a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)          a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)          a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)          a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)          a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(6)          a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(7)          any other related documents that are reasonably requested by the Asset Representations Reviewer to be delivered by the Master Servicer or the Special Servicer, as applicable, in the time frames and as otherwise described pursuant to clause (ii) hereof.

(ii)           If the Asset Representations Reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan that is necessary in connection with its completion of any Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials identified in clauses (1) - (6) above, notify the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly, but in no event later than ten (10) Business Days after receipt of notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the Master Servicer or Special Servicer, as applicable, within such ten (10) Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller. The related Mortgage Loan Seller shall be required under the related Mortgage Loan Purchase Agreement to deliver such additional documents only to the extent in the possession of such Mortgage Loan Seller but in any event excluding any documents that contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications (and, if such documents are not in its possession, solely with respect to any Mortgage Loan sold by such Mortgage Loan Seller that is a Non-Serviced Mortgage

Loan, Mortgage Loan Seller shall be required to make a request under the applicable Non-Serviced PSA for any such documents that are not in its possession). In the event any missing documents with respect to a Non-Serviced Mortgage Loan are not provided by the Mortgage Loan Seller, the Asset Representations Reviewer shall request such documents from the parties to the related Non-Serviced PSA, to the extent that the Asset Representations Reviewer is entitled to request such documents under such Non-Serviced PSA.

(iii)          The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 12.01 (any such information, “Unsolicited Information”).

(iv)          Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File posted to the Secure Data Room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”); provided, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard; provided, further, that no such modification will be permitted to the extent that it eliminates any Test item or Review Material that is otherwise still applicable to the Asset Review. The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit QQ (each such procedure, a “Test”). Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)           No Certificateholder or VRR Interest Owner shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)          The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)         The Asset Representations Reviewer shall prepare a preliminary report with respect to each Delinquent Loan within forty-five (45) Business Days after the date on which access to the Secure Data Room is provided. In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the related Mortgage Loan Seller, the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) within ten (10) Business Days following the request by the Asset Representations Reviewer, as described in Section 12.01(b)(ii), the Asset Representations Reviewer shall list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the Master Servicer (with respect to Non-Specially Serviced Loans) or the Special Servicer (with respect to all Mortgage Loans) and to the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test shall be promptly delivered by the related Mortgage Loan Seller to the Asset Representations Reviewer. The Asset Representations Reviewer shall not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii)        The Asset Representations Reviewer shall, within the later of (x) sixty (60) days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or (y) within the ten (10) days after the expiration of the Cure/Contest Period, complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement, the related Mortgage Loan Seller for each Delinquent Loan and the Directing Certificateholder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be the responsibility of the Enforcing Servicer pursuant to Section 2.03(f) of this Agreement.

(ix)           In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to Non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement or otherwise.

(x)            Within forty-five (45) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer shall determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it shall enforce the obligations of the applicable Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(b).

(c)           The Asset Representations Reviewer and its affiliates shall keep confidential any information labeled as Privileged Information received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders or VRR Interest Owners), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such labeled Privileged Information to any Person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

In addition, the Asset Representations Reviewer shall keep all documents and information received by the Asset Representations Reviewer in connection with an Asset Review that are provided by the applicable Mortgage Loan Seller, the Master Servicer and the Special Servicer confidential and shall not disclose such documents or information except (i) for purposes of complying with its duties and obligations pursuant to this Agreement, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the Asset Representations Reviewer, (iii) if it is reasonable and necessary for the Asset Representations Reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the Asset Representations Reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the Asset Representations Reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

(d)          The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, Master Servicer, Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 12.02  Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)          The Asset Representations Reviewer shall be paid a fee of $5,000 on the Closing Date. As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall accrue at a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans.

(b)          As compensation for the performance of its duties hereunder, with respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (for purposes of this definition, “Subject Loans”), upon the completion of any Asset Review with respect to an individual Asset Review Trigger, the Asset Representations Reviewer shall be paid a fee equal to the sum of: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) shall be paid by the related Mortgage Loan Seller; provided, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written request by the Asset Representations Reviewer, such fee shall be paid by the Trust Fund following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, that a statement of non-payment by the Asset Representations Reviewer ninety (90) days after an itemized invoice is delivered by registered mail to the address listed in this Agreement for the related Mortgage Loan Seller, or to such other address as shall be provided by such Mortgage Loan Seller for delivery of notice in accordance with this Agreement, together with evidence of delivery or attempted delivery of such invoice and reasonable follow up by phone or email, shall constitute satisfactory evidence delivered by the Asset Representations Reviewer of such failure to pay such amount; and provided, further, that notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Enforcing Servicer shall determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders and VRR Interest Owners to pursue and, if it so determines, pursue remedies against such Mortgage Loan Seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such Mortgage Loan Seller.

(c)          Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased by a Mortgage Loan Seller, and such portion of the Purchase Price or Loss of Value Payment received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 12.02(b).

(d)          The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 12.03  Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. If no successor asset representations reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with its resignation.

Section 12.04  Restrictions of the Asset Representations Reviewer.   Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates or the VRR Interest; provided, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05 Termination of the Asset Representations Reviewer.

(a)           An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of ABS Interests evidencing at least 25% of the aggregate Voting Rights of all then outstanding ABS Interests, provided, if such failure is capable of being cured and the Asset Representations Reviewer is diligently pursuing such cure, such thirty (30) day period will be extended an additional thirty (30) days;

(ii)           any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)          any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)          the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)         the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders and VRR Interest Owners (which shall be simultaneously delivered to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may terminate or (ii) upon the written direction of holders of ABS Interests representing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts), shall terminate, all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)          Upon (i) the written direction of holders of ABS Interests evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders and VRR Interest Owners by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to all VRR Interest Owners at their addresses appearing in the Certificate Administrator’s registry of ownership for the VRR Interest and to the Asset Representations Reviewer. Upon the written direction of holders of ABS Interests evidencing at least 75% of the Voting Rights that constitute a minimum Quorum (without regard to the application of any Cumulative Appraisal Reduction

Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the holders of ABS Interests shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that holders of the ABS Interests entitled to at least 75% of a minimum Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)          On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Directing Certificateholder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Certificateholder of such disqualification and immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted, but not obligated to, to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)          Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall give written notice thereof, as soon as possible, to the Special Servicer, the Master Servicer, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders and VRR Interest Owners), the Operating Advisor, the Mortgage Loan

Sellers, the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and each Rating Agency. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.01   Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders, the VRR Interest Owners or the Companion Holders:

(i)           to cure any ambiguity or to correct any error;

(ii)          to cause the provisions in this Agreement to conform to or be consistent with or in furtherance of the statements made with respect to the Certificates, the VRR Interest, the Trust or this Agreement in the Prospectus or in the Private Placement Memorandum, or to correct or supplement any provision which may be inconsistent with any other provisions;

(iii)         to amend any provision of this Agreement to the extent necessary or desirable to maintain the status of each Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding (or comparable provisions of state income tax law);

(iv)         to make any other provisions with respect to matters or questions arising under or with respect to this Agreement not inconsistent with the provisions herein;

(v)          to modify, eliminate or add to the provisions of Section 5.03(n) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)         to amend any provision of this Agreement to the extent necessary or desirable to list the Certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(vii)        to modify the provisions of Sections 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in order to conform them to the commercial mortgage-backed securities industry standard for such provisions if (a) the Depositor, the Trustee and the Master Servicer determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification will not result in an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust, (c) each Rating Agency shall have been provided with a Rating Agency Communication with respect to such modification, and (d) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(viii)       to modify the procedures of this Agreement relating to Rule 17g-5 of the Exchange Act; provided that if such modification materially increases the obligations of the Trustee, the Certificate Administrator, the Custodian, the 17g-5 Information Provider, the Operating Advisor, the Depositor, the Master Servicer or the Special Servicer, then the consent of such party will be required;

(ix)         to modify, alter, amend, add or to rescind any of the provisions contained in this Agreement if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time;

(x)          to modify, eliminate or add to any of the provisions hereof in the event the Risk Retention Rule or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal, in each case, subject to the consent of the Retaining Sponsor, not to be unreasonably withheld; and

(xi)         any other amendment which does not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner (unless such Certificateholder or VRR Interest Owner consents).

Notwithstanding the foregoing, (i) no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent, and (ii) as long as there is a Serviced Companion Loan serviced under this Agreement, the Depositor shall provide three (3) Business Days’ prior notice of any amendment to this Agreement.

(b)         This Agreement may also be amended from time to time by the parties hereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class or the VRR Interest Owners; provided, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any class or the VRR Interest (or any portion thereof) without the consent of the Holder of the Certificate or the related VRR Interest Owner, or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)         adversely affect the Voting Rights of any Class of Certificates or the VRR Interest without the consent of the Holders of all Certificates of such Class then outstanding or all VRR Interest Owners, as applicable; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)         amend the Servicing Standard without the consent of 100% of the Certificateholders and the VRR Interest Owners or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the holder of any Serviced Subordinate Companion Loan for each Serviced AB Whole Loan.

(c)          Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received (i) an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an Officer’s Certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied. Furthermore, no amendment to this Agreement may be made that changes any provisions specifically required to be included in this Agreement by the Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Pari Passu Companion Loan(s).

(d)          Promptly after the full execution of any amendment to this Agreement (but in no event later than 1 Business Day after receipt of such fully executed amendment), the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall (i) furnish a copy of such amendment to each Certificateholder, the Depositor, the Master Servicer, the Special Servicer, the Underwriters, the Initial Purchasers and the Rating Agencies and (ii) deliver an electronic copy of such amendment on the effective date thereof to any related Serviced Companion Loan holder.

(e)          It shall not be necessary for the consent of Certificateholders or the VRR Interest Owners under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the VRR Interest Owners shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)          The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)          The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or (c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders and the VRR Interest Owners, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or (c) shall be payable out of the Collection Account.

(h)          The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(i)           To the extent the Operating Advisor, the Trustee, Certificate Administrator, Master Servicer, Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)           Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, Certificates or the VRR Interest registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)          This Agreement may not be amended without the consent of any holder of a Serviced Subordinate Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

(l)           This Agreement may not be amended without the consent of the Third Party Purchaser if such amendment would materially and adversely affect the rights of the Third Party Purchaser hereunder.

(m)         This Agreement may not be amended without the consent of any Underwriter or Initial Purchaser if such amendment would materially and adversely affect the rights of such Underwriter or Initial Purchaser, as applicable, hereunder.

(n)          In addition, if one but not all of the Mortgage Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Mortgage Loan Sellers, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment (or, if the Master Servicer or Special Servicer is requesting such amendment in connection with the fulfillment of its duties under this Agreement, at the expense of the Trust)), without the consent of any Certificateholder or VRR Interest Owner, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the Repurchasing Mortgage Loan Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an Opinion of Counsel to such effect). Prior to the effectiveness of such amendment, if one but not all of the Mortgage Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Section 3.30 shall govern the servicing and administration of such Joint Mortgage Loan.

Section 13.02  Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and the VRR Interest Owners.

(b)          For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(c)          The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03  Limitation on Rights of Certificateholders and the VRR Interest Owner. (a) The death or incapacity of any Certificateholder or VRR Interest Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s or VRR Interest Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)          No Certificateholder or VRR Interest Owner shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates or the VRR Interest, be construed so as to constitute the Certificateholders or VRR Interest Owners from time to time as partners or members of an association; nor shall any Certificateholder or VRR Interest Owner be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)          No Certificateholder or VRR Interest Owner shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates or the VRR Interest, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder or VRR

Interest Owner previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the VRR Interest Owners and/or the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates or VRR Interest Owners unless such Holders or VRR Interest Owners, as applicable, have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder and VRR Interest Owner with every other Certificateholder and/or VRR Interest Owner and the Trustee, that no one or more Holders of Certificates or VRR Interest Owners shall have any right in any manner whatsoever by virtue of any provision of this Agreement, the Certificates or the VRR Interest to affect, disturb or prejudice the rights of the Holders of any other of such Certificates and/or VRR Interest Owners, or to obtain or seek to obtain priority over or preference to any other such Holder and/or VRR Interest Owner, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, the Certificates or the VRR Interest, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders and VRR Interest Owners. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and VRR Interest Owner and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL

JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05    Notices. (a) Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicer the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with copies to:

Morgan Stanley Capital I Inc.
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and

cmbs_notices@morganstanley.com

In the case of the Master Servicer and the Special Servicer:

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Michael Tilden (in the case of the Master Servicer) and Alan Williams (in the case of the Special Servicer)

(877) 379-1625

Email: Michael_a_tilden@keybank.com (in the case of the Master Servicer) and keybank_notices@keybank.com (in the case of the Special Servicer)

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

In the case of the Directing Certificateholder:

LD III Holdco II, L.P.

c/o Prime Finance

1330 Avenue of the Americas, Suite 2500

New York, New York 10019

Attention: Jon W. Brayshaw and Luke Dann

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – MSC 2021-L7
With a copy by email to: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

In the case of the Trustee:

Wells Fargo Bank, National Association
9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – MSC 2021-L7

With a copy by email to: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

In the case of the Custodian:

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Services Group - MSC 2021-L7
E-mail: cmbscustody@wellsfargo.com

In the case of any transfer or surrender of the VRR Interest or HRR Certificates pursuant to Article V:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) – MSC 2021-L7

with a copy to:

riskretentioncustody@wellsfargo.com

In the case of any transfer or exchange of a Certificate other than the HRR Certificates:

Wells Fargo Bank, National Association
600 South 4th Street
7th Floor, MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Certificate Transfer Services – MSC 2021-L7

In the case of the Retaining Sponsor and the initial Risk Retention Consultation Party:

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Joe DeRoy

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

In the case of the Mortgage Loan Sellers:

1.           Morgan Stanley Mortgage Capital Holdings LLC

1585 Broadway

New York, New York 10036

Attention: Jane Lam

with copies to:

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and

cmbs_notices@morganstanley.com

2.           Argentic Real Estate Finance LLC
31 West 27th Street, 12th Floor
New York, New York 10001
Attention: Mike Schulte
Facsimile: (646) 560-1745

3.           Starwood Mortgage Capital LLC
1601 Washington Ave., Suite 800
Miami Beach, Florida 33139
Attention: Leslie K. Fairbanks, Executive Vice President
With a copy by email to: lfairbanks@starwood.com

and with a copy to:

Starwood Property Trust, Inc.
1601 Washington Ave., Suite 800
Miami Beach, Florida 33139
Attention: Vincent Kallaher, Senior Vice President
With a copy by email to: vkallaher@starwood.com

with a copy to:

Starwood Property Trust, Inc.
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: Heather Bennett
With copies by email to: hbennett@starwood.com and lnr.cmbs.notices@lnrproperty.com and, with respect to certifications pursuant to Section 2.02 of this Agreement, with a copy to:

McCoy & Orta
100 N. Broadway, 26th Floor
Oklahoma City, Oklahoma 73102
Attention: Vanessa Orta
With a copy by email to: vorta@mccoy-orta.com

and with a copy to:

Marcia Moore Allen
Email: mmoore-allen@mccoy-orta.com

4.           Bank of Montreal,

             c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attention: Michael Birajiclian
With a copy by email to Michael.Birajiclian@bmo.com

and with a copy to:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

With a copy by email to BMOCMUSLegal@bmo.com

5.           KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Joe DeRoy

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

In the case of the Operating Advisor and the Asset Representations Reviewer:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: MSC 2021-L7 Transaction Manager
With a copy sent via email to notices@pentalphasurveillance.com with MSC 2021-L7 in the subject line)

In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)           Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The Master Servicer or Special Servicer, as applicable, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Kroll Bond Rating Agency, LLC
805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No.: (646) 731-2395

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

S&P Global Ratings
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com

Section 13.06  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the VRR Interest or the rights of the Holders thereof or the VRR Interest Owners, as applicable.

Section 13.07  Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor hereby grants to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in, to and under the Conveyed Assets and all proceeds thereof, in each case, whether now owned or existing or hereafter acquired or arising. This Agreement shall constitute a security agreement under applicable law. This Section 13.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08  Successors and Assigns; Third Party Beneficiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders and the VRR Interest Owners. Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement. If one, but not all, of the Mortgage Notes evidencing any Joint Mortgage Loan is repurchased, the applicable Repurchasing Mortgage Loan Seller shall be a third-party beneficiary of this Agreement to the same extent as if it were a holder of a Serviced Pari Passu Companion Loan, as contemplated by Section 3.30 hereof.

(b)         Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder. Each of the Other Servicers and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)         Each of the applicable Non-Serviced Trustee, the applicable Non-Serviced Certificate Administrator, Non-Serviced Master Servicer, Non-Serviced Special Servicer and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

(d)         Subject to Section 2.03(k), Section 2.03(l)(iii) and Section 2.03(l)(v), any Requesting Holder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).

Section 13.09  Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10  Notices to the Rating Agencies. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)           any material change or amendment to this Agreement;

(ii)          the occurrence of a Servicer Termination Event that has not been cured;

(iii)         the resignation or termination of the Certificate Administrator, the Master Servicer, the Asset Representations Reviewer or the Special Servicer; and

(iv)         the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement.

(b)          The Master Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)           the resignation or removal of the Trustee or the Certificate Administrator;

(ii)          any change in the location of the Collection Account;

(iii)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)         any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)          any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then-aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)         any material damage to any Mortgaged Property;

(vii)        any assumption with respect to a Mortgage Loan; and

(viii)       any release or substitution of any Mortgaged Property.

(c)          The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)         The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Serviced Mortgage Loan such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, the Master Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by the Master Servicer or Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify (which notice may be electronic) the Master Servicer or Special Servicer when such information, report, notice or document has been posted. The Master Servicer or Special Servicer, as applicable, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

MORGAN STANLEY CAPITAL I INC.,
Depositor

By:	/s/ Jane Lam
Name: Jane Lam
Title: President

KeyBank National Association,
Master Servicer

By:	/s/ Michael Tilden
Name: Michael Tilden
Title: Vice President

KeyBank National Association,
Special Servicer

By:	/s/ Michael Tilden
Name: Michael Tilden
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Certificate Administrator and Trustee

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

MSC 2021-L7 - Pooling and Servicing Agreement

PENTALPHA SURVEILLANCE LLC,
Operating Advisor and Asset Representations Reviewer

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as anAuthorized Signatory forPentalpha Surveillance LLC

MSC 2021-L7 - Pooling and Servicing Agreement

STATE OF NEW YORK         )
                                                    )  ss.:
COUNTY OF NEW YORK     )

On the 12 day of October, 2021, before me, a notary public in and for said State, personally appeared Jane Lam known to me to be a President of Morgan Stanley Capital I Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Rosalie J. Nester
Notary Public

[SEAL]	Rosalie J. Nester Notary Public, State of New York No. 01NE636636B Qualified in New York County Commission Expires 10/30/2021

My commission expires:

MSC 2021-L7 - Pooling and Servicing Agreement

STATE OF KANSAS	)
	)	ss.:
COUNTY OF JOHNSON	)

On 8th day of October 2021, before me, a notary public in and for said State, personally appeared Michaek A. Tilden known to me to be a Vice President of KeyBank National Association, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Amanda Frederickson
Notary Public
[SEAL]

My commission expires: 5/14/23	AMANDA FREDERICKSON My Appointment Expires May 14, 2023

MSC 2021-L7 - Pooling and Servicing Agreement

STATE OF KANSAS	)
	)	ss.:
COUNTY OF JOHNSON	)

On 8th day of October 2021, before me, a notary public in and for said State, personally appeared Michaek A. Tilden known to me to be a Vice President of KeyBank National Association, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Amanda Frederickson
Notary Public
[SEAL]

My commission expires: 5/14/23	AMANDA FREDERICKSON My Appointment Expires May 14, 2023

MSC 2021-L7 - Pooling and Servicing Agreement

STATE OF  CONNECTICUT   )
                                                      )   ss.:
COUNTY OF FAIRFIELD        )

On the 13th day of October, 2021, before me, a notary public in and for said State, personally appeared James Callahan known to me to be the Executive Director of Pentalpha Surveillance LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]	MELONIE S. WILLIAMS Notary Public Connecticut My Commission Expries July 31, 2024

My commission expires: 7/31/24

MSC 2021-L7 - Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CERTIFICATE (OTHER THAN CLASS V AND CLASS R CERTIFICATES)

CLASS [__]

MORGAN STANLEY CAPITAL I TRUST 2021-L7

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-L7, CLASS [__]

[FOR BOOK-ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[FOR PRIVATELY OFFERED CERTIFICATES (CLASSES X-D, X-F, X-G, D, E, F, G, H-RR AND J-RR) OFFERED PURSUANT TO REGULATION S: THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE

1    Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2    Temporary Regulation S Book-Entry Certificate legend.

Exhibit A-1-1

LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE ASSET REPRESENTATIONS REVIEWER, THE OPERATING ADVISOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[FOR PRINCIPAL BALANCE CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G, H-RR AND J-RR): PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. IN ADDITION, THE CERTIFICATE BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.]

[FOR PRIVATELY OFFERED CERTIFICATES (CLASSES X-D, X-F, X-G, D, E, F, G, H-RR AND J-RR): THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF

3    Book-Entry Certificate legend.

Exhibit A-1-2

REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.]

[FOR ERISA RESTRICTED CERTIFICATES (CLASSES X-G, G, H-RR AND J-RR): THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.]

[FOR REGULAR CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, D, E, F, G, H-RR, J-RR, X-A, X-B, X-D, X-F AND X-G): THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.]

[FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2 C, C-1, C-2, C-X1 AND C-X2): THIS CERTIFICATE REPRESENTS AN UNDIVIDED BENEFICIAL INTEREST IN A PORTION OF THE RELATED EXCHANGEABLE CLASS SPECIFIC GRANTOR TRUST ASSETS.]

[FOR CLASS X CERTIFICATES (CLASSES X-A, X-B, X-D, X-F AND X-G) AND CLASSES A-4-X1, A-4-X2, A-5-X1, A-5-X2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1 AND C-X2: THIS CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTIONS OF PRINCIPAL. The Notional Amount of this Certificate will be reduced in connection with the

Exhibit A-1-3

reduction of the certificate balance of any Underlying Class of Principal Balance Certificates OR UPPER-TIER REGULAR INTERESTS, AS APPLICABLE. Accordingly, the Notional amount of this Certificate at any time may be less than the initial Notional Amount set forth below.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE RATE AT WHICH INTEREST IS PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THE INITIAL PASS-THROUGH RATE CALCULATED ON THE CLOSING DATE.]

[FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2 C, C-1, C-2, C-X1 AND C-X2): SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER Exchangeable CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.]

[FOR SUBORDINATE CERTIFICATES (CLASSES A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1, C-X2, D, E, F, G, H-RR AND J-RR): THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[FOR HRR CERTIFICATES (CLASS H-RR AND CLASS J-RR):] [THIS CERTIFICATE IS INTENDED TO CONSTITUTE PART OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST” (AS DEFINED IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED), AND AS SUCH IS SUBJECT TO VARIOUS PROHIBITIONS ON HEDGING, TRANSFER AND FINANCING SET FORTH IN REGULATION RR. THE INITIAL PURCHASER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.]

Exhibit A-1-4

PASS-THROUGH RATE: [FOR CLASS A-1/A-2/A-3/A-SB/A-4/A-4-1/A-4-2/A-4-X1/A-4-X2/A-5/A-5-1/A-5-2/A-5-X1/A-5-X2/A-S/A-S-1/A-S-2/A-S-X1/A-S-X2/B-X1/B-X2/C-X1/C-X2/D/E: [____]% PER ANNUM] [FOR CLASS X-A/X-B/X-D/X-F/X-G: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)][FOR CLASS B/C: THE LESSER OF [_]% PER ANNUM AND THE WEIGHTED AVERAGE NET MORTGAGE RATE][FOR CLASS B-1/C-1: THE SUM OF THE CLASS [B/C] UPPER-TIER REGULAR INTEREST PASS-THROUGH RATE AND THE CLASS [B-X2/C-X2] UPPER-TIER REGULAR INTEREST PASS-THROUGH RATE][FOR CLASS B-2/C-2: THE CLASS [B/C] UPPER-TIER REGULAR INTEREST PASS-THROUGH RATE] [FOR CLASS F/G: THE WEIGHTED AVERAGE NET MORTGAGE RATE MINUS 1.0000%] [FOR CLASS H-RR/J-RR: THE WEIGHTED AVERAGE NET MORTGAGE RATE]

INITIAL [CERTIFICATE BALANCE] [NOTIONAL AMOUNT] OF THIS CERTIFICATE AS OF THE CLOSING DATE:  $[_______]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF OCTOBER 1, 2021

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: OCTOBER 13, 2021

FIRST DISTRIBUTION DATE:
NOVEMBER 18, 2021

APPROXIMATE AGGREGATE
[CERTIFICATE BALANCE][NOTIONAL

MASTER SERVICER:
KEYBANK NATIONAL ASSOCIATION

SPECIAL SERVICER:
KEYBANK NATIONAL ASSOCIATION

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:
WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:
PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [__________]

ISIN NO.: [__________]

CERTIFICATE NO.: [_] – [_]

Exhibit A-1-5

AMOUNT] OF THE CLASS [__] CERTIFICATES AS OF THE CLOSING DATE: $[_________]

Exhibit A-1-6

CLASS [__] CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [______]] is the registered owner of the interest evidenced by this Certificate in the Class [__] Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2 C, C-1, C-2, C-X1 AND C-X2: (subject to adjustments reflected on the schedule of exchanges attached hereto)], by the aggregate initial [Certificate Balance][Notional Amount] of the Class [__] Certificates [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2 C, C-1, C-2, C-X1 AND C-X2: (as increased or decreased, as the case may be, to reflect any exchanges of Exchangeable Certificates)].  The Certificates are designated as the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to

Exhibit A-1-7

which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

[FOR REGULAR CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, D, E, F, G, H-RR, J-RR, X-A, X-B, X-D, X-F AND X-G): This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.] [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2 C, C-1, C-2, C-X1 AND C-X2): This certificate represents an undivided beneficial interest in a portion of the related Exchangeable Class Specific Grantor Trust Assets]. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of [FOR PRINCIPAL BALANCE CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G, H-RR AND J-RR): principal and] interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for the subject Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as and to the extent provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of thirty (30) days) during the Interest Accrual Period relating to such Distribution Date at the applicable Pass-Through Rate specified in the Pooling and Servicing Agreement on the [Certificate Balance][Notional Amount] of this Certificate immediately prior to each Distribution Date.

Interest [FOR PRINCIPAL BALANCE CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G, H-RR AND J-RR): and principal] allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Exhibit A-1-8

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement, and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice of final payment has been given shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the

Exhibit A-1-9

non-tendering Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class [__] Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $[FOR CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1 and C-2: 10,000 initial Certificate Balance] [FOR CLASSES A-4-X1, A-4-X2, A-5-X1, A-5-X2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1 AND C-X2: 10,000 initial Notional Amount] [FOR CLASSES D, E, F, G, H-RR AND J-RR: 100,000 initial Certificate Balance] [FOR CLASSES X-A, X-B, X-D, X-F AND X-G: 1,000,000 initial Notional Amount], and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment

Exhibit A-1-10

evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates or any of the VRR Interest Owners.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates) that also owns, or is acting in unanimity with the holder(s) of, 100% of the VRR Interest), the Sole Owner shall have the right, by giving written notice to all parties thereto the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of exchange, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Exhibit A-1-11

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER RELATED HERETO OR THERETO, THE RELATIONSHIP OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS CERTIFICATE AND TO THE POOLING AND SERVICING AGREEMENT.

Exhibit A-1-12

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: October ___, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS [__] CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:

Exhibit A-1-13

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

Exhibit A-1-14

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

Exhibit A-1-15

[TO BE ATTACHED TO RULE 144A/REGULATION S BOOK-ENTRY CERTIFICATES AND EXCHANGEABLE CERTIFICATES]

SCHEDULE OF EXCHANGES OF CERTIFICATES

The following exchanges of a part of this Certificate have been made:

Exhibit A-1-16

EXHIBIT A-2

FORM OF CLASS V CERTIFICATE

CLASS V

MORGAN STANLEY CAPITAL I TRUST 2021-L7
Commercial Mortgage Pass-Through Certificates,
Series 2021-L7, CLASS V

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE ASSET REPRESENTATIONS REVIEWER, THE OPERATING ADVISOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER

Exhibit A-2-1

PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS AN UNDIVIDED beneficial INTEREST IN A PORTION OF A GRANTOR TRUST THAT HOLDS THE excess interest and RELATED AMOUNTS IN THE excess interest distribution account.

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

Exhibit A-2-2

PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [___]%

DATE OF POOLING AND SERVICING AGREEMENT: AS OF OCTOBER 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: OCTOBER 13, 2021

FIRST DISTRIBUTION DATE:
NOVEMBER 18, 2021

MASTER SERVICER:
KEYBANK NATIONAL ASSOCIATION

SPECIAL SERVICER:
KEYBANK NATIONAL ASSOCIATION

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:
WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:
PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [________]

ISIN NO.: [________]

CERTIFICATE NO.: V-[_]

Exhibit A-2-3

CLASS V CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

Morgan Stanley Capital I Inc.

THIS CERTIFIES THAT [______________________] is the registered owner of the interest evidenced by this Certificate in the Class V Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing the applicable Percentage Interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents an undivided beneficial interest in a portion of a grantor trust that holds the Excess Interest and related amounts in the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Exhibit A-2-4

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class V Certificates for the subject Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, Excess Interest actually collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement, and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and the VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice of final payment has been given shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of

Exhibit A-2-5

funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

The Class V Certificates will be issued in full, registered, certificated form, in minimum percentage interests of 5% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof,

Exhibit A-2-6

in certain circumstances, without the consent of the Holders of any of the Certificates or the VRR Interest Owners.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates) that also owns, or is acting in unanimity with the holder(s) of, 100% of the VRR Interest), the Sole Owner shall have the right, by giving written notice to all parties thereto the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of exchange, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the

Exhibit A-2-7

statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER RELATED HERETO OR THERETO, THE RELATIONSHIP OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS CERTIFICATE AND TO THE POOLING AND SERVICING AGREEMENT.

Exhibit A-2-8

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: October ___, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS V CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, National Association, as Authenticating Agent

By:
Name:
Title:

Exhibit A-2-9

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

Exhibit A-2-10

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

Exhibit A-2-11

EXHIBIT A-3

FORM OF CLASS R CERTIFICATE

CLASS R

Morgan Stanley Capital I Trust 2021-L7
Commercial Mortgage Pass-Through Certificates,

Series 2021-L7, CLASS R

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN

Exhibit A-3-1

EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN ARTICLE V OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR, THE CERTIFICATE ADMINISTRATOR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS ONE OR MORE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER

Exhibit A-3-2

THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

Exhibit A-3-3

PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [___]%

DATE OF POOLING AND SERVICING AGREEMENT: AS OF OCTOBER 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: OCTOBER 13, 2021

FIRST DISTRIBUTION DATE:
NOVEMBER 18, 2021

MASTER SERVICER:
KEYBANK NATIONAL ASSOCIATION

SPECIAL SERVICER:
KEYBANK NATIONAL ASSOCIATION

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:
WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:
PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [________]

ISIN NO.:  [________]

CERTIFICATE NO.: R-[_]

Exhibit A-3-4

CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing the applicable Percentage Interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates and the VRR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state

Exhibit A-3-5

and local income and franchise taxes and other taxes imposed on or measured by income. By acceptance of this Certificate, the Holder of this Class R Certificate hereby agrees to (A) the irrevocable designation of the Certificate Administrator as the “partnership representative” of each Trust REMIC within the meaning of Section 6223 of the Code, and (B) the Certificate Administrator making any elections allowed to avoid (1) the application of Code Section 6221 to either Trust REMIC and (2) payment by either Trust REMIC under Code Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on the holders of the Class R Certificates.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the distributions, if any, allocated to the Class R Certificates on the subject Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement, and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their

Exhibit A-3-6

Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice of final payment has been given shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) no Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an “Agent”), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) or a Disqualified Non-U.S. Tax Person and shall promptly notify the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Disqualified Non-U.S. Tax Person, and that it has reviewed the provisions of Section 5.03(n) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) notwithstanding the delivery of a Transferee Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an

Exhibit A-3-7

ERISA Prohibited Holder or a Disqualified Non-U.S. Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transferee Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a “Transferor Letter”) certifying that, among other things, it has no actual knowledge or reason to know that the proposed Transferee’s statements in such Transferee Affidavit are false.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 5% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates or any of the VRR Interest Owners.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may

Exhibit A-3-8

so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates) that also owns, or is acting in unanimity with the holder(s) of, 100% of the VRR Interest), the Sole Owner shall have the right, by giving written notice to all parties thereto the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of exchange, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER RELATED HERETO OR THERETO, THE RELATIONSHIP OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS

Exhibit A-3-9

LAW SHALL APPLY TO THIS CERTIFICATE AND TO THE POOLING AND SERVICING AGREEMENT.

Exhibit A-3-10

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: October ___, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:

Exhibit A-3-11

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

Exhibit A-3-12

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

Exhibit A-3-13

EXHIBIT A-4

FORM OF CLASS RR CERTIFICATES

CLASS RR CERTIFICATE

MORGAN STANLEY CAPITAL I TRUST 2021-L7

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-L7, CLASS RR CERTIFICATES

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE TRANSFER RESTRICTION PERIOD APPLICABLE TO THE VRR INTEREST: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]4

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE TRANSFER RESTRICTION PERIOD APPLICABLE TO THE VRR INTEREST: TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]5

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE

4    Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

5    Book-Entry Certificate legend.

Exhibit A-4-1

AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING VRR INTEREST BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL VRR INTEREST BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

Exhibit A-4-2

TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (WITHIN THE MEANING OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS (I) A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND (II) AN UNDIVIDED BENEFICIAL INTEREST IN A PORTION OF THE EXCESS INTEREST SPECIFIC GRANTOR TRUST ASSETS.

THE PORTION OF THE VRR INTEREST BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF VRR INTEREST REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE VRR INTEREST PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE VRR INTEREST BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT VRR INTEREST BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

Exhibit A-4-3

PASS-THROUGH RATE: N/A

INITIAL VRR INTEREST BALANCE OF THIS CERTIFICATE AS OF THE CLOSING DATE:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF OCTOBER 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: OCTOBER 13, 2021

FIRST DISTRIBUTION DATE:
NOVEMBER 18, 2021

APPROXIMATE AGGREGATE
VRR INTEREST BALANCE OF THE CLASS RR CERTIFICATES AS OF THE CLOSING DATE:  $21,467,837.32

MASTER SERVICER:

KEYBANK NATIONAL ASSOCIATION

SPECIAL SERVICER:

KEYBANK NATIONAL ASSOCIATION

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:

PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:

PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [_]

CERTIFICATE NO.: RR-[_]

Exhibit A-4-4

CLASS RR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

MORGAN STANLEY CAPITAL I INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE TRANSFER RESTRICTION PERIOD APPLICABLE TO THE VRR INTEREST: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [_____] is the registered owner of the interest in the Class RR Certificates evidenced by this [certificate][Definitive Certificate] issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Asset Representations Reviewer and the Operating Advisor. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This certificate is one of a duly authorized issue of certificates representing an interest in the Class RR Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this certificate specified on the face hereof, by the aggregate initial VRR Interest Balance of the Class RR Certificates. The Class RR Certificates are issued as specifically set forth in the Pooling and Servicing Agreement. The Certificates, the Class RR Certificates and the RR Interest will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby. This certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the VRR Interest Owner by virtue of the acceptance hereof assents and by which the VRR Interest Owner is bound. In the case of any conflict between terms specified in this certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This certificate represents (i) a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) an undivided beneficial

Exhibit A-4-5

interest in a portion of the Excess Interest Specific Grantor Trust Assets. Each VRR Interest Owner of this certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest set forth on the face hereof) of that portion of the aggregate amount of principal and interest (including Excess Interest) then distributable, if any, allocable to the Class RR Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Principal and interest allocated to this certificate on any Distribution Date will be in an amount equal to this certificate’s pro rata share of the VRR Interest Available Funds to be distributed on the Class RR Certificates as of such Distribution Date, with a final distribution to be made upon retirement of this certificate as set forth in the Pooling and Servicing Agreement.

VRR Interest Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to VRR Interest Owners in the manner set forth in the Pooling and Servicing Agreement. All VRR Interest Realized Losses allocated to the Class RR Certificates will be allocated pro rata among the outstanding certificates representing interests in the Class RR Certificates.

This certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, including Excess Interest actually collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Account and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates and the VRR Interest Owners specified in the Pooling and Servicing Agreement, and the Master Servicer (with respect to the Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Collection Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Account shall be made from time to time for purposes other than distributions to Certificateholders and VRR Interest Owners, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to the VRR Interest Owners shall be made on each Distribution Date (other than the final distribution on the VRR Interest) to VRR Interest Owners of record on the related Record Date by check mailed to the

Exhibit A-4-6

address set forth therefor in the Certificate Register or, provided that such VRR Interest Owner has provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such VRR Interest Owner at a bank or other entity having appropriate facilities therefor. The final distribution on this certificate (determined without regard to any possible future reimbursement of VRR Interest Realized Losses previously allocated to this certificate) shall be made in like manner, but only upon presentation and surrender of this certificate at the offices of the Certificate Registrar or such other location specified in the notice to VRR Interest Owners of such final distribution.

Any funds not distributed to any VRR Interest Owner on such Distribution Date because of the failure of such VRR Interest Owner to tender its Class RR Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering parties. If any Class RR Certificates as to which notice of final payment has been given shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering VRR Interest Owners to surrender their Class RR Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Class RR Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering VRR Interest Owners concerning the surrender of their Class RR Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such VRR Interest Owners following the first anniversary of the delivery of such second notice to the non-tendering VRR Interest Owners shall be paid out of such funds. No interest shall accrue or be payable to any VRR Interest Owner on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such VRR Interest Owner’s failure to surrender its Class RR Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this certificate is registerable in the Certificate Register only upon receipt by the Certificate Administrator of (i) a certificate from the prospective Transferee in the form set forth in the Pooling and Servicing Agreement and (ii) a certificate from the prospective Transferor in the form set forth in the Pooling and Servicing Agreement, in each case in accordance with Section 5.03(r) of the Pooling and Servicing Agreement.

The Class RR Certificates will be issued in [book-entry form through the facilities of DTC][fully registered, certificated form] in minimum denominations of $100,000, and in integral multiples of $0.01 in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Class RR Certificate (other than any Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate

Exhibit A-4-7

Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of (x) the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class and (y) the VRR Interest Owners (if affected by such amendment). Any such consent by the holder of this certificate shall be conclusive and binding on such holder and upon all future holders of this certificate and of any certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates or any of the VRR Interest Owners.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, that the Holders of the Controlling Class, the Special Servicer, the Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V Certificates and Class R Certificates) that also owns, or is acting in unanimity with the holder(s) of, 100% of the VRR Interest), the Sole Owner shall have the right, by giving written notice to all parties thereto the Pooling and Servicing Agreement no later than

Exhibit A-4-8

sixty (60) days prior to the anticipated date of exchange, to exchange all of its Certificates (other than the Class V Certificates and Class R Certificates) and the VRR Interest for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates and the VRR Interest Balance of the VRR Interest to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER RELATED HERETO OR THERETO, THE RELATIONSHIP OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THE POOLING AND SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS CERTIFICATE AND TO THE POOLING AND SERVICING AGREEMENT.

Exhibit A-4-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
Name:
Title:

Dated: October __, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS A PART OF THE CLASS RR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:

Exhibit A-4-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

Exhibit A-4-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

Exhibit A-4-12

[TO BE ATTACHED TO GLOBAL CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

Exhibit A-4-13

EXHIBIT B

MORTGAGE LOAN SCHEDULE

Exhibit B-1

MSC 2021-L7
Mortgage Loan Schedule

Loan ID	Mortgage Loan Seller	Property Name	Cut-off Date Balance	Address	City	State	Note Date	Maturity Date	Mortgage Rate	Original Term to Maturity or ARD (mos.)	Remaining Term to Maturity or ARD (mos.)	Original Amortization Term (mos.)	ARD Loan (Y/N)	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate
1.00	SMC	Signature Office Portfolio II	$71,500,000	Various	Various	NJ	8/19/2021	9/6/2031	3.6500%	120	119	360	No	0.002500%	0.000000%
1.01	SMC	110 Allen Road	$36,000,000	110 Allen Road	Basking Ridge	NJ
1.02	SMC	121 Chanlon Road	$18,150,889	121 Chanlon Road	New Providence	NJ
1.03	SMC	106 Allen Road	$17,349,111	106 Allen Road	Basking Ridge	NJ
2	BMO	One SoHo Square	$51,823,204	161 Avenue of the Americas and 233 Spring Street	New York	NY	7/9/2021	8/6/2028	2.7247%	84	82	0	No	0.000000%	0.006250%
3.00	KeyBank	Inland Wentworth Self Storage Portfolio	$51,050,000	Various	Various	Various	7/30/2021	8/1/2031	2.9540%	120	118	0	No	0.010000%	0.000000%
3.01	KeyBank	Mesa	$8,280,204	1750 North Country Club Drive	Mesa	AZ
3.02	KeyBank	Phoenix	$6,429,085	2019 West Glendale Avenue	Phoenix	AZ
3.03	KeyBank	Cinnabar	$5,978,920	1201 East Cinnabar Avenue	Phoenix	AZ
3.04	KeyBank	Loop 410	$5,842,864	636 Southwest Loop 410	San Antonio	TX
3.05	KeyBank	Portland	$4,060,963	1314 North Schmeer Road	Portland	OR
3.06	KeyBank	Perrin Beitel	$3,812,173	9030 Perrin Beitel Road	San Antonio	TX
3.07	KeyBank	Glendale	$3,400,652	4616 Northwest Grand Avenue	Glendale	AZ
3.08	KeyBank	Lake Mary	$2,502,018	1110 Emma Oaks Trail	Lake Mary	FL
3.09	KeyBank	Ingram	$2,355,225	6100 Ingram Road	San Antonio	TX
3.10	KeyBank	Vancouver	$2,114,228	2900 Kauffman Avenue	Vancouver	WA
3.11	KeyBank	Tucson	$1,865,688	4155 North Flowing Wells Road	Tucson	AZ
3.12	KeyBank	Duluth	$1,547,555	3280 Peachtree Industrial Boulevard	Duluth	GA
3.13	KeyBank	San Pedro	$1,188,451	1571 Contour Drive	San Antonio	TX
3.14	KeyBank	Vance Jackson	$860,225	1030 Vance Jackson Road	San Antonio	TX
3.15	KeyBank	Peachtree Corners	$811,749	3120 Medlock Bridge Road	Peachtree Corners	GA
4	KeyBank	Superstition Gateway	$47,125,000	1614-1959 South Signal Butte Road and 10720-10746 East Baseline Road	Mesa	AZ	9/16/2021	10/1/2031	3.6200%	120	120	360	No	0.010000%	0.000000%
5	SMC	Havenwood Office Park	$44,936,586	25700 Interstate 45	Spring	TX	7/9/2021	8/6/2031	3.5500%	120	118	540	No	0.002500%	0.000000%
6	BMO	Helios Plaza	$40,000,000	201 Helios Way	Houston	TX	9/15/2021	10/6/2031	2.9000%	60	60	0	Yes	0.000000%	0.002500%
7	SMC	12-24 Ford Street	$32,500,000	12-24 Ford Street	Brooklyn	NY	8/27/2021	9/6/2031	3.4980%	120	119	0	No	0.002500%	0.000000%
8	MSMCH	Bardin Place Shopping Center	$32,300,000	4640-4654 South Cooper Street	Arlington	TX	7/13/2021	8/1/2031	3.5200%	120	118	0	No	0.002500%	0.000000%
9	AREF	384-390 Fulton Street	$32,000,000	384-390 Fulton Street	Brooklyn	NY	9/14/2021	10/6/2026	3.9250%	60	60	0	No	0.002500%	0.000000%
10.00	BMO	ABX Industrial Portfolio	$26,000,000	Various	Various	Various	9/15/2021	10/6/2031	3.0700%	120	120	0	No	0.002500%	0.000000%
10.01	BMO	ABX - Macedon, NY	$16,650,000	200 Main Street	Macedon	NY
10.02	BMO	ABX - Homer, LA	$4,750,000	4058 US Route 79	Homer	LA
10.03	BMO	ABX - Rhinelander, WI	$2,350,000	4390 Anderle Drive	Rhinelander	WI
10.04	BMO	ABX - Columbus, GA	$2,250,000	918 8th Avenue	Columbus	GA
11	KeyBank	Los Arcos Apartments	$24,950,000	11315 Fondren Road	Houston	TX	9/15/2021	10/1/2031	3.1500%	120	120	0	No	0.010000%	0.000000%
12	BMO	Lower East Side Multifamily Portfolio	$23,500,000	163-167 Ludlow Street	New York	NY	7/26/2021	8/6/2031	3.8400%	120	118	0	No	0.002500%	0.000000%
13	AREF	New Braunfels Market Place	$23,400,000	651 North Business IH 35	New Braunfels	TX	9/1/2021	9/6/2031	3.1700%	120	119	0	No	0.002500%	0.000000%
14	SMC	Fairway Retail Center	$17,033,151	5575-5769 Fairmont Parkway	Pasadena	TX	8/18/2021	9/6/2031	3.5000%	120	119	360	No	0.032500%	0.000000%
15.00	MSMCH	Victory Winn-Dixie Portfolio	$16,166,465	Various	Various	Various	8/10/2021	9/1/2031	3.9500%	120	119	360	No	0.002500%	0.000000%
15.01	MSMCH	Betts Crossing	$4,278,771	1425 Fox Run Parkway	Opelika	AL
15.02	MSMCH	Clanton Marketplace	$4,168,931	630 Ollie Avenue	Clanton	AL
15.03	MSMCH	29 North Shopping Center	$3,974,214	1550 South US Highway 29	Cantonment	FL
15.04	MSMCH	Greenbrier Station	$3,744,549	1408 Golden Springs Road	Anniston	AL
16	BMO	Cabela's KC	$15,675,000	10300 Cabela Drive	Kansas City	KS	6/30/2021	7/6/2031	3.8500%	120	117	360	No	0.002500%	0.000000%
17.00	SMC	Bushwick & Ridgewood Multi Portfolio	$15,600,000	Various	Various	NY	8/5/2021	8/6/2031	3.9000%	120	118	0	No	0.002500%	0.000000%
17.01	SMC	178 Suydam Street	$3,145,946	178 Suydam Street	Brooklyn	NY
17.02	SMC	159 Central Avenue	$2,983,784	159 Central Avenue	Brooklyn	NY
17.03	SMC	239 Stanhope Street	$2,562,162	239 Stanhope Street	Brooklyn	NY
17.04	SMC	140 Wilson Avenue	$2,367,568	140 Wilson Avenue	Brooklyn	NY
17.05	SMC	18-67 Madison Street	$2,335,135	18-67 Madison Street	Ridgewood	NY
17.06	SMC	15 Wilson Avenue	$2,205,405	15 Wilson Avenue	Brooklyn	NY
18	KeyBank	Mosaic	$15,000,000	1915 Broadway Street	San Antonio	TX	9/1/2021	9/1/2031	3.2500%	120	119	0	No	0.010000%	0.000000%
19	KeyBank	BJ's Wholesale Club	$14,850,000	7005 North Davis Highway	Pensacola	FL	8/31/2021	9/1/2031	3.6800%	120	119	0	No	0.010000%	0.000000%
20	KeyBank	714 Madison Avenue	$14,499,999	714 Madison Avenue	New York	NY	7/22/2021	8/1/2031	2.8500%	120	118	0	No	0.010000%	0.000000%
21	MSMCH	Barlow Plaza	$13,930,000	1101-1399 6th Street Northwest	Rochester	MN	7/23/2021	8/1/2031	3.4700%	120	118	360	No	0.002500%	0.000000%
22	BMO	225-235 West 146th Street	$13,750,000	225-235 West 146th Street	New York	NY	9/9/2021	10/6/2031	3.3100%	120	120	0	No	0.002500%	0.000000%
23.00	KeyBank	Columbus & Indy Industrial	$13,476,634	Various	Various	Various	8/9/2021	9/1/2026	2.9500%	60	59	360	No	0.010000%	0.000000%
23.01	KeyBank	Georgetown Commerce	$6,408,888	7301 Georgetown Road	Indianapolis	IN
23.02	KeyBank	Phillipi Park	$4,552,108	801-809 Phillipi Road, 4121-4135 Westward Avenue, 4180-4190 Fisher Road and 4162-4176 Fisher Road	Columbus	OH
23.03	KeyBank	Plaza I	$2,515,638	4243-4265 Diplomacy Drive	Columbus	OH
24	MSMCH	West Park Promenade	$13,000,000	1603 Grand Avenue	Billings	MT	8/6/2021	9/1/2028	3.4250%	84	83	0	No	0.002500%	0.000000%
25	AREF	Beardsley Building	$12,500,000	201 High Street Southeast	Salem	OR	9/15/2021	10/6/2031	3.3450%	120	120	0	No	0.002500%	0.000000%
26	KeyBank	Freedom Self Storage	$11,700,000	1500 Freedom Self Storage Road	Fort Walton Beach	FL	9/14/2021	10/1/2031	3.5700%	120	120	0	No	0.010000%	0.000000%
27	AREF	Main Street South Fulton	$11,350,000	6055 Old National Highway	Atlanta	GA	9/14/2021	10/6/2031	3.4700%	120	120	360	No	0.002500%	0.000000%
28.00	KeyBank	NC Self Storage Portfolio	$10,725,000	Various	Various	NC	6/29/2021	7/1/2031	3.8000%	120	117	0	No	0.010000%	0.000000%
28.01	KeyBank	Uptown Mini Storage	$8,873,661	1634 South Lafayette Street, 122 Mill Street, 205 Three Brothers Avenue and 1528 South Lafayette Street	Shelby	NC
28.02	KeyBank	Baker Mountain Storage	$1,851,339	1970 Briarwood Drive	Hickory	NC
29	SMC	Southland Plaza	$10,700,000	525-695 Saturn Boulevard	San Diego	CA	7/29/2021	8/6/2031	2.5430%	120	118	0	No	0.002500%	0.000000%
30	MSMCH	Clima Secur Self Storage	$10,700,000	405 Jefferson Terrace	New Iberia	LA	9/9/2021	10/1/2031	3.9500%	120	120	360	No	0.002500%	0.000000%
31	KeyBank	Viera Village Shopping Center	$10,482,890	5410 Murrell Road and 1930 Viera Boulevard	Rockledge	FL	8/20/2021	9/1/2031	3.3000%	120	119	360	No	0.010000%	0.000000%
32	KeyBank	Fresenius - Queens	$9,839,130	206-02/24 Hillside Avenue	Queens	NY	7/20/2021	8/1/2031	3.7600%	120	118	0	No	0.010000%	0.000000%
33.00	KeyBank	Hale Office Portfolio	$9,800,000	Various	Various	Various	7/23/2021	8/1/2026	3.6000%	60	58	0	No	0.010000%	0.000000%
33.01	KeyBank	Colonial Business Center	$6,380,784	4220 Executive Circle	Fort Myers	FL
33.02	KeyBank	U.S. Citizenship and Immigration Services	$3,419,216	19F-E-REM Estate Smith Bay	Saint Thomas	VI
34.00	SMC	Texas MHP Portfolio	$9,750,000	Various	Various	TX	9/7/2021	10/6/2031	3.3000%	120	120	360	No	0.002500%	0.000000%
34.01	SMC	Lighthouse MHP	$3,420,000	5078 FM 482	New Braunfels	TX
34.02	SMC	Sun Valley MHP	$1,600,000	691 San Marcos Street	Giddings	TX
34.03	SMC	Wayside MHP	$1,310,000	1687 South IH 35	New Braunfels	TX
34.04	SMC	Pecan Way MHP	$1,040,000	1649 North I 35	New Braunfels	TX
34.05	SMC	Comal Valley MHP	$880,000	3824 FM 482	New Braunfels	TX
34.06	SMC	Barons MHP	$830,000	702 East Schubert Street	Fredericksburg	TX
34.07	SMC	Sun Country MHP	$670,000	170 Sunny Loop	La Vernia	TX
35	AREF	370 South 4th Street	$9,750,000	370 South 4th Street	Brooklyn	NY	8/5/2021	8/6/2031	3.4000%	120	118	360	No	0.002500%	0.000000%
36	AREF	Dynamics Office	$9,076,385	7495, 7485 and 7425 West Azure Drive	Las Vegas	NV	7/29/2021	8/6/2031	4.3400%	120	118	360	No	0.002500%	0.000000%
37	KeyBank	Maricopa Self Storage	$9,000,000	20125 North John Wayne Parkway	Maricopa	AZ	6/25/2021	7/1/2031	2.8500%	120	117	0	No	0.060000%	0.000000%
38	KeyBank	Fairfield Inn & Suites - Crestview	$7,793,265	110 Crosson Street	Crestview	FL	2/19/2020	3/1/2030	4.2700%	120	101	360	No	0.010000%	0.000000%
39	SMC	Danielle’s Canal Industrial	$7,780,000	2642 Michigan Avenue	Kissimmee	FL	6/30/2021	7/6/2031	3.7000%	120	117	0	No	0.002500%	0.000000%
40	AREF	Holiday Inn Express & Suites Banning	$7,700,000	3020 West Ramsey Street	Banning	CA	9/13/2021	10/6/2031	3.7350%	120	120	360	No	0.002500%	0.000000%
41	KeyBank	Rego Park	$7,000,000	96-06 Queens Boulevard, 95-02 63rd Drive and 95-05 63rd Drive	Rego Park	NY	7/30/2021	8/1/2031	3.3000%	120	118	360	No	0.010000%	0.000000%
42	MSMCH	Greenhouse Shops	$7,000,000	3611 West Hillsborough Avenue	Tampa	FL	9/14/2021	10/1/2031	3.2500%	120	120	0	No	0.002500%	0.000000%
43.00	KeyBank	Oxford Portfolio	$6,988,593	Various	Various	VA	8/31/2021	9/1/2031	3.3000%	120	119	360	No	0.010000%	0.000000%
43.01	KeyBank	930 Providence Road	$2,030,873	930 Providence Road	Chesapeake	VA
43.02	KeyBank	710-722 East 29th Street	$1,373,826	710-722 East 29th Street	Norfolk	VA
43.03	KeyBank	2011 Chesapeake Drive	$1,194,632	2011 Chesapeake Drive	Chesapeake	VA
43.04	KeyBank	1507 O'Keefe Street	$1,194,631	1507 O'Keefe Street	Norfolk	VA
43.05	KeyBank	811-819 East 29th Street	$1,194,631	811-819 East 29th Street	Norfolk	VA
44	BMO	Woodland Creek	$6,900,000	17905 Highway 69 South	Tyler	TX	9/15/2021	10/6/2031	4.2400%	120	120	360	No	0.002500%	0.000000%
45	SMC	903 Sheridan	$6,590,075	903 Sheridan Avenue	Bronx	NY	8/25/2021	9/6/2031	3.7590%	120	119	360	No	0.002500%	0.000000%
46.00	SMC	Classon Wilson Portfolio	$6,300,000	Various	Brooklyn	NY	8/30/2021	9/6/2031	3.7800%	120	119	0	No	0.002500%	0.000000%
46.01	SMC	385 Classon Avenue	$3,896,907	385 Classon Avenue	Brooklyn	NY
46.02	SMC	638 Wilson Avenue	$2,403,093	638 Wilson Avenue	Brooklyn	NY
47	BMO	629 Broad Street	$5,600,000	629 Broad Street	Chattanooga	TN	8/3/2021	8/6/2031	4.9000%	120	118	360	No	0.002500%	0.000000%
48	KeyBank	Metro Self Storage	$5,489,983	23325 Van Born Road	Taylor	MI	8/27/2021	9/1/2031	2.6500%	120	119	360	No	0.060000%	0.000000%
49	MSMCH	Shoppes at Lake Mary	$5,400,000	101 North Country Club Road	Lake Mary	FL	9/14/2021	10/1/2028	4.6500%	84	84	0	No	0.002500%	0.000000%
50	SMC	Waring Park	$5,300,000	283 Main Street	New Hartford	CT	9/1/2021	9/6/2031	3.4700%	120	119	0	No	0.002500%	0.000000%
51	SMC	Food Lion Luck’s Lane	$5,000,000	1100 Courthouse Road	Richmond	VA	7/16/2021	8/6/2031	3.8000%	120	118	360	No	0.002500%	0.000000%
52	KeyBank	Lakewood RV Resort	$4,925,000	15 Timmie Lane	Flat Rock	NC	7/28/2021	8/1/2031	3.7700%	120	118	360	No	0.010000%	0.000000%
53	MSMCH	Albany Crossroads	$4,400,000	2831-2849 Ledo Road	Albany	GA	9/9/2021	10/1/2031	4.0500%	120	120	360	No	0.002500%	0.000000%
54	BMO	Empire Self-Storage	$4,000,000	120 Sandholm Lane	Cloverdale	CA	8/4/2021	8/6/2031	2.8500%	120	118	0	No	0.002500%	0.000000%
55	SMC	1625 Forest Avenue	$4,000,000	1625 Forest Avenue	Staten Island	NY	9/14/2021	10/6/2031	3.0500%	120	120	0	No	0.002500%	0.000000%
56	AREF	Walgreens Lake Station	$3,760,000	3500 Central Avenue	Lake Station	IN	9/14/2021	10/6/2031	3.8000%	120	120	360	No	0.002500%	0.000000%
57	AREF	The Alexis	$3,575,000	81 Ed Perry Boulevard	Oxford	MS	8/26/2021	9/6/2031	3.9500%	120	119	360	No	0.002500%	0.000000%
58	SMC	Willow MHP	$2,375,000	1055 Lincoln Avenue	Holland	MI	8/12/2021	9/6/2031	3.9700%	120	119	360	No	0.002500%	0.000000%
59	AREF	109 North Avenue 56	$2,100,000	109 North Avenue 56	Los Angeles	CA	7/21/2021	8/6/2031	4.3500%	120	118	0	No	0.002500%	0.000000%
60	AREF	Lombard Shopping Center	$1,775,000	34-56 Roosevelt Road	Lombard	IL	9/10/2021	10/6/2031	5.4900%	120	120	360	No	0.002500%	0.000000%

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association

as Certificate Registrar

Wells Fargo Center

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services – Morgan Stanley Capital I Trust 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Re:	Transfer of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, on behalf of the holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate Certificate Balance of Class ___ Certificates (the “Certificate”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.       Check one of the following:*

☐	The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (each, an “Institutional Accredited Investor”) and has such

* Purchaser must include one of the following two certifications.

Exhibit C-1

knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

☐	The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act. The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.       The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificate only to certain investors in certain exempted transactions) as expressed herein.

3.       The Purchaser has reviewed the Prospectus (and, with respect to Non-Registered Certificates, the Private Placement Memorandum) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.       The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

5.       The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.       The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

Exhibit C-2

7.       Check one of the following:**

☐	The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐	The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form, as applicable), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 8, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R Certificates.

Exhibit C-3

8.	Please make all payments due on the Certificates:****

[_]	(a)	by wire transfer pursuant to wire instructions provided by the Purchaser.

[_]	(b)	by mailing a check or draft to the following address:

9.       If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a Disqualified Non-U.S. Tax Person.

Very truly yours,

[The Purchaser]

By:
Name: Title:

Dated:

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b).

Exhibit C-4

EXHIBIT D-1

Form of Transferee Affidavit FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

Wells Fargo Center

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention:     Corporate Trust Services (CMBS) –

Morgan Stanley Capital I Trust 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

STATE OF	)
	)	ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i)  “Lower-Tier REMIC” and (ii) “Upper-Tier REMIC”, respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit),

Exhibit D-1-1

(ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.       Check the applicable paragraph:

☐       The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)      the present value of the expected future distributions on such Class R Certificate; and

(iii)     the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in

Exhibit D-1-2

Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐       The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)       the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)      at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)     the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)     the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐       None of the above.

9.       The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.     The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.     The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any person that does not provide such affidavit or agreement, if it knows or believes that any representation contained in such affidavit and agreement is false or if it has actual knowledge that such person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a person that is not a Permitted Transferee.

Exhibit D-1-3

12.     The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.     The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.     The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.     The Purchaser consents to the designation of the Certificate Administrator as the “partnership representative” under Code Section 6223, of each Trust REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement and to the Certificate Administrator making any elections allowed to avoid (A) the application of Code Section 6221 to either Trust REMIC and (B) payment by either Trust REMIC under Code Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on the holders of the Class R Certificates.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name: Title:

Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

Wells Fargo Center

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention:      Corporate Trust Services (CMBS) –

Morgan Stanley Capital I Trust 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)       The Transferor understands that the Transferee has delivered to you a Transferee Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit D-1. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the Transferee’s statements in the Transferee Affidavit are false.

(3)       The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be

Exhibit D-2-1

respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name: Title:

Exhibit D-2-2

EXHIBIT D-3

Form of Transferee CERTIFICATE FOR TRANSFERS
OF VRR INTEREST

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) MSC 2021-L7

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention:  Joe DeRoy

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of October 1, 2021, between Morgan Stanley Capital I Inc., as Depositor, KeyBank National Association, as Master Servicer and Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

STATE OF	)
	)	ss.:
COUNTY OF	)

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar and Certificate Administrator and as “retaining sponsor”, respectively, as such term is defined in the Risk Retention Rule, that:

1.	The Purchaser is acquiring $[_____] VRR Interest Balance of the [Class RR Certificates][RR Interest] (the “Transferred Interest”) from [_____] (the “Transferor”).

2.	The Purchaser is aware that, following its acquisition of the Transferred Interest, the Certificate Registrar will not register any transfer of the Transferred Interest by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such

Exhibit D-3-1

transfer if it knows or believes that any representation contained in such certificate is false.

3.	The transfer is in compliance with the Pooling and Servicing Agreement.

4.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Transferred Interest, all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Transferred Interest.

5.	Check one of the following:

☐	The transfer will occur during the Transfer Restriction Period applicable to the VRR Interest, and the Purchaser certifies, represents and warrants to you, as Certificate Registrar and Certificate Administrator and the Retaining Sponsor, respectively, that:

A.	It is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).

B.	It is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Transferred Interest, it will remain a Majority-Owned Affiliate.

C.	It consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the applicable portion of the VRR Interest will satisfy the risk retention requirements of the Transferor, in its capacity as [sponsor][originator] under Regulation RR.

☐   The transfer will occur after the termination of the Transfer Restriction Period applicable to the VRR Interest.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

By:
Name: Title:

Exhibit D-3-2

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

Exhibit D-3-3

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name: Title:

Exhibit D-3-4

EXHIBIT D-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF VRR INTEREST

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) MSC 2021-L7

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention:  Joe DeRoy

[EACH OTHER HOLDER OF A PORTION OF THE VRR INTEREST]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of $[____] VRR Interest Balance of the [Class RR Certificates][RR Interest] (the “Transferred Interest”). The VRR Interest was issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The transfer is in compliance with the Pooling and Servicing Agreement.

2.	The Transferor is aware that the Certificate Registrar will not recognize any transfer of any portion of the VRR Interest by the Transferor unless the Transferor, or the Transferor’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Transferor expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	If the Transferee is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the VRR Interest, all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Transferred Interest.

Exhibit D-4-1

4.	Check one of the following:

☐	The transfer will occur during the Transfer Restriction Period applicable to the VRR Interest, and the Transferor certifies, represents and warrants to you that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor.

B.	To the Transferor’s knowledge, the Transferee is not acquiring the Transferred Interest as a nominee, trustee or agent for any person that is not a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor, and that for so long as it retains its interest in the Transferred Interest, it will remain a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor.

☐    The transfer will occur after the termination of the Transfer Restriction Period applicable to the VRR Interest.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-3. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEREE]

By:
Name: Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

Exhibit D-4-2

By:
Name: Title:

Exhibit D-4-3

EXHIBIT D-5

Form of Transferee CERTIFICATE FOR TRANSFERS
OF HRR certificates

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – MSC 2021-L7

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention:  Joe DeRoy

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

STATE OF	)

	)	ss.:

COUNTY OF	)

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar and as “retaining sponsor”, respectively, as such term is defined in the Risk Retention Rule, that:

1.      The Purchaser is acquiring (the “Transfer”) $[_____] aggregate Certificate Balance of the Class [H-RR][J-RR] Certificates from [_____] (the “Transferor”).

2.      The Purchaser is aware that the Certificate Registrar will not register any transfer of any portion of the HRR Certificates by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.      The Transfer is in compliance with any applicable third party purchaser agreement in effect between the Retaining Sponsor and the Transferor (the “Third Party Purchaser Agreement”).

4.      If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the HRR Certificates, all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the HRR Certificates.

Exhibit D-5-1

5.	Check one of the following:

☐	The Purchaser certifies, represents and warrants to each of the addressees hereto, that:

A.	It is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).

B.	It is not acquiring the HRR Certificates as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the HRR Certificates, it will remain a Majority-Owned Affiliate.

C.	It will deliver a joinder agreement substantially in the form attached to the Third Party Purchaser Agreement pursuant to which it has agreed to be bound by the terms of the Third Party Purchaser Agreement to the same extent as if it was the Transferor itself.

☐   The Transfer will occur after the expiration of the Transfer Restriction Period with respect to the HRR Certificates, and the Purchaser certificates, represents and warrants to each of the addressees hereto that it is in compliance with Section 3(c) of the Third Party Purchaser Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

By:
Name: Title:

Exhibit D-5-2

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

Exhibit D-5-3

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name: Title:

Exhibit D-5-4

EXHIBIT D-6

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF HRR CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) –

Morgan Stanley Capital I Trust 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention:  Joe DeRoy

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer (the “Transfer”) by [______] (the “Transferor”) to [______] (the “Transferee”) of [$[____] aggregate Certificate Balance of the Class [H-RR][J-RR] Certificates]. The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The Transfer is in compliance with Section 3(b) or 3(c), as applicable, of that certain third party purchaser agreement in effect between the Retaining Sponsor and the Transferor (the “Third Party Purchaser Agreement”) and the Pooling and Servicing Agreement.

2.	Check one of the following:

☐	The Transferor certifies, represents and warrants to you that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in the Risk Retention Rule, of the Transferor (a “Majority-Owned Affiliate”).

Exhibit D-6-1

B.	The Transferor has satisfied all of the conditions under the Third Party Purchaser Agreement applicable to transfers by the Transferor to a Majority-Owned Affiliate.

☐           The Transfer will occur on and after the fifth anniversary of the Closing Date, and the Transferor certifies, represents and warrants to you that:

A.	The Transferor has satisfied all of the conditions under the Third Party Purchaser Agreement applicable to transfers by the Transferor to a Subsequent Third Party Purchaser (as defined in the Third Party Purchaser Agreement).

☐           The Transfer will occur after the termination of the Transfer Restriction Period.

3.	The Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the retaining sponsor and the retaining sponsor has consented to the Transfer, a copy of which is attached hereto.

4.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-5. The Transferor does not have knowledge (after due inquiry) that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name: Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name: Title:

Exhibit D-6-2

EXHIBIT D-7

FORM OF REQUEST RETAINING SPONSOR CONSENT FOR RELEASE OF THE HRR CERTIFICATES

TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR BY THIRD PARTY PURCHASER

Wells Fargo Bank, National Association,

9062 Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – MSC 2021-L7

Email: RiskRetentionCustody@wellsfargo.com

TO BE SENT BY ELECTRONIC MAIL TO THE RETAINING SPONSOR BY WELLS FARGO

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention:  Joe DeRoy

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[____] aggregate Certificate Balance of the Class [H-RR][J-RR] Certificates form the HRR Certificates Safekeeping Account.

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

The Third Party Purchaser hereby requests your written consent to the Release.

Exhibit D-7-1

Sincerely,

[THIRD PARTY PURCHASER]

By:
Name: Title:

CONSENT TO RELEASE:

RETAINING SPONSOR

By:
Name: Title: Email:

Exhibit D-7-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information

Name of Mortgagor:

[Master Servicer]
[Special Servicer]
Loan No.:

Custodian

Name:	Wells Fargo Bank, National Association

Address:	1055 10th Ave SE Minneapolis, Minnesota 55414 Attention: Document Custody Services Group Morgan Stanley Capital I Trust 2021-L7

Custodian/Trustee Mortgage File No.:

Depositor

Name:	Morgan Stanley Capital I Inc.

Address:	Morgan Stanley Capital I Inc. 1585 Broadway New York, New York 10036 Attention: Jane Lam

Certificates:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

The undersigned [Master Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (in such capacity, the “Custodian”) on behalf of Wells Fargo Bank, National Association, as trustee (the “Trustee”), for the Holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement, relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Pooling and Servicing Agreement”).

( )

Exhibit E-1

( )

( )

( )

The undersigned [Master Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)       The [Master Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)       The [Master Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Master Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)       The [Master Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)       The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [Master Servicer] [Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Master Servicer’s] [Special Servicer’s] possession, custody or control.

[____________]

By:
Name:
Title:

Date:   _________

Exhibit E-2

EXHIBIT F-1

FORM OF ERISA REPRESENTATION
LETTER REGARDING ERISA RESTRICTED CERTIFICATES

Wells Fargo Bank, National Association,
as Trustee and Certificate Administrator

600 South 4th Street
7th Floor, MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) – MSC 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Re:	Transfer of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US$[___] aggregate initial Certificate Balance in the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates issued pursuant to that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.       The Purchaser is not and will not become (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and

Exhibit F-1-1

the Code under Sections I and III of PTCE 95-60 (or a Plan subject to Similar Law purchasing under circumstances that would not constitute or result in a non-exempt violation of applicable Similar Law).

2.       The Purchaser understands that if the Purchaser is or becomes a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Asset Representations Reviewer, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers or the Trust.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date: _________

Exhibit F-1-2

EXHIBIT F-2

Form of ERISA Representation Letter
regarding CLASS V and class R CERTIFICATES AND THE VRR INTEREST

[Date]

[[For Class V and Class R Certificates]

[Wells Fargo Bank, National Association,
as Certificate Administrator

Wells Fargo Center

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS) –

Morgan Stanley Capital I Trust 2021-L7

[OR OTHER CERTIFICATE REGISTRAR]]

[[For VRR Interest]

[Wells Fargo Bank, National Association

9062 Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody (CMBS) – MSC 2021-L7]]

[Transferor]

[______]

[______]

Attention: [______]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to [purchase][acquire] [__]% Percentage Interest in the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, [[Class V][Class R] Certificates (the “[Class V][Class R] Certificate”)][Class RR Certificates][RR Interest] issued pursuant to that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the [[Class V][Class R] Certificate][Class RR Certificates][RR Interest], the Purchaser is not an employee benefit plan or other plan subject to the fiduciary

Exhibit F-2-1

responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code or any other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan (within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to [purchase][acquire] such [[Class V][Class R] Certificate] [Class RR Certificates][RR Interest].

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Exhibit F-2-2

EXHIBIT G

FORM OF DISTRIBUTION DATE STATEMENT

Exhibit G-1

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

Table of Contents

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Certificate Factor Detail	4
Exchangeable Class Detail	5
Reconciliation Detail	6
Other Required Information	7
Cash Reconciliation Detail	8
Current Mortgage Loan and Property Stratification Tables	9-11
Mortgage Loan Detail	12
NOI Detail	13
Principal Prepayment Detail	14
Historical Detail	15
Delinquency Loan Detail	16
Specially Serviced Loan Detail	17 - 18
Advance Summary	19
Modified Loan Detail	20
Historical Liquidated Loan Detail	21
Historical Bond / Collateral Loss Reconciliation Detail	22
Interest Shortfall Reconciliation Detail	23-24
Defeased Loan Detail	25
Supplemental Reporting	26

Depositor	Master Servicer	Special Servicer	Operating Advisor & Asset Representations Reviewer

Morgan Stanley Capital I Inc.	KeyBank National Association	KeyBank National Association	Pentalpha Surveillance LLC
		11501 Outlook Street	375 North French Road
1585 Broadway	11501 Outlook Street	Suite 300	Suite 100
New York, NY 10036	Suite 300	Overland Park, KS 66211	Amherst, NY 14228
Overland Park, KS 66211

Contact: Jane Lam	Contact: Andy Lindenman	Contact: Michael Tilden	Contact: Don Simon
Phone:	Phone Number: (913) 317-4372	Phone Number: (913) 317-4372	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Class RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Exchangeable Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000
C-X2		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Exchangeable Class Detail
Exchangeable Class / Regular Interest Breakdown
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4 (Cert)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4 (Exch)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Cert)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Exch)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Cert)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Cert)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Cert)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Exchangeable Class Detail
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4-1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - KeyBank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Capital Trust 2021-L7 Commercial Mortgage Pass-Through Certificates Series 2021-L7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	11/18/21
Corporate Trust Services		Record Date:	10/29/21
8480 Stagecoach Circle		Determination Date:	11/12/21
Frederick, MD 21701-4747

Supplemental Reporting

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT

[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “Wells Fargo Bank, National Association, as Trustee for the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7” (the “Assignee”), having an office at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services – MSC 2021-L7, its successors and assigns, all right, title and interest of the Assignor in and to:

That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.

IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name:
Title:

Exhibit H-1

EXHIBIT I

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Temporary Regulation S Book-Entry Certificate
during Restricted Period

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

*       Select appropriate depository.

Exhibit I-1

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

**     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

Form of Transfer Certificate
for Rule 144A Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)     at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: Morgan Stanley Capital I Inc.

*     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Rule 144A Book-Entry Certificate during Restricted Period

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

*      Select appropriate depository.

Exhibit K-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit K-2

EXHIBIT L

Form of Transfer Certificate
for Temporary Regulation S Book-Entry Certificate
to Regulation S Book-Entry Certificate after Restricted Period

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of

*      Select, as applicable.

Exhibit L-1

the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

Dated:______________

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit L-2

EXHIBIT M

Form of Transfer Certificate
for Non-Book Entry Certificate
to Temporary Regulation S Book-Entry Certificate

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

*      Select appropriate depository.

Exhibit M-1

[(2)     at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: Morgan Stanley Capital I Inc.

**     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

Form of Transfer Certificate
for Non-Book Entry Certificate
to Regulation S Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

*       Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-1

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit N-2

EXHIBIT O

Form of Transfer Certificate
for Non-Book Entry Certificate
to Rule 144A Book-Entry Certificate

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55415

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Trust 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of

Exhibit O-1

the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit O-2

EXHIBIT P-1A

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY AND/OR
RISK RETENTION CONSULTATION PARTY
(for Persons other than the DIRECTING CERTIFICATEHOLDER and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) Morgan Stanley Capital I Trust 2021-L7

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.        The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder or the Risk Retention Consultation Party (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

3.       [FOR PARTIES OTHER THAN THE RISK RETENTION CONSULTATION PARTY: The undersigned is not a Borrower Party.]

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the certificate administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers,

Exhibit P-1A-1

directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

7.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder, beneficial owner or prospective purchaser] [Companion Holder (or any investment advisor or manager or other representative of the foregoing)] [Risk Retention Consultation Party]

By:
Name:
Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit P-1A-2

EXHIBIT P-1B

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY
(for the DIRECTING CERTIFICATEHOLDER and/or a Controlling Class Certificateholder)

[Date]

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) - Series 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder][a Controlling Class Certificateholder].

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party.

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date

Exhibit P-1B-1

that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       [For use with any party other than the initial Directing Certificateholder]The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Controlling Class Certificateholder]

By:
Name:
Title:

Exhibit P-1B-2

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit P-1B-3

EXHIBIT P-1C

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for Persons other than the DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – MSC 2021-L7
With a copy by email to: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Re: Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is not the Directing Certificateholder, the Risk Retention Consultation Party or a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       The undersigned is a Borrower Party.

5.       The undersigned is requesting access to the Distribution Date Statement pursuant to the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Distribution Date Statement, or the access thereto, the undersigned will keep the Distribution Date Statement confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and

Exhibit P-1C-1

attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statement will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Distribution Date Statement confidential shall expire one year following the date that the undersigned receives such Distribution Date Statement (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Distribution Date Statement in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Distribution Date Statement on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder, beneficial owner or prospective
purchaser] [Companion Holder (or any investment advisor or manager or other representative of the foregoing)]

By:
Name:
Title:
Dated: _______
cc: Morgan Stanley Capital I Inc.

Exhibit P-1C-2

EXHIBIT P-1D

FORM OF INVESTOR CERTIFICATION for Borrower PartY
(for the DIRECTING CERTIFICATEHOLDER and/or a Controlling Class Certificateholder)

[Date]

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) - Series 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder].

2.       The undersigned is a Borrower Party with respect to the following [Excluded Loan][Excluded Controlling Class Loan](s):

[IDENTIFY [EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN](S)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”)

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

3.       The undersigned has received a copy of the Prospectus.

4.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in

Exhibit P-1D-1

connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.       The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice

Exhibit P-1D-2

provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

10.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority
of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:
Dated: _______
cc: Morgan Stanley Capital I Inc.

Exhibit P-1D-3

EXHIBIT P-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) - Series 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [_] Certificates

THIS NOTICE IDENTIFIES AN “[EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN]” RELATING TO THE MORGAN STANLEY CAPITAL I TRUST 2021-L7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-L7, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.13(b) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

[[If applicable] For the avoidance of doubt, [each] of the foregoing loans is both an Excluded Loan and an Excluded Controlling Class Loan.]

Exhibit P-1E-1

3.       As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, among other things, the Certificate Administrator’s determination as to whether a Consultation Termination Event is in effect with respect to the Excluded Controlling Class Loans listed in paragraph 2 if any such mortgage loan is an Excluded Loan:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

4.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

Exhibit P-1E-2

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

10.       The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit P-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 3.13(b) of the Pooling and Servicing Agreement.

11.       The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Exhibit P-1E-3

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:
Dated: _______
cc: Morgan Stanley Capital I Inc.
Exhibit P-1E-4

EXHIBIT P-1F

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER TO
CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) Morgan Stanley Capital I Trust Series 2021-L7
cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

8480 Stagecoach Circle

Frederick, Maryland 21701-4747

Attention: Morgan Stanley Capital I Trust Series 2021-L7

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

3.       The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the Morgan Stanley Capital I Trust 2021-L7 securitization should be revoked as to such users:

Exhibit P-1F-1

4.       The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such [Excluded Loan][Excluded Controlling Class Loan](s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit P-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority
of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:
Dated: _______

cc: Morgan Stanley Capital I Inc.

The undersigned hereby acknowledges that access to CTSLink has been revoked for the users listed in Paragraph 3.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:

Exhibit P-1F-2

EXHIBIT P-1G

Form of Certification of Directing Certificateholder

[Date]

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Jane Lam

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York, 14228
Attention: MSC 2021-L7 Transaction Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) -
Series 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Class [__] Certificates

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Directing Certificateholder.

2.       The undersigned is not a Borrower Party.

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

[INCLUDE FOR ANY DIRECTING CERTIFICATEHOLDER OTHER THAN THE INITIAL DIRECTING CERTIFICATEHOLDER: 4. The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.]

[4][5]. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1G-1

[Directing Certificateholder]

By:
Name:
Title:
Dated: _______
cc: Morgan Stanley Capital I Inc.

Exhibit P-1G-2

EXHIBIT P-1H

Form of Certification of the RISK RETENTION CONSULTATION PARTY

[Date]

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Wells Fargo Bank, National Association,
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415 0113
Attention: Corporate Trust Services (CMBS)
Morgan Stanley Capital I Trust 2021-L7 Series
2021-L7

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York, 14228
Attention: MSC 2021-L7 Transaction Manager

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) -
Series 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, VRR Interest

In accordance with Section 3.33 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Risk Retention Consultation Party.

[INCLUDE FOR ANY RISK RETENTION CONSULTATION PARTY OTHER THAN THE INITIAL RISK RETENTION CONSULTATION PARTY: 2. The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.]

[2][3]. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1H-1

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:
Dated: _______
cc: Morgan Stanley Capital I Inc.

Exhibit P-1H-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services MSC 2021-L7

Attention:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or

2.	The undersigned, a Nationally Recognized Statistical Rating Organization (“NRSRO”);

a.       has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e);

b.       has access to the Depositor’s 17g-5 website; and

c.        agrees that the confidentiality agreement attached as Annex A hereto shall be applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s Website.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-2-1

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Morgan Stanley Capital I Inc. (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor (the “Depositor”), KeyBank National Association, as Master Servicer and as Special Servicer, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer and Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

- disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the

Exhibit P-2-2

Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

- solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

- use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Exhibit P-2-3

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Exhibit P-2-4

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services MSC 2021-L7

Attention:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Asset Reviewers, LLC, BlackRock Financial Management, Inc., Trepp, LLC, Bloomberg, L.P., Thomson Reuters Corporation, CMBS.com, Inc., Intex Solutions, Inc., Moody’s Analytics, Markit Group Limited or RealINSIGHT, or such other market data provider chosen by the Depositor that has been given access to the Statements to Certificateholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.	The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

Exhibit P-3-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-3-2

EXHIBIT Q-1

INITIAL CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(b) or (c), as applicable, of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (A) subject to the final proviso of the definition of “Mortgage File” in the Pooling and Servicing Agreement and Section 2.01 of the Pooling and Servicing Agreement, all documents specified in clauses (i), (ii), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” are in its possession, (B) the documents listed in clause (A) have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (C) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Custodian

By:
Name:
Title:

Exhibit Q-1-1

EXCEPTIONS

[_____]

Exhibit Q-1-2

SCHEDULE A

[APPLICABLE MORTGAGE LOAN SELLER’S NOTICE ADDRESS]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

LD III Holdco II, L.P.

c/o Prime Finance

1330 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey Lehman

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – MSC 2021-L7
With a copy by email to: trustadministrationgroup@wellsfargo.com and
cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Exhibit Q-1-3

EXHIBIT Q-2

FINAL CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(b) or (c), as applicable, of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (A) subject to the final proviso of the definition of “Mortgage File” in the Pooling and Servicing Agreement and Section 2.01 of the Pooling and Servicing Agreement, all documents specified in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (x) and (xii) of the definition of “Mortgage File” required to be included in the Mortgage File (to the extent required to be delivered pursuant to the Pooling and Servicing Agreement), and with respect to all documents specified in the other clauses of the definition of “Mortgage File” to the extent known by a Responsible Officer of the Custodian (on the Trustee’s behalf) to be required pursuant to the Pooling and Servicing Agreement, are in its possession, (B) the documents listed in clause (A) have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, (C) based on such examination and only as to the Mortgage Note and Mortgage, the related Mortgage Rate and stated maturity date, the street address (excluding zip code) of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, and (D) each Mortgage Note has been endorsed as provided in clause (i) of the definition of “Mortgage File”.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

Exhibit Q-2-1

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit Q-2-2

EXCEPTIONS

[_____]

Exhibit Q-2-3

SCHEDULE A

[APPLICABLE MORTGAGE LOAN SELLER’S NOTICE ADDRESS]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

LD III Holdco II, L.P.

c/o Prime Finance

1330 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey Lehman

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – MSC 2021-L7
With a copy by email to: trustadministrationgroup@wellsfargo.com and

cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC
375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Exhibit Q-2-4

EXHIBIT R-1

FORM OF POWER OF ATTORNEY BY TRUSTEE FOR MASTER SERVICER

RECORDING REQUESTED BY:

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY TO KeyBank National Association, FROM WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE, FOR THE BENEFIT OF THE REGISTERED HOLDERS OF MORGAN STANLEY CAPITAL I TRUST 2021-L7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-L7

KNOW ALL BY THESE PRESENTS:

WHEREAS, Morgan Stanley Capital I Inc., as Depositor, KeyBank National Association, as Master Servicer (in such capacity, the “Servicer”) and as Special Servicer (in such capacity, the “Special Servicer”), Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Certificate Administrator, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, entered into a Pooling and Servicing Agreement dated as of October 1, 2021 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Trust”), and which provides in part that the Servicer shall administer and service certain “Mortgage Loans” and provide services to the “Mortgagors” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the Servicer pursuant to Section 3.0l(b) of the PSA to grant this Limited Power of Attorney to the Servicer to enable the Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans thereby empowering the Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

Exhibit R-1-1

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Wells Fargo Bank, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust (the “Trustee”) under the PSA, does make, constitute and appoint KeyBank National Association, with principal corporate offices at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, Attention: Michael Tilden, Email: michael_a_tilden@keybank.com, as Master Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, in each case subject to and in accordance with the terms of the Mortgage Loan and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loan; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loan or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Properties, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Properties or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Loan under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loan; (x) to join the Mortgagor in granting,

Exhibit R-1-2

modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Mortgage Loans; and (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Servicer, the Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the Servicer by the PSA, but any and all third parties dealing with the Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the Servicer’s authority and need not make inquiry about whether the Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder’s office or other third party may rely upon a written statement by the Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

Any act or thing lawfully done by the Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;

(ii)	the transfer of servicing under the PSA from the Servicer to another servicer;

(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;

Exhibit R-1-3

(iv)	the appointment of a receiver or conservator with respect to the business of the Servicer;

(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Servicer;

(vi)	the termination of the PSA; or

(vii)	the termination of the Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit R-1-4

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the ___ day of _________________.

Wells Fargo, National Association, as Trustee for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

By:

Name:

Title:

ATTEST:

Witness

Witness

STATE OF	)
) ss.
COUNTY OF	)

On this __ day of ________________________, before me personally appeared _________________________ to me personally known, who, being by me duly sworn, did acknowledge and say that s/he is the _______________________ of Wells Fargo Bank, National Association, a nationally chartered banking association, and acknowledged to me that s/he executed the foregoing instrument on behalf of Wells Fargo Bank, National Association,

Exhibit R-1-5

as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7.

Notary Public

My commission expires: ______________________

Exhibit R-1-6

EXHIBIT R-2

FORM OF POWER OF ATTORNEY BY TRUSTEE FOR SPECIAL SERVICER

RECORDING REQUESTED BY:

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY TO KeyBank National Association, FROM WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE, FOR THE BENEFIT OF THE REGISTERED HOLDERS OF MORGAN STANLEY CAPITAL I TRUST 2021-L7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-L7

KNOW ALL BY THESE PRESENTS:

WHEREAS, Morgan Stanley Capital I Inc., as Depositor, KeyBank National Association, as Master Servicer and as Special Servicer (in such capacity, the “Special Servicer”), Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Certificate Administrator, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, entered into a Pooling and Servicing Agreement dated as of October 1, 2021 (the “PSA”), pertaining to a securitization trust formed for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Trust”), and which provides in part that the Special Servicer shall administer and service certain “Mortgage Loans” and “REO Properties” and provide services to the “Mortgagors” or with respect to “REO Properties” as those terms are defined in the PSA, for the benefit of the Trustee in accordance with the terms of the PSA and the Mortgage Loans; and

WHEREAS, pursuant to the terms of the PSA, the Special Servicer is granted certain powers, responsibilities and authority in connection with its servicing and administration of the Mortgage Loans subject to the terms of the PSA; and

WHEREAS, the Trustee has been requested by the Special Servicer pursuant to Section 3.0l(b) of the PSA to grant this Limited Power of Attorney to the Special Servicer to

Exhibit R-2-1

enable the Special Servicer to execute and deliver, on behalf of the Trustee, certain documents and instruments related to the Mortgage Loans, REO Loans, and REO Properties thereby empowering the Special Servicer to take such actions as it deems necessary to comply with its servicing, administrative and management duties under and in accordance with the PSA.

NOW, THEREFORE, KNOW ALL BY THESE PRESENTS:

Wells Fargo Bank, National Association, a nationally chartered banking association, not in its individual or banking capacity, but solely in its capacity as trustee for the registered holders of the above referenced Trust (the “Trustee”) under the PSA, does make, constitute and appoint KeyBank National Association, with principal corporate offices at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, as Special Servicer, by and through its designated officers, as the Trustee’s true and lawful attorney-in-fact with respect to the Mortgage Loans and each mortgaged property and related collateral or successor REO Loans, REO Properties (the “Mortgaged Property”) held by the Trustee to secure the obligations of the Mortgage Loans in its capacity as Trustee, and in Trustee’s name, place and stead, to prepare, complete, execute, deliver, record and file on behalf of the registered holders and the Trustee, and in any event in accordance with the terms of the PSA; (i) customary consents or waivers and other instruments and documents including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the validity, enforceability, perfection and priority of the lien on the Mortgaged Property; (ii) to consent to assignments and assumptions or substitutions, and transfers of interest of the Mortgagors, in each case subject to and in accordance with the terms of the Mortgage Loan and subject to the provisions of the PSA; (iii) to collect any insurance proceeds, condemnation proceeds and liquidation proceeds in accordance with the terms of the Mortgage Loan; (iv) to consent to any subordinate financing to be secured by any Mortgaged Property to the extent that such consent is required pursuant to the terms of the Mortgage Loan or which otherwise is required under the PSA; (v) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or to repayment of the Mortgage Loans or otherwise, in each case in accordance with the terms of the Mortgage Loans; (vi) to execute any and all instruments necessary or appropriate for judicial or nonjudicial foreclosure of, the taking of a deed in lieu of foreclosure with respect to, or the conversion of title to any Mortgaged Property securing a Mortgage Loan owned by the Trustee and serviced by the Special Servicer for the Trustee, and, consistent with the authority granted by the PSA, to take any and all actions on behalf of the Trustee in connection with maintaining and defending the enforceability of such Mortgage Loan obligation and the collection thereof including, without limitation, the execution of any and all instruments necessary or appropriate in defense of and for the collection and enforcement of said Mortgage Loan obligation in accordance with the terms of the PSA; (vii) to execute and deliver documents relating to the management, operation, maintenance, repair, leasing and marketing of the Mortgaged Properties, including agreements and requests by the Mortgagors with respect to modifications of the management of the Mortgaged Properties or the replacement of managers; (viii) to exercise all rights, powers and privileges granted or

Exhibit R-2-2

provided to the holder of the Mortgage Loan under their respective terms including all rights of approval and consent thereunder; (ix) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagors or their tenants in accordance with the terms of the Mortgage Loan; (x) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the Mortgaged Property; (xi) to execute and deliver, on behalf of the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Property; (xii) to enter into listing agreements, purchase and sale agreements, grant warranty/quit claim deeds or any other deed causing the transfer of title of an REO Loan or REO Property in accordance with the terms of the PSA; (xiii) to draw upon, replace, substitute, release or amend any letters of credit standing as collateral under the Mortgage Loans; and (xiii) to apply amounts in the various escrow accounts set up under the Mortgage Loans pursuant to the terms provided for therein.

ARTICLE I

The enumeration of particular powers hereinabove is not intended in any way to limit the grant to the Special Servicer as the Trustee’s attorney-in-fact of full power and authority with respect to the Mortgage Loans, REO Loans, and REO Properties consistent with the PSA to execute and deliver any such documents, instrument or other writing, as fully, to all intents and purposes, as the Trustee might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and the Trustee agrees and represents to those dealing with such attorney-in-fact that they may rely upon this limited power of attorney until termination of the limited power of attorney under the provisions of Article III below. As between and among the Trustee, the registered holders, the Trust, and the Special Servicer, the Special Servicer may not exercise any right, authority or power granted by this instrument in a manner which would violate the terms of the PSA or the servicing standard imposed on the Special Servicer by the PSA, but any and all third parties dealing with the Special Servicer as the Trustee’s attorney-in-fact may rely completely, unconditionally and conclusively on the Special Servicer’s authority and need not make inquiry about whether the Special Servicer is acting pursuant to the PSA or such standard. Any purchaser, title company, recorder’s office or other third party may rely upon a written statement by the Special Servicer that any particular loan or property in question and the release thereof is subject to and included under this power of attorney and the PSA.

ARTICLE II

Any act or thing lawfully done by the Special Servicer, and otherwise authorized under this Limited Power of Attorney, shall be binding on the Trustee and the Trustee’s successors and assigns.

ARTICLE III

Exhibit R-2-3

This Limited Power of Attorney shall continue in full force and effect until the earliest occurrence of any of the following events, unless sooner revoked in writing by the Trustee:

(i)	the suspension or termination of this Limited Power of Attorney by the Trustee;

(ii)	the transfer of servicing under the PSA from the Special Servicer to another special servicer;

(iii)	the termination, resignation or removal of the Trustee as trustee of such Trust;

(iv)	the appointment of a receiver or conservator with respect to the business of the Special Servicer;

(v)	the filing of a voluntary or involuntary petition in bankruptcy by or against the Special Servicer;

(vi)	the termination of the PSA; or

(vii)	the termination of the Special Servicer.

Nothing herein shall be deemed to amend or modify the PSA or the respective rights, duties or obligations of the Trustee, or the Special Servicer thereunder, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit R-2-4

IN WITNESS WHEREOF, the Trustee has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of the ___ day of _________________.

Wells Fargo, National Association, as Trustee for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

By:

Name:

Title:

ATTEST:

Witness

Witness

Exhibit R-2-5

STATE OF	)
) ss.
COUNTY OF	)

On this __ day of ________________________, before me personally appeared _________________________ to me personally known, who, being by me duly sworn, did acknowledge and say that s/he is the _______________________ of Wells Fargo Bank, National Association, a nationally chartered banking association, and acknowledged to me that s/he executed the foregoing instrument on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7.

Notary Public

My commission expires: ______________________

Exhibit R-2-6

EXHIBIT S

INITIAL COMPANION HOLDERS OF SERVICED COMPANION LOANS

Loan	Companion Holder
Helios Plaza

Notes A-1, 4

Bank of Montreal

NOTICE ADDRESS:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Michael Birajiclian

Email: Michael.Birajiclian@bmo.com

with a copy to:

Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMUSLegal@bmo.com

Note A-5

Barclays Capital Real Estate Inc.

NOTICE ADDRESS:

Barclays Capital Real Estate Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Sabrina J. Khabie

Email: sabrina.khabie@barclays.com

Superstition Gateway	Notes A-2, A-3 KeyBank National Association NOTICE ADDRESS: KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, Kansas 66211 Attn: Loan Servicing with a copy to:

Exhibit S-1

Daniel Flanigan, Esq. Polsinelli 900 West 48th Place, Suite 900 Kansas City, Missouri 64112 Facsimile No.: 816-753-1536

Exhibit S-2

EXHIBIT T

FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOANS

[Date]

[With respect to the One SoHo Square Whole Loan

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Michael Tilden

Email: michael_a_tilden@keybank.com

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Fax Number: (816) 753-1536]

[With respect to the Helios Plaza Whole Loan: [address of the related Non-Serviced Master Servicer]]

VIA [FACSIMILE][EMAIL]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, and the [One SoHo Square Whole Loan] [Helios Plaza Whole Loan] (the subject “Whole Loan”)

Dear [__________]:

The Certificate Administrator, on behalf of Morgan Stanley Capital I Trust 2021-L7 as holder of one or more promissory notes related to the subject Whole Loan (collectively, the related “Mortgage Loan”), hereby directs you, as the master servicer (the “Non-Serviced Master Servicer”) for the subject Whole Loan, as follows:

The Non-Serviced Master Servicer shall remit to KeyBank National Association, as the master servicer with respect to the Morgan Stanley Capital I Trust 2021-L7 (the “Master Servicer”) all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the related Mortgage Loan.

Exhibit T-1

The related Mortgage Loan [is][is not] a “significant obligor” (within the meaning (g) of Item 1101(k) of Regulation AB) with respect to the Morgan Stanley Capital I Trust 2021-L7.

Attached hereto is a copy of the Pooling and Servicing Agreement with respect to the Morgan Stanley Capital I Trust 2021-L7.

Thank you for your attention to this matter.

Exhibit T-2

Date: _________________________

Wells Fargo Bank, National Association, as
Certificate Administrator for the Holders of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

By:
[Name]
[Title]

Exhibit T-3

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Kroll Bond Rating Agency, LLC

805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No.: (646) 731-2395

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041

Attention: Commercial Mortgage Surveillance Manager

E-mail: cmbs_info_17g5@standardandpoors.com

From:	KeyBank National Association, in its capacity as Master Servicer under the Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7.

Date:	_________, 20___

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ [and loan number [_______]] on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Exhibit U-1

As Master Servicer under the Pooling and Servicing Agreement, we hereby:

(a)       Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____ a full defeasance of the entire principal balance of the Mortgage Loan; or

____ a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)       Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)       The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)       The defeasance was consummated on __________, 20__.

(iii)       The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)       The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

(v)       The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)       The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

Exhibit U-2

(vii)       The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)       The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)       The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below). The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

(x)       The Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

Exhibit U-3

(c)       Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)        Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(e)        Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[____________]

By:
Name:
Title:

Exhibit U-5

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”).

Transaction: Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: KeyBank National Association

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not

Exhibit V-2

take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any

Exhibit V-3

Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

PENTALPHA SURVEILLANCE LLC, as Operating Advisor

By:
Name:
Title:

Exhibit V-4

EXHIBIT W

Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Wells Fargo Bank, National Association
as Trustee and Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – MSC 2021-L7
With a copy by email to: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

[KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, on behalf of the holders of Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.26 of the Pooling and Servicing Agreement, it is our assessment that [NAME OF SPECIAL SERVICER], in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [NAME OF SPECIAL SERVICER] be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit W-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:
Dated:

Exhibit W-2

EXHIBIT X

Form of CONFIDENTIALITY Agreement

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Re:	Access to Certain Information Regarding Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

KeyBank National Association (“KeyBank”) understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

KeyBank will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to KeyBank by third parties, (b) may not have been verified by KeyBank, and (c) may be incomplete or contain inaccuracies. The Company agrees that KeyBank, the [“Master Servicer”/”Special Servicer”] (as defined in the Pooling and Servicing Agreement) and its respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) KeyBank’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from KeyBank; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to KeyBank; (c) information that is or becomes publicly available through no fault of Company;

Exhibit X-1

[_____] [__], 20[__]

and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at KeyBank’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with KeyBank’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). KeyBank may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) KeyBank determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. KeyBank shall cease to provide the Company with Confidential Information if KeyBank has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and KeyBank determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement. The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. KeyBank’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives. Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, KeyBank intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of KeyBank’s rights or obligations under the Pooling and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable

Exhibit X-2

[_____] [__], 20[__]

Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:]
CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit X-4

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

I, [identifying the certifying individual], certify that:

1.	I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Morgan Stanley Capital I Trust 2021-L7 (the “Exchange Act periodic reports”);

2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.	Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer(s) have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

(A) KeyBank National Association, as Master Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer; and

(B) [List other applicable reporting servicers]

Exhibit Y-1

Date: _________________________

Morgan Stanley Capital I Inc.

By:
Jane Lam, President
(Senior officer in charge of the securitization of the depositor)

Exhibit Y-2

EXHIBIT Z-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

MORGAN STANLEY CAPITAL I TRUST 2021-L7

(the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator (in such capacity, the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, certifies to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K for the fiscal year 20[__] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust and any securitization trust formed pursuant to an Other Pooling and Servicing Agreement;

2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

Exhibit Z-1-1

5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor and any Other Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the Master Servicer, the Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-1-2

Exhibit Z-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

MORGAN STANLEY CAPITAL I TRUST 2021-L7

(the “Trust”)

I, [identify the certifying individual], a [_______________] of KEYBANK NATIONAL ASSOCIATION, as Master Servicer under that certain Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the Master Servicer to the Certificate Administrator pursuant to Sections 3.12(b) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 11.09 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

Exhibit Z-2-1

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Relevant Period have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and each Other Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the Master Servicer that is not a Sub-Servicer appointed pursuant to Section 3.20 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-2-2

Exhibit Z-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

Morgan Stanley Capital I Trust 2021-L7

(the “Trust”)

I, [identify the certifying individual], a [_______________ ] of KEYBANK NATIONAL ASSOCIATION (the “Special Servicer”) as Special Servicer under that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the Special Servicer pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 11.09 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Relevant Period have been provided all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to

Exhibit Z-3-1

enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and any Other Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-3-2

Exhibit Z-4

Form of Certification to be Provided
to Depositor by Trustee

MORGAN STANLEY CAPITAL I TRUST 2021-L7

(the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, certifies to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor, the Certificate Administrator and any Other Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and any Other Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-4-1

Exhibit Z-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

Morgan Stanley Capital I Trust 2021-L7

(the “Trust”)

I, [identify the certifying individual], a [_______________] of Pentalpha Surveillance LLC (the “Operating Advisor”) as Operating Advisor under that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”) have been submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the Operating Advisor Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Relevant Period have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

Exhibit Z-5-1

4.	The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the [Depositor, the Certificate Administrator and any Other Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and any Other Depositor for disclosure in such annual report on Form 10-K.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Pentalpha Surveillance LLC, as Operating Advisor

By:
Name:
Title:

Exhibit Z-5-2

Exhibit Z-6

Form of Certification to be Provided
to Depositor by CUSTODIAN

MORGAN STANLEY CAPITAL I TRUST 2021-L7

(the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, certifies to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor, the Certificate Administrator and any Other Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and any Other Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-6-1

Exhibit Z-7

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

MORGAN STANLEY CAPITAL I TRUST 2021-L7

(the “Trust”)

I, [identify the certifying individual], a [_______________] of Pentalpha Surveillance LLC (the “Asset Representations Reviewer”) as Asset Representations Reviewer under that certain Pooling and Servicing Agreement dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Asset Representations Reviewer to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”) have been submitted by the Asset Representations Reviewer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports; and

2.	Based on my knowledge, the Asset Representations Reviewer Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports.

Exhibit Z-7-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Pentalpha Surveillance LLC, as Asset Representations Reviewer

By:
Name:
Title:

Exhibit Z-7-2

EXHIBIT AA

Servicing Criteria
to be Addressed in Assessment of Compliance

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Exhibit AA shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Exhibit AA forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Master Servicer or Special Servicer.

Applicable Servicing Criteria		applicable party
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Master Servicer Special Servicer Certificate Administrator
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Master Servicer Special Servicer Trustee (as applicable)[7]

Exhibit AA-1

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer

1 Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

Exhibit AA-2

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

At all times that the Master Servicer and the Special Servicer are the same entity, the Master Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-3

EXHIBIT BB

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the Master Servicer, to the extent specified in Section 11.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the Master Servicer or the Special Servicer, as the case may be. For this Series 2021-L7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance Information: ● Item 1121(a)(14) of Regulation AB ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Certificate Administrator ● Depositor ● Asset Representations Reviewer (with respect to Item 1121(d) of Regulation AB only)
Item 2: Legal Proceedings:	● Master Servicer (as to itself)

● Item 1117 of Regulation AB (it being acknowledged that such Item 1117	● Special Servicer (as to itself)

Exhibit BB-1

requires disclosure only of proceedings described therein that are material to security holders)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator

Item 6: Significant Obligors of Pool Assets:

●     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO

● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to Specially Serviced Loans and REO Properties)

Exhibit BB-2

Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Change in Sponsor Interest in the Securities: ● Item 1124 of Regulation AB.	● Each Mortgage Loan Seller (as to itself in its capacity as a sponsor as defined in Regulation AB)
Item 8: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor
Item 9: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

●     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Master Servicer (with respect to the balance of the Collection Account as of the related

Exhibit BB-3

Distribution Date and the preceding Distribution Date)

●     Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

●     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 10: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 10: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●      Certificate Administrator

●      Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 10: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 10: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party	● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Exhibit BB-4

Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

Item 10: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 10: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 10: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 10: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 10: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit BB-5

EXHIBIT CC

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2021-L7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Exhibit CC-1

Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant

● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to Specially Serviced Loans and REO Properties)

Exhibit CC-2

to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor

Instruction J(2)(d) (Legal Proceedings):

●     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Master Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Asset Representations Reviewer (as to itself)

●     Trustee/Certificate Administrator /Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

Exhibit CC-3

● Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-L7 transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable

●     Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Special Servicer

●     Certificate Administrator

●     Operating Advisor

●     Asset Representations Reviewer

●     Trustee (as to itself) (only as to affiliations under Item 1119(a) with the Master Servicer, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

●     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that

Exhibit CC-4

Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2021-L7 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

● The Depositor ● Each Mortgage Loan Seller

Exhibit CC-5

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-L7 transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the

Exhibit CC-6

Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.
Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Certificate Administrator

●     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable

Exhibit CC-7

Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not Applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

● Depositor

Exhibit CC-8

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing Agreement.

  ●     Master Servicer

  ●     Special Servicer

  ●     Depositor

  ●     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.11 (and Section 11.07) of this Pooling and Servicing Agreement.

Exhibit CC-9

Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.09 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	● Depositor
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator and Depositor, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer, the Trustee or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).
Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	Not Applicable

Exhibit CC-10

EXHIBIT DD

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2021-L7 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement

Exhibit DD-1

that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	● Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Depositor ● Certificate Administrator

Exhibit DD-2

Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee (as to itself) ● Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	● Certificate Administrator ● Master Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Master Servicer (as to a party appointed by the Master Servicer) ● Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the	● Certificate Administrator provided, in each case, that this shall in no

Exhibit DD-3

rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99)	● Not Applicable.

Exhibit DD-4

Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit DD-5

EXHIBIT EE

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO

cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS)

Morgan Stanley Capital I Inc., Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7—SEC REPORT PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as [            ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [           ], phone number: [           ]; email address: [           ].

[NAME OF PARTY], as [role]

By:
Name:
Title:
cc: Depositor

Exhibit EE-1

EXHIBIT FF

INITIAL SUB-SERVICERS

None.

Exhibit FF-1

EXHIBIT GG

SERVICING FUNCTION PARTICIPANTS

None.

Exhibit GG-1

EXHIBIT HH

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Trust”)

I, [identifying the certifying individual], on behalf of [KeyBank National Association, as Master Servicer] [KeyBank National Association, as Special Servicer] [Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian] (the “Certifying Servicer”), certify to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

2.	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the Reporting Period. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:

[KEYBANK NATIONAL ASSOCIATION, as master servicer]
[KeyBank National Association, as special servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION as certificate administrator and custodian]
[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as trustee; provided, however, that the Trustee shall not be required to deliver an assessment of compliance with
respect to any period during which there was no Relevant
Servicing Criteria applicable to it]

By:
Name:
Title:

Exhibit HH-1

EXHIBIT II

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

1 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e., transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

Exhibit II-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[Name of Reporting Servicer]

By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:

Commercial Real Estate Finance Council, Inc.

28 West 44th Street, Suite 815

New York, NY 10036

Attn: Executive Director

or by wire transfer to:

[wiring instructions are on file with the Master Servicer]

Exhibit JJ-1

EXHIBIT KK

Form of Notice of ADDITIONAL

INDEBTEDNESS NOTIFICATION

VIA E-MAIL:

To: Wells Fargo Bank, National Association, as Certificate Administrator; cts.cmbs.bond.admin@wellsfargo.com and

trustadministrationgroup@wellsfargo.com

Ref: MSC 2021-L7, Additional Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Pooling and Servicing Agreement

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	MSC 2021-L7			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	MSC 2021-L7			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	MSC 2021-L7			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

Exhibit KK-1

EXHIBIT LL

[RESERVED]

Exhibit LL-1

EXHIBIT MM

ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:

CTS.SEC.NOTIFICATIONS@WELLSFARGO.COM

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) MSC 2021-L7—SEC REPORT PROCESSING

Email: cts.sec.notifications@wellsfargo.com

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 11.04 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7, the undersigned, as [            ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the Collection Account and REO Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
Collection Account
REO Account

Exhibit MM-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [              ], phone number: [             ]; email address: [             ].

[NAME OF PARTY], as [role]

By:
Name:
Title:
cc: Depositor

Exhibit MM-2

EXHIBIT NN

Form of notice of purchase of controlling class certificate

[Date]

Wells Fargo Bank, National Association
as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Email: trustadministrationgroup@wellsfargo.com
Attention: Corporate Trust Services MSC 2021-L7

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Pentalpha Surveillance LLC
as Operating Advisor

375 N. French Road, Suite 100

Amherst, New York, 14228

Attention: MSC 2021-L7 Transaction Manager

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), relating to Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

This letter is delivered to you, pursuant to Section 3.23(a) of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Certificates, representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.	Our name and address is as follows:

Contact Info: [Tel/Email]

Exhibit NN-1

2.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates, and that we are not affiliated with the Transferor.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit NN-2

EXHIBIT OO

FORM OF ASSET REVIEW REPORT BY THE
ASSET REPRESENTATIONS REVIEWER1

To: [Addresses of Recipients]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report.

1.	We have performed an Asset Review on each [LOAN NAME] Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a failed Test] [evidence of [•] failed Test[s] as specifically detailed on the scorecard attached hereto as Exhibit A] with respect to the [LOAN NAME] Loans.

2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

PENTALPHA SURVEILLANCE LLC, as Asset Representations Reviewer

By:
Name:
Title:

Exhibit A

Detailed Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	R&W #	R&W Name	Test #	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	[Insert R&W #)	[Insert R&W Name]		[Insert Test Description]	[Insert Test findings]
		[Insert R&W #)	[Insert R&W Name]

EXHIBIT PP

FORM OF ASSET REVIEW REPORT SUMMARY1

To: [Addresses of Recipients]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report Summary.

1.	As described in the summary scorecard attached hereto as Exhibit A, we have performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a Test failure/evidence of [•] Test failures] with respect to the Delinquent Loans.

2.	A conclusion by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

PENTALPHA SURVEILLANCE LLC, as Asset Representations Reviewer

By:
Name:
Title:

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit PP-1

Exhibit A

Summary Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Representations and Warranty #	Representation and Warranty Name	Test #
[Insert Loan #]	[Insert Loan Name]	[Insert R&W #]	[Insert R&W Name]
		[Insert R&W #]	[Insert R&W Name]

Exhibit PP-2

EXHIBIT QQ

ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (the “PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit QQ if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement (the “Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by

QQ-1

Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit QQ, and will not be obligated to perform additional procedures on any Delinquent Loan, even if a different set of procedures or Review Materials could produce a different outcome. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

QQ-2

Representations and Warranties		Test	Review Materials
1. Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan which is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller, or (with respect to any Non-Serviced Mortgage Loan) to the trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (provided in each case a Mortgage Loan may be subject to an agreement among noteholders, co-lender agreement or mezzanine intercreditor agreement), any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.	1a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	1b	Review all Asset Status Reports and Final Asset Status Reports to the extent previously prepared by the Special Servicer (collectively referred to in this Exhibit QQ as “Collective Asset Status Reports”) for notation of any Mortgage Note or Mortgage that was subject to any assignment (other than assignments to the Seller), or (with respect to any Non-Serviced Mortgage Loan) to the trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, or that the Seller did not have good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (provided in each case a Mortgage Loan may be subject to an agreement among noteholders, co-lender agreement or mezzanine intercreditor agreement), any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. If	Collective Asset Status Reports

Exhibit QQ-3

Representations and Warranties		Test	Review Materials
no such notation is found, it will be a Test pass.
	1c	Review the Collective Asset Status Reports for notation of any claim or assertion regarding the Seller not having the full right and authority to sell, assign and transfer the Mortgage Loan. If such notation is not found, it will be a Test pass.	Collective Asset Status Reports
	1d	Review the Collective Asset Status Reports for notation of any claim or assertion regarding the assignment to the Purchaser not constituting a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan. If such notation is not found, it will be a Test pass.	Collective Asset Status Reports
2. Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents	2a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 2. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	2b	Review the Collective Asset Status Reports for	Collective Asset Status

Exhibit QQ-4

Representations and Warranties		Test	Review Materials

(including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

		notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee (as defined in the related Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.	Reports
3. Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.	3	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it	Mortgage Loan Documents; Mortgagor’s Counsel Opinion

Exhibit QQ-5

Representations and Warranties		Test	Review Materials
will be a Test pass.
4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (1) as of September 21, 2021, to the knowledge of Seller, after due inquiry, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (2) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.	4a	Review the Collective Asset Status Reports and Mortgage Loan Documents for an indication that the material terms of such documents have been waived, impaired, modified, altered, satisfied, cancelled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage, except by written instruments set forth in the related Mortgage File. If no such indication is found, it will be a Test pass.	Mortgage Loan Documents; Collective Asset Status Reports
	4b	Review the Collective Asset Status Reports and Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File. If no such indication is found, it will be a Test pass.	Collective Asset Status Reports; Mortgage Loan Documents
	4c	Review the Collective Asset Status Reports and Mortgage Loan Documents for notation that neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan except by written instruments set forth in the related Mortgage File. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports; Mortgage Loan Documents
5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage	5a	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion regarding any assignment of Mortgage or Assignment of Leases not constituting a legal, valid and binding	Collective Asset Status Reports

Exhibit QQ-6

Representations and Warranties		Test	Review Materials
and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in representation and warranty 34 hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 6 set forth in Schedule 2-A to Exhibit 2of the related Mortgage Loan Purchase Agreement (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan) except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no		assignment from the Seller, subject to the Insolvency Qualifications. If such a notation or other indication is not found, it will be a Test pass.
	5b	Review the related Mortgage and the Assignment of Leases for each property for provisions to the effect that the related Mortgage and Assignment of Leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Mortgage; Assignment of Leases
5c

Review the Title Policy (as defined in representation and warranty 6) to determine if the related Mortgage is a first lien on the related Mortgagor’s fee (or with respect to those Mortgage

Loans described in representation and warranty 34 hereof, leasehold) interest in the Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.

Title Policy; Mortgage; Mortgage Loan Schedule
	5d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien, in the case of a Mortgage Loan that is part of a Whole Loan, secures the related Whole Loan), other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy. If so determined, it will be a Test pass.	Title Policy

Exhibit QQ-7

Representations and Warranties		Test	Review Materials
representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.	5e	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that, as of the Cut-off Date, the Seller had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien, in the case of a Mortgage Loan that is part of a Whole Loan, secures the related Whole Loan), other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	5f	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the a lender’s title insurance policy. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	5g	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that the Seller did not have legal, valid and enforceable first lien on the related Mortgagor's fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien,	Collective Asset Status Reports

Exhibit QQ-8

Representations and Warranties		Test	Review Materials
encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.
6. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first-priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the Mortgage for the related Crossed Underlying Loan or Crossed Underlying Loans;	6a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	6b	Review the Title Policy to determine if the first-priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan) is subject only to Permitted Encumbrances, as defined in representation and warranty 6.If so determined, it will be a Test pass.	Title Policy
	6c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by item (f) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	6d	Review the Title Policy and Collective Asset Status Reports for a notation or other indication that the coverage is not in full force and effect, that all premiums thereon have not been paid or that claims have been made by the Seller. If no such notation or	Title Policy; Collective Asset Status Reports

Exhibit QQ-9

Representations and Warranties		Test	Review Materials
provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.		other indication is found, it will be a Test pass.
	6e	Review the Collective Asset Status Reports for a notation or other indication that the Seller, or any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
7. Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Underlying Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in representation and warranty 5 above), and equipment and other personal property financing). Except as set forth in Schedule 2-C or Schedule 2-D to Exhibit 2 of the applicable Mortgage Loan Purchase Agreement, Seller has no knowledge of any mezzanine debt	7a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property, except for any Crossed Underlying Loans. If not so determined, it will be a Test pass.	Title Policy
	7b	Review the Title Policy to determine if, as of origination and the Cut-off Date, there are no subordinate mortgages or junior mortgage liens securing the payment of money encumbering the related Mortgaged Property other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy

Exhibit QQ-10

Representations and Warranties		Test	Review Materials
secured directly by interests in the related Mortgagor.	7c	Review the Collective Asset Status Reports for a notation or other indication that, except as set forth in Schedule 2-C or Schedule 2-D to Exhibit 2 of the applicable Mortgage Loan Purchase Agreement, the Seller had knowledge of: (1) any mezzanine debt secured directly by interests in the related Mortgagor or (2) any subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
8. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to	8a	Review the Mortgage File to determine if an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases
	8b	Review the Title Policy to determine if the Mortgage, or any related Assignment of Leases, has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases
	8c	Review the Assignment of Leases (either as a separate	Assignment of Leases;

Exhibit QQ-11

Representations and Warranties		Test	Review Materials
be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.		instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law, provides that upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.	Mortgage
9. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security	9	If the related Mortgaged Property is operated as a hospitality property, review the Collective Asset Status Reports for a notation or other indication of inappropriately filed or nonexistent UCC-1 financing statements. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports

Exhibit QQ-12

Representations and Warranties		Test	Review Materials
interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

	10a	Review the engineering report or property condition assessment in the Mortgage File to determine if it is dated within six months of the origination date, and within twelve months of the Cut-off Date. If so determined, it will be a Test pass.	Engineering report; Property condition assessment
	10b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than twelve months prior to the Cut-off Date. Review the engineering report to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	10c	Review the Collective Asset Status Reports for a notation or other indication that the Seller had knowledge of issues with the physical condition of the Mortgaged Property that the Seller believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and those addressed in sub-clauses (i) and (ii) of representation and warranty 10. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges	11	Review the Collective Asset Status Reports for a notation or other indication that all taxes,	Collective Asset Status Reports

Exhibit QQ-13

Representations and Warranties		Test	Review Materials
(including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty 11, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.		governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgage Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have come delinquent in respect of the Mortgaged Property have not been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.
12. Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.	12	Review the Collective Asset Status Reports for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property as of the Cut-off Date and as of the origination date, or for a notation or other indication that the Seller had knowledge as of the Cut-off Date and as of the origination date of any such proceeding that would have a material adverse effect on the value, use or operation of the Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
13. Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding,	13a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the Collective Asset Status Reports for an indication of pending or	Mortgage Loan Documents; Mortgagor’s Counsel Opinion;

Exhibit QQ-14

Representations and Warranties		Test	Review Materials
arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.		filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor's interest in the Mortgaged Property that existed on the origination date. If such an indication is not found, it will be a Test pass.	Collective Asset Status Reports
	13b	Review the Collective Asset Status Reports to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 13, it will be a Test pass.	Collective Asset Status Reports
14. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer (or in the case of a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).	14a	Review the Collective Asset Status Reports for a notation or other indication of any escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	14b	Review the Diligence File and the Collective Asset Status Reports to determine if all escrows and deposits required pursuant to the Mortgage Loan have been conveyed by the Seller to the Purchaser or its servicer (or in the case of a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust). If so determined, it will be a Test pass.	Diligence File; Collective Asset Status Reports
15. No Holdbacks. The principal amount of the Mortgage	15a	Review the Mortgage Loan Schedule, Loan	Mortgage Loan Schedule;

Exhibit QQ-15

Representations and Warranties		Test	Review Materials
Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).		Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of the Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Loan Agreement; Mortgage Note; and Origination settlement statement
	15b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Seller to merit such holdback). If so determined, it will be a Test pass.	Mortgage Loan Documents
16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements(as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the	16a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements, in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of any Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit QQ-16

Representations and Warranties		Test	Review Materials

amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-“ from S&P or (2) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-“ by S&P or “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-“ by S&P or “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.
	16b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to a Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the	Insurance Summary Report

Exhibit QQ-17

Representations and Warranties		Test	Review Materials

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, plus additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by

Federal Register by the Federal Emergency Management Agency as having “special flood hazards.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program plus additional excess flood coverage in an amount as is generally required prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property. If so determined, it will be a Test pass.
	16f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Diligence File

Exhibit QQ-18

Representations and Warranties		Test	Review Materials

an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.
	16g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Mortgage Loan Documents
	16h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing the SEL for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	16i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to	Seismic engineering study; Insurance Summary Report

Exhibit QQ-19

Representations and Warranties		Test	Review Materials

restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the SEL would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on such Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by
		A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P. The insurance amount should be not less than 100% of the SEL. If so determined with respect to each part of the Test, it will be a Test pass.	(solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	16k	Review the Collective Asset Status Reports for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	Collective Asset Status Reports

Exhibit QQ-20

Representations and Warranties		Test	Review Materials

	16l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the lender under any Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the trustee (or in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced trustee). If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	16n	Review the Mortgage Loan Documents to determine if any Mortgage Loan obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.	Mortgage Loan Documents
	16o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit QQ-21

Representations and Warranties		Test	Review Materials
lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so determined, it will be a Test pass.
	16p	Review the Collective Asset Status Reports for a notation or other indication that any notice described in Test 18o may have been received by the Seller. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.	17a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	17b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	17c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is	Title Policy; Survey; Mortgage Loan Documents

Exhibit QQ-22

Representations and Warranties		Test	Review Materials
subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case any Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lotsare created. If so determined, it will be a Test pass.
18. No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of	18a	Review the survey and Title Policy to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	18b	Review the survey and Title Policy to determine if there exist improvements on adjoining parcels that encroach onto the Mortgaged Property that materially and adversely affect the value and current use of such Mortgage Property and for which insurance or endorsements were obtained under the Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy
	18c	Review the survey and Title Policy to determine if there exist material improvements that encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the	Survey; Title Policy

Exhibit QQ-23

Representations and Warranties		Test	Review Materials
such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.		value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.If not so determined, it will be a Test pass.
19. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.	19	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Seller. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
20. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at	20a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; Mortgage Loan
	20b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the initial principal amount of	Appraisal; Mortgage Loan Documents

Exhibit QQ-24

Representations and Warranties		Test	Review Materials
least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the Mortgagor having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as modified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) thereof; and (b) the Seller shall have notified the Purchaser that such		any Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the outstanding principal amount of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to such Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such Mortgage Loan or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	20c	Review the Collective Asset Status Reports for an indication or other notation that the Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 20 (substituting the date of the last such modification for the date any Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 20, including the proviso thereto. If there were any such modifications, and such a notation or	Collective Asset Status Reports

Exhibit QQ-25

Representations and Warranties		Test	Review Materials
other indication is found, it will be a Test pass.
forbearance has occurred and notified the Purchaser of (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this representation and warranty 20 shall have the same meanings as set forth in the related Treasury Regulations.	20d	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that the Prepayment Premiums and Yield Maintenance Charges applicable to any Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
21. Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.	21a	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that the terms of the Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	21b	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of any Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	21c	Review the Mortgage Loan Documents to determine if they provide that the Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the	22	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that as of the date that the Seller or any prior	Collective Asset Status Reports

Exhibit QQ-26

Representations and Warranties		Test	Review Materials
Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.		Mortgagee held the Mortgage Note, each such holder of the Mortgage Note was not authorized to transact or do business in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such Mortgage Loan by the Trust. If so determined, it will be a Test pass.
23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.	23	Review the Mortgage Loan Documents to determine if a trustee is appointed. If so determined, it will be a Test pass.	Mortgage Loan Documents
23b
24. Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or	24a	Review the zoning report and title policy for an indication that there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. If such indication is found, it will be a Test pass.	Zoning Report; Title Policy

Exhibit QQ-27

Representations and Warranties		Test	Review Materials
(ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.	24b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect or the failure to obtain or maintain such material licenses, permits and applicable governmental authorizations does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.	25a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25b	Review the Mortgage Loan Documents and the Collective Asset Status Reports for a notation or other indication that the Seller had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental authorizations necessary for the operation of the Mortgaged Property are not in effect. If such a notation or other indication is not found, it will be a Test pass. If such a notation or other indication is found, determine whether the failure to obtain or maintain such license, permit, franchise, certificate of occupancy or applicable governmental authorization could not materially and adversely affect the use and operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan. If so determined, it will be a Test pass.	Mortgage Loan Documents; Collective Asset Status Reports
	25c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located. If such provisions are found, it	Mortgage Loan Documents

Exhibit QQ-28

Representations and Warranties		Test	Review Materials
will be a Test pass.
26. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the	26a	Review the Mortgage Loan Documents for provisions permitting full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in connection with the events or circumstances set forth in clauses (a)(i) through (a)(iii) of representation and warranty 26. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	26b	Review the Mortgage Loan Documents to determine if provisions exist permitting recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the events or circumstances set forth in clauses (b)(i) through (b)(v) of representation and warranty 26. If so determined, it will be a Test pass.	Mortgage Loan Documents

Exhibit QQ-29

Representations and Warranties		Test	Review Materials
environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the Mortgaged Property to prevent such waste).
27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in representation and warranty 32 below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in representation and warranty 32 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage	27a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 27. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 27 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the	Mortgage Loan Documents

Exhibit QQ-30

Representations and Warranties		Test	Review Materials

Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned

Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions. If such provisions are found, it will be a Test pass.
	27c	Review the Loan Documents for provisions stating that in the case of any Mortgage Loan, unless an opinion of counsel is delivered as specified in clause (y) of the first paragraph in representation and warranty 27, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loans, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount	Mortgage Loan Documents

Exhibit QQ-31

Representations and Warranties		Test	Review Materials

restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Underlying Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable. If such provisions are found, it will be a Test pass.
	27d	Review the Mortgage Loan Documents for provisions stating that no Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Underlying Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
28. Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.	28a	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.	Mortgage Loan Documents
29. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued	29a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review	Mortgage Loan Documents; Insurance coverage review document

Exhibit QQ-32

Representations and Warranties		Test	Review Materials
by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the		document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.
	29b	Review the Mortgage Loan Documents for provisions that do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA (as defined in representation and warranty 29), or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum	Mortgage Loan Documents

Exhibit QQ-33

Representations and Warranties		Test	Review Materials
time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.		amount of terrorism insurance available with funds equal to such amount. If such provisions are not found, it will be a Test pass.
30. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related	30a	Review the Mortgage Loan Documents for “due-on-sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the circumstances described in the first sentence of representation and warranty 30. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30b	Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any Transfer, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the lender relative to such Transfer. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit QQ-34

Representations and Warranties		Test	Review Materials
Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of representations and warranties 27 and 32 herein or the exceptions thereto set forth in Schedule 2-A to Exhibit 2 of the applicable Mortgage Loan Purchase Agreement, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule 2-C to Exhibit 2 of the applicable Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on Schedule 2-D to Exhibit 2 of the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Underlying Loan, as set forth on Annex A-1 to the Prospectus or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any Transfer, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such Transfer.
31. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off	31a	Review the Mortgage Loan Documents for provisions that require that the Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 31) for at least as long as any Mortgage Loan is outstanding. If such provisions are found, it will be a	Mortgage Loan Documents

Exhibit QQ-35

Representations and Warranties		Test	Review Materials
Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Underlying Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.		Test pass.
	31b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $5 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single-Purpose Entity. If the provisions exist, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	31c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $30 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion
32. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan	32	Review the Mortgage Loan Documents for provisions allowing the Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (viii) of representation and warranty 32. If such provisions are	Mortgage Loan Documents

Exhibit QQ-36

Representations and Warranties	Test	Review Materials
documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to	found, it will be a Test pass.

Exhibit QQ-37

Representations and Warranties		Test	Review Materials
the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
33. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.	33	Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents

34. Ground Leases. For purposes of these representations and warranties, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan

	34a	Review the appraisal to determine if the Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 34), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 34b through 34r.	Appraisal; Title Policy; Mortgage Loan Documents
	34b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	34c	Review the Ground Lease and any estoppel or other	Ground Lease; estoppel or
Exhibit QQ-38

Representations and Warranties		Test	Review Materials

is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under

		agreement received from the ground lessor for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage and does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage. If such indication is found, it will be a Test pass.	other agreement received from ground lessor

	34e	Review the Ground Lease for a provision that the Ground Lease may not be amended or modified or canceled or terminated without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File. Review the Collective Asset Status Reportsfor an indication of such consent granted by the Seller since the origination of the Mortgage loan except as reflected in any instruments including in the related Mortgage File. If such a provision is found and no indication is found, it will be a Test pass.	Ground Lease; Collective Asset Status Reports; estoppel or other agreement received from ground lessor
	34f	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully	Ground Lease; estoppel or other agreement received from ground lessor

Exhibit QQ-39

Representations and Warranties		Test	Review Materials

all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.
	34g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	34h	Review the Ground Lease and any estoppel or other agreement received from the ground lessor for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder. If such indication is found, it will be a Test pass.	Ground Lease; estoppel
	34i	Review the Ground Lease for an indication that in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor. If such indication is found, it will be a Test pass.	Ground Lease
	34j	Review the Collective Asset Status Reports for notation that the Seller has received any written notice of material default under or notice of termination of	Collective Asset Status Reports

Exhibit QQ-40

Representations and Warranties		Test	Review Materials

knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such Ground Lease. If no such notation is found, it will be a Test pass.
	34k	Review the Collective Asset Status Reports for notation that to the Seller’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	34l	Review the Collective Asset Status Reports for a notation that to the Seller’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	34m	Review the Ground Lease and any ancillary agreement between the lessor and lessee for provisions that the lessor is required to give to the lender written notice of any default, and provide that no notice of default or termination is effective against the lender unless such notice is given to the lender. If such provisions are found, it will be a Test pass.	Ground Lease; ancillary agreement
	34n	Review the Ground Lease and Related Documents for provisions that the lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents

Exhibit QQ-41

Representations and Warranties		Test	Review Materials

such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

	34o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with loans originated for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	34p	Review the Ground Lease and any estoppel or other agreement received from the ground lessor and the related Mortgage and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (34(k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents
	34q	Review the Ground Lease and any estoppel or other agreement received from ground lessor and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion	Ground Lease; estoppel or other agreement received from ground lessor; Mortgage Loan Documents

Exhibit QQ-42

Representations and Warranties		Test	Review Materials
		of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.
	34r	Review the Ground Lease for provisions that, provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease
35. Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.	35	Review the Collective Asset Status Reports for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by the Seller with respect to the Mortgage Loan was not in all material respects legal, or in accordance customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
36. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all	36	Review the Collective Asset Status Reports for notation to the effect that the origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such Mortgage Loan, or the	Collective Asset Status Reports; Prospectus

Exhibit QQ-43

Representations and Warranties		Test	Review Materials
requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit 2 to the related Mortgage Loan Purchase Agreement.		origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that representation and warranty 36 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Annex D-1 to the Prospectus. If no such notation is found, it will be a Test pass.
37. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided that this representation and warranty 37 does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller inExhibit 2to the related Mortgage Loan Purchase Agreement. No person other than the holder of such Mortgage Loan may declare any event of default under the	37a	Review the Collective Asset Status Reports for notation that (i) the Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required payments as of the Closing Date, or (ii) the Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	37b	Review the Collective Asset Status Reports for notation of the Seller’s knowledge of (a) a material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports

Exhibit QQ-44

Representations and Warranties		Test	Review Materials
Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
38. Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	38	Review the Lexis/Nexis (or comparable search) and the Collective Asset Status Reports for an indication that the Mortgaged Property (other than any tenants of such Mortgaged Property), or any portion thereof, was the subject of, or a Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; Collective Asset Status Reports
39. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Underlying Loan, and except as set forth in Schedule D-3 to this Annex D-1 no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this representation and warranty 39 means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.	39a	Review the Diligence Fileto determine if it includes certified copies of the organizational documents of the Mortgagor indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Diligence File
	39b	Review the Diligence File for an indication that, except with respect to any Mortgage Loan that is a cross-collateralized and Crossed Underlying Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor. If such an indication is found, it will be a Test pass.	Diligence File; Prospectus
40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such	40a	Review the Diligence File to determine if an ESA (as defined in representation and warranty 40) is included. If so, review the ESA for an indication that it was conducted within 12 months prior to the origination date of the Mortgage Loan. If such an indication is found, it will be a Test pass.	Diligence File; ESA

Exhibit QQ-45

Representations and Warranties		Test	Review Materials
Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required);	40b	Review the ESA for an indication that it identified (i) the existence of a Recognized Environmental Condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.	ESA
	40c	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation. If such an indication is found, the following test procedures (subparts 40c-1 through 40c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Loan Documents; Diligence File
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA
		3. Review the Diligence File for an indication that any Environmental Condition identified in the ESA was	Diligence File

Exhibit QQ-46

Representations and Warranties		Test	Review Materials
(D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.		remediated, abated or contained in all material respects prior to the Cut-off Date, as evidenced by a no further action, completion or closure letter or its equivalent that was obtained from the applicable governmental regulatory authority, or a reputable environmental consultant has concluded that no further action is required.
		4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P, A.M. Best Company and/or Fitch Ratings, Inc.	Insurance coverage review documents
		5. Review the Diligence File for an indication that a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources considered by the Seller to be adequate to address the situation.	Diligence File
		6. Review the Diligence File for an indication that a party related to the Mortgagor having financial resources estimated by the Seller to be adequate to address the situation is required to take action.	Diligence File
	40d	Review the Collective Asset Status Reports for notation of the Seller’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA or in the Prospectus. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports; ESA
41. Appraisal. The Servicing File contains an appraisal of the	41a	Review the appraisal to determine if it was dated	Appraisal

Exhibit QQ-47

Representations and Warranties		Test	Review Materials
related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, or a correspondent or agent of the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.		within 6 months of the Mortgage Loan origination date and within 12 months of the Closing Date. If so determined, it will be a Test pass.
	41b	Review the appraisal to determine if it includes an appraiser's certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.	Appraisal
	41c	Review the appraisal to determine if it signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that was engaged directly by the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or the Seller, or a correspondent or agent of the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or the Seller, that the Seller had knowledge that the signing appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and that the appraiser's compensation is not affected by the approval or disapproval of the Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	41d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
42. Mortgage Loan Schedule. The information pertaining to	42a	Review the Mortgage Loan Schedule and compare it	Mortgage Loan Schedule;

Exhibit QQ-48

Representations and Warranties		Test	Review Materials
each Mortgage Loan which is set forth in the Mortgage Loan Schedule is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.		to the corresponding information in (i) Annex A to the Prospectus (ii) Mortgage Loan Documents, (iii) PSA, and (iv) asset summary report to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Annex A to Prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement; Asset summary report
	42b	Compare the information in the Mortgage Loan Schedule to the requirements of the PSA to determine if they match. If there are no discrepancies, it will be a Test pass.	Mortgage Loan Schedule; PSA
43. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) with respect to any Crossed Underlying Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part, (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan, or (iii) as set forth on Schedule 2-B of Exhibit 2 to the applicable Mortgage Loan Purchase Agreement.	43	Except (i) with respect to any Crossed Underlying Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part,(ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan, or (iii) as set forth on Schedule 2-B of Exhibit 2 to the applicable Mortgage Loan Purchaser Agreement, review the Mortgage Loan Documents to determine if the Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool. If not so determined, it will be a Test pass.	Mortgage Loan Documents
44. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox	44a	Review the Collective Asset Status Reports for a notation or other indication that an advancement of funds after origination had been made by the Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, or that funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such	Collective Asset Status Reports

Exhibit QQ-49

Representations and Warranties		Test	Review Materials
if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.		as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). If such a notation or other indication is not found, it will be a Test pass.
	44b	Review the Mortgage Loan Documents to determine if the Seller, or an Affiliate, has an obligation to make any capital contribution to the Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
45. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.	45	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that the Seller did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports

Exhibit QQ-50

EXHIBIT RR

FORM OF CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services MSC 2021-L7

Email: trustadministrationgroup@wellsfargo.com

Attention:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is [an authorized representative of the Asset Representations Reviewer][a designee of the Depositor, who by its signature below is requesting that the undersigned be granted access to the Secure Data Room].

2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

Exhibit RR-1

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]*

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY],
as [role]

By:
Name:
Title:

Dated: _______

[Morgan Stanley Capital I Inc.,

as Depositor]*

By:
[Name]
[Title]

* Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

Exhibit RR-2

EXHIBIT SS

FORM OF NOTICE OF [ADDITIONAL DELINQUENT MORTGAGE LOAN][CESSATION OF DELINQUENT MORTGAGE LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, Kansas 66211 Attention: Michael Tilden Email: michael_a_tilden@keybank.com	Pentalpha Surveillance LLC 375 N. French Road, Suite 100 Amherst, New York, 14228 Attention: MSC 2021-L7 Transaction Manager

Attention:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with Section 12.01(a) of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1.	_____ An additional Mortgage Loan has become a Delinquent Loan.

2.	_____ A Mortgage Loan has ceased to be a Delinquent Loan.

3.	_____ An Asset Review Trigger has ceased to exist.

(check all that apply)

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Exhibit SS-1

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

By:
[Name]
[Title]

Exhibit SS-2

EXHIBIT TT-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the issuance of the Certificates. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.      The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.      Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Exhibit TT-1-1

Very truly yours,

By:
Name:
Title:

Exhibit TT-1-2

EXHIBIT TT-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1. The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2. The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit TT-1 to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit TT-2 to the Pooling and Servicing Agreement.

Exhibit TT-2-1

3. The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.11 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.       The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7. The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates

Exhibit TT-2-2

pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8. The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.11 of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

cc:

KeyBank National Association

11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Michael Tilden
Email: michael_a_tilden@keybank.com

with a copy to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Fax Number: (816) 753-1536

Exhibit TT-2-3

Exhibit UU

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE [HRR
CERTIFICATES][CLASS RR CERTIFICATES]

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

[LD III Holdco II, L.P., c/o Prime Finance
1330 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey Lehman]

[KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Joe DeRoy]

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with Section 5.01 of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of and further agrees that it will hereafter hold in the [HRR Certificates Safekeeping Account][Class RR Certificates Safekeeping Account] $[_____] Certificate Balance of the Class H-RR Certificates (CUSIP No. [_]) and $[_____] Certificate Balance of the Class J-RR Certificates (CUSIP No. [_]) in the form of [144A Global Certificates][Definitive Certificates] (the “Certificates”), as defined in the Pooling and Servicing Agreement, for the benefit of LD III Holdco II, L.P., the initial Third Party Purchaser][$[____] VRR Interest Balance of the Class RR Certificates, in the form of Definitive Certificates (CUSIP No. [_]), for the benefit of KeyBank National Association], as the registered holder thereof. A copy of such [Certificates][Class RR Certificates] is attached as Exhibit A-1. Payments on the [Certificates][Class RR Certificates] will be made to the registered holder thereof in accordance with the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Exhibit UU-1

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

By:
[Name]
[Title]

Exhibit UU-2

Exhibit VV

FORM OF EXCHANGE LETTER

[Certificateholder’s letterhead]

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)

MSC 2021-L7
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Morgan Stanley Capital I Trust 2021-L7, Commercial Mortgage Pass-Through Certificates, Series 2021-L7

In accordance with Section 5.11(d) of the Pooling and Servicing Agreement, dated as of October 1, 2021 (the “Pooling and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, KeyBank National Association, as Master Servicer and as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, we hereby (i) certify that as of the above date, the undersigned is the beneficial owner of the Exchangeable Certificate(s) set forth below under “Exchangeable Certificates to be Surrendered”, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered” and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates set forth below under “Exchangeable Certificates to be Received”. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portion(s) of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion(s) of the Exchangeable Certificates received in such exchange shall be increased.

	Exchangeable Certificates to be Surrendered	Exchangeable Certificates to be Received
Class(es)	[_]	[_]
CUSIP(s)	[_]	[_]

Exhibit VV-1

Original Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]
Outstanding Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]

Exhibit VV-2

Our Depository participant number is [________].

Sincerely,

By:
Name:
Title:

[Medallion Stamp Guarantee]

Exhibit VV-3

Schedule 1

Mortgage Loans with Additional Debt

1. Helios Plaza

2. Superstition Gateway

3. One SoHo Square

Schedule 1-1

Schedule 2

CLass A-SB Planned Principal Balance Schedule

Month	Class A-SB Planned Principal Balance ($)
1	34,100,000.00
2	34,100,000.00
3	34,100,000.00
4	34,100,000.00
5	34,100,000.00
6	34,100,000.00
7	34,100,000.00
8	34,100,000.00
9	34,100,000.00
10	34,100,000.00
11	34,100,000.00
12	34,100,000.00
13	34,100,000.00
14	34,100,000.00
15	34,100,000.00
16	34,100,000.00
17	34,100,000.00
18	34,100,000.00
19	34,100,000.00
20	34,100,000.00
21	34,100,000.00
22	34,100,000.00
23	34,100,000.00
24	34,100,000.00
25	34,100,000.00
26	34,100,000.00
27	34,100,000.00
28	34,100,000.00
29	34,100,000.00
30	34,100,000.00
31	34,100,000.00
32	34,100,000.00
33	34,100,000.00
34	34,100,000.00
35	34,100,000.00
36	34,100,000.00
37	34,100,000.00
38	34,100,000.00
39	34,100,000.00
40	34,100,000.00
41	34,100,000.00
42	34,100,000.00
43	34,100,000.00
44	34,100,000.00
45	34,100,000.00
46	34,100,000.00
47	34,100,000.00
48	34,100,000.00
49	34,100,000.00
50	34,100,000.00
51	34,100,000.00
52	34,100,000.00
53	34,100,000.00
54	34,100,000.00
55	34,100,000.00
56	34,100,000.00
57	34,100,000.00
58	34,100,000.00
59	34,100,000.00
Month	Class A-SB Planned Principal Balance ($)
60	34,068,832.10
61	33,536,933.99
62	32,968,812.16
63	32,433,435.02
64	31,896,365.10
65	31,254,473.00
66	30,713,672.01
67	30,136,907.01
68	29,592,571.02
69	29,012,374.13
70	28,464,480.90
71	27,914,854.96
72	27,329,522.44
73	26,776,306.01
74	26,187,487.73
75	25,630,658.23
76	25,072,067.50
77	24,444,353.46
78	23,882,008.32
79	23,284,327.62
80	22,718,312.00
81	22,117,067.88
82	21,547,358.69
83	20,975,847.17
84	20,300,092.16
85	19,724,852.49
86	19,114,653.40
87	18,535,662.15
88	17,954,838.95
89	17,273,301.64
90	16,688,481.23
91	16,068,980.84
92	15,480,348.56
93	14,857,147.48
94	14,264,679.34
95	13,670,336.22
96	13,041,590.88
97	12,443,375.97
98	11,810,871.78
99	11,208,760.72
100	10,604,743.89
101	9,902,190.61
102	9,309,427.59
103	8,683,458.79
104	8,086,853.16
105	7,457,153.88
106	6,856,681.56
107	6,254,316.26
108	5,619,025.39
109	5,012,757.32
110	4,373,677.57
111	3,763,482.28
112	3,151,363.09
113	2,445,181.11
114	1,828,902.58
115	1,180,104.48
116	559,835.99
117 and thereafter	0.00

Schedule 2-1

Schedule 3

MORTGAGE LOANS WITH SPECIFIED ESCROWS, RESERVES,
HOLDBACKS AND LETTERS OF CREDIT

Mortgage Loan	Reserve description
Signature Office Portfolio II	Release of 25% of Partial Recourse ($0)
12-24 Ford Street	Performance Reserve ($568,425)
Beardsley Building	Judgment Payment Reserve ($556,358)

Schedule 3-1

Schedule 4

Mortgage Loans with Franchise Agreements that Require Notice

1.       Fairfield Inn & Suites – Crestview

2.       Holiday Inn Express & Suites Banning

Schedule 4-1